    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 6, 1995
                                                      Registration No. 33------
===============================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                            ----------------------
                                   FORM S-4
                            REGISTRATION STATEMENT
                                    Under
                         THE SECURITIES ACT OF 1933
                            ----------------------
                       MERCANTILE BANCORPORATION INC.
        (Exact name of registrant as specified in its charter)
         MISSOURI                           6712                  43-0951744
(State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
of incorporation or             Classification Code Number)    Identification
organization)                                                  Number)

                                P.O. Box 524
                       St. Louis, Missouri  63166-0524
                               (314) 425-2525
(Address, including ZIP code, and telephone number, including area code, of registrant's principal executive offices)
                            ----------------------
                              RALPH W. BABB, JR.
                                 Vice Chairman
                        Mercantile Bancorporation Inc.
                                  P.O. Box 524
                        St. Louis, Missouri  63166-0524
                                (314) 425-2525
(Name, address, including ZIP code, and telephone number, including area code, of agent for service)
                            ----------------------
                                  Copies to:
JON W. BILSTROM, ESQ.      ROBERT M. LaROSE, ESQ.       DAVID B. MYATT, P.C.
  General Counsel           Thompson & Mitchell      CHRISTOPHER R. KELLY, P.C.
   and Secretary                Suite 3400            Silver, Freedman & Taff,
Mercantile Bancorporation  One Mercantile Center               L.L.P.
      Inc.                St. Louis, Missouri 63101   1100 New York Avenue,
   P.O. Box 524                (314) 231-7676                Suite 700
St. Louis, Missouri                                       Washington, DC
      63166-0524                                             20005-3934
   (314) 425-2525                                         (202) 414-6100
                            ----------------------
         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /
                            ----------------------

                                                  CALCULATION OF REGISTRATION FEE
===================================================================================================================================
  Title of each class of           Amount to be           Proposed maximum          Proposed maximum               Amount of
securities to be registered         registered           offering price per    aggregate offering price<F2>     registration fee
                                                              unit<F2>
- ------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $5.00 par value<F1>    1,400,000                $29.438                  $42,973,764                  $14,818.65
                                       shares
====================================================================================================================================

<F1>  Includes one attached Preferred Share Purchase Right per share.

<F2>  Estimated solely for purposes of computing the Registration Fee pursuant to the provisions of Rule 457(f), and based upon the average of the high and low sale prices of the Common Stock, $0.01 par value, of Plains Spirit Financial Corporation as reported on the Nasdaq National Market on March 30, 1995 ($29.438), of which 1,906,932 shares were issued and outstanding, less $13,162,500, the estimated cash to be paid by the Registrant in connection with the exchange.  The proposed maximum offering price per unit has been determined by dividing the proposed maximum aggregate offering price by the number of shares being registered.

                            ----------------------

       The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration
Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

===============================================================================

                           MERCANTILE BANCORPORATION INC.

              CROSS REFERENCE SHEET FURNISHED PURSUANT TO ITEM 501(b)
            OF REGULATION S-K SHOWING HEADING OR LOCATION IN PROSPECTUS
               OF INFORMATION REQUIRED BY ITEMS IN PART I OF FORM S-4
            -----------------------------------------------------------

Form S-4 Item Number and Caption                                   Heading or Location in Prospectus
- --------------------------------                                   ---------------------------------
A. Information about the Transaction

   1.     Forepart of Registration                                 Facing Page; Cross Reference Sheet; Outside
          Statement and Outside Front                              Front Cover Page of Prospectus
          Cover Page of Prospectus

   2.     Inside Front and Outside Back                            Available Information; Incorporation of
          Cover Pages of Prospectus                                Certain Information by Reference; Table of
                                                                   Contents

   3.     Risk Factors, Ratio of Earnings                          Summary Information; Pro Forma Financial
          to Fixed Charges and Other                               Information
          Information

   4.     Terms of the Transaction                                 Summary Information; Incorporation of
                                                                   Certain Information by Reference; Terms of
                                                                   the Proposed Merger; Certain Federal
                                                                   Income Tax Consequences of the Merger;
                                                                   Information Regarding MBI Common Stock

   5.     Pro Forma Financial                                      Pro Forma Financial Information
          Information

   6.     Material Contacts with the                               Summary Information; Terms of the
          Company Being Acquired                                   Proposed Merger

   7.     Additional Information Required                          Not Applicable
          for Reoffering by Persons and
          Parties Deemed to be
          Underwriters

   8.     Interests of Named Experts and                           Legal Matters
          Counsel

   9.     Disclosure of Commission                                 Not Applicable
          Position on Indemnification for
          Securities Act Liabilities


                                    - i -

Form S-4 Item Number and Caption                                   Heading or Location in Prospectus
- --------------------------------                                   ---------------------------------

B. Information About the Registrant
   10.    Information with Respect to S-3                          Incorporation of Certain Information by
          Registrants                                              Reference; Summary Information;
                                                                   Information Regarding MBI Common Stock

   11.    Incorporation of Certain                                 Incorporation of Certain Information by
          Information by Reference                                 Reference

   12.    Information with Respect to S-2                          Not Applicable
          or S-3 Registrants

   13.    Incorporation of Certain                                 Not Applicable
          Information by Reference

   14.    Information with Respect to                              Not Applicable
          Registrants Other Than S-3 or
          S-2 Registrants

C. Information About the Company Being Acquired

   15.    Information with Respect to S-3                          Not Applicable
          Companies

   16.    Information with Respect to S-2                          Not Applicable
          or S-3 Companies

   17.    Information with Respect to                              Summary Information; Information
          Companies Other Than S-3 or                              Regarding Plains Spirit
          S-2 Companies

D. Voting and Management Information

   18.    Information if Proxies, Consents                         Information Regarding Special Meeting;
          or Authorizations are to be                              Incorporation of Certain Information by
          Solicited                                                Reference; Appraisal Rights of Stockholders
                                                                   of Plains Spirit; Information Regarding
                                                                   Plains Spirit

   19.    Information if Proxies, Consents                         Not Applicable
          or Authorizations are not to be
          Solicited in an Exchange Offer

                NOTICE OF SPECIAL MEETING AND PROXY STATEMENT

                 [PLAINS SPIRIT FINANCIAL CORPORATION LOGO]
                                                     -----------------, 1995
Dear Fellow Stockholder:

            On behalf of the Board of Directors and management of Plains Spirit Financial Corporation ("Plains Spirit"), I cordially invite you to attend a Special Meeting of Stockholders of Plains Spirit to be held at --:-- -.m. Central Time, on --------, -------- --, 1995, at
- -------------------------------------, --------------, ------- (the "Special
Meeting"). At this important meeting, you will be asked to consider and vote upon the Agreement and Plan of Merger, dated December 23, 1994 (the "Merger Agreement"), pursuant to which Plains Spirit will be merged (the "Merger") with and into a wholly owned subsidiary of Mercantile Bancorporation Inc. ("MBI"). Upon consummation of the Merger, each share of Plains Spirit common stock will be converted into either (i) the right to receive an amount in cash equal to $31.25 per share or (ii) the right to receive such number of shares (or fraction thereof) of MBI common stock as shall equal the quotient of $31.25 divided by the average of the closing stock price of one share of MBI common stock on the New York Stock Exchange for the ten consecutive trading days ending on and including the date of the last required regulatory approval of the Merger, as more fully described in the accompanying Proxy Statement/Prospectus. Each Plains Spirit stockholder will have the opportunity to elect whether to receive either shares of MBI common stock or cash as consideration in the Merger. In certain circumstances, Plains Spirit stockholders who have elected to receive all cash or all shares of MBI common stock in the Merger will receive a combination of cash and MBI common stock. The Merger Agreement is attached as Annex A to the accompanying Proxy
                                    --------
Statement/Prospectus and is incorporated by reference herein.

            I have enclosed the following items relating to the Special Meeting and the Merger:

      1.       Proxy Statement/Prospectus;

      2.       Proxy card;

      3.       Election form;

      4.       A (color) pre-addressed return envelope to Plains Spirit for the
                 -------
               proxy card; and

      5.       A (color) pre-addressed return envelope to KeyCorp Shareholders
                 -------
               Services, Inc., the Exchange Agent, for the election form.

         The Proxy Statement/Prospectus and related proxy materials set forth, or incorporate by reference, financial data and other important information relating to Plains Spirit and MBI and describe the terms and conditions of the proposed Merger. The Board of Directors requests that you carefully review these materials before completing the enclosed proxy card and election form or attending the Special Meeting.

            MBI is a savings and loan and bank holding company headquartered in St. Louis, Missouri with 250 branches in Missouri, Illinois, Iowa and Kansas. At December 31, 1994, MBI had total assets of $12.2 billion, total liabilities of $11.1 billion and shareholders' equity of $1.1 billion.

            THE BOARD OF DIRECTORS OF PLAINS SPIRIT CAREFULLY CONSIDERED AND UNANIMOUSLY APPROVED THE TERMS OF THE MERGER AGREEMENT. THE BOARD HAS DETERMINED THAT THE MERGER IS IN THE BEST INTEREST OF PLAINS SPIRIT AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PROPOSAL
                                                               ---
TO APPROVE THE MERGER AGREEMENT.

          The investment banking firm of Kaplan Associates, Inc. has issued its written opinion to your Board of Directors regarding the fairness from a financial point of view of the consideration to be paid by MBI pursuant to the Merger Agreement as of the date of such opinion.

            It is very important that your shares are represented at the Special Meeting, whether or not you plan to attend in person. The affirmative vote of a majority of the outstanding Plains Spirit common stock is required for approval of the Merger Agreement. A failure to vote for approval of the Merger Agreement will have the same effect as a vote against the Merger Agreement. Therefore, I urge you to execute, date and return the enclosed proxy card in the enclosed postage-paid envelope as soon as possible to assure that your shares will be voted at the Special Meeting.

            The Board of Directors and management of Plains Spirit appreciate your continued support and look forward to seeing you at the Special Meeting. If you have any questions or require assistance, please call -------------, which is assisting us in the solicitation of proxies, at -----------.

                                        Very truly yours,



                                        WILLIAM L. WILKE
                                        President and Chief Executive Officer

                           PLAINS SPIRIT FINANCIAL CORPORATION
                                  131 WEST THIRD STREET
                               DAVENPORT, IOWA  52801-1497

                        NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON ------------------, 1995

TO THE STOCKHOLDERS OF PLAINS SPIRIT:

            Notice is hereby given that a Special Meeting of Stockholders of PLAINS SPIRIT FINANCIAL CORPORATION, a Delaware corporation ("Plains Spirit"), will be held at ----------------------------, ---------------------------,
- -----------------------, ------------ on -------------, ----------------, 1995,
at --:-- -.m. Central Time, for the following purposes:

            (1) To consider and vote upon the adoption and approval of the Agreement and Plan of Merger (the "Merger Agreement"), dated December 23, 1994, and each of the transactions contemplated thereby, pursuant to which Plains Spirit will be merged (the "Merger") with and into Mercantile Bancorporation Inc. of Iowa, an Iowa corporation and wholly owned subsidiary of Mercantile Bancorporation Inc. ("MBI"), in a transaction which would result in the business and operations of Plains Spirit being continued through such wholly owned subsidiary, and whereby, upon the consummation of the Merger, each share of Plains Spirit common stock (other than shares held by holders of Plains Spirit common stock who perfect their appraisal rights) will be converted into either (i) the right to receive an amount in cash equal to $31.25 per share or
(ii) the right to receive such number of shares (or fraction thereof) of MBI common stock, the exchange ratio for which will be determined in the manner described in detail at pages ----- to ----- of the accompanying Proxy Statement/Prospectus. In certain circumstances, Plains Spirit stockholders who have elected to receive all cash or all shares of MBI common stock in the Merger will receive a combination of cash and MBI common stock. The Merger Agreement is attached as Annex A to the accompanying Proxy Statement/Prospectus
                         --------
and is incorporated by reference herein.

           (2) To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

           The record date for determining the stockholders entitled to receive notice of, and to vote at, the Special Meeting or any adjournments or postponements thereof has been fixed as of the close of business on
- ------------------, 1995.

                 Each holder of Plains Spirit common stock may have the right to dissent from the Merger and to demand payment of the fair value of his or her shares in the event the Merger is approved and consummated. Any right of any such stockholder to receive such payment would be contingent upon strict compliance with the requirements set forth in Section 262 of The General Corporation Law of the State of Delaware, the full text of which is attached as Annex B to the accompanying Proxy Statement/Prospectus. For a summary of these
- -------
requirements, see "APPRAISAL RIGHTS OF STOCKHOLDERS OF PLAINS SPIRIT" in the Proxy Statement/Prospectus.

                 WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ACCOMPANYING ENVELOPE.

                                             By Order of the Board of Directors

                                             THOMAS W. PRIESTER
                                             Secretary
Davenport, Iowa
- --------------, 1995

                             MERCANTILE BANCORPORATION INC.
                                       PROSPECTUS

                                    -----------------

                           PLAINS SPIRIT FINANCIAL CORPORATION
                                     PROXY STATEMENT
                             SPECIAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON ---------------, 1995

     This Prospectus of Mercantile Bancorporation Inc. ("MBI") relates to up to 1,400,000 shares of Common Stock, $5.00 par value, and attached Preferred Share Purchase Rights (the "Rights"), of MBI (the Common Stock and Rights are collectively referred to herein as the "MBI Common Stock"), to be issued to the stockholders of Plains Spirit Financial Corporation, a Delaware corporation ("Plains Spirit"), upon consummation of the proposed merger (the "Merger") of Plains Spirit with and into Mercantile Bancorporation Inc. of Iowa, an Iowa corporation which is a wholly owned subsidiary of MBI ("MBII"). Upon receipt of the requisite stockholder and regulatory approvals, the Merger will be consummated pursuant to the terms of the Agreement and Plan of Merger, dated December 23, 1994 (the "Merger Agreement"), by and among MBI, MBII and Plains Spirit. This Prospectus also serves as the Proxy Statement of Plains Spirit for use in connection with the Special Meeting of Stockholders of Plains Spirit (the "Special Meeting"), which will be held on ---------------, 1995, at the time and place and for the purposes stated in the Notice of Special Meeting of Stockholders accompanying this Proxy Statement/Prospectus.

     Pursuant to the Merger Agreement, MBI will issue up to an aggregate of 1,400,000 shares of MBI Common Stock. Upon consummation of the Merger, the business and operations of Plains Spirit will be continued through MBII and each share of Plains Spirit common stock, $0.01 par value ("Plains Spirit Common Stock") (other than shares held by holders of Plains Spirit Common Stock who perfect their appraisal rights) will be converted into either (i) the right to receive an amount in cash equal to $31.25 per share or (ii) the right to receive such number of shares (or fraction thereof) of MBI Common Stock (the "Exchange Ratio") as shall equal the quotient of $31.25 divided by the average of the closing stock price of one share of MBI Common Stock (the "Average Mercantile Stock Price") on the New York Stock Exchange (the "NYSE") for the ten consecutive trading days ending on and including the date of the last required regulatory approval, as more fully described in detail at pages --- to
- --- of this Proxy Statement/Prospectus. Each Plains Spirit stockholder will have the opportunity to elect whether to receive either shares of MBI Common Stock or cash as consideration in the Merger. In certain circumstances, as more fully described below, Plains Spirit stockholders who have elected to receive all cash or all shares of MBI Common Stock in the Merger will receive a combination of cash and MBI Common Stock. See "TERMS OF THE PROPOSED
MERGER - General Description of the Merger." No fractional shares of MBI Common Stock will be issued in the Merger, but cash will be paid in lieu of such fractional shares. See "TERMS OF THE PROPOSED MERGER - Fractional Shares."

     The Merger Agreement also provides that upon consummation of the Merger, the Plains Spirit Financial Corporation 1991 Stock Option and Incentive Plan (the "Stock Option Plan"), and all options thereunder which are outstanding at such time (whether or not then exercisable), will be assumed by MBI. As a result of the assumption of the options by MBI, upon consummation of the Merger, each outstanding option under the Stock Option Plan will entitle the holder, upon exercise, to either (i) purchase such number of shares of MBI Common Stock as is equal to the number of shares of Plains Spirit Common Stock subject to such option multiplied by the Exchange Ratio, and at a per share exercise price which shall equal the per share exercise price under such option divided by the Exchange Ratio, subject to adjustment as appropriate to reflect any stock split, stock dividend, capitalization or similar transaction subsequent to the Effective Time, or (ii) receive either (A) cash or (B) shares of MBI Common Stock valued at the time of exercise, as determined by the committee of the MBI Board of Directors which will, after consummation of the Merger, administer the Stock Option Plan, equal to the spread between the aggregate exercise price for the shares subject to the option and the value (based on the market price of MBI Common Stock at the time of exercise) of the number of shares of MBI Common Stock which such option holder would have been entitled to receive if the option was exercised immediately prior to the Effective Time. The options granted under the Stock Option Plan will continue after the Merger to be governed by the provisions of the Stock Option Plan.

     The transaction is intended to qualify as a reorganization under
Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"). The Merger generally is intended to achieve certain tax-deferral benefits for federal income tax purposes for Plains Spirit stockholders with respect to shares of MBI Common Stock they receive in the Merger. See "SUMMARY INFORMATION - Certain Federal Income Tax Consequences" and "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER." Because a Plains Spirit stockholder who elects to receive all MBI Common Stock may, under certain circumstances, receive a combination of MBI Common Stock and cash, a Plains Spirit stockholder who elects to receive all MBI Common Stock may nevertheless receive some cash, and as a result, recognize some taxable income. See "TERMS OF THE PROPOSED MERGER - General Description of the Merger."

     MBI Common Stock is traded on the NYSE under the symbol "MTL" and Plains Spirit Common Stock is quoted on the Nasdaq National Market under the symbol "PSFC." On April 4, 1995 the closing sale price for MBI Common Stock as reported on the NYSE Composite Tape was $37.25 per share and the closing sale price for Plains Spirit Common Stock as reported by the Nasdaq National Market was $29.25 per share.

     This Proxy Statement/Prospectus, the Notice of Special Meeting and the form proxy were first mailed to the stockholders of Plains Spirit on or about ------------------, 1995.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The date of this Proxy Statement/Prospectus is April ---, 1995.

                                  AVAILABLE INFORMATION
                                  ---------------------

     MBI and Plains Spirit are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by MBI and Plains Spirit with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at Suite 1300, Seven World Trade Center, New York, New York 10048 and Room 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. MBI Common Stock is listed on the NYSE, and such reports, proxy statements and other information concerning MBI are available for inspection and copying at the offices of the NYSE, 20 Broad Street, New York, New York 10005. Plains Spirit Common Stock is quoted on the Nasdaq National Market, and such reports, proxy statements and other information concerning Plains Spirit are available from Plains Spirit, without charge, upon written or oral request to Donald J. Brewer, Treasurer, 131 West Third Street, Davenport, Iowa 52801-1497, telephone (319) 425-2525.

     This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement on Form S-4 and exhibits thereto (the "Registration Statement") covering the securities offered hereby which has been filed by MBI with the Commission. As permitted by the rules and regulations of the Commission, this Proxy Statement/Prospectus omits certain information contained or incorporated by reference in the Registration Statement. Statements contained in this Proxy Statement/Prospectus provide a summary of the contents of any contract or other document referenced herein but are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement. For such further information, reference is made to the Registration Statement.


                    INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
                    -------------------------------------------------

     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES BY REFERENCE DOCUMENTS RELATING TO MBI WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS, EXCLUDING EXHIBITS UNLESS SPECIFICALLY INCORPORATED THEREIN, ARE AVAILABLE, WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST TO JON W. BILSTROM, GENERAL COUNSEL AND SECRETARY, MERCANTILE BANCORPORATION INC., P.O. BOX 524, ST. LOUIS, MISSOURI 63166-0524, TELEPHONE (314) 425-2525. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY ------------, 1995.

     The following documents filed with the Commission by MBI under the Exchange Act are incorporated herein by reference:

     (a)      MBI's Annual Report on Form 10-K for the year ended December 31,
              1994.

     (b) The description of MBI's Common Stock set forth in Item 1 of MBI's Registration Statement on Form 8-A, dated March 5, 1993, and any amendment or report filed for the purpose of updating such description.

     (c) The description of MBI's Preferred Share Purchase Rights set forth in Item 1 of MBI's Registration Statement on Form 8-A, dated March 5, 1993, and any amendment or report filed for the purpose of updating such description.

     All documents filed by MBI pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and until the date of the Special Meeting shall be deemed to be incorporated by reference herein and made a part hereof from the date any such document is filed. The information relating to MBI contained in this Proxy Statement/Prospectus does not purport to be complete and should be read together with the information in the documents incorporated by reference herein. Any statement contained herein or in a document incorporated herein by reference shall be deemed to be modified or superseded for purposes hereof to the extent that a subsequent statement contained herein or in any other subsequently filed document incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

     Any statements contained in this Proxy Statement/Prospectus involving matters of opinion, whether or not expressly so stated, are intended as such and not as representations of fact.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY MBI OR PLAINS SPIRIT. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SHARES OF MBI COMMON STOCK TO WHICH IT RELATES OR AN OFFER TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES PURSUANT HERETO SHALL IMPLY OR CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF MBI OR PLAINS SPIRIT OR ANY OF THEIR SUBSIDIARIES OR IN THE INFORMATION SET FORTH HEREIN SUBSEQUENT TO THE DATE HEREOF.

                                               TABLE OF CONTENTS
                                                                                          Page
                                                                                          ----

    AVAILABLE INFORMATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3

    INCORPORATION OF CERTAIN INFORMATION BY REFERENCE. . . . . . . . . . . . . . . . . .    3

    SUMMARY INFORMATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
       Business of MBI . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
       Business of MBII. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
       Business of Plains Spirit . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
       The Proposed Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
       Other Agreements. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
       Interests of Certain Persons in the Merger. . . . . . . . . . . . . . . . . . . .   14
       Special Meeting of Plains Spirit Stockholders . . . . . . . . . . . . . . . . . .   15
       Reasons for the Merger. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
       Opinion of Financial Advisor to Plains Spirit . . . . . . . . . . . . . . . . . .   16
       Fractional Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
       Appraisal Rights. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
       Waiver and Amendment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
       Certain Federal Income Tax Consequences . . . . . . . . . . . . . . . . . . . . .   16
       Regulatory Approvals. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
       Accounting Treatment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
       Markets and Market Prices . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
       Comparative Unaudited Per Share Data. . . . . . . . . . . . . . . . . . . . . . .   18
       Summary Financial Data. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19

    INFORMATION REGARDING SPECIAL MEETING. . . . . . . . . . . . . . . . . . . . . . . .   22
       General . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
       Date, Time and Place. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
       Record Date; Vote Required. . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
       Voting and Revocation of Proxies. . . . . . . . . . . . . . . . . . . . . . . . .   22
       Solicitation of Proxies . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23

    TERMS OF THE PROPOSED MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
       General Description of the Merger . . . . . . . . . . . . . . . . . . . . . . . .   24
       Other Agreements. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
       Background of and Reasons for the Merger; Board Recommendations . . . . . . . . .   29
       Opinion of Financial Advisor to Plains Spirit . . . . . . . . . . . . . . . . . .   32
       Conditions of the Merger. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
       Termination of the Merger Agreement . . . . . . . . . . . . . . . . . . . . . . .   40
       Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
       Closing Date. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
       Surrender of Plains Spirit Stock Certificates and Receipt of
          MBI Common Stock and/or Cash . . . . . . . . . . . . . . . . . . . . . . . . .   41
       Fractional Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
       Regulatory Approvals. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
       Business Pending the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . .   43
       Waiver and Amendment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   45
       Accounting Treatment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   46
       Interests of Certain Persons in the Merger. . . . . . . . . . . . . . . . . . . .   46
       Effect on Employee Benefit Plans. . . . . . . . . . . . . . . . . . . . . . . . .   47


                                    - 5 -

                                                                                          Page
                                                                                          ----

    CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. . . . . . . . . . . . . . . .   47

    APPRAISAL RIGHTS OF STOCKHOLDERS OF PLAINS SPIRIT. . . . . . . . . . . . . . . . . .   52

    PRO FORMA FINANCIAL INFORMATION. . . . . . . . . . . . . . . . . . . . . . . . . . .   54
       Comparative Unaudited Per Share Data. . . . . . . . . . . . . . . . . . . . . . .   54
       Pro Forma Combined Consolidated Financial Statements (Unaudited). . . . . . . . .   55

    INFORMATION REGARDING PLAINS SPIRIT. . . . . . . . . . . . . . . . . . . . . . . . .   64
       Business. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   64
       Management's Discussion and Analysis of Financial Condition and
          Results of Operations. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   64
       Results of Operations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   64
       Lending Activities. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   70
       Mortgage-Backed and Investment Securities . . . . . . . . . . . . . . . . . . . .   79
       Liquidity and Capital Resources . . . . . . . . . . . . . . . . . . . . . . . . .   83
       Sources of Funds. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   84
       Provision for Income Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . .   86
       Cumulative Effect of an Accounting Change . . . . . . . . . . . . . . . . . . . .   86
       Asset/Liability Management. . . . . . . . . . . . . . . . . . . . . . . . . . . .   87
       Results of Operations (First Quarter Comparison). . . . . . . . . . . . . . . . .   88
       Legal Proceedings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   93
       Competition . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   93
       Personnel . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   94
       Properties. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   94
       Security Ownership of Certain Beneficial Owners and Management. . . . . . . . . .   95

    INFORMATION REGARDING MBI STOCK. . . . . . . . . . . . . . . . . . . . . . . . . . .   97
       Description of MBI Common Stock and Attached Preferred Share
          Purchase Rights. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   97
       Restrictions on Resale of MBI Stock by Affiliates . . . . . . . . . . . . . . . .   98
       Comparison of the Rights of Shareholders of MBI and Plains Spirit . . . . . . . .   99

    SUPERVISION AND REGULATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  104
       General . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  104
       Certain Transactions with Affiliates. . . . . . . . . . . . . . . . . . . . . . .  104
       Payment of Dividends. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  104
       Capital Adequacy. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  105
       FDIC Insurance Assessments. . . . . . . . . . . . . . . . . . . . . . . . . . . .  106
       Support of Subsidiary Banks . . . . . . . . . . . . . . . . . . . . . . . . . . .  106
       FIRREA and FDICIA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  107
       Depositor Preference Statute. . . . . . . . . . . . . . . . . . . . . . . . . . .  108
       The Interstate Banking and Community Development Legislation. . . . . . . . . . .  108

    RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS. . . . . . . . . . . . . . . . . . . . . .  108

    LEGAL MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  109

    EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  109

    OTHER MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  109



                                    - 6 -

                                                                                          Page
                                                                                          ----

    SHAREHOLDER PROPOSALS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  109

    CONSOLIDATED FINANCIAL STATEMENTS. . . . . . . . . . . . . . . . . . . . . . . . . .  111

    ANNEX A --  AGREEMENT AND PLAN OF MERGER DATED DECEMBER 23,
                1994 BY AND AMONG MERCANTILE BANCORPORATION INC.,
                MERCANTILE BANCORPORATION INC. OF IOWA AND PLAINS
                SPIRIT FINANCIAL CORPORATION . . . . . . . . . . . . . . . . . . . . . .  A

    ANNEX B --  APPRAISAL RIGHTS PROVISIONS OF THE GENERAL
                CORPORATION LAW OF THE STATE OF DELAWARE . . . . . . . . . . . . . . . .  B-1

    ANNEX C --  OPINION OF KAPLAN ASSOCIATES, INC. . . . . . . . . . . . . . . . . . . .  C-1


                           SUMMARY INFORMATION
                           -------------------

     The following summary of the important terms of the proposed Merger and related information discussed elsewhere in this Proxy Statement/Prospectus does not purport to be complete and is qualified in its entirety by reference to the more detailed information which appears elsewhere in this Proxy Statement/Prospectus and the documents incorporated by reference herein. Stockholders of Plains Spirit are urged to read this Proxy Statement/Prospectus in its entirety. All MBI per share data reflect a three-for-two stock split distributed in the form of a dividend on April 11, 1994.

BUSINESS OF MBI

     MBI, a Missouri corporation, was organized in 1970 and is a registered bank holding company under the federal Bank Holding Company Act of 1956, as amended (the "BHCA"). MBI is also a registered savings and loan holding company under the Home Owners' Loan Act, as amended (the "HOLA"). At December 31, 1994, MBI owned, directly or indirectly, all of the capital stock of Mercantile Bank of St. Louis National Association ("Mercantile Bank") and 39 other commercial banks which operate from 250 banking offices and 241 Fingertip Banking automated teller machines, including 26 off-premises machines, located throughout Missouri, southern Illinois, eastern Kansas and Iowa. MBI's services concentrate in four major lines of business -- consumer, corporate, investment banking and trust services. MBI also operates non-banking subsidiaries which provide related financial services, including investment management, brokerage services and asset-based lending. As of December 31, 1994, MBI had 43,207,524 shares of its Common Stock issued and outstanding. As of December 31, 1994, MBI reported, on a consolidated basis, total assets of $12.2 billion, total deposits of $9.1 billion, total loans of $8.1 billion and shareholders' equity of $1.1 billion.

     In the first quarter of 1995, MBI completed the acquisitions of (i)
UNSL Financial Corp. ("UNSL"), a Delaware corporation and a savings and loan holding company under the HOLA, located in Lebanon, Missouri, and (ii) Wedge Bank ("Wedge"), an Illinois state-chartered bank located in Alton, Illinois. These acquisitions were accounted for under the pooling-of-interests method of accounting. As of December 31, 1994, UNSL and Wedge reported total assets of $508 million and $196 million, respectively, and total deposits of $381 million and $153 million, respectively.

     On September 21, 1994, MBI entered into an agreement to acquire
Central Mortgage Bancshares, Inc. ("CMB"), located in Kansas City, Missouri. CMB, a Missouri corporation, is a registered bank holding company under the BHCA which owns three commercial banks. At December 31, 1994, CMB reported total assets of $650 million, total deposits of $566 million, total loans of $383 million and shareholders' equity of $52.3 million.

     On December 2, 1994, MBI entered into an agreement to acquire TCBankshares, Inc. ("TCB"), located in North Little Rock, Arkansas. TCB, an Arkansas corporation, is a registered bank holding company under the BHCA which owns six commercial banks. As of December 31, 1994, TCB reported total assets of $1.4 billion, total deposits of $1.2 billion, total loans of $696 million and shareholders' equity of $85 million.

     On January 27, 1995, MBI entered into an agreement to acquire
Southwest Bancshares, Inc. ("Southwest"), located in Bolivar, Missouri. Southwest, a Missouri corporation, is a registered bank holding company under the BHCA which owns one commercial bank. As of December 31, 1994, Southwest reported total assets of $176 million, total deposits of $146 million, total loans of $125 million and shareholders' equity of $14.4 million.

     On February 16, 1995, MBI entered into an agreement to acquire
AmeriFirst Bancorporation, Inc. ("AmeriFirst"), located in Sikeston, Missouri. AmeriFirst, a Missouri corporation, is a registered bank holding company under the BHCA which owns one commercial bank. As of December 31, 1994, AmeriFirst reported total assets of $164 million, total deposits of $143 million, total loans of $115 million and shareholders' equity of $14.6 million.

     MBI's principal executive offices are located at One Mercantile
Center, St. Louis, Missouri 63101 and its telephone number is (314) 425-2525.

BUSINESS OF MBII

     MBII, an Iowa corporation, is a wholly owned subsidiary of MBI which was organized in 1993. MBII is a registered bank holding company under the BHCA. MBII currently owns all of the capital stock of one bank which operates from eight locations in Iowa. MBII, which will continue to be a subsidiary of MBI, will be the surviving corporation upon consummation of the Merger with Plains Spirit.

BUSINESS OF PLAINS SPIRIT

     Plains Spirit, an Iowa corporation, was organized in 1991 and is a savings and loan holding company under the HOLA. Plains Spirit currently owns all of the issued and outstanding shares of capital stock of First Federal Savings Bank of Iowa, a federally-chartered stock savings bank ("First Federal"), which operates five branches in eastern Iowa and one loan production office in Rock Island, Illinois. As of December 31, 1994, 1,894,340 shares of Plains Spirit Common Stock were issued and outstanding, and stock options to purchase 153,478 shares of Plains Spirit Common Stock were outstanding. As of December 31, 1994, Plains Spirit reported, on a consolidated basis, total assets of $438.7 million, total deposits of $265.8 million, total loans of $248.0 million and stockholders' equity of $54.1 million. See "INFORMATION REGARDING PLAINS SPIRIT."

     Plains Spirit's principal executive offices are located at 131 West
Third Street, Davenport, Iowa 52801-1497 and its telephone number is (319) 326-0121.

THE PROPOSED MERGER

     Subject to the satisfaction of the terms and conditions set forth in the Merger Agreement, which are described below, Plains Spirit will be merged with and into MBII. Upon consummation of the Merger, Plains Spirit's corporate existence will terminate and MBII will continue as the surviving entity. Simultaneously with the effectiveness of the Merger, and subject to elections of stockholders and certain other adjustments intended to accommodate the tax-deferred nature of the transaction for those stockholders who receive solely shares of MBI Common Stock, each share of

Plains Spirit Common Stock (other than shares held by holders of Plains Spirit Common Stock who perfect their appraisal rights) will be converted into either (i) the right to receive an amount in cash equal to $31.25 per share (the "Cash Distribution") or (ii) the right to receive such number of shares (or fraction thereof) of MBI Common Stock as shall equal the quotient of $31.25 divided by the Average Mercantile Stock Price (the "Stock Distribution") (the aggregate of the Cash Distributions and the Stock Distributions payable or issuable pursuant to the Merger is sometimes hereinafter referred to as the "Merger Consideration").

     Each Plains Spirit stockholder will have the opportunity to elect whether to receive either the Cash Distribution (a "Cash Election," in which case, such holder's shares shall be deemed to be "Cash Election Shares") or a Stock Distribution (a "Stock Election," in which case, such holder's shares shall be deemed to be "Stock Election Shares"). Enclosed with this Proxy Statement/Prospectus is an Election Form for Use by Stockholders of Plains Spirit Financial Corporation (the "Election Form") whereby stockholders may indicate a Cash Election or a Stock Election. In order for an Election Form to be deemed to be effective, such Election Form must be properly completed and duly executed by the Plains Spirit stockholder and returned to KeyCorp Shareholder Services, Inc. (the "Exchange Agent") by 5:00 P.M., local time, on the date of the Special Meeting (the "Election Deadline").

     Each separate entry on Plains Spirit's list of stockholders shall be presumed to represent a separate and distinct holder of record of Plains Spirit Common Stock. Shares held of record by a bank, trust company, broker, dealer or other recognized nominee shall be deemed to be held by a single holder unless the nominee advises the Exchange Agent otherwise, in which case, each beneficial owner will be treated as a separate holder and, either directly or through such nominee, may submit a separate Election Form. Any election may be revoked or changed by the person submitting an Election Form or any other person to whom the subject shares are subsequently transferred by submission of a later dated Election Form, properly completed and duly executed, received by the Exchange Agent by the Election Deadline.

     Any stockholder who fails to deliver a properly completed and duly executed Election Form to the Exchange Agent by the Election Deadline shall be deemed to have made no election (a "No Election," in which case, such holder's shares shall be deemed to be "No Election Shares"). Unless the aggregate Cash Distribution elected by the holders of Cash Election Shares is required to be reduced as described below, No Election Shares will be treated as Cash Election Shares for purposes of determining the type and amount of the Merger Consideration payable pursuant to the Merger. Shares of Plains Spirit Common Stock that are subject to outstanding options (the "Option Shares") under the Stock Option Plan shall be deemed to be Stock Election Shares for all purposes except that such shares shall not be subject to any reduction of the Stock Distribution payable to the holders thereof upon exercise of the options in the event that the aggregate Stock Distribution elected by the holders of Stock Election Shares is required to be reduced as described below.

     The actual Merger Consideration that will be paid to each Plains
Spirit stockholder upon consummation of the Merger may differ from the form of Merger Consideration elected by such stockholder pursuant to his or her Election Form in the event that (i) the aggregate number of shares of MBI Common Stock to be issued pursuant to the Merger would exceed 1,400,000 or (ii) the number of shares to be issued pursuant to the Merger would be insufficient to allow Thompson & Mitchell, counsel to MBI ("MBI's Counsel"), to render an opinion that the Merger would qualify as a reorganization under Section 368 of the Code for federal income tax purposes. In the event that the number of shares of MBI Common Stock that would be issuable to Stock Election Shares on the basis of the stockholders' elections exceeds 1,400,000, the Stock Distribution to all holders of Stock Election Shares (other than Option Shares) will be reduced pro rata and such holders will receive the Cash

Distribution in lieu thereof such that the aggregate Stock Distribution equals 1,400,000 shares of MBI Common Stock.  In the event that the number of shares of MBI Common Stock that would be issuable to Stock Election
Shares on the basis of the stockholders' elections is less than 1,400,000 shares of MBI Common Stock and such number of shares is insufficient for
                           ---
MBI's Counsel to render its opinion of the tax-deferred nature of the Merger for federal income tax purposes the Cash Distribution payable, first, to all holders of the No Election Shares, and then if necessary, to all holders of the Cash Election Shares, will be reduced pro rata and be substituted with the Stock Distribution such that the minimum number of shares of MBI Common Stock necessary for MBI's Counsel to render its opinion will be issued pursuant to the Merger. In all other cases, Plains Spirit holders will receive the form of Merger Consideration for their shares of Plains Spirit Common Stock in the form that such stockholder has elected on his or her Election Form or has deemed to elected in the case of No Election Shares. A description of the manner in which the Merger Consideration will be paid to the Plains Spirit stockholders upon consummation of the Merger, including the terms and conditions under which a portion of the consideration elected by the Plains Spirit stockholders will be reallocated into the other category of Merger Consideration is set forth below.

     In the event the number of shares of MBI Common Stock issuable in respect of the Stock Election Shares is less than 1,400,000, then:

              (i) all Stock Election Shares will be converted into the right to receive the Stock Distribution; and

              (ii) all Cash Election Shares will be converted into the right to receive the Cash Distribution; provided, however, that if the number of shares issuable to all holders of Stock Election Shares is insufficient, in the opinion of MBI's Counsel, for it to render the tax opinion required by the Agreement (see "CERTAIN FEDERAL INCOME
     TAX CONSEQUENCES OF THE MERGER"), then MBI's Counsel will advise the Exchange Agent (the "Notice") as soon as practicable on or after the date of the closing of the Merger (the "Closing Date") as to the minimum number of additional shares of MBI Common Stock that will be required to be issued as Stock Distributions in the Merger in order to allow MBI's Counsel to render such opinion in its reasonable judgment. Upon the receipt of the Notice, the Exchange Agent shall:

                      (A) first, reallocate the Merger Consideration payable to each holder of No Election Shares pro rata (based upon the number of No Election Shares owned by such holder as compared with the total number of No Election Shares owned by all holders) such that all holders of No Election Shares will receive the number of shares of MBI Common Stock as Stock Distributions which in the aggregate will be equal to the number of shares set forth in the Notice and each such stockholder will receive the balance of the Merger Consideration due to him or her, if any, in the form of a Cash Distribution;

                      (B) if the reallocation set forth in paragraph (A) above is not sufficient to allow the issuance of the number of shares of MBI Common Stock set forth in the Notice, then, reallocate the Merger Consideration payable to each holder of Cash Election Shares, other than No Election Shares, pro rata (based upon the number of Cash Election Shares, other than No Election Shares, owned by all such holders) such that all holders of Cash Election Shares, other than No Election
              Shares, will receive the number of shares of MBI Common Stock as Stock Distributions which in the aggregate will be equal to the number of shares set forth in the Notice less the shares of MBI Common Stock issuable pursuant to paragraph (A) above and will receive the balance of the Merger Consideration, if any, due him or her in the form of a Cash Distribution.

     In the event the number of shares of MBI Common Stock distributable in respect of the Stock Election Shares is greater than 1,400,000 then:

              (i) all Cash Election Shares will be converted into the right to receive the Cash Distribution; and

              (ii) the Exchange Agent will reallocate the Merger Consideration payable to each holder of Stock Election Shares, other than Option
     Shares, pro rata (based upon the number of Stock Election Shares, other than Option Shares, owned by such holder, as compared with the total number of Stock Election Shares, other than Option Shares, owned by all holders) such that all holders of the Stock Election
     Shares, including all holders of Option Shares, will receive
     1,400,000 shares of Mercantile Common Stock as Stock Distributions and each such stockholder will receive the balance of the Merger Consideration due to him or her in the form of a Cash Distribution.

     Pursuant to the Merger Agreement, any holder of 1% or more of the Plains Spirit Common Stock (determined as of the Closing Date) that shall not, on or before the Election Date, have delivered to the Exchange Agent a properly executed certification regarding certain tax matters (which will be provided to such holders with the Election Form) shall be deemed to have made a timely election to receive the Cash Distribution, and all shares of Plains Spirit Common Stock held by such holder shall be deemed to be Cash Election Shares. This provision will preclude a holder that acquires additional shares of Plains Spirit Common Stock and becomes a holder of 1% or more of such shares after the Election Deadline from receiving the Stock Distribution.

     Following consummation of the Merger, the Exchange Agent also will distribute the applicable Merger Consideration in exchange for shares of Plains Spirit Common Stock. See "TERMS OF THE PROPOSED MERGER - Surrender of Plains Spirit Stock Certificate and Receipt of MBI Common Stock and/or Cash."

     The Merger Agreement also provides that upon consummation of the Merger, the Stock Option Plan and all options thereunder which are outstanding at such time (whether or not then exercisable), will be assumed by MBI. As a result of the assumption of the options by MBI, upon consummation of the Merger, each outstanding option under the Stock Option Plan will entitle the holder, upon exercise, to either (i) purchase such number of shares of MBI Common Stock as is equal to the number of shares of Plains Spirit Common Stock subject to such option multiplied by the Exchange Ratio, and at a per share exercise price which shall equal the per share exercise price under such option divided by the Exchange Ratio, subject to adjustment as appropriate to reflect any stock split, stock dividend, capitalization or similar transaction subsequent to the Effective Time, or (ii) receive either (A) cash or (B) shares of MBI Common Stock valued at the time of exercise, as determined by the committee of the MBI Board of Directors which will, after the consummation of the Merger, administer the Stock Option Plan, equal to the spread between the aggregate exercise price for the shares subject to the option and the value (based on the market price of MBI Common Stock at the time of exercise) of the number of shares of MBI Common Stock which such option holder would have been entitled to receive if the option was exercised immediately prior to the Effective

Time. The options granted under the Stock Option Plan will continue after the Merger to be governed by the provisions of the Stock Option Plan.

     The Merger Agreement provides that the consummation of the Merger is subject to certain terms and conditions, including the approval of the Merger Agreement by an affirmative vote of the holders of a majority of the outstanding shares of Plains Spirit Common Stock and receipt of the requisite regulatory approvals and an opinion of counsel to MBI regarding certain federal income tax aspects of the transaction. For a discussion of each of the conditions to the Merger, see "TERMS OF THE PROPOSED MERGER - Conditions of the Merger." The Merger will be consummated and become effective on the date and at the time (the "Effective Time") that a duly certified, executed and acknowledged copy of the Articles of Merger in respect of the Merger is filed with the Secretary of State of the State of Iowa.

     Unless the parties otherwise agree, the Closing Date shall be no later than the first business day of the first full calendar month immediately succeeding the month in which the later of the following events occurs (i) the approval of the Merger Agreement by the stockholders of Plains Spirit and
(ii) the approval of the Merger by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), the Office of Thrift Supervision (the "OTS") and any other applicable regulatory authorities, and all waiting periods after such approvals have expired. The Merger Agreement may be terminated at any time prior to the Closing Date by the mutual consent of the parties or, unilaterally, by either party upon the occurrence of certain events or if the Merger is not consummated by December 31, 1995. See "TERMS OF THE PROPOSED MERGER - Conditions of the Merger" and "- Termination of the Merger Agreement."

OTHER AGREEMENTS

     In addition to and contemporaneously with the Merger Agreement, MBI and Plains Spirit executed a Stock Option Agreement (the "Option Agreement") and MBI and each of the directors of Plains Spirit executed separate Voting Agreements (the "Voting Agreements"). The following are summaries of the material terms of the Option Agreement and the Voting Agreements.

     OPTION AGREEMENT.  Concurrent with the execution of the Merger
Agreement, MBI and Plains Spirit entered into the Option Agreement pursuant to which Plains Spirit has issued MBI an option (the "Option") to purchase up to 19.9% of the outstanding shares of Plains Spirit Common Stock at an exercise price of $24.00 per share (the "Option Price"). The Option is exercisable upon the occurrence of certain events generally relating to the failure of Plains Spirit to consummate the Merger because of a material change or potential material change in the ownership of Plains Spirit, all as set forth in the Option Agreement. None of such events has occurred as of the date hereof. Plains Spirit granted the Option as a condition of and in consideration for MBI's entering into the Merger Agreement. The Option is intended to increase the likelihood that the Merger will be consummated in accordance with the terms of the Merger Agreement. Consequently, the Option may have the effect of discouraging persons who might now or prior to the consummation of the Merger be interested in acquiring Plains Spirit (or a significant interest in Plains Spirit) from considering or proposing such an acquisition, even if such person were prepared to pay a higher price per share for Plains Spirit Common Stock than the price per share implicit in the Merger Consideration. In the event MBI acquires shares pursuant to the Option, it could vote those shares in the election of Plains Spirit directors and other matters requiring a stockholder vote, thereby potentially having a material impact on the outcome of such matters. For additional information regarding the Option Agreement, see "TERMS OF THE PROPOSED MERGER - Other Agreements - Option Agreement."

     VOTING AGREEMENTS.  Concurrent with the execution of the Merger
Agreement, MBI and each of the directors of Plains Spirit, executed separate Voting Agreements by which each such director agreed that he will vote all of the shares of Plains Spirit Common Stock then owned or subsequently acquired by him and over which he then has, or prior to the Record Date (as defined below) acquires, voting control in favor of the approval of the Merger Agreement at the Special Meeting. In addition, until the earliest to occur of the Effective Time of the Merger, the termination of the Voting Agreement or the termination of the Merger Agreement, each director further agreed he will not vote any such shares in favor of the approval of any other competing acquisition proposal involving Plains Spirit and a third party. Each director also agreed that he will not transfer shares of Plains Spirit Common Stock unless, prior to such transfer, the transferee executes a Voting Agreement in substantially the same form. As of the Record Date, such directors owned beneficially an aggregate of
- -------- shares of Plains Spirit Common Stock, or approximately ----% of the issued and outstanding shares.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     John C. Shenk, Jr., Chairman of First Federal, and Thomas G. Getz,
Vice Chairman of First Federal, have each entered into an agreement with MBI whereby they will continue as Chairman and Vice Chairman, respectively, of First Federal through December 31, 1995. Messrs. Shenk and Getz will receive the same fees as other members of the Board of Directors of First Federal. William L. Wilke, President of First Federal, has entered into an agreement with MBI whereby he will continue to serve as President of First Federal through December 31, 1995. After December 31, 1995 and through the period ending three years after consummation of the Merger, Mr. Wilke will serve as either the President or Chairman of First Federal. During such three year period, Mr. Wilke will receive a base salary of $182,000 per year (inclusive of director's fees) and be entitled to participate in MBI's welfare plans and executive incentive programs. MBI also will assume the obligations of Plains Spirit and First Federal under a Supplemental Retirement Agreement with Mr. Wilke.

     In addition, MBI will honor the termination agreements (the
"Termination Agreements") of First Federal executive officers Mark J. Hoffschneider, James D. Van Hyfte and Donald J. Brewer. Pursuant to the Termination Agreements, if the officer is involuntarily terminated following a change in control, the officer will be entitled to certain compensation payments. Consummation of the Merger will constitute a change in control for the purposes of the Termination Agreements. See "TERMS OF THE PROPOSED
MERGER - Interests of Certain Persons in the Merger."

     MBI has agreed to assume the Stock Option Plan and all stock options issued thereunder. As a result of the assumption of the options by MBI, upon consummation of the Merger, each outstanding option under the Stock Option Plan will entitle the holder, upon exercise, to either (i) purchase such number of shares of MBI Common Stock as is equal to the number of shares of Plains Spirit Common Stock subject to such option multiplied by the Exchange Ratio, and at a per share exercise price which shall equal the per share exercise price under such option divided by the Exchange Ratio, subject to adjustment as appropriate to reflect any stock split, stock dividend, capitalization or similar transaction subsequent to the Effective Time, or (ii) receive either (A) cash or (B) shares of MBI Common Stock valued at the time of exercise, as determined by the committee of the MBI Board of Directors which will, after consummation of the Merger, administer the Stock Option Plan, equal to the spread between the aggregate exercise price for the shares subject to the option and the value (based on the market price of MBI Common Stock at the time of exercise) of the number of shares of MBI Common Stock which such option holder would have been entitled to receive if the option was exercised immediately prior to the Effective Time. The options granted under the Stock Option Plan will continue after the Merger to be governed by the provisions of the Stock Option

Plan. Pursuant to the terms of the Stock Option Plan, options that are not then exercisable will become exercisable for 60 days upon the approval of the Merger Agreement by the stockholders of Plains Spirit, after which 60 day period, such options will revert to being exercisable in accordance with their terms.

     Pursuant to the terms of the Plains Spirit Financial Corporation Recognition and Retention Plan (the "RRP"), all shares of Plains Spirit Common Stock granted thereunder and subject to restrictions shall become fully vested upon the approval of the Merger Agreement by the Plains Spirit stockholders. See "TERMS OF THE PROPOSED MERGER - Interests of Certain Persons in the Merger."

SPECIAL MEETING OF PLAINS SPIRIT STOCKHOLDERS

     The Special Meeting will be held on -----------------, 1995, at --:--
- -.m. Central Time, at ------------------------, ---------------------------,
- ----------------, ----------. Approval by the Plains Spirit stockholders of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Plains Spirit Common Stock. Only holders of record of Plains Spirit Common Stock at the close of business on
- -------------------, 1995 (the "Record Date") will be entitled to notice of, and to vote at, the Special Meeting. At such date, there were -------------- shares of Plains Spirit Common Stock outstanding.

     As of the Record Date, directors and officers of Plains Spirit and their affiliates owned beneficially an aggregate of ---------------- shares of Plains Spirit Common Stock, or approximately -----% of the shares entitled to vote at the Special Meeting. Each of the directors of Plains Spirit, pursuant to the terms of his respective Voting Agreement, has committed to vote his shares of Plains Spirit Common Stock for approval of the Merger Agreement. As of the Record Date, such directors owned beneficially an aggregate of --------- shares of Plains Spirit Common Stock, or approximately -----% of the issued and outstanding shares.

     THE BOARD OF DIRECTORS OF PLAINS SPIRIT CAREFULLY CONSIDERED AND UNANIMOUSLY APPROVED THE TERMS OF THE MERGER. THE BOARD HAS DETERMINED THAT THE MERGER IS IN THE BEST INTEREST OF PLAINS SPIRIT AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE MERGER AGREEMENT.

REASONS FOR THE MERGER

     The Board of Directors of Plains Spirit believes that the Merger is in the best interest of Plains Spirit and its stockholders. In the course of reaching its determination to approve the Merger and recommend it to the stockholders of Plains Spirit, the Board of Directors, without assigning any relative or specific weights, considered a number of factors, including (i) the Merger Consideration to be received, (ii) the other terms of the Merger Agreement and (iii) the fairness opinion of Plains Spirit's financial advisor. See "TERMS OF THE PROPOSED MERGER - Background of and Reasons for the Merger; Board Recommendations."

     MBI's Board of Directors believes that the Merger will enable MBI to
(i) take advantage of an opportunity to increase its presence in the regional banking market in eastern Iowa, through the acquisition of an established banking organization, and (ii) enhance its ability to compete in the increasingly competitive banking and financial services industry. See "TERMS OF THE PROPOSED MERGER - Background of and Reasons for the Merger; Board Recommendations."

OPINION OF FINANCIAL ADVISOR TO PLAINS SPIRIT

     Kaplan Associates, Inc. ("Kaplan") has served as financial advisor to Plains Spirit and has rendered an opinion to Plains Spirit's Board of Directors that the consideration to be received by the Plains Spirit's stockholders in the Merger is fair to Plains Spirit's stockholders from a financial point of view. A copy of such opinion is attached hereto as Annex C and should be read
                                                    -------
in its entirety with respect to the assumptions made, other matters considered and limitations on the reviews undertaken. See "TERMS OF THE PROPOSED MERGER - Opinion of Financial Advisor to Plains Spirit."

FRACTIONAL SHARES

     No fractional shares of MBI Common Stock will be issued to the former stockholders of Plains Spirit in connection with the Merger. Each former holder of Plains Spirit Common Stock who otherwise would have been entitled to receive a fraction of a share of MBI Common Stock shall receive in lieu thereof cash, without interest, in an amount equal to the holder's fractional share interest multiplied by the Average Mercantile Stock Price. Cash received by Plains Spirit stockholders in lieu of fractional shares may give rise to taxable income. See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER."

APPRAISAL RIGHTS

     Under The General Corporation Law of the State of Delaware (the
"Delaware Corporation Law"), each holder of Plains Spirit Common Stock may, in lieu of receiving the Merger Consideration, seek appraisal of the fair value of his or her shares and, if the Merger is consummated, receive payment of such fair value in cash by following certain procedures set forth in Section 262 of the Delaware Corporation Law, the text of which is attached hereto as Annex B.
                                                                      -------
Failure to follow such procedures may result in a loss of such stockholder's appraisal rights. Any Plains Spirit stockholder returning a blank executed proxy card will be deemed to have approved the Merger Agreement, thereby waiving any such appraisal rights. See "APPRAISAL RIGHTS OF STOCKHOLDERS OF PLAINS SPIRIT."

WAIVER AND AMENDMENT

     Any provision of the Merger Agreement, including, without limitation, the conditions to the consummation of the Merger and the restrictions described under the caption "TERMS OF THE PROPOSED MERGER - Business Pending the Merger," may be (i) waived in writing at any time by the party that is, or whose shareholders or stockholders, as the case may be, are, entitled to the benefits thereof or (ii) amended at any time by written agreement of the parties approved by or on behalf of their respective Boards of Directors, whether before or after the Special Meeting; provided, however, that after approval of the Merger Agreement by the stockholders of Plains Spirit at the Special Meeting no such modification may alter or change any of the terms of the Merger Agreement if such alteration would (i) change the amount or kind of the Merger Consideration or (ii) adversely affect the tax treatment to the Plains Spirit stockholders.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     MBI's Counsel has delivered its opinion to the effect that, assuming the Merger occurs in accordance with the Merger Agreement (including the provision that allows an increase in the Stock Distribution from the number of shares of MBI Common Stock issuable to the holders of Stock Election Shares in the event that MBI's Counsel deems it necessary in order to render its tax opinion at the Effective Time) and conditioned on the accuracy of certain representations made by MBI, Plains Spirit and certain holders of Plains Spirit Common Stock, the Merger will constitute a "reorganization" for federal income tax purposes and that, accordingly, no gain or loss will be recognized by Plains Spirit stockholders who exchange their shares of Plains Spirit Common Stock solely for shares of MBI Common Stock in the Merger. However, Plains Spirit stockholders who receive cash in exchange for Plains Spirit Common Stock (whether in lieu of fractional shares or as a Cash Distribution in respect of some or all of their Plains Spirit Common Stock) may recognize taxable income, but not in excess of the amount of cash received. EACH PLAINS SPIRIT STOCKHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR TO DETERMINE THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO SUCH STOCKHOLDER. See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER."

REGULATORY APPROVALS

     Applications regarding the Merger have been filed with the Federal
Reserve Board and the OTS. The Merger cannot be consummated until receipt of approval from such agencies. In reviewing the Merger, the Federal Reserve Board and the OTS will consider various factors, including possible anticompetitive effects of the Merger, and will examine the financial and managerial resources and future prospects of the combined organization. There can be no assurance that the necessary regulatory approvals will be received or as to the timing of such approvals. See "TERMS OF THE PROPOSED MERGER - Regulatory Approval" and "SUPERVISION AND REGULATION."

ACCOUNTING TREATMENT

     The Merger will be accounted for under the purchase method of accounting. See "TERMS OF THE PROPOSED MERGER - Accounting Treatment."

MARKETS AND MARKET PRICES

     MBI Common Stock is currently traded on the NYSE under the symbol
"MTL." Prior to March 25, 1993, MBI Common Stock was quoted on the Nasdaq National Market under the symbol "MTRC." The last sale price reported for MBI Common Stock on December 23, 1994, the last trading date preceding the public announcement of the Merger, was $31.75. Plains Spirit Common Stock is quoted on the Nasdaq National Market under the symbol "PSFC." The last sale price reported for Plains Spirit Common Stock on December 23, 1994, the last trading day prior to the public announcement of the Merger, was $22.25.

     The following table sets forth the high and low prices per share of MBI Common Stock as reported on the NYSE (on the Nasdaq National Market prior to March 25, 1993), and of Plains Spirit Common Stock as reported by the Nasdaq National Market, and the quarterly cash dividends per share declared, for the periods indicated. Such prices do not include adjustments for retail mark-ups, mark-downs or commissions.

                                        MBI                              Plains Spirit
                        ---------------------------------      -----------------------------------
                           Sales Price             Cash             Sales Price            Cash
                          -------------          Dividend        ----------------         Dividend
                          High      Low          Declared        High         Low         Declared
                          ----      ---          --------        ----         ---         --------
1992
- ----
First Quarter<F1>       $27.375   $23.125        $ .2325       $13.500      $12.000        $.000
Second Quarter           29.500    25.625          .2325        15.250       12.500         .050
Third Quarter            29.375    25.375          .2325        16.250       13.875         .050
Fourth Quarter           32.125    25.875          .2325        19.500       14.500         .050

1993
- ----
First Quarter           $35.625   $30.625        $ .2475       $22.500      $18.500        $.075
Second Quarter           37.625    29.375          .2475        23.500       20.000         .075
Third Quarter            34.375    31.625          .2475        25.000       21.500         .100
Fourth Quarter           34.625    29.125          .2475        25.000       20.250         .100

1994
- ----
First Quarter           $34.125   $29.875        $ .28         $23.500      $21.250        $.125
Second Quarter           38.125    31.125          .28          26.000       20.750         .125
Third Quarter            39.250    34.875          .28          26.500       23.000         .140
Fourth Quarter           36.875    29.500          .28          31.000       21.750         .140

1995
- ----
First Quarter<F2>       $37.250   $31.250        $ .33         $30.000      $28.125        $.140

- -------------------
<F1>   Plains Spirit completed its initial public offering of Plains Spirit
       Common Stock on March 11, 1992.

<F2>   For recent sale prices of MBI Common Stock and Plains Spirit Common
       Stock, see page 2 of this Proxy Statement/Prospectus.

COMPARATIVE UNAUDITED PER SHARE DATA

       The following table sets forth for the periods indicated selected historical per share data of MBI and Plains Spirit and the corresponding pro forma and pro forma equivalent per share amounts giving effect to the proposed Merger, the completed acquisitions of UNSL and Wedge, the proposed acquisitions of CMB, TCB, Southwest and AmeriFirst and the acquisition of Ameribanc, Inc. ("ABNK"), which was completed on April 30, 1992. The data presented is based upon the consolidated financial statements and related notes of MBI, Plains Spirit, UNSL, Wedge, CMB, TCB, Southwest and AmeriFirst included in this Proxy Statement/Prospectus or in documents incorporated herein by reference, and the pro forma combined consolidated balance sheet and income statements, including the notes thereto, appearing elsewhere herein. This information should be read in conjunction with such historical and pro forma financial statements and related notes thereto. The assumptions used in the preparation of this table appear in the notes to the pro forma financial information appearing elsewhere in this Proxy Statement/Prospectus. See "PRO FORMA FINANCIAL INFORMATION." These data are not necessarily indicative of the results of the future operations of the combined organization or the actual results that would have occurred if the Merger, the completed mergers of ABNK, UNSL and Wedge or the proposed mergers of CMB, TCB, Southwest and AmeriFirst had been consummated prior to the periods indicated.

                                                                MBI/Plains       Plains                          Plains Spirit/
                                                   Plains         Spirit         Spirit        MBI/All Entities     All Entities
                                       MBI         Spirit        Pro Forma      Pro Forma          Pro Forma          Pro Forma
                                    Reported     Reported<F1>  Combined <F2>  Equivalent <F3>    Combined <F4>     Equivalent <F3>
                                    --------     ------------  -------------  ---------------  ----------------  -----------------
Book Value per Share:
  December 31, 1994                $   24.72       $  28.26      $  24.39       $  21.17           $  23.56           $  20.45

Cash Dividends Declared per Share:
  Year ended December 31, 1994     $    1.12       $   0.35      $   1.12       $   0.97           $   1.12           $   0.97

Earnings per Share:
  Year ended December 31, 1994     $    3.74       $   1.65      $   3.47       $   3.01           $   3.26           $   2.83

Market Price per Share:
  At December 23, 1994 <F5>        $   31.75       $  22.25           n/a            n/a                n/a                n/a
  At April 4, 1995 <F5>                37.25          29.25           n/a            n/a                n/a                n/a

- ------------------------------
<F1>   Plains Spirit has a September 30 fiscal year-end.  For purposes of this table, Plains Spirit information at or for the year ended September 30, 1993 is reported as December 31, 1993 data. Plains Spirit information at or for the nine months ended June 30, 1994 is reported as September 30, 1994 data.

<F2>   Includes the effect of pro forma adjustments for Plains Spirit,
       UNSL, Wedge and ABNK, as appropriate. See "PRO FORMA FINANCIAL INFORMATION."

<F3>   Based on the pro forma combined per share amounts multiplied by
       .8681, an assumed Exchange Ratio determined by using an Average Mercantile Stock Price equal to $36.00. Further explanation of the assumptions used in the preparation of the pro forma combined consolidated financial statements is included in the notes to pro forma financial statements. See "PRO FORMA FINANCIAL INFORMATION."

<F4>   Includes the effect of pro forma adjustments for Plains Spirit,
       ABNK, UNSL, Wedge, CMB, TCB, Southwest and AmeriFirst, as appropriate. See "PRO FORMA FINANCIAL INFORMATION."

<F5>   The market price per share of MBI and Plains Spirit Common Stock was determined as of the last trading day preceding the public announcement of the proposed Merger and as of the latest available date prior to the filing of the Proxy Statement/Prospectus, based on the last sale price as reported on the NYSE Composite Tape and the Nasdaq National Market, respectively.

SUMMARY FINANCIAL DATA

         The following table sets forth for the periods indicated certain summary historical consolidated financial information for MBI and Plains Spirit. The balance sheet data and income statement data included in the summary financial data as of and for the five years ended
December 31, 1994 are taken from audited consolidated financial statements of MBI as of the end of and for such years. The balance sheet data and income statement data included in the summary financial data as of and for the five years ended September 30, 1994 are taken from audited consolidated financial statements of Plains Spirit as of the end of and for such years. The balance sheet data and income statement data included in the summary financial data as of and for the three months ended December 31, 1994 and 1993 are taken from the unaudited financial statements of Plains Spirit as of and for the three months ended December 31, 1994 and 1993. These data include all adjustments which are, in the opinion of the management of Plains
Spirit, necessary to present a fair statement of these periods and are of a normal recurring nature. The following information should be read in conjunction with the consolidated financial statements of MBI and Plains Spirit, and the related notes thereto, included herein or in documents incorporated herein by reference, and in conjunction with the unaudited pro forma combined consolidated financial information, including the notes thereto, appearing elsewhere in this Proxy Statement/Prospectus. See "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE" and "PRO FORMA FINANCIAL INFORMATION."

MERCANTILE BANCORPORATION INC.
SUMMARY FINANCIAL DATA
                                                                                    As of or for the
                                                                                 Year Ended December 31
                                                     -----------------------------------------------------------------------------
                                                        1994            1993              1992            1991            1990
                                                        ----            ----              ----            ----            ----
PER SHARE DATA
  Net income <F1>                                   $    3.74        $    2.80         $    2.36        $    2.37        $    2.18
  Dividends declared                                     1.12              .99               .93              .93              .93
  Book value at period end                              24.72            22.40             20.25            18.86            17.14
  Average common shares outstanding
    (thousands)                                        43,091           42,439            39,492           31,791           30,144

EARNINGS (THOUSANDS)
  Interest income                                   $ 835,006        $ 829,930         $ 873,447        $ 879,471        $ 882,148
  Interest expense                                    324,343          328,734           417,358          506,916          552,231
                                                    ---------        ---------         ---------        ---------        ---------
  Net interest income                                 510,663          501,196           456,089          372,555          329,917
  Provision for possible loan losses                   33,472           61,013            74,579           58,076           50,886
  Other income                                        188,296          199,158           183,944          155,696          137,356
  Other expense                                       412,369          444,909           418,068          383,348          318,887
  Income taxes (benefit)                               92,089           75,568            52,346           18,673           27,658
                                                    ---------        ---------         ---------        ---------         --------
  Net income                                        $ 161,029        $ 118,864         $  95,040        $  68,154         $ 69,842
                                                    =========        =========         =========        =========         ========

ENDING BALANCE SHEET (MILLIONS)
  Total assets                                      $  12,242        $  12,141         $  12,273        $  10,765         $ 10,137
  Earning assets                                       11,261           11,114            11,186            9,827            9,016
  Investment securities                                 3,034            3,401             3,401            2,475            1,886
  Loans and leases,
    net of unearned income                              8,115            7,382             7,499            6,946            6,884
  Deposits                                              9,054            9,602             9,928            8,776            8,278
  Long-term debt                                          287              273               299              203              233
  Shareholders' equity                                  1,068              959               851              690              581
  Reserve for possible loan losses                        171              169               166              146              149

SELECTED RATIOS
  Return on average assets                               1.33%             .97%              .80%             .67%             .73%
  Return on average equity                              15.82            13.00             11.95            10.52            12.51
  Net interest rate margin                               4.67             4.59              4.33             4.12             3.97
  Equity to assets                                       8.73             7.90              6.94             6.41             5.73
  Reserve for possible loan losses to:
    Outstanding loans                                    2.11             2.28              2.21             2.10             2.16
    Non-performing loans                               675.57           293.39            156.85           113.14           119.68

<F1>   Based on weighted average common shares outstanding.

PLAINS SPIRIT FINANCIAL CORPORATION
SUMMARY FINANCIAL DATA

                                            As of or for the
                                           Three Months Ended                         As of or for the
                                               December 31                        Year Ended September 30
                                         ---------------------      ----------------------------------------------------------
                                            1994          1993         1994        1993      1992         1991        1990
                                            ----          ----         ----        ----      ----         ----        ----
PER SHARE DATA
  Net income <F1>                       $     .56     $     .68     $    2.21  $    2.05  $    1.34    $     n/a     $     n/a
  Dividends declared                          .14           .10           .49        .30        .10          n/a           n/a
  Book value at period end                  28.55         28.34         28.26      27.47      25.82          n/a           n/a

EARNINGS (THOUSANDS)
  Interest income                       $   7,655     $   5,628     $  24,807  $  23,774  $  26,962    $  28,837     $  28,417
  Interest expense                          4,324         2,635        12,271     11,569     16,385       20,405        20,718
                                        ---------     ---------     ---------  ---------  ---------    ---------     ---------
  Net interest income                       3,331         2,993        12,536     12,205     10,577        8,432         7,699
  Provision for possible loans losses          60            40           200        706        583           62           427
  Other income (loss)                         552         1,493         3,247      3,758      1,896          665          (176)
  Other expense                             2,133         2,308         8,752      8,530      7,411        6,308         5,443
  Income taxes                                580           742         2,359      2,459      1,718          973           579
                                        ---------     ---------     ---------  ---------  ---------    ---------     ---------
  Net income                            $   1,110     $   1,396     $   4,472  $   4,268  $   2,761    $   1,754     $   1,074
                                        =========     =========     =========  =========  =========    =========     =========

ENDING BALANCE SHEET (THOUSANDS)
  Total assets                          $ 438,679     $ 329,832     $ 428,466  $ 331,934  $ 337,070    $ 326,417     $ 309,089
  Investment and mortgage-backed
    securities                            175,015       107,775       177,861     94,808     70,051       78,563        48,341
  Loans and leases,
    net of unearned income                249,396       205,623       236,577    211,865    233,827      217,543       235,644
  Deposits                                265,822       248,040       253,626    249,834    266,632      279,749       271,521
  Borrowings                              110,900        18,500       112,750     22,500     13,000       12,712         6,000
  Stockholders' equity                     54,077        55,690        53,177     53,952     50,784          n/a           n/a
  Reserve for possible loan losses          1,956         1,807         1,903      1,777      1,115          773           898

SELECTED RATIOS
  Return on average assets                   1.02%<F2>     1.69%<F2>     1.20%      1.41%       .81%         .55%          .35%
  Return on average equity                   8.10<F2>     10.30<F2>      8.18       8.89       6.79          n/a           n/a
  Net interest rate margin                   3.13<F2>      3.74<F2>      3.48       3.81       3.18         2.70          2.64
  Equity to assets                          12.30         16.90         12.41      16.25      15.07         8.56          8.43
  Reserve for possible loan losses to:
    Outstanding loans                         .78           .87           .80        .84        .48          .36           .38
    Non-performing loans                    64.89         55.00         61.03      27.57     162.72       172.54         81.49
  Cash dividend payout                      25.00<F2>     14.71<F2>     22.17      14.63       7.46          n/a           n/a

<F1>     Based on weighted average common shares outstanding.
<F2>     Annualized.
n/a Not Applicable - Plains Spirit initially issued common stock in connection with First Federal's conversion to stock ownership effective March 11, 1992.

                  INFORMATION REGARDING SPECIAL MEETING
                  -------------------------------------

GENERAL

     This Proxy Statement/Prospectus is being furnished to holders of Plains Spirit Common Stock in connection with the solicitation of proxies by the Board of Directors of Plains Spirit for use at the Special Meeting and any adjournments or postponements thereof at which the stockholders of Plains Spirit will consider and vote upon a proposal to approve the Merger Agreement, and each of the transactions contemplated thereby, and consider and vote upon any other business which may properly be brought before the Special Meeting or any adjournments or postponements thereof. Each copy of this Proxy Statement/Prospectus is accompanied by the Notice of Special Meeting of Stockholders of Plains Spirit, a proxy card, an Election Form and related instructions and a self-addressed return envelope to Plains Spirit for the proxy card.

     This Proxy Statement/Prospectus is also furnished by MBI to each holder of Plains Spirit Common Stock as a prospectus in connection with the issuance by MBI of shares of MBI Common Stock upon the consummation of the Merger. This Proxy Statement/Prospectus and the Notice of Special Meeting, proxy card, Election Form and related materials are being first mailed to stockholders of Plains Spirit on ------------, 1995.

DATE, TIME AND PLACE

     The Special Meeting will be held at --------------------,
- --------------------, ----------, ----------, on ----------,
- ------------, 1995, at ---:--- --.m. Central Time.

RECORD DATE; VOTE REQUIRED

     On the Record Date, there were ---------- shares of Plains Spirit Common Stock outstanding and entitled to vote at the Special Meeting. Each such share is entitled to one vote on each matter properly brought before the Special Meeting. The affirmative vote of the holders of a majority of the outstanding shares of Plains Spirit Common Stock is required to approve the Merger Agreement.

     As of the Record Date, directors and officers of Plains Spirit and their affiliates owned beneficially an aggregate of
- ---------- shares of Plains Spirit Common Stock, or approximately
- -----% of the outstanding shares of Plains Spirit Common Stock entitled to vote at the Special Meeting. Each of the directors of Plains Spirit, pursuant to the terms of his respective Voting Agreement, has committed to vote his shares of Plains Spirit
Common Stock for approval of the Merger Agreement. As of the Record Date, such directors owned beneficially an aggregate of
- ---------- shares of Plains Spirit Common Stock, or approximately
- -----% of the issued and outstanding shares.

VOTING AND REVOCATION OF PROXIES

     Shares of Plains Spirit Common Stock which are represented by a properly executed proxy received prior to the vote at the Special Meeting will be voted at such Special Meeting in the manner directed on the proxy card, unless such proxy is revoked in the manner set forth herein in advance of such vote. ANY PLAINS SPIRIT STOCKHOLDER RETURNING AN EXECUTED PROXY CARD WHICH DOES NOT PROVIDE INSTRUCTIONS TO VOTE AGAINST THE MERGER WILL BE DEEMED TO HAVE APPROVED THE MERGER AGREEMENT. Failure to return a properly executed proxy card or to vote in person at the Special Meeting will have the practical effect of a vote against the Merger Agreement.

     Shares subject to abstentions will be treated as shares that are present and voting at the Special Meeting for purposes of determining the presence of a quorum. Such shares will have the effect of votes against adoption of the Merger Agreement. Broker "non-votes" (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons entitled to vote shares with respect to which the brokers or nominees do not have discretionary power to vote without such instructions) will be considered as present for purposes of determining the presence of a quorum but will not be considered as voting at the Special Meeting. Broker non-votes will have the effect of votes against adoption of the Merger Agreement.

     Any stockholder of Plains Spirit giving a proxy may revoke it at any time prior to the vote at the Special Meeting.
Stockholders of Plains Spirit wishing to revoke a proxy prior to the vote may do so by delivering to the Secretary of Plains
Spirit at 131 West Third Street, Davenport, Iowa 52801, at or before the Special Meeting, a written notice of revocation bearing a later date than the proxy or a later dated proxy relating to the same shares, or by attending the Special Meeting and voting such shares in person. Attendance at the Special Meeting will not in itself constitute the revocation of a proxy.

     The Board of Directors of Plains Spirit is not currently aware of any business to be brought before the Special Meeting other than that described herein. If, however, other matters are properly brought before such Special Meeting, or any adjournments or postponements thereof, the persons appointed as proxies will have discretionary authority to vote the shares represented by duly executed proxies in accordance with their discretion and judgment as to the best interest of Plains Spirit.

SOLICITATION OF PROXIES

     Plains Spirit will bear its own costs of soliciting proxies, except that MBI will pay printing and mailing expenses and registration fees incurred in connection with preparing this Proxy Statement/Prospectus. Proxies will initially be solicited by mail, but directors, officers and selected other employees of Plains Spirit may also solicit proxies in person or by telephone.
Directors, executive officers and any other employees of Plains
Spirit who solicit proxies will not be specially compensated for such services. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward proxy materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy materials to beneficial owners. In addition, Plains Spirit has engaged MacKenzie Partners, Inc. ("MacKenzie") to assist Plains Spirit in distributing proxy materials and contacting record and beneficial owners of Plains
Spirit Common Stock. Plains Spirit has agreed to pay MacKenzie approximately $4000 plus out-of-pocket expenses for its services to be rendered on behalf of Plains Spirit.

     HOLDERS OF PLAINS SPIRIT COMMON STOCK ARE REQUESTED TO
COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT
PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

                TERMS OF THE PROPOSED MERGER
                ----------------------------

     The following is a summary of the material terms and conditions of the Merger Agreement, which document is attached as Annex A to the accompanying Proxy Statement/Prospectus and is
- -------
incorporated by reference herein. This summary is qualified in its entirety by the full text of the Merger Agreement. All stockholders of Plains Spirit are urged to read the Merger Agreement in its entirety.

GENERAL DESCRIPTION OF THE MERGER

     Subject to the satisfaction of the terms and conditions set forth in the Merger Agreement, which are described below, Plains Spirit will be merged with and into MBII. Upon consummation of the Merger, Plains Spirit's corporate existence will terminate and MBII will continue as the surviving entity. First Federal will be operated as a direct, wholly owned subsidiary of MBII upon consummation of the Merger. Following consummation of the Merger, and subject to approval by the appropriate federal and state regulatory agencies, it is contemplated that First Federal will be converted from a federally-chartered stock savings bank to an Iowa state banking association. Until such conversion, First Federal will continue to be operated as a federally-chartered stock savings bank.

     Simultaneously with the effectiveness of the Merger, and subject to certain elections of stockholders and other adjustments intended to accommodate the tax-deferred nature of the transaction under the federal income tax laws for those stockholders who receive solely shares of MBI Common Stock, each share of Plains Spirit Common Stock will be converted into either
(i) the right to receive the Cash Distribution or (ii) the right to receive the Stock Distribution.

     Each Plains Spirit stockholder will have the opportunity to elect whether to receive either the Cash Distribution or a Stock Distribution. Enclosed with this Proxy Statement/Prospectus is an Election Form whereby stockholders may indicate a Cash Election or a Stock Election. In order for an Election Form to be deemed to be effective, such Election Form must be properly completed and duly executed by the Plains Spirit stockholder and returned to the Exchange Agent by the Election Deadline.

     Each separate entry on Plains Spirit's list of stockholders shall be presumed to represent a separate and distinct holder of record of Plains Spirit Common Stock. Shares held of record by a bank, trust company, broker, dealer or other recognized nominee shall be deemed to be held by a single holder unless the nominee advises the Exchange Agent otherwise, in which case, each beneficial owner will be treated as a separate holder and, either directly or through such nominee, may submit a separate Election Form. Any election may be revoked or changed by the person submitting an Election Form or any other person to whom the subject shares are subsequently transferred by submission of a later dated Election Form, properly completed and duly executed, received by the Exchange Agent by the Election Deadline.

     Any stockholder who fails to deliver a properly completed and duly executed Election Form to the Exchange Agent by the Election Deadline shall be deemed to have made no election. Unless the aggregate Cash Distribution elected by the holders of Cash Election Shares is required to be reduced as described below, No Election Shares will be treated as Cash Election Shares for purposes of determining the type and amount of the Merger Consideration payable pursuant to the Merger. Option Shares under the Stock Option Plan shall be deemed to be Stock Election Shares for all purposes except that such shares shall not be subject to any reduction of the Stock Distribution payable to the holders thereof upon exercise of the options in the event that the aggregate Stock Distribution elected by the holders of Stock Election Shares is required to be reduced as described below.

     The actual Merger Consideration that will be paid to each Plains Spirit stockholder upon consummation of the Merger may differ from the form of Merger Consideration elected by such stockholder pursuant to his or her Election Form, in the event that (i) the aggregate number of shares of MBI Common Stock to be issued pursuant to the Merger would exceed 1,400,000 or (ii) the number of shares to be issued pursuant to the Merger would be insufficient to allow MBI's Counsel to render an opinion that the Merger would qualify as a reorganization under Section 368 of the Code for federal income tax purposes. In the event that the number of shares of MBI Common Stock that would be issuable to Stock Election Shares on the basis of the stockholders' elections exceeds 1,400,000, the Stock Distribution to all holders of Stock Election Shares (other than Option Shares) will be reduced pro rata and such holders will receive the Cash Distribution in lieu thereof such that the aggregate Stock Distribution equals 1,400,000 shares of MBI Common Stock. In the event that the number of shares of MBI Common Stock that would be issuable to Stock Election Shares on the basis of the stockholders' elections is less than 1,400,000 shares of MBI Common Stock and such number
                                                  ---
of shares is insufficient for MBI's Counsel to render its opinion of the tax-deferred nature of the Merger for federal income tax purposes, the Cash Distribution payable, first, to all holders of the No Election Shares, and then if necessary, to all holders of the Cash Election Shares, will be reduced pro rata and be substituted with the Stock Distribution such that the minimum number of shares of MBI Common Stock necessary for MBI's Counsel to render its opinion will be issued pursuant to the Merger. In all other cases, Plains Spirit holders will receive the form of Merger Consideration for their shares of Plains Spirit Common Stock in the form that such stockholder has elected on his or her Election Form or has deemed to elected in the case of No Election Shares. A description of the manner in which the Merger Consideration will be paid to the Plains Spirit stockholders upon consummation of the Merger, including the terms and conditions under which a portion of the consideration elected by the Plains Spirit stockholders will be reallocated into the other category of Merger Consideration is set forth below.

     In the event the number of shares of MBI Common Stock distributable in respect of the Stock Election Shares is less than 1,400,000, then:

         (i) all Stock Election Shares will be converted into the right to receive the Stock Distribution; and

         (ii) all Cash Election Shares will be converted into the right to receive the Cash Distribution; provided, however, that if the number of shares issuable to all holders of Stock Election Shares is insufficient, in the opinion of MBI's Counsel, for it to render the tax opinion required by the Agreement (see "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER"), then, MBI's Counsel will advise the Exchange Agent as soon as practicable on or after the Closing Date as to the minimum number of additional shares of MBI Common Stock that will be required to be issued as Stock Distributions in the Merger in order to allow MBI's Counsel to render such opinion in its reasonable judgment. Upon the receipt of the Notice, the Exchange Agent shall:

                  (A) first, reallocate the Merger Consideration payable to each holder of No Election Shares pro rata (based upon the number of No Election Shares owned by such holder as compared with the total number of No Election Shares owned by all holders) such that all holders of No Election Shares will receive the number of shares of MBI Common Stock as Stock Distributions which in the aggregate will be equal to the number of shares set forth in the Notice and each such stockholder will receive the balance of the Merger
         Consideration due to him or her, if any, in the form of a Cash Distribution;

                  (B) if the reallocation set forth in paragraph (A) above is not sufficient to allow the issuance of the number of shares of MBI Common Stock set forth in the Notice, then, reallocate the Merger Consideration payable to each holder of Cash Election Shares, other than No Election
         Shares, pro rata (based upon the number of Cash Election Shares, other than No Election Shares, owned by all such holders) such that all holders of Cash Election Shares, other than No Election Shares, will receive the number of shares of MBI Common Stock as Stock Distributions which in the aggregate will be equal to the number of shares set forth in the Notice less the shares of MBI Common Stock issuable pursuant to paragraph (A) above and will receive the balance of the Merger Consideration, if any, due him or her in the form of a Cash Distribution.

     In the event the number of shares of MBI Common Stock distributable in respect of the Stock Election Shares is greater than 1,400,000 then:

         (i) all Cash Election Shares will be converted into the right to receive the Cash Distribution; and

         (ii) the Exchange Agent will reallocate the Merger Consideration payable to each holder of Stock Election Shares, other than Option Shares, pro rata (based upon the number of Stock Election Shares, other than Option Shares, owned by such holder, as compared with the total number of Stock Election Shares, other than Option Shares, owned by all holders) such that all holders of the Stock Election Shares, including holders of Option Shares, will receive 1,400,000 shares of MBI Common Stock as Stock Distributions and each such stockholder will receive the balance of the Merger Consideration due to him or her in the form of a Cash Distribution.

     Pursuant to the Merger Agreement, any holder of 1% or more of the Plains Spirit Common Stock (determined as of the Closing
Date) that shall not, on or before the Election Date, have delivered to the Exchange Agent a properly executed certification regarding certain tax matters (which will be provided to such holders with the Election Form) shall be deemed to have made a timely election to receive the Cash Distribution, and all shares of Plains Spirit Common Stock held by such holder shall be deemed to be Cash Election Shares. This provision will preclude a holder that acquires additional shares of Plains Spirit Common Stock and becomes a holder of 1% or more of such shares after the Election Deadline from receiving the Stock Distribution.

     The amount and nature of the Merger Consideration was established through arm's-length negotiations between MBI and Plains Spirit, and reflects the balancing of a number of countervailing factors. The total amount of the Merger Consideration reflects a price both parties concluded was appropriate. See "- Background of and Reasons for the Merger; Board Recommendations."

     NO ASSURANCE CAN BE GIVEN THAT THE FAIR MARKET VALUE OF MBI COMMON STOCK DURING THE VALUATION PERIOD IMMEDIATELY PRECEDING REGULATORY APPROVAL OF THE MERGER WILL BE EQUIVALENT TO THE FAIR MARKET VALUE OF MBI COMMON STOCK ON THE DATE SUCH STOCK IS RECEIVED BY A PLAINS SPIRIT STOCKHOLDER OR AT ANY OTHER TIME. THE FAIR MARKET VALUE OF MBI COMMON STOCK AT THE TIME IT IS RECEIVED BY A PLAINS SPIRIT STOCKHOLDER MAY BE GREATER OR LESS THAN THE FAIR MARKET VALUE OF MBI COMMON STOCK DURING THE VALUATION PERIOD DUE TO NUMEROUS MARKET FACTORS.

     Following the Closing Date, each stockholder of Plains Spirit will be required to submit to the Exchange Agent a properly executed letter of transmittal and surrender to the Exchange
Agent the stock certificate(s) formerly representing the shares of Plains Spirit Common Stock held by such stockholder in order to obtain the Cash Distribution and/or issuance of a new stock certificate evidencing the Stock Distribution. As soon as practicable following the Closing Date, the Exchange Agent will mail to each Plains Spirit stockholder a notice of consummation of the Merger and a form of letter of transmittal, together with instructions and a return envelope to facilitate the exchange of such holder's certificate(s) formerly representing Plains Spirit Common Stock for the Merger Consideration. No interest will be accrued or paid on the Cash Distribution. No dividends or other distributions will be paid to a former Plains Spirit shareholder with respect to the Stock Distribution until such stockholder's letter of transmittal and stock certificates formerly representing Plains Spirit Common Stock, or documentation reasonably acceptable to the Exchange Agent in lieu of lost or destroyed certificates, is delivered to the Exchange Agent. Following surrender of certificates formerly representing Plains Spirit Common Stock in accordance with the instructions of the Exchange Agent, the holders of newly-issued MBI certificates will be paid, without interest, any dividends or other distributions with respect to the shares of MBI Common Stock, the record date for which is after the Effective Time (less any taxes that may have been imposed thereon). See "- Surrender of Plains Spirit Stock Certificates and Receipt of MBI Common Stock and/or Cash." No fractional shares of MBI Common Stock will be issued in the Merger, but cash will be paid in lieu of such fractional shares, such cash being calculated by multiplying the holder's fractional share interest by the Average Mercantile Stock Price. See
"- Fractional Shares." The shares of MBI Common Stock to be issued as the Stock Distribution pursuant to the Merger will be freely transferable except by certain stockholders of Plains Spirit who are deemed to be "affiliates" of Plains Spirit. The shares of MBI Common Stock issued as the Stock Distribution to such affiliates will be restricted in their transferability in accordance with the rules and regulations promulgated by the Commission. See "INFORMATION REGARDING MBI STOCK - Restrictions on Resale of MBI Stock by Affiliates."

OTHER AGREEMENTS

     In addition to and contemporaneously with the Merger Agreement, MBI and Plains Spirit executed the Option Agreement and MBI and each of the directors of Plains Spirit executed separate Voting Agreements. The following are summaries of the material terms of the Option Agreement and the Voting Agreements:

     OPTION AGREEMENT. Concurrent with the execution of the Merger Agreement, MBI and Plains Spirit entered into the Option
Agreement pursuant to which Plains Spirit issued the Option to MBI. The Option was granted by Plains Spirit as a condition of and in consideration for MBI's entering into the Merger
Agreement. The following description does not purport to be complete and is qualified in its entirety by reference to the Option Agreement, which is attached as an exhibit to the Registration Statement and is incorporated herein by reference.

     The Option is intended to increase the likelihood that the Merger will be consummated in accordance with the terms of the Merger Agreement. The occurrence of certain events described below could cause the Option to become exercisable, which could significantly increase the cost to a potential acquiror of acquiring Plains Spirit compared to its cost had the Option Agreement not been entered into. Consequently, the Option may have the effect of discouraging persons who might now or prior to the consummation of the Merger be interested in acquiring Plains Spirit (or a significant interest in Plains Spirit) from considering or proposing such an acquisition, even if such persons were prepared to pay a higher price per share for Plains Spirit Common Stock than the price per share implicit in the Merger Consideration, or may result in a potential acquiror proposing to pay a lower per share price than it might otherwise have proposed to pay. In addition, the exercise of the Option may prohibit any acquiror of

Plains Spirit from accounting for an acquisition of Plains Spirit using the pooling-of-interests accounting method for a period of two years, which could discourage or preclude an acquisition of Plains Spirit.

     The maximum number of shares issuable pursuant to the Option (the "Mercantile Option Shares") would represent 19.9% of the issued and outstanding shares of Plains Spirit Common Stock. The Option exercise price is $24.00 per share. In the event MBI acquires shares pursuant to the Option, it could vote those shares in the election of Plains Spirit directors and other matters requiring a stockholder vote, thereby potentially having a material impact on the outcome of such matters.

     If not then in material breach of the Merger Agreement, MBI may exercise the Option, in whole or in part, at any time or from time to time if a Purchase Event (as defined below) has occurred; provided, however, that (i) to the extent the Option has not been exercised, it will terminate and be of no further force and effect upon the earliest to occur of (A) the Effective Time, and
(B) the termination of the Merger Agreement in accordance with its terms, provided that in the case of certain terminations of the Merger Agreement, as specified in the Option Agreement, the Option will not terminate until the date that is 12 months following such termination, (ii) if the Option cannot be exercised on such day because of any injunction, order or similar restraint issued by a court of competent jurisdiction, the Option will expire on the 30th business day after such injunction, order or restraint has been dissolved or when such injunction, order or restraint has become permanent and no longer subject to appeal, as the case may be and (iii) any such exercise will be subject to compliance with applicable law, including the BHCA and the HOLA.

     "Purchase Event" means any of the following events: (i) Plains Spirit or any of its subsidiaries, without having received prior written consent from MBI, enters into, authorizes, recommends, proposes or publicly announces its intention to enter into, authorize, recommend or propose an agreement, arrangement or understanding with any person (other than MBI or any of its subsidiaries) to (A) effect a merger, consolidation or similar transaction involving Plains Spirit or any of its subsidiaries,
(B) purchase, lease or otherwise acquire 15% or more of the assets of Plains Spirit or any of its subsidiaries or (C) purchase or otherwise acquire (including by way of merger, consolidation, share exchange or similar transaction) beneficial ownership of securities representing 20% or more of the voting power of Plains Spirit or any of its subsidiaries; (ii) any person (other than MBI or any subsidiary of MBI, or Plains Spirit or any subsidiary of Plains Spirit in a fiduciary capacity) acquires beneficial ownership or the right to acquire beneficial ownership of 20% or more of the voting power of Plains Spirit; or
(iii) the holders of Plains Spirit Common Stock do not approve the Merger Agreement at the Special Meeting, the Special Meeting is not held or is cancelled prior to termination of the Merger Agreement in accordance with its terms or Plains Spirit's Board of Directors withdraws or modifies in a manner adverse to MBI the recommendation of Plain Spirit's Board of Directors with respect to the Merger Agreement, in each case after an Extension Event.

     "Extension Event" means any of the following events: (i) a Purchase Event; (ii) any person (other than MBI or any of its subsidiaries) "commences" (as such term is defined in Rule 14d-2 under the Exchange Act), or files a registration statement under the Securities Act with respect to, a tender offer or exchange offer to purchase shares of Plains Spirit Common Stock such that, upon consummation of such offer, such person would have beneficial ownership or the right to acquire beneficial ownership of 20% or more of the voting power of Plains Spirit for a value per share of Plains Spirit Common Stock in excess of $31.25; or
(iii) any person (other than MBI or any subsidiary of MBI, or Plains Spirit or any subsidiary of Plains Spirit in a fiduciary capacity) publicly announces its willingness, or publicly announces a proposal, or publicly discloses an intention to make a proposal, (x) to make an offer described in clause (ii) above or (y) to engage in a transaction described in clause (i) above at a price per share of Plains Spirit Common Stock in excess of $31.25.

     Subject to extension as provided in the Option Agreement, after a Purchase Event and prior to termination of the Option, subject to regulatory approval, Plains Spirit is required, upon MBI's request, to repurchase the Option and/or the Mercantile Option Shares from MBI, at a price based on the market price or the highest price per share at which a tender or exchange offer has been made for shares of Plains Spirit Common Stock (the "Market Price"), in the case of a repurchase of Mercantile Option Shares, or the amount by which the Market Price exceeds the Option Price, in the case of a repurchase of the Option.

     At the request of Plains Spirit during the first six month period commencing 13 months following the first occurrence of a Purchase Event, Plains Spirit may repurchase from MBI, and MBI shall sell to Plains Spirit, all (but not less than all) of Plains Spirit Common Stock acquired by MBI pursuant to the Option at a price per share equal to the greater of (i) the Market Price or (ii) the sum of (A) the aggregate purchase price of such shares plus (B) interest on the aggregate purchase price paid for such shares from the date of purchase to the date of repurchase, less any dividends received on such shares.

     To the best of MBI's and Plains Spirit's knowledge, no Purchase Event or other Extension Event has occurred as of the date of this Proxy Statement/Prospectus.

     VOTING AGREEMENTS. Concurrent with the execution of the Merger Agreement, MBI and each of the directors of Plains Spirit executed separate Voting Agreements by which each such director agreed that he will vote all of the shares of Plains Spirit Common Stock that he then owns or subsequently acquires and over which he then has, or prior to the Record Date acquires, voting control in favor of the Merger Agreement at the Special Meeting. In addition, until the earliest to occur of the Effective Time of the Merger, the termination of the Voting Agreements or the abandonment of the Merger, each such director further agreed that he will not vote any such shares in favor of the approval of any other competing acquisition proposal involving Plains Spirit and a third party. Each such director also agreed that he will not transfer shares of Plains Spirit Common Stock owned by him unless, prior to such transfer, the transferee executes a Voting Agreement in substantially the same form. As of the Record Date, such directors owned beneficially an aggregate of ---------- shares of Plains Spirit Common Stock, or approximately -----% of the issued and outstanding shares.

BACKGROUND OF AND REASONS FOR THE MERGER; BOARD RECOMMENDATIONS

     BACKGROUND OF THE MERGER. Effective March 11, 1992, First Federal converted from a federally chartered mutual savings bank to a federally chartered stock savings bank and the simultaneous formation of Plains Spirit as First Federal's holding company. In connection with the conversion, Plains Spirit completed an initial public offering of stock, selling 2,070,000 shares of Plains Spirit Common Stock at $11.50 per share.

     Following the conversion, management of Plains Spirit focused its attention primarily on increasing Plains Spirit's core business while reviewing, from time to time, its strategic alternatives in light of its size, the increasing consolidation of the financial services industry and other relevant considerations. In October 1993, the Board of Directors determined to maintain an informed position with respect to its strategic alternatives by, among other things, retaining a financial advisor.

     In November 1993, Plains Spirit engaged Kaplan to serve as its financial advisor on financial and strategic matters relating to the enhancement of stockholder value, including the possible sale of Plains Spirit.

     In December 1993, Kaplan initiated a marketing process of soliciting offers from third parties regarding a potential merger with Plains Spirit. At the start of the marketing process, Kaplan contacted 22 potential third party acquirors that Kaplan, along with the management of Plains Spirit, believed were likely to have a strategic and/or financial interest in the potential acquisition of Plains Spirit.

     These 22 institutions were provided a Confidentiality Agreement and, in the form of a Confidential Information Memorandum ("CIM") prepared by Kaplan and Plains Spirit, certain public and non-public financial and operating data regarding Plains Spirit. Of the 22 institutions contacted initially, 14 returned signed Confidentiality Agreements, and seven expressed an interest (the "Interested Parties") in further exploration of a possible acquisition of Plains Spirit. The Interested Parties were given the opportunity by Kaplan and Plains Spirit to request further clarification or additional information regarding the contents of the CIM, and were instructed by Kaplan to submit preliminary indications of value to Plains Spirit by February 28, 1994.

     On or before February 28, 1994, five of the seven Interested Parties submitted preliminary indications of value. Following subsequent discussions with the Interested Parties that submitted preliminary indications of value, and, with the assistance of Kaplan and Plains Spirit's management, the Board of Directors of Plains Spirit concluded that none of the offers were likely to lead to a business combination that would fully maximize stockholder value and further discussions were terminated.

     Various factors were considered in reaching this conclusion including, among other things, prevailing economic, market and monetary conditions, the reasonableness and achievability of Plains Spirit's financial and operating forecasts (and the assumptions and bases therefor) and its future prospects as an independent institution, the future financial and operating prospects of the seven Interested Parties that submitted preliminary indications of value after giving effect to a business combination involving an acquisition of Plains Spirit, and the likely structures of the business combinations contemplated by the preliminary indications of value submitted by the seven Interested Parties.

     Upon termination of the marketing process, Plains Spirit began to pursue other avenues to enhance stockholder value. Beginning in March 1994, Plains Spirit initiated discussions with an in-market savings institution regarding its possible acquisition by Plains Spirit. Discussions and negotiations continued over the next month with Plains Spirit submitting a preliminary indication of potential interest on April 22, 1994. Further discussions resulted in Plains Spirit updating its indication of interest on April 28, 1994.

     At this time, Plains Spirit was approached by a commercial bank holding company regarding a possible "merger-of-equals" with Plains Spirit. Plains Spirit continued to negotiate the acquisition of the savings institution while exploring the feasibility of a merger-of-equals transaction with the commercial bank holding company. On May 5, 1994, Plains Spirit presented its preliminary terms regarding the merger-of-equals transaction. Discussions continued over the next month relating to both the exchange ratio and the resulting management structure. Negotiations were eventually terminated because of differences regarding the exchange ratio and the resulting organizational and management structure.

     As discussions were ending relating to the contemplated merger-of-equals transaction, the savings institution that Plains Spirit had previously expressed an interest in acquiring indicated that it had received a substantially higher offer from another party and negotiations were terminated in relation to Plains Spirit's possible acquisition of such savings institution. During this period of time, Plains Spirit also initiated a stock repurchase program on terms consistent with other stock repurchase programs that it had undertaken previously.

     Subsequent to the marketing process and the aforementioned events, MBI expressed its interest to Plains Spirit of entering into discussions that could lead to a potential acquisition of Plains Spirit. This contact occurred in July 1994. While MBI was not one of the Interested Parties, MBI was one of the 22 institutions that received a CIM and one of the 14 to return an executed Confidentiality Agreement. Further discussions between Plains Spirit and MBI resulted in the submission of an oral indication of value by MBI.

     At MBI's specific request, Plains Spirit allowed MBI to perform a preliminary on-site due diligence review of Plains Spirit's books and records. On October 27, 1994, subsequent to the completion of its preliminary on-site due diligence review, MBI presented orally a preliminary indication of potential interest in acquiring all of the outstanding shares of Plains Spirit Common Stock and outstanding options to purchase shares of Plains Spirit Common Stock. Such preliminary indication of interest contemplated that First Federal would continue to operate as a wholly owned, independent thrift subsidiary of MBI, and was subject to a number of ordinary and customary conditions regarding the negotiation of a definitive agreement and the receipt of all relevant regulatory and stockholder approvals.

     Subsequent discussions and negotiations over the next two months between MBI, Plains Spirit and Kaplan, acting on behalf of Plains Spirit, resulted in a formal offer for Plains Spirit, as set forth in the Merger Agreement.

     On December 22, 1994, at a meeting of Plains Spirit's Board of Directors that included the participation of Kaplan and Silver, Freedman & Taff, Plains Spirit's outside legal counsel, Plains Spirit's Board reviewed the terms of the proposed Merger. The following day, December 23, 1994, the Board unanimously approved the offer from MBI and authorized the execution and delivery of the Merger Agreement.

     PLAINS SPIRIT'S REASONS AND BOARD RECOMMENDATION. The terms of the Merger Agreement, including the consideration to be paid to Plains Spirit's stockholders, were the result of arm's-length negotiations between the representatives of MBI and Plains Spirit. In the course of reaching its determination to approve the Merger Agreement and recommend it to the stockholders of Plains Spirit, the Board of Directors, without assigning any relative or specific weights, considered a number of factors, including, among other things (i) the financial and valuation analyses prepared by Kaplan, (ii) the draft of the fairness opinion to be rendered by Kaplan, (iii) the terms of the Merger Agreement as negotiated (including the transaction structure, the form and amount of the Merger Consideration, and the potential impact of the proposed Merger Agreement and the Option Agreement on other institutions that might have an interest in a business combination with Plains Spirit), and the negotiation process,
(iv) the financial condition, operations and prospects of MBI and the anticipated effect thereon of the proposed transaction, (v) industry and economic factors, (vi) the nature and compatibility of MBI's management and business philosophy, (vii) the prospects for growth and expanded products and services, and other anticipated impact on depositors, employees, customers and communities served by Plains Spirit and (viii) regulatory and other factors.

     In approving the Merger, Plains Spirit's Board of Directors was aware that (i) the Merger Agreement contains certain provisions prohibiting Plains Spirit from soliciting, facilitating or accepting other offers or agreements to acquire Plains Spirit (see "- Business Pending the Merger") and (ii) MBI would be able to exercise the Option in certain circumstances generally relating to a failure of Plains Spirit to consummate the Merger because of another offer for Plains Spirit or a material change or potential material change in the ownership of Plains Spirit (see "- Other Agreements - Option Agreement"). However, the Board was also aware that such terms were specifically bargained for and insisted upon by MBI as inducements to enter into the Merger Agreement, and that the Board's obligations under the

Merger Agreement to recommend that Plains Spirit's stockholders approve the Merger Agreement and to use its reasonable best efforts to obtain such approval were explicitly made subject to the Board's fiduciary duties upon written advice of counsel to Plains Spirit. Accordingly, the
Merger Agreement expressly permits the Board, in the exercise of its fiduciary duties, to withdraw or change its recommendation of the Merger Agreement and to suspend or terminate its efforts to obtain stockholder approval of the Merger Agreement at the
Special Meeting (it should be noted, however, that in such
circumstances MBI might still be able to exercise its rights under the Option Agreement).  In addition, in connection with its approval of the proposed Merger, the Board was advised by Kaplan that the indicated value of the Merger (i) exceeded the upper end of Kaplan's range of estimates of Plains Spirit's stand-alone value, (ii) exceeded Kaplan's estimates of the value of the
preliminary indications of interest previously received by Plains
Spirit and (iii) was at the upper end of Kaplan's range of
estimates of Plains Spirit's likely value in an acquisition
transaction.  In presenting this advice, Kaplan stated that these findings were necessarily based upon economic, market, monetary and other conditions as they existed and could be evaluated at the time, represented its best business judgment under the
circumstances and should not be construed in any way as a
financial fairness or other form of expert opinion.  Kaplan's fairness opinion is described below and is included as Annex C to
                                                       -------
this Proxy Statement/Prospectus.  See "- Opinion of Financial
Advisor to Plains Spirit."

     THE BOARD OF DIRECTORS OF PLAINS SPIRIT BELIEVES THAT THE
MERGER IS IN THE BEST INTERESTS OF PLAINS SPIRIT AND ITS
STOCKHOLDERS.  THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS
OF PLAINS SPIRIT VOTE FOR THE PROPOSAL TO APPROVE THE MERGER
                      ---
AGREEMENT.

     MBI'S REASONS AND BOARD RECOMMENDATIONS. The Executive Committee of the Board of Directors of MBI considered a number of factors, including, among other things, the financial condition of Plains Spirit and projected synergies which MBI anticipates will result from the Merger. The Executive Committee concluded that the Merger presents an unique opportunity for MBI to increase its presence in eastern Iowa through the acquisition of an established banking organization having significant operations in the targeted area. MBI's decision to pursue discussions with Plains Spirit was primarily a result of MBI's assessment of the value of Plains Spirit's banking franchise, its substantial asset base within that area and the compatibility of the businesses of the two banking organizations.

OPINION OF FINANCIAL ADVISOR TO PLAINS SPIRIT

     Plains Spirit has retained Kaplan to act as its financial advisor in connection with rendering a fairness opinion with respect to the Merger. Kaplan has rendered its opinions that, based upon and subject to the various considerations set forth therein, as of December 23, 1994 and the date of this Proxy Statement/Prospectus, the Merger Consideration to be received for each share of Plains Spirit Common Stock resulted in consideration that was fair, from a financial point of view, to the holders of Plains Spirit Common Stock. Kaplan is familiar with Plains Spirit, having acted as its financial advisor in connection with, and having participated in, the negotiations leading to the Merger Agreement. Representatives of Kaplan participated in the meeting of Plains Spirit's Board of Directors on December 22, 1994 where the proposed Merger was considered and certain officers of Plains Spirit were authorized to enter into the Merger Agreement.

     THE FULL TEXT OF KAPLAN'S OPINION AS OF THE DATE HEREOF, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND
LIMITATIONS OF THE REVIEW UNDERTAKEN, IS ATTACHED AS ANNEX C TO
                                                     -------
THIS PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE, AND SHOULD BE READ IN ITS ENTIRETY IN CONNECTION WITH THIS PROXY STATEMENT/PROSPECTUS. THE SUMMARY OF THE OPINION OF KAPLAN SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED
IN ITS ENTIRETY BY

REFERENCE TO THE FULL TEXT OF SUCH OPINION. THE DECEMBER 23, 1994 OPINION WAS SUBSTANTIALLY IDENTICAL TO THE OPINION ATTACHED HERETO.

     KAPLAN'S OPINION IS DIRECTED ONLY TO THE MERGER CONSIDERATION AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDERS OF PLAINS
SPIRIT COMMON STOCK AS TO HOW SUCH HOLDERS OF PLAINS SPIRIT
COMMON STOCK SHOULD VOTE AT THE SPECIAL MEETING OR AS TO ANY
OTHER MATTER.

     In connection with its opinion dated the date hereof, Kaplan reviewed and analyzed material bearing upon the financial and operating condition of Plains Spirit and MBI and material prepared in connection with the Merger, including, among other things: (a) the Merger Agreement, the Option Agreement and the Voting Agreements; (b) this Proxy Statement/Prospectus; (c) publicly available reports filed with the OTS by Plains Spirit and with the Commission by MBI; (d) certain other publicly available financial and other information concerning Plains Spirit and MBI and the trading markets for the publicly traded securities of Plains Spirit and MBI; (e) certain other internal information, including projections for Plains Spirit, relating to Plains Spirit and MBI prepared by the managements of Plains Spirit and MBI and furnished to Kaplan for purposes of its analysis; and (f) publicly available information concerning certain other banks and bank holding companies, savings and loan associations, savings and loan holding companies, the trading markets for their securities and the nature and terms of certain other merger and acquisition transactions believed relevant to its inquiry. Kaplan also met with certain officers and representatives of Plains Spirit and MBI to discuss the foregoing as well as other matters relevant to its inquiry, including the past and current business operations, results of regulatory examinations, financial condition and future prospects of Plains Spirit and MBI, both separately and on a combined basis. In addition, Kaplan reviewed the reported price and trading activity for Plains Spirit Common Stock and MBI Common Stock, compared certain financial and stock market information for Plains Spirit and MBI with similar information for certain other companies, the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the commercial banking and thrift industries, and performed such other studies and analyses as it considered appropriate. Kaplan also took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuations and knowledge of the commercial banking and thrift industries generally.

     In conducting its review and arriving at its opinions, Kaplan relied upon and assumed the accuracy and completeness of the financial and other information provided to it or publicly available and did not attempt independently to verify the same. Kaplan has relied upon the managements of Plains Spirit and MBI as to the reasonableness and achievability of the projections
(and the assumptions and bases therefor) provided to Kaplan, and assumed that such projections, including, without limitation, projected cost savings and operating synergies resulting from the Merger, reflected the best currently available estimates and judgments of such Plains Spirit management and MBI representatives and that such projections would be realized in the amounts and time periods estimated. Kaplan also assumed, without independent verification, that the aggregate allowances for loan losses for Plains Spirit and MBI were adequate to cover such losses. Kaplan did not conduct physical inspections of any of the properties or assets of Plains Spirit or MBI, and Kaplan did not make or obtain any evaluations or appraisals of any properties, assets or liabilities of Plains Spirit or MBI.
Kaplan was retained by the Plains Spirit Board to express an opinion as to the fairness, from a financial point of view, to the holders of Plains Spirit Common Stock of the Merger Consideration.

     IN CONNECTION WITH RENDERING ITS OPINIONS TO THE PLAINS SPIRIT BOARD, KAPLAN PERFORMED A VARIETY OF FINANCIAL ANALYSES THAT ARE SUMMARIZED BELOW. THE SUMMARY OF THE PRESENTATIONS BY KAPLAN TO THE BOARD OF DIRECTORS OF PLAINS SPIRIT AS SET FORTH HEREIN DOES NOT PURPORT TO BE A COMPLETE DESCRIPTION OF SUCH PRESENTATIONS. KAPLAN BELIEVES THAT ITS ANALYSES AND

THE SUMMARY SET FORTH HEREIN MUST BE CONSIDERED AS A WHOLE AND THAT SELECTING PORTIONS OF SUCH ANALYSES AND THE FACTORS CONSIDERED THEREIN, WITHOUT CONSIDERING ALL FACTORS AND ANALYSES, COULD CREATE AN INCOMPLETE VIEW OF THE ANALYSES AND PROCESSES UNDERLYING ITS OPINIONS. THE
PREPARATION OF A FAIRNESS OPINION IS A COMPLEX PROCESS INVOLVING
SUBJECTIVE JUDGMENTS AND IS NOT NECESSARILY SUSCEPTIBLE TO
PARTIAL ANALYSES OR SUMMARY DESCRIPTION.  IN ITS ANALYSES, KAPLAN
MADE NUMEROUS ASSUMPTIONS WITH RESPECT TO INDUSTRY PERFORMANCE,
BUSINESS AND ECONOMIC CONDITIONS, AND OTHER MATTERS, MANY OF
WHICH ARE BEYOND THE CONTROL OF PLAINS SPIRIT OR MBI.  ANY
ESTIMATES CONTAINED IN KAPLAN'S ANALYSES ARE NOT NECESSARILY
INDICATIVE OF ACTUAL FUTURE VALUES OR RESULTS, WHICH MAY BE
SIGNIFICANTLY MORE OR LESS FAVORABLE THAN SUGGESTED BY SUCH
ESTIMATES.  ESTIMATES OF VALUES OF COMPANIES DO NOT PURPORT TO BE
APPRAISALS OR NECESSARILY REFLECT THE PRICES AT WHICH COMPANIES
OR THEIR SECURITIES ACTUALLY MAY BE SOLD.  NO COMPANY OR
TRANSACTION UTILIZED IN KAPLAN'S ANALYSES WAS IDENTICAL TO PLAINS
SPIRIT OR MBI OR THE MERGER.  ACCORDINGLY, SUCH ANALYSES ARE NOT
BASED SOLELY ON ARITHMETIC CALCULATIONS; RATHER, THEY INVOLVE
COMPLEX CONSIDERATIONS AND JUDGMENTS CONCERNING DIFFERENCES IN
FINANCIAL AND OPERATING CHARACTERISTICS OF THE RELEVANT
COMPANIES, THE TIMING OF THE RELEVANT TRANSACTIONS, AND
PROSPECTIVE BUYER INTEREST, AS WELL AS OTHER FACTORS THAT COULD
AFFECT THE PUBLIC TRADING VALUES OF THE COMPANY OR COMPANIES TO
WHICH THEY ARE BEING COMPARED.  NONE OF THE ANALYSES PERFORMED BY
KAPLAN WAS ASSIGNED A GREATER SIGNIFICANCE BY KAPLAN THAN ANY
OTHER.

     The following is a brief summary of the analyses performed by Kaplan in connection with its opinions:

         (a) DISCOUNTED CASH FLOW ANALYSIS. Kaplan prepared a discounted cash flow analysis that indicated theoretical values for Plains Spirit based on a range of terminal price-to-earnings ("P/E") multiples between 7.0x and 18.0x and a discount rate of 12.0%. The range of values was based on a range of earnings for the next five years assuming annual earnings growth rates between 0.0% and 10.0%. The results of this analysis indicated a range of theoretical values for Plains Spirit between $10.80 per share (0.0% earnings growth rate; P/E of 7.0x) and $36.19 per share (10.0% earnings growth rate; P/E of 18.0x).

         Kaplan also prepared a discounted cash flow analysis based upon a range of terminal price-to-book ("P/B") values between 85.0% and 135.0% and a discount rate of 12.0%. The range of values was based upon an assumed earnings growth rate between 0.0% and 10.0%. The analysis indicated a range of values for Plains Spirit between $19.15 per share (0.0% earnings growth; terminal P/B value of 85.0%) and $31.09 per share (10.0% earnings growth; terminal P/B value of 135.0%). The nominal value of the offer from MBI for each share of Plains Spirit Common Stock was $31.25 per share.

         Kaplan also prepared analyses of comparative theoretical stockholder returns for several scenarios, including Plains Spirit remaining independent, Plains Spirit repurchasing shares, Plains Spirit being sold to another third party and Plains Spirit accepting the MBI offer. Additionally, Kaplan evaluated the future prospects of Plains Spirit and MBI on a pro forma combined basis based on various estimates of pro forma net income for the twelve month period ending September 30, 1994.

         (b) CONTRIBUTION ANALYSIS. Kaplan prepared a contribution analysis showing the percentage of assets, deposits, common equity, tangible common equity and estimated 1995 net income contributed to the combined company on a pro forma basis, and compared these percentages to the pro forma ownership of MBI. This analysis showed that Plains Spirit, as of September 30, 1994, after taking into account certain pre-closing adjustments, would contribute 3.1% of pro forma consolidated total assets, 2.8% of pro forma consolidated deposits and 0.6% of pro forma consolidated net income for the fiscal year ended September 30, 1994. As MBI plans to repurchase shares equal to the Stock Distribution, Plains Spirit will not contribute any additional equity to MBI on a pro forma basis.

         (c) MERGER CONSIDERATION ANALYSIS. As set forth in the Merger Agreement, MBI's offer allows each Plains Spirit stockholder to elect to receive either cash or MBI Common Stock, subject to certain adjustments intended, among other things, to accommodate the tax-deferred nature of the Merger and to ensure that the maximum number of shares of MBI Common Stock to be issued does not exceed 1,400,000. In the event the Stock Distribution is fully subscribed, the Cash Distribution will vary inversely in relation to changes in the Average Mercantile Stock Price to ensure a "constant dollar" offer price of $31.25 per share.

         Kaplan performed a review of Plains Spirit Common Stock over the period from January 1, 1993, to December 23, 1994. The price of Plains Spirit Common Stock ranged from a low of $18.75 to a high of $26.50. During the same period, the price of MBI Common Stock ranged from a low of $29.33 to a high of $39.250. The Kaplan analyses also compared the weekly trading volume for Plains Spirit and MBI Common Stock from January 1993 to December 1994. During these periods, the weekly trading volume for Plains Spirit Common Stock averaged 47,295 shares, while the weekly trading volume for the MBI Common Stock averaged 293,988 shares.

         (d) FINANCIAL IMPLICATIONS TO PLAINS SPIRIT'S STOCKHOLDERS. Kaplan presented to the Board of Directors of Plains Spirit an analysis of the financial implications of the MBI proposal to Plains Spirit stockholders. This analysis showed that, for those Plains Spirit stockholders that receive MBI Common
     Stock, on a pro forma common share equivalent basis, a stockholder of Plains Spirit would achieve, as a result of the proposal, an 88.9% improvement in projected earnings per share and a 12.1% dilution in projected fully-diluted tangible book value per share. Plains Spirit stockholders would also receive a dividend of $0.77 per share.

         (e) COMPARABLE TRANSACTION ANALYSIS. Kaplan performed an analysis of prices and premiums paid in recent highly capitalized thrift acquisition transactions nationwide. Multiples of earnings, fully-diluted book value and fully-diluted tangible book value implied by the consideration to be received by Plains Spirit's stockholders in the Merger were compared with multiples paid in such nationwide thrift transactions, which included selected pending and completed acquisitions of thrifts with total assets less than $450 million and an equity/assets ratio greater than 11.00%, announced between January 1, 1993 and December 23, 1994. The average offer price to book value for this nationwide group of comparable transactions was 128.4%. The equivalent offer price to book value for Plains Spirit was 110.6% based on the Merger Consideration for each outstanding share of Plains
     Spirit Common Stock and Plains Spirit's stockholders' equity as of September 30, 1994. The average offer price to tangible book value was 129.4% for the comparative group, as compared to 110.6% for the prevailing offer consideration to be received by Plains Spirit stockholders. The average multiple of offer price to latest twelve months earnings was 14.0x for the comparative group, as compared to 14.1x for Plains Spirit.

         Kaplan also performed an analysis of selected pending and completed acquisitions announced between January 1, 1993 and December 23, 1994, of highly capitalized thrifts headquartered in midwestern states with total assets less than $500 million and an equity/assets ratio greater than 11.00%. The average offer price to book value for this group of comparable transactions was 139.9%. The equivalent offer price to book value for Plains Spirit was 110.6%. The average offer price to tangible book value was 139.9% for the comparative group, as compared to 110.6% for the prevailing offer consideration to be received by the holders of Plains Spirit Common Stock. The average multiple of offer price to latest twelve months earnings was 14.7x for the comparative group, as compared to 14.1x for Plains Spirit.

         The thrift transactions included in the above averages are summarized in the tables below and on the following page:

                                  SELECTED NATIONWIDE THRIFT TRANSACTIONS

        State of           State of
          Buyer             Target                 Buyer                                  Target
        --------           --------         ------------------                   -------------------------
           NC                 NC            Centura Banks                        First Southern Bncrp
           FO                 NH            Bank of Ireland                      Great Bay Bnkshrs.
           PA                 OH            PNC Bank Corp                        Brentwood Fin'l Corp
           OH                 IN            National City Corp                   Central Indiana Bncrp
           WI                 IL            Advantage Bancorp.                   Amity Bancshares
           PA                 PA            First Commonwealth                   Reliable Financial
           VA                 VA            Signet Banking Corp                  Pioneer Financial
           PA                 PA            PennFirst Bancorp                    ESB Bancorp
           AL                 FL            Regions Financial                    First Federal Enterprises
           MN                 SD            South Dakota Fin'l                   Dakota Bancorp

                             SELECTED MIDWEST REGION THRIFT TRANSACTIONS

        State of           State of
          Buyer             Target                  Buyer                                 Target
        --------           --------         --------------------                 ------------------------
           WI                 IL            First Financial Corp                 FirstRock Bancorp
           PA                 OH            PNC Bancorp                          Brentwood Fin'l Corp
           OH                 IN            National City Corp                   Central Indiana Bncrp.
           OH                 OH            Fifth Third Bancorp                  Mutual FSB
           WI                 IL            Advantage Bancorp                    Amity Bancshares
           MO                 MO            First Banks, Inc.                    St. Charles Fed Bncshrs.
           OH                 OH            Fifth Third Bancorp                  TriState Bancorp
           MN                 SD            South Dakota Fin'l                   Dakota Bancorp

         (f) COMPARABLE COMPANY ANALYSIS. In performing its comparable company analyses, Kaplan examined the operating performance of Plains Spirit in comparison to publicly traded thrift institutions that Kaplan deemed to be comparable to Plains Spirit. This group of companies included 16 publicly traded thrift institutions with headquarter locations in various midwestern states having total assets between $250 million and $500 million and an equity/assets ratio greater than 12.00%. The group included Ameriana Bancorp (Indiana), First Midwest Financial, Inc.
     (Iowa), Calumet Bancorp, Inc. (Illinois), Fidelity Bancorp, Inc. (Illinois), FirstFed Bancshares (Illinois), First Federal Financial Corp. (Kentucky), Financial Security Corp. (Illinois), HMN Financial, Inc. (Minnesota), Kentucky Enterprise Bancorp (Kentucky), Kankakee Bancorp, Inc. (Illinois), Ottawa

     Financial Corp. (Michigan), Permanent Bancorp, Inc.
     (Indiana), Peoples Bancorp (Indiana), Southwest
     Bancshares (Illinois), WFS Bancorp, Inc. (Kansas) and
     Westco Bancorp (Illinois).

         Kaplan analyzed the relative performance and outlook for Plains Spirit by comparing certain financial and trading market information of Plains Spirit with the group of comparable thrifts. Kaplan compared Plains Spirit with the comparable thrifts based on selected operating fundamentals, including profitability, capital adequacy and asset quality. Using financial data as of or for the twelve months ended September 30, 1994, and market price data as of December 20, 1994, the average market price to latest twelve months earnings multiple was 10.9x for the comparable thrifts and 10.3x for Plains Spirit. The average price to stated book value was 84.6% for the comparable thrifts and 80.5% for Plains Spirit. The average price to tangible book value was 85.2% for the comparable thrifts and 80.5% for Plains Spirit. The implied market trading values for Plains Spirit derived from such comparable company analysis utilizing the resulting valuation ratio averages ranged from approximately $23.91 to $24.08 per share. At September 30, 1994, the average equity to assets ratio was 15.27% for the group of comparable thrifts and 12.41% for Plains Spirit. The average tangible equity to assets ratio was 15.19% for the comparable thrifts and 12.41% for Plains Spirit. The average last twelve months return on average assets was 1.13% for the comparable thrifts and 1.20% for Plains Spirit. The average return on average equity was 7.63% for the comparable thrifts and 8.18% for Plains Spirit. Based on the Merger Consideration of $31.25 per share, as of September 30, 1994, the MBI offer price represented 110.6% of Plains Spirit's book value, 110.6% of Plains Spirit's tangible book value, and 14.1x Plains Spirit's latest twelve months earnings through September 30, 1994.

         In addition, Kaplan compared the market price, price-to-book value and price-to-earnings multiples of the MBI Common Stock with the individual market multiples and averages of sixteen selected comparable companies deemed to be reasonably similar to MBI in size, financial character, operating profile, historical performance and geographic market and included Boatmen's Bancshares, Inc. (Missouri), Commerce Bancshares, Inc. (Missouri), First Bank System, Inc. (Minnesota), First of America Bank Corp. (Michigan), FirsTier Financial, Inc. (Nebraska), Fourth Financial Corporation (Kansas), Firstar Corporation (Wisconsin), Hawkeye Bancorporation (Iowa), Magna Group, Inc. (Missouri), Marshall & Ilsley Corporation (Wisconsin), Norwest Corporation (Minnesota) and Old Kent Financial Corporation (Michigan).

         The analysis also compared returns on average assets and on average equity of MBI to those of the selected comparable companies and the averages of the comparable group. Using financial data as of or for the twelve months ended September 30, 1994, and market price data as of December 20, 1994, the analysis indicated that the MBI Common Stock traded at a price-to-earnings multiple of 10.2x trailing twelve months earnings for the period ending September 30, 1994 as compared to a comparative group average of 10.9x trailing twelve months earnings. MBI Common Stock traded at 133.7% of book value and 142.6% of tangible book value, as compared to 151.7% and 174.7%, respectively, for the comparative group. MBI's operating results, as measured by returns on average assets and average equity was 1.13% and 13.76%, respectively, as compared to the average of the selected comparable companies, which was 1.26% and 14.83%, respectively.

    The Kaplan analyses also included summary income statement and balance sheet data and selected ratio analyses for MBI and various other potential acquirors of Plains Spirit. In addition, on December 22, 1994, the senior management of Plains Spirit, in conjunction with Kaplan, summarized certain historical financial information of MBI and reported to the Plains Spirit Board of Directors regarding the results of a due diligence review of MBI conducted during the week of January 17, 1995.

    In connection with its opinion as of the date hereof, Kaplan also confirmed the appropriateness of its reliance on the analyses used to render its December 23, 1994 opinion by performing procedures to update certain of such analyses and by reviewing the assumptions on which such analyses were based and the factors considered in connection therewith.

    Kaplan is a nationally recognized financial advisory and consulting firm that specializes in the commercial banking, thrift and mortgage banking industries. Kaplan is regularly engaged in the independent valuation of businesses and securities in connection with mergers and acquisitions, initial public offerings, private placements, recapitalizations and valuations for estate, corporate and other purposes. The Board of Directors of Plains Spirit selected Kaplan to serve as its financial advisor on the basis of its reputation, experience and expertise in transactions such as the Merger.

    Pursuant to the terms of an engagement letter, dated November 29, 1993, between Plains Spirit and Kaplan, Plains Spirit engaged Kaplan as its financial advisor to generally advise Plains Spirit's Board of Directors on financial and strategic matters relating to the enhancement of stockholder value and, more specifically, in connection with the possible sale of Plains Spirit and such other matters as requested by the Plains Spirit Board of Directors. Plains Spirit has paid Kaplan a general advisory fee of $25,000 upon the execution of the above-referenced engagement letter, and a specific advisory fee of $75,000 following the delivery of Kaplan's financial fairness opinion issued in conjunction with Plains Spirit's execution of the Merger Agreement. In addition, on the closing date of the Merger, Plains Spirit will pay Kaplan a contingent transaction fee equal to 0.85% of the gross consideration to be received by the holders of Plains Spirit Common Stock less the aggregate amount of the above-referenced general and specific advisory fees previously paid to Kaplan by Plains Spirit, or $444,000. During 1993, Plains Spirit also paid Kaplan a total of $30,000 in professional fees for financial advisory services relating to Plains Spirit's evaluation of a possible acquisition of an in-market thrift institution and a possible merger-of-equals transaction with a commercial bank. Whether or not the Merger is consummated, Plains Spirit has also agreed to reimburse Kaplan for its reasonable out-of-pocket expenses incurred in connection with the services provided to Plains Spirit by Kaplan and to indemnify and hold harmless Kaplan to the full extent lawful from and against certain liabilities, including certain liabilities under the federal securities laws, in connection with its engagement.

CONDITIONS OF THE MERGER

    The respective obligations of MBI and Plains Spirit to consummate the Merger are subject to the satisfaction of certain mutual conditions, including the following:

         (1) The Merger Agreement shall be approved by the holders of a majority of the outstanding shares of Plains Spirit
    Common Stock at the Special Meeting.

         (2) The Merger Agreement and the transactions contemplated therein shall have been approved by the Federal Reserve Board, the OTS and any other federal and/or state regulatory agency whose approval is required for the consummation of the transactions contemplated therein, and all waiting periods after such approvals required by law or regulation have been satisfied.

         (3) The Registration Statement of which this Proxy Statement/Prospectus is a part, registering shares of MBI Common Stock to be issued in the Merger, shall have been declared effective and not be subject to a stop order or any threatened stop order.

         (4) Neither Plains Spirit, MBI nor MBII shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger.

         (5) Each of MBI, MBII and Plains Spirit shall have received from MBI's Counsel an opinion (which opinion shall not have been withdrawn at or prior to the Effective Time) reasonably satisfactory in form and substance to it to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code and that no gain or loss will be recognized by those stockholders of Plains Spirit who receive solely MBI Common Stock in exchange for Plains Spirit Common
    Stock.

    The obligation of MBI and MBII to consummate the Merger is subject to the satisfaction by Plains Spirit, unless waived by MBI and MBII, of certain other conditions, including the following:

         (1) The representations and warranties of Plains Spirit made in the Merger Agreement shall be true and correct in all material respects, as of December 23, 1994 and as of the Effective Time, except for inaccuracies therein that are not of a magnitude as to have a material adverse effect on Plains Spirit and its subsidiaries, taken as a whole, and MBI shall have received an officers' certificate from Plains Spirit to that effect.

         (2) All obligations required to be performed by Plains Spirit prior to or as of the Closing Date shall have been performed in all material respects, and MBI shall have received an officers' certificate from Plains Spirit to that effect.

         (3) Plains Spirit shall have obtained any and all material permits, authorizations, consents, waivers and approvals required of Plains Spirit for the lawful consummation of the Merger.

         (4) Since December 23, 1994, there shall have been no material adverse change in the business, financial condition or results of operations of Plains Spirit or its subsidiaries, taken as a whole, except as may have resulted from changes to laws and regulations, generally accepted or regulatory accounting principles, or interpretations thereof, or changes in economic conditions, including interest rates, applicable to thrift institutions generally.

         (5) Silver, Freedman & Taff, L.L.P., counsel to Plains Spirit, shall have delivered to MBI an opinion regarding certain legal matters.

    Plains Spirit's obligation to consummate the Merger is subject to the satisfaction, by MBI and MBII, unless waived by Plains
Spirit, of certain other conditions, including the following:

         (1) The representations and warranties of MBI and MBII made in the Merger Agreement shall be true and correct in all material respects, as of December 23, 1994 and as of the Effective Time, except for inaccuracies therein that are not of a magnitude as to have a material adverse effect on MBI and its subsidiaries, taken as a whole, and Plains Spirit shall have received an officer's certificate from MBI to that effect.

         (2) All obligations required to be performed by MBI prior to or as of the Closing Date shall have been performed in all material respects, and Plains Spirit shall have received an officers' certificate from MBI to that effect.

         (3) MBI and MBII shall have obtained any and all material permits, authorizations, consents, waivers and approvals required of MBI or MBII for the lawful consummation of the Merger.

         (4) Since December 23, 1994, there shall have been no material adverse change in the business, financial condition or results of operations of MBI on a consolidated basis taken as a whole, except as may have resulted from changes to laws and regulations, generally accepted or regulatory accounting principles, or interpretations thereof, or changes in economic conditions, including interest rates, applicable to commercial banking institutions.

         (5) MBI's Counsel shall have delivered to Plains Spirit an opinion regarding certain legal matters.

TERMINATION OF THE MERGER AGREEMENT

    The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of Plains Spirit, by mutual consent of the Executive Committee of the Board of Directors of MBI and the Boards of Directors of Plains Spirit and MBII, or unilaterally by the Executive Committee of the Board of Directors of MBI or the Boards of Directors of Plains Spirit or MBII: (i) at any time after December 31, 1995, if the Merger shall not have been consummated by such date (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement);
(ii) if the Federal Reserve Board or the OTS shall have denied the application to approve the Merger, and such denial has become nonappealable; (iii) if the Merger Agreement is not approved by a majority of the outstanding shares of Plains Spirit Common Stock at the Special Meeting; or (iv) in the event of a breach by the other party of any representation, warranty or agreement contained in the Merger Agreement or the Option Agreement, which breach is not cured after 30 days' written notice thereof is given to the party committing such breach or waived by the non-breaching party. No assurance can be given that the Merger will be consummated on or before December 31, 1995 or that MBI, MBII or Plains Spirit will not elect to terminate the Merger Agreement if the Merger has not been consummated on or before such date.

    In the event of the termination of the Merger Agreement, it shall become void and there shall be no liability on the part of any party except, that (i) confidentiality and indemnification obligations shall survive termination; (ii) MBI shall pay all printing, mailing and filing expenses with respect to the Registration Statement and this Proxy Statement/Prospectus and
(iii) in the case of termination due to continued material breach after notice and opportunity to cure, the breaching party shall not be relieved of liability to the nonbreaching party arising from the willful nonperformance of any covenant in the Merger Agreement. In addition, as described above under "- Other Agreements - Option Agreement," in the case of certain terminations of the Merger Agreement, the Option Agreement will become exercisable and Plains Spirit may be obligated to repurchase the Option and any Mercantile Option Shares.

INDEMNIFICATION

    Plains Spirit, MBI and MBII have agreed to indemnify each other against any claims or liabilities to which any such party may become subject under federal or state securities laws or regulations, to the extent that such claim or liability arises out of information furnished to the party subject to such liability by the other party, or out of an omission by such other party to state a necessary or material fact in the Registration Statement of which this Proxy Statement/Prospectus is a part.

CLOSING DATE

    The Merger will be consummated and become effective on the Closing Date upon the filing of the Articles of Merger in respect of the Merger with the Secretary of State of the State of Iowa. Under the Merger Agreement, unless the parties otherwise agree, the Closing Date shall be the first business day of the month beginning at least five business days after the month in which the later of the following events occurs: (i) the receipt of the requisite approval of the Merger Agreement by the stockholders of Plains Spirit and (ii) the approval of the Merger by the Federal Reserve Board, the OTS and any other federal and/or state regulatory agency whose approval is required, and all waiting periods for such approvals have been satisfied.

SURRENDER OF PLAINS SPIRIT STOCK CERTIFICATES AND RECEIPT OF MBI
COMMON STOCK AND/OR CASH

    At the Effective Time of the Merger, each outstanding share of Plains Spirit Common Stock will be converted into the right to receive the Stock Distribution and/or the Cash Distribution as shall be attributable to such share in accordance with the elections and adjustments described above. See "- General Description of the Merger." Each holder of Plains Spirit Common Stock, upon submission to the Exchange Agent of a properly executed letter of transmittal and surrender to the Exchange
Agent of the stock certificate(s) formerly representing shares of Plains Spirit Common Stock, will be entitled to receive the Stock Distribution and/or the Cash Distribution to which such stockholder is entitled.

    As soon as practicable after the Effective Time of the Merger, the Exchange Agent will mail to each former Plains Spirit stockholder of record as of the Effective Time notification of the consummation of the Merger. The Exchange Agent will also provide a letter of transmittal and instructions as to the procedure for the surrender of the stock certificates evidencing the Plains Spirit Common Stock.

    Following the Effective Time of the Merger, it will be the responsibility of each former holder of Plains Spirit shares to submit all certificates evidencing that former holder's shares of Plains Spirit Common Stock to the Exchange Agent. No interest will be accrued or paid on the Cash Distribution. No dividends or other distribution will be paid to a former Plains Spirit stockholder on the Stock Distribution until such stockholder's properly completed letter of transmittal and stock certificates formerly representing Plains Spirit Common Stock, or, in lieu thereof, such evidence of a lost, stolen or destroyed certificate and/or such surety bond as the Exchange Agent may reasonably require in accordance with customary exchange practices, are delivered to the Exchange Agent. All dividends or other distributions on the Stock Distribution declared between the Effective Time and the date of the surrender of a Plains Spirit stock certificate will be held for the benefit of the stockholder and will be paid to the stockholder, without interest thereon, upon the surrender of such stock certificate or documentation and/or insurance bond in lieu thereof.

    After the Effective Time, there will be no further transfers on the records of Plains Spirit of Plains Spirit stock certificates and, if such certificates are presented to MBI for transfer, they will be cancelled against delivery of the Merger
Consideration.

FRACTIONAL SHARES

    No fractional shares of MBI Common Stock will be issued to the former stockholders of Plains Spirit in connection with the Merger. Each former holder of Plains Spirit Common Stock who otherwise would have been entitled to receive a fraction of a share of MBI Common Stock shall receive in lieu thereof cash, without interest, in an amount equal to the holder's fractional share interest multiplied by the Average Mercantile Stock Price. Cash received by Plains Spirit stockholders in lieu of fractional shares may give rise to taxable income. See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER."

REGULATORY APPROVALS

    In addition to the approval of the Merger Agreement by the stockholders of Plains Spirit, the obligations of the parties to effect the Merger are subject to prior approval of the Federal Reserve Board and the OTS. As a bank holding company, MBI is subject to regulation under the BHCA. The Merger is subject to prior approval by the Federal Reserve Board under Section 4 of the BHCA. Under the BHCA, the Federal Reserve Board may withhold approval of the Merger if, among other things, it determines that the effect of the Merger would be to substantially lessen competition in the relevant markets. In addition, the Federal Reserve Board will consider whether the combined organization meets the requirements of the Community Reinvestment Act of 1977, as amended, by assessing the involved entities' respective records of meeting the credit needs of the local communities in which they are chartered, consistent with the safe and sound operation of such institutions. In its review, the Federal Reserve Board must also examine the financial and managerial resources and future prospects of the combined organization and analyze the capital structure and soundness of the resulting entity. The Federal Reserve Board has the authority to deny an application if it concludes that the combined organization would have inadequate capital.

    As a savings and loan holding company, MBI is also subject to regulation under the HOLA. The Merger is also subject to the prior approval of the OTS under the HOLA. The OTS may disapprove the Merger based on the financial and managerial resources and future prospects of MBI and the effect of the Merger on First Federal and the insurance risk posed by the Merger to the Savings Association Insurance Fund (the "SAIF") or the Bank Insurance Fund (the "BIF") of the Federal Deposit Insurance Corporation (the "FDIC"). In determining whether to approve the Merger, the OTS may also consider the effect of the Merger on the convenience and needs of the communities to be served, including community reinvestment needs. In addition, under HOLA, the OTS may not approve the Merger if it would result in a monopoly or have a substantial anticompetitive effect unless the anticompetitive effect of the Merger is clearly outweighed in the public interest by the probable effect of the Merger in meeting the convenience and needs of the communities to be served.

    Applications for such approvals have been filed with the Federal Reserve Board and the OTS. MBI and Plains Spirit are not aware of any governmental approvals or actions that may be required for consummation of the Merger other than as described above. Should any other approval or action be required, it is presently contemplated that such approval or action would be sought. There can be no assurance that any necessary regulatory approvals or actions will be timely received or taken, that no action will be brought challenging any such approval or action or, if such a challenge is brought, as to the result thereof, or that any such approval or action will not be conditioned in a manner that would cause the parties to abandon the Merger. See "SUPERVISION AND REGULATION."

    In connection with the filing of the applications with the Federal Reserve Board and the OTS, MBI has committed to divest or terminate, within such time limits, if any, as may be imposed by the Federal Reserve Board, all impermissible activities conducted by S&L Service Corporation, an Iowa corporation and wholly owned subsidiary of Plains Spirit, which operates a general insurance agency.

BUSINESS PENDING THE MERGER

    The Merger Agreement provides that, during the period from December 23, 1994 to the Effective Time, Plains Spirit will, and will cause each of its subsidiaries to, conduct its business according to the ordinary and usual course consistent with past practices and use its best efforts to maintain and preserve its business organization, employees and advantageous business relationships and retain the services of its officers and key employees.

    Furthermore, from the date of the Merger Agreement to the Effective Time, except as provided in the Merger Agreement, Plains Spirit will not, and will not permit any of its subsidiaries to, without the prior written consent of MBI, which consent will not be unreasonably withheld:

         (1) declare, set aside or pay any dividends or other distributions, directly or indirectly, in respect of its capital stock (other than dividends from any of Plains Spirit's subsidiaries to Plains Spirit), except that Plains Spirit may declare and pay regular quarterly cash dividends in amounts not to exceed $0.14 per share on the Plains Spirit Common Stock; provided, however, no dividend will be paid to a Plains Spirit stockholder for any quarter in which such Plains Spirit stockholder will be entitled to receive a regular quarterly dividend on the shares of MBI Common Stock to be issued in the Merger;

         (2) enter into or amend any employment, severance or similar agreement or arrangement with any director, officer or employee, or materially modify any of Plains Spirit's employee plans or policies or grant any salary or wage increase or materially increase any employee benefit (including incentive or bonus payments), except normal individual increases in compensation to employees consistent with past practice, or as required by law or contract, and except for such increases of which Plains Spirit notifies MBI in writing and which MBI does not disapprove within ten days of the receipt of such notice;

         (3) authorize, recommend, propose or announce an intention to authorize, so recommend or propose, or enter into an agreement in principle with respect to, any merger, consolidation or business combination (other than the Merger), any acquisition of a material amount of assets or securities, any disposition of a material amount of assets or securities or any relinquishment of any material contract rights;

         (4) propose or adopt any amendments to the Certificate of Incorporation or the Articles of Incorporation or Charter of Plains Spirit or any subsidiary of Plains Spirit, as the case may be, or its respective by-laws;

         (5) issue, sell, grant, confer or award any shares of capital stock, except with respect to the issuance of Plains Spirit Common Stock upon the exercise or conversion of employee stock options, or effect any stock split or otherwise change its capitalization as it existed on December 23, 1994;

         (6) purchase, redeem, retire, repurchase or exchange, or otherwise acquire or dispose of, directly or indirectly, any shares of its capital stock, whether pursuant to the terms of such capital stock or otherwise;

         (7) (i) without first consulting with MBI, enter into, renew or increase any loan or credit commitment (including stand-by letters of credit) to, or invest or agree to invest in any person or entity or modify any of the material provisions or renew or otherwise extend the maturity date of any existing loan or credit commitment (collectively, "Lend to") in an amount in excess of $250,000 or in any amount which, when aggregated with any and all loans or credit commitments of Plains Spirit and its subsidiaries to such person or entity, would be in excess of $500,000, provided no such consultation shall be required in respect of single-family residential loans or credits not exceeding $500,000 that are saleable in recognized secondary markets pursuant to Plains Spirit's lending policies as in effect on the date hereof; (ii) without first obtaining the written consent of MBI, Lend to any person or entity in an amount in excess of $500,000 or in any amount which, or when aggregated with any and all loans or credit commitments of Plains Spirit and its subsidiaries to such person or entity, would be in excess of $1,000,000; (iii) Lend to any person other than in accordance with lending policies as in effect on the date hereof, provided that in the case of clauses (i) and (iii) Plains
    Spirit or any of its subsidiaries may make any such loan in the event (A) Plains Spirit or any of its subsidiary has delivered to MBI or its designated representative a notice of its intention to make such loan and such information as MBI or its designated representative may reasonably require in respect thereof and (B) MBI or its designated representative shall not have reasonably objected to such loan by giving written or facsimile notice of such objection within two business days following the delivery to MBI or its designated representative of the notice of intention and information as aforesaid; or (iv) Lend to any person or entity any of the loans or other extensions of credit to which or investments in which are on a "watch list" or similar internal report of Plains Spirit or any of its subsidiaries (except those denoted "pass" thereon), in an amount in excess of $100,000; provided, however, that nothing shall prohibit Plains Spirit or any its subsidiaries from honoring any contractual obligation in existence on December 23, 1994 or, with respect to loans described in clause (i) above, making such loans after consulting with MBI;

         (8) directly or indirectly, including through its officers, directors, employees or other representatives:

             (i) initiate, solicit or encourage any discussions, inquiries or proposals with any third party (other than MBI or MBII) relating to the disposition of any significant portion of the business or assets of Plains Spirit or any of its subsidiaries or the acquisition of the capital stock (or rights or options exercisable for, or securities convertible or exchangeable into, capital stock) of Plains Spirit or any of its subsidiaries or the merger of Plains Spirit or any of its subsidiaries with any person (other than MBI or MBII) or any similar transaction (each such transaction being referred to herein as an "Acquisition Transaction"), or

             (ii) provide any third party with information or assistance or negotiate with any third party with respect to an Acquisition Transaction, and Plains Spirit shall promptly notify MBI orally of all the relevant details relating to all inquiries, indications of interest and proposals which it or any of its subsidiaries may receive with respect to any Acquisition Transaction;

         (9) take any action that would (i) materially impede or delay the consummation of the transactions contemplated by the Merger Agreement or the ability of MBI or Plains Spirit to obtain any necessary approvals of any regulatory authority required for the transactions contemplated by the Merger Agreement or to perform its covenants and agreements under the Merger Agreement, or (ii) prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code;

         (10) other than in ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity;

         (11) materially restructure or change its investment securities portfolio, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, or execute individual investment transactions of greater than $1,000,000 for U.S. Treasury Securities and $500,000 for all other investment instruments, provided that for purposes of this subsection, such consent by MBI shall not be unreasonably withheld;

         (12) agree in writing or otherwise to take any of the foregoing actions or engage in any activity, enter into any transaction or intentionally take or omit to take any other act which would make any of the representations and warranties in the Merger Agreement untrue or incorrect in any material respect if made anew after engaging in such activity, entering into such transaction, or taking or omitting such other act; or

         (13) enter into, increase or renew any loan or credit commitment (including standby letters of credit) to any executive officer or director of Plains Spirit or any of its subsidiaries, any stockholder of Plains Spirit, or any entity controlled, directly or indirectly, by any of the foregoing or engage in any transaction with any of the foregoing which is of the type or nature sought to be regulated in 12 U.S.C. Section 371c and 12 U.S.C. Section 371c-1, without first obtaining the prior written consent of MBI, which consent shall not be unreasonably withheld.

WAIVER AND AMENDMENT

    Any provision of the Merger Agreement, including, without limitation, the conditions to the consummation of the Merger and the restrictions described under "- Business Pending the Merger," may be (i) waived in writing at any time by the party that is, or whose shareholders or stockholders, as the case may be, are, entitled to the benefits thereof, or (ii) amended at any time by written agreement of the parties approved by or on behalf of their respective Boards of Directors or Executive Committees, whether before or after the Special Meeting; provided, however, that after approval of the Merger Agreement by the stockholders of Plains Spirit at the Special Meeting no such modification may alter or change the amount or form of the Merger Consideration, or adversely affect the tax treatment to the Plains Spirit stockholders as a result of the Merger Consideration. See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER."

ACCOUNTING TREATMENT

    The Merger will be accounted for under the purchase method of accounting. Accordingly, data regarding the financial condition and results of operations of Plains Spirit will be included in MBI's consolidated financial statements on and after the Closing Date.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    JOHN C. SHENK, JR. AND THOMAS G. GETZ. John C. Shenk, Jr., Chairman of First Federal, and Thomas G. Getz, Vice Chairman of First Federal, have each entered into an agreement with MBI whereby they will continue as Chairman and Vice Chairman, respectively, of First Federal through December 31, 1995. Messrs. Shenk and Getz will receive the same fees as other members of the Board of Directors of First Federal.

    WILLIAM L. WILKE. William L. Wilke, President of First Federal, has entered into an agreement with MBI whereby he will continue to serve as President of First Federal through December 31, 1995. After December 31, 1995 and through the period ending three years after consummation of the Merger, Mr. Wilke will serve as either the President or Chairman of First Federal. During such three year period, Mr. Wilke will receive a base salary of $182,000 per year (inclusive of director's fees) and be entitled to participate in MBI's welfare plans and executive incentive programs.

    MBI has agreed to satisfy the obligations of Plains Spirit and First Federal under the Supplemental Retirement Agreement with
Mr. Wilke. Mr. Wilke will receive from MBI a lump sum supplemental retirement benefit equal to the present value of an annuity which will provide Mr. Wilke with annual lifetime payments equal to $106,500. The supplemental retirement benefit will be payable upon the consummation of the Merger. The benefit is to be calculated net of any federal, state or local income, excise or other tax liability.

    MARK J. HOFFSCHNEIDER, JAMES D. VAN HYFTE AND DONALD J. BREWER. Plains Spirit and First Federal have entered into the Termination Agreements with each of Messrs. Hoffschneider, Van Hyfte and Brewer. Pursuant to the Termination Agreements, if employment is terminated during the term of the Termination Agreements following a change in control of Plains Spirit either
(i) without the employee's express written consent, or (ii) by a material diminution of or interference with the employee's duties, responsibilities and benefits then the employee will receive in cash, in semi-monthly installments during the 24-month period following termination, an amount equal to 200% of his current base salary plus incentive compensation for the most recently completed fiscal year; provided, however, that any compensation received by the employee from a third party during such period in the form of salary and/or incentive compensation will reduce the severance benefit accordingly. The employee will also receive life, health and disability benefits substantially identical to the coverage maintained by First Federal prior to his severance. Consummation of the Merger will constitute a change in control for the purposes of the Termination Agreements. In connection with the Merger, MBI has agreed to honor the Termination Agreements in accordance with their terms.

    STOCK OPTIONS AND RESTRICTED STOCK. MBI has agreed to assume the Stock Option Plan and all outstanding stock options to purchase Plains Spirit Common Stock thereunder. Each such option outstanding at the Effective Time, whether or not exercisable or vested, shall, at the Effective Time, be converted into an option to purchase such number of shares of MBI Common Stock as is equal to the number of shares of Plains Spirit Common Stock subject to such option multiplied by the Exchange Ratio, and at a per share exercise price which shall equal the per share exercise price under such option divided by the Exchange Ratio, subject to adjustment as appropriate to reflect any stock split, stock dividend, capitalization or similar transaction subsequent to the Effective Time. With respect to options which qualify as "incentive stock options" under Section 422 of the Code, any adjustment is intended to satisfy the requirements of Section
422. Alternatively, as a result of such assumptions by MBI, in accordance with the terms of the Stock Option Plan, each holder of options thereunder shall be entitled from and after the Effective Time, upon exercise, to receive either (i) cash or (ii) shares of MBI Common Stock valued at the time of exercise, as determined by the committee of the MBI Board of Directors which will, after the consummation of the Merger, administer the Stock Option Plan, equal to the spread between the aggregate exercise price for the shares subject to such option and the value (based on the market price of MBI Common Stock at the time of exercise) of the number of shares of MBI Common Stock which such option holder would have been entitled to receive in the Merger if the option was exercised immediately prior to the Effective Time. In addition, in accordance with the terms of the Stock Option Plan, all options thereunder that are not fully exercisable or vested shall become exercisable in full upon the approval of the Merger Agreement by the Plains Spirit stockholders and shall remain so exercisable for a period of 60 days following such date, after which they shall revert to being exercisable in accordance with their terms. As of ----------, 1995, ------------- shares of
Plains Spirit Common Stock were subject to options not then vested or exercisable.


    MBI has agreed, at and after the Effective Time, to reserve sufficient shares of MBI Common Stock for issuance with respect to the options under the Stock Option Plan to be assumed upon the Merger. MBI will also file with the Commission, and obtain the effectiveness of, a registration statement with respect to such options.

    Pursuant to the terms of the RRP, all shares of Plains Spirit Common Stock granted thereunder and subject to restrictions shall become fully vested upon the approval of the Merger Agreement by the Plains Spirit stockholders. As of ----------, 1995, ---------- shares of Plains Spirit Common Stock were subject to restrictions under the RRP.

EFFECT ON EMPLOYEE BENEFIT PLANS

    The Merger Agreement provides that MBI shall honor all provisions for vested benefits or other vested amounts earned or accrued through the Effective Time under Plains Spirit's employee plans. Except with respect to the RRP, which will terminate upon the Merger, the Plains Spirit employee plans will continue as plans of MBI until such time as the former Plains Spirit and First Federal employees are integrated into MBI's employee benefit plans that are available to other employees of MBI and its subsidiaries. MBI will take such steps as are necessary or required to integrate the former Plains Spirit and First Federal employees in MBI's employee benefit plans available to other employees of MBI and its subsidiaries as soon as practicable after the Effective Time, with (i) full credit for prior service with Plains Spirit or First Federal for purposes of vesting and eligibility for participation (but not benefit accruals under any defined benefit plan), and co-payments and deductibles, and (ii) waiver of all waiting periods and pre-existing condition exclusions or penalties.

        CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER
        -----------------------------------------------------

    The following discussion of the material federal income tax consequences of the Merger to certain Plains Spirit stockholders does not purport to be a complete analysis or listing of all potential tax considerations or consequences relevant to a decision whether to vote for the approval of the Merger. The discussion does not address all aspects of federal income taxation that may be applicable to Plains Spirit stockholders subject to special federal income tax treatment including
(without limitation) foreign persons, insurance companies, tax-exempt entities, retirement plans, dealers in securities and persons who acquired their Plains Spirit Common Stock pursuant to the exercise of employee stock options or otherwise as compensation. The discussion addresses neither the effect of any applicable state, local or foreign tax laws, nor the effect of any federal tax laws other than those pertaining to the federal income tax. IN VIEW OF THE INDIVIDUAL NATURE OF FEDERAL INCOME TAX CONSEQUENCES, EACH PLAINS SPIRIT STOCKHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR TO DETERMINE THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO HIM OR HER.

    The discussion is based on the Code, regulations and rulings now in effect or proposed thereunder, current administrative rulings and practice, and judicial precedent, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences discussed herein. The discussion is also based on certain customary assumptions regarding the factual circumstances that will exist at the Effective Time of the Merger, including without limitation, certain representations of MBI, Plains Spirit and holders of 1% or more of Plains Spirit Common Stock (determined as of the Closing Date) who make a valid Stock Election. If any of these factual assumptions or representations is inaccurate, the tax consequences of the Merger could differ from those described herein. The discussion assumes that shares of Plains Spirit Common Stock are held as capital assets (within the meaning of Section 1221 of the Code).

    If the Merger occurs in accordance with the Merger Agreement, the Merger will constitute a "reorganization" for federal income tax purposes under Section 368(a)(1)(A) of the Code, by reason of the application of Section 368(a)(2)(D) of the Code, with the following federal income tax consequences:

         (1) Plains Spirit stockholders who receive solely shares of MBI Common Stock in exchange for their Plains Spirit Common
    Stock pursuant to the Merger will recognize no gain or loss, except with respect to cash received in lieu of fractional shares, if any, as discussed below.

         (2)    A Plains Spirit stockholder who receives only cash
    (i) in exchange for shares of Plains Spirit Common Stock pursuant to the Merger or (ii) as a result of the exercise of appraisal rights, will realize gain or loss for federal income tax purposes (determined separately as to each block of Plains Spirit Common Stock exchanged) in an amount equal to the difference between (x) the amount of cash received by such stockholder, and (y) such stockholder's tax basis for the shares of Plains Spirit Common Stock surrendered in exchange therefor, provided that the cash payment does not have the effect of the distribution of a dividend. Any such gain or loss will be recognized for federal income tax purposes and will be treated as capital gain or loss. However, if the cash payment does have the effect of the distribution of a dividend, the amount of taxable income recognized generally will equal the amount of cash received; such income generally will be taxable as a dividend; and no loss (or other recovery of such stockholder's tax basis for the shares of Plains Spirit Common Stock surrendered in the exchange) generally will be recognized by such stockholder. The determination of whether a cash payment has the effect of the distribution of a dividend will be made pursuant to the provisions and limitations of Section 302 of the Code, taking into account the constructive stock ownership rules of Section 318 of the Code. See "- Impact of Section 302 of the Code," below.

         (3) A Plains Spirit stockholder who receives shares of MBI Common Stock and cash in exchange for shares of Plains Spirit
    Common Stock in the Merger will realize gain (determined separately as to each block of Plains Spirit Common Stock exchanged) if (i) the sum of the amount of cash and the fair market value of the shares of MBI

    Common Stock received by such stockholder exceeds (ii) such stockholder's tax basis for the shares of Plains Spirit Common Stock surrendered in exchange therefor. The amount of such gain that is recognized for federal income tax purposes will be limited to the amount of cash received. If the amount of cash received exceeds the amount of gain realized, only the amount of gain realized will be recognized for federal income tax purposes. Any such gain recognized will be taxable as capital gain, provided that the cash payment does not have the effect of the distribution of a dividend. Any loss realized will not be recognized for federal income tax purposes. Under section 356 of the Code, the determination of whether a cash payment has the effect of the distribution of a dividend generally will be made in accordance with the provisions and limitations of Section 302 of the Code, taking into account the constructive stock ownership rules of Section 318 of the Code. See "- Impact of
    Section 302 of the Code," below.

         (4) The aggregate adjusted tax basis of the shares of MBI Common Stock received by each Plains Spirit stockholder in the Merger (including any fractional share of MBI Common Stock deemed to be received, as described in paragraph 6 below), will be equal to the aggregate adjusted tax basis of the shares of Plains Spirit Common Stock surrendered, decreased by the amount of any cash received and increased by the amount of any gain (or dividend) recognized.

         (5) The holding period of the shares of MBI Common Stock (including any fractional share of MBI Common Stock deemed to be received, as described in paragraph 6 below) will include the holding period of the shares of Plains Spirit Common Stock exchanged therefor.

         (6) A Plains Spirit stockholder who receives cash in the Merger in lieu of a fractional share of MBI Common Stock will be treated as if the fractional share had been received in the Merger and then redeemed by MBI in return for the cash. The receipt of such cash will cause the recipient to recognize capital gain or loss equal to the difference between the amount of cash received and the portion of such holder's adjusted tax basis in the shares of MBI Common Stock allocable to the fractional share.

    IMPACT OF SECTION 302 OF THE CODE. The determination of whether a cash payment has the effect of the distribution of a dividend generally will be made in accordance with the provisions of Section 302 of the Code. A cash payment to a Plains Spirit stockholder will be considered not to have the effect of the distribution of a dividend under Section 302 of the Code and such stockholder will recognize capital gain or loss only if the cash payment (i) results in a "complete redemption" of such stockholder's actual and constructive stock interest, (ii) results in a "substantially disproportionate" reduction in such stockholder's actual and constructive stock interest or (iii) is "not essentially equivalent to a dividend."

    A cash payment will result in a "complete redemption" of a stockholder's stock interest and such stockholder will recognize capital gain or loss if such stockholder does not actually or constructively own any stock after the receipt of the cash payment. A reduction in a stockholder's stock interest will be "substantially disproportionate" and such stockholder will recognize capital gain or loss if (i) the percentage of outstanding shares actually and constructively owned by such stockholder after the receipt of the cash payment is less than four-fifths (80%) of the percentage of outstanding shares actually and constructively owned by such stockholder immediately prior to the receipt of the cash payment. A cash payment will qualify as "not essentially equivalent to a dividend" and a stockholder will recognize capital gain or loss if it results in a meaningful reduction in the percentage of outstanding shares actually and constructively owned by such stockholder. No specific tests apply to determine whether a reduction in a stockholder's ownership interest is meaningful; rather, such determination will be made based on all the facts and circumstances applicable to such Plains Spirit stockholder. No general guidelines dictating the appropriate interpretation of facts and circumstances have been announced by the courts or issued by the Internal Revenue Service (the "Service"). However, the Service has indicated in Revenue Ruling 76-385 that a minority stockholder (i.e., a holder who exercises no control over corporate affairs and whose proportionate stock interest is minimal in relation to the number of shares outstanding) generally is treated as having had a "meaningful reduction" in interest if a cash payment reduces such holder's actual and constructive stock ownership to any extent.

    With regard to Plains Spirit stockholders who receive MBI Common Stock and cash in the Merger, the determination of whether a cash payment has the effect of a distribution of a dividend will be made as if the Plains Spirit Common Stock exchanged for cash in the Merger had instead been exchanged in the Merger for shares of MBI Common Stock followed immediately by a redemption of such shares by MBI for the cash payment (a "deemed MBI redemption"). Under this analysis, the determination of whether a cash payment qualifies as a substantially disproportionate reduction of interest or is not essentially equivalent to a dividend will be made by comparing (i) the stockholder's actual and constructive stock interest in MBI before the deemed MBI redemption (determined as if such stockholder had received solely MBI Common Stock in the Merger) with (ii) such stockholder's actual and constructive stock interest in MBI after the deemed MBI redemption.

    With regard to Plains Spirit stockholders who receive only cash (i) in exchange for shares of Plains Spirit Common Stock pursuant to the Merger or (ii) as a result of the exercise of appraisal rights, MBI's Counsel has noted in its opinion that many tax practitioners believe that the determination of whether a cash payment has the effect of a distribution of a dividend should be made in accordance with the deemed MBI redemption analysis discussed above; i.e., as if the Plains Spirit Common
                          ----
Stock exchanged for cash in the Merger had instead been exchanged in the Merger for shares of MBI Common Stock followed immediately by a redemption of such shares by MBI for the cash payment. However, under the traditional analysis, which apparently continues to be used by the Service, Section 302 of the Code will apply as though the cash payment were made by Plains Spirit in a hypothetical redemption of Plains Spirit Common Stock immediately prior to, and in a transaction separate from, the Merger (a "deemed Plains Spirit redemption"). Accordingly, under the traditional analysis, the determination of whether a cash payment results in a complete redemption of interest, qualifies as a substantially disproportionate reduction of interest or is not essentially equivalent to a dividend will be made by comparing
(x) the stockholder's actual and constructive stock interest in Plains Spirit before the deemed Plains Spirit redemption, with
(y) such stockholder's actual and constructive stock interest in Plains Spirit after the deemed Plains Spirit redemption (but before the Merger). The law is unclear regarding whether the approach of the Service is correct, and MBI's Counsel has rendered no opinion on the correctness of the Service's approach. MBI's Counsel has noted in its opinion that because the traditional analysis, as applied by the Service, is more likely to result in dividend treatment than the deemed MBI redemption analysis, each Plains Spirit stockholder who receives solely cash in exchange for all of the Plains Spirit Common Stock he or she actually owns should discuss with his or her tax advisor which analysis is applicable.

    The determination of ownership for purposes of the three foregoing tests will be made by taking into account both shares owned actually by such stockholder and shares owned constructively by such stockholder pursuant to Section 318 of the Code. Under Section 318 of the Code, a stockholder will be deemed to own stock that is actually or constructively owned by certain members of his or her family (spouse, children, grandchildren and parents) and other related parties including, for example, certain entities in which such stockholder has a direct or indirect interest (including partnerships, estates, trusts and corporations), as well as shares of stock that such stockholder (or a related person) has the right to acquire upon exercise of an option or conversion right. Section 302(c)(2) of the Code provides certain exceptions to the family attribution rules for the purpose of determining whether a complete redemption of a stockholder's interest has occurred for purposes of Code Section 302. These exceptions apply only to Plains Spirit stockholders who receive, in the Merger, solely cash in return for the Plains Spirit Common Stock they actually own.

    BECAUSE THE DETERMINATION OF WHETHER A PAYMENT WILL BE TREATED AS HAVING THE EFFECT OF THE DISTRIBUTION OF A DIVIDEND WILL
GENERALLY DEPEND UPON THE FACTS AND CIRCUMSTANCES OF EACH PLAINS
SPIRIT STOCKHOLDER, PLAINS SPIRIT STOCKHOLDERS ARE STRONGLY
ADVISED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX
TREATMENT OF CASH RECEIVED IN THE MERGER.

    Each Plains Spirit stockholder's ability to elect the type of consideration he or she receives pursuant to the Merger affords each such stockholder the opportunity to select that type of consideration which will best serve his or her personal tax and financial planning needs. However, each Plains Spirit stockholder should be aware that his or her ability to satisfy (or, alternatively, fail to satisfy) any of the foregoing tests and thereby avoid (or, alternatively, obtain) dividend treatment may be affected by any redesignation of the stockholder's election by the Exchange Agent, without regard to whether such stockholder made a Stock Election, a Cash Election or, instead, made no election. See "TERMS OF THE PROPOSED MERGER - General Description of the Merger."

    Plains Spirit's obligation to consummate the Merger is subject to the condition that it shall have received from MBI's Counsel an opinion to the effect that the tax consequences of the Merger will in all material respects be as described in this section and that such opinion shall not have been withdrawn. Such opinion is subject to the conditions and assumptions stated therein and relies upon various representations made by MBI, Plains Spirit and certain stockholders of Plains Spirit. The opinion is attached as an exhibit to the Registration Statement and copies of the opinion will be available, without charge, to Plains
Spirit stockholders upon written request to Jon W. Bilstrom, General Counsel and Secretary, Mercantile Bancorporation Inc,
P.O. Box 524, St. Louis, Missouri, 63166-0524, telephone (314) 425-2525. An opinion of counsel, unlike a private letter ruling from the Service, has no binding effect on the Service. The Service could take a position contrary to MBI's Counsel's opinion and, if the matter is litigated, a court may reach a decision contrary to the opinion. The Service is not expected to issue a ruling on the tax consequences of the Merger, and no such ruling has been requested.

    THE FOREGOING IS A GENERAL DISCUSSION OF CERTAIN OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND IS INCLUDED FOR GENERAL INFORMATION ONLY. THE FOREGOING DISCUSSION DOES NOT TAKE INTO ACCOUNT THE PARTICULAR FACTS AND CIRCUMSTANCES OF EACH PLAINS SPIRIT STOCKHOLDER'S TAX STATUS AND ATTRIBUTES.
AS A RESULT, THE FEDERAL INCOME TAX CONSEQUENCES ADDRESSED IN THE FOREGOING DISCUSSION MAY NOT APPLY TO EACH PLAINS SPIRIT STOCKHOLDER. IN VIEW OF THE INDIVIDUAL NATURE OF INCOME TAX CONSEQUENCES, EACH PLAINS SPIRIT STOCKHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO HIM OR HER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL AND OTHER TAX LAWS.

        APPRAISAL RIGHTS OF STOCKHOLDERS OF PLAINS SPIRIT
        -------------------------------------------------

    Each stockholder of Plains Spirit has the right to demand the appraised value of his or her shares of Plains Spirit Common
Stock in cash if the stockholder follows the procedures set forth under Section 262 of the Delaware Corporation Law.

    Under the Delaware Corporation Law, a stockholder of Plains Spirit may demand an appraisal of the fair value (as determined pursuant to Section 262 of the Delaware Corporation Law) of his or her shares of Plains Spirit Common Stock and payment of such fair value to the stockholder in cash if the Merger is consummated. MBII, as the surviving corporation, will pay to such stockholder the fair value of such stockholder's shares of Plains Spirit Common Stock if such Plains Spirit stockholder (a) files with Plains Spirit, prior to the vote at the Special Meeting, a written demand for an appraisal of the fair value of his or her shares; (b) does not vote in favor of the Merger; (c) continues to hold his or her shares through the Effective Time; and (d) does not withdraw the demand for appraisal within a
- ---
period of 60 days after the Closing Date. Such demand shall be sufficient if it reasonably informs Plains Spirit of the identity of the stockholder and that the stockholder intends thereby to demand an appraisal of his or her shares. A VOTE AGAINST THE MERGER WILL NOT, BY ITSELF, BE REGARDED AS A WRITTEN OBJECTION FOR PURPOSES OF ASSERTING APPRAISAL RIGHTS. A VOTE IN FAVOR OF THE MERGER WILL CONSTITUTE A WAIVER OF A STOCKHOLDER'S APPRAISAL RIGHTS.

    All written demands for appraisal should be addressed to:
Plains Spirit Financial Corporation, 131 West Third Street, Davenport, Iowa 52801, Attention: -------------, before the taking of the vote concerning the Merger Agreement at the Special Meeting, and should be executed by, or on behalf of, the holder of record.

    To be effective, a demand for appraisal must be executed by or for the stockholder of record who held such shares on the date of making such demand, and who continuously holds such shares through the Effective Time, fully and correctly, as such stockholder's name appears on his or her stock certificate(s) and cannot be made by the beneficial owner if he or she does not also hold the shares of record. The beneficial holder must, in such case, have the registered owner submit the required demand in respect of such shares.

    If Plains Spirit Common Stock is owned of record in a fiduciary capacity, as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in such capacity. If Plains Spirit Common Stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including one of two or more joint owners may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds Plains Spirit Common Stock as nominee for others may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising such right for other beneficial owners. In such case, the written demand should set forth the number of shares as to which the record owner dissents. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares of Plains Spirit Common Stock in the name of such record owner.

    If at any time within the 60-day period after the Effective Time, a stockholder of Plains Spirit withdraws his or her demand for appraisal, then he or she will be deemed to have accepted the terms offered pursuant to the Merger. After the 60-day withdrawal period, a Plains Spirit stockholder may withdraw only with the consent of MBII and the approval of the Delaware Court of Chancery. Within

10 days after the Effective Time, MBII (as the surviving corporation in the Merger) must give written notice that the Merger has become effective to each stockholder who so filed a written demand for appraisal and who did not vote in favor of the Merger Agreement. Within 120 days after the Effective Time, any stockholder of Plains Spirit who has validly perfected appraisal rights shall be entitled, upon written
request, to receive from MBII a statement setting forth the
aggregate number of shares of Plains Spirit Common Stock not voted in favor of the Merger with respect to which demands for appraisal have been received and the aggregate number of holders of such shares.  MBII shall respond to such request within 10 days after receipt or within 10 days after the date of the
Special Meeting, whichever is later.  Within 120 days after the
Effective Time, MBII or any such stockholder seeking appraisal may file a petition in the Delaware Court of Chancery demanding a determination of the value of the Plains Spirit Common Stock held by all stockholders seeking appraisal.  The Delaware Corporation
Law contemplates a single proceeding in the Delaware Court of
Chancery that will apply to all stockholders of Plains Spirit who have perfected their appraisal rights, whether or not such
stockholders have individually filed a petition seeking appraisal with the Court of Chancery.  If neither MBII nor any of the
stockholders of Plains Spirit who have perfected their appraisal rights have filed a petition in the Court Chancery within the
120-day period following the Effective Time, such appraisal
rights will be waived, and the stockholders will be entitled to receive, upon surrender of the certificates evidencing their shares of Plains Spirit Common Stock, the amount of cash equal to that paid to the Cash Election Shares in the Merger (i.e., $31.25
                                                     -----
per share of Plains Spirit Common Stock), subject to the adjustments as provided in the Merger Agreement. MBII has no present intention to file such a petition with the Delaware Court of Chancery.

    If a petition for appraisal is filed by a stockholder, a copy of the petition shall be served on MBII, which then will have 20 days after such service to file with the Register of the Delaware Court of Chancery a verified list of Plains Spirit stockholders who have perfected appraisal rights but have not yet reached agreement as to value with MBII. If the petition is filed by MBII, such verified list must accompany the filing. The Register, if so ordered by the Court, will give notice of the time and place fixed for hearing of the petition, by registered or certified mail, to MBII and each stockholder named on the verified list. Such notice shall also be published at least one week prior to the hearing in one or more newspapers of general circulation in Wilmington, Delaware and in such other publications as directed by the Court.

    The Court of Chancery shall conduct a hearing on the petition for appraisal at which the Court will determine the stockholders of Plains Spirit who have properly perfected appraisal rights with respect to their shares and may require such stockholders to submit the certificates evidencing their Plains Spirit Common Stock to the Register of the Court for notation of the pendency of the appraisal proceeding thereon. Failure to comply with such direction may result in dismissal of the proceeding as to such non-complying stockholder. After determining the stockholders entitled to appraisal, the Court of Chancery, after taking into account all relevant factors, will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Upon application of either MBI or any of the stockholders entitled to appraisal, the Court may permit discovery or other pretrial proceedings and may proceed to trial prior to a final determination of the stockholders entitled to appraisal. Any stockholder whose name appears on the verified list submitted by MBII may participate in the appraisal proceedings until it is finally determined by the Court that such stockholder is not entitled to appraisal rights. The judgment shall be payable only upon and simultaneously with the surrender to MBII of the certificate(s) representing such shares of Plains Spirit Common Stock. Upon payment of the judgment, the stockholder who sought appraisal shall cease to have any interest in such shares or in Plains Spirit and will have no right to receive dividends in such stock or exercise other rights of stock ownership.

      Section 262 provides fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." The Delaware Supreme Court has construed Section 262 to mean that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and are not the product of speculation, may be considered." Stockholders who are considering seeking an appraisal should bear in mind that the fair value of their shares of Plains Spirit Common Stock determined under Section 262 could be more than, the same as or less than the consideration they are to receive pursuant to the Merger Agreement if they do not seek appraisal of their shares of Plains Spirit Common Stock, and that an opinion of an investment banking firm as to fairness is not an opinion as to fair value under Section 262.

      Costs of the appraisal proceeding may be assessed against the parties thereto (i.e., MBII and the stockholders participating in the appraisal proceeding) by the court as the court deems equitable in the circumstances. Upon the application of any stockholder, the court may determine the amount of interest, if any, to be paid upon the value of the stock of stockholders entitled thereto. Upon application of a stockholder, the court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal.
Any stockholder who has demanded appraisal rights will not, after the Effective Time, be entitled to vote the stock subject to such demand for any purpose or to receive payment of dividends or any other distribution with respect to such shares (other than dividends or distributions, if any, payable to holders of record as of a record date prior to the Effective Time) or to receive the payment of the consideration provided for in the Merger Agreement. However, if no petition for an appraisal is filed within 120 days after the Effective Time or if such stockholder delivers to MBII a written withdrawal of his demand for an appraisal and an acceptance of the Merger, either within 60 days after the Effective Time or thereafter with the written approval of MBII, then the right of such stockholder to an appraisal will cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery will be dismissed as to any stockholder without the approval of the court, and such approval may be conditioned upon such terms as the court deems just.

      FAILURE TO COMPLY STRICTLY WITH THESE PROCEDURES WILL CAUSE THE STOCKHOLDER TO LOSE HIS OR HER APPRAISAL RIGHTS. CONSEQUENTLY, ANY STOCKHOLDER WHO DESIRES TO EXERCISE HIS OR HER APPRAISAL RIGHTS IS URGED TO CONSULT A LEGAL ADVISOR BEFORE ATTEMPTING TO EXERCISE SUCH RIGHTS.

      THE PRECEDING DISCUSSION IS A SUMMARY OF THE PROVISIONS REGARDING APPRAISAL RIGHTS UNDER THE DELAWARE CORPORATION LAW AND IS QUALIFIED IN ITS ENTIRETY BY THE TEXT OF SECTION 262 OF THE DELAWARE CORPORATION LAW WHICH IS ATTACHED HERETO AS ANNEX B.
                                                     -------
PLAINS SPIRIT STOCKHOLDERS WHO ARE INTERESTED IN PERFECTING APPRAISAL RIGHTS PURSUANT TO THE DELAWARE CORPORATION LAW IN CONNECTION WITH THE MERGER SHOULD CONSULT WITH THEIR COUNSEL FOR ADVICE AS TO THE PROCEDURES REQUIRED TO BE FOLLOWED.

                PRO FORMA FINANCIAL INFORMATION
                -------------------------------

COMPARATIVE UNAUDITED PER SHARE DATA

      The following table sets forth for the periods indicated selected historical per share data of MBI and Plains Spirit and the corresponding pro forma and pro forma equivalent per share amounts giving effect to the proposed Merger, the completed acquisitions of UNSL and Wedge, the proposed acquisitions of CMB, TCB, Southwest and AmeriFirst and the acquisition of Ameribanc, Inc. ("ABNK"), which was completed on April 30, 1992. The data presented is based upon the consolidated financial statements and related notes of MBI, Plains Spirit, UNSL, Wedge, CMB, TCB, Southwest and AmeriFirst included in this Proxy Statement/Prospectus or in documents incorporated herein by reference, and the pro forma combined consolidated balance sheet and income statements, including the notes thereto, appearing elsewhere herein. This information should be read in conjunction with such historical and pro forma financial statements and related notes thereto. The assumptions used in the preparation of this table appear in the notes to the pro forma financial information appearing elsewhere in this Proxy Statement/Prospectus. See "PRO FORMA FINANCIAL INFORMATION."
These data are not necessarily indicative of the results of the future operations of the combined organization or the actual results that would have occurred if the Merger, the completed mergers of ABNK, UNSL and Wedge or the proposed mergers of CMB, TCB, Southwest and AmeriFirst had been consummated prior to the periods indicated.

                                                                     MBI/Plains        Plains                     Plains Spirit/
                                                         Plains        Spirit          Spirit    MBI/All Entities  All Entities
                                               MBI       Spirit       Pro Forma       Pro Forma      Pro Forma      Pro Forma
                                            Reported   Reported<F1> Combined <F2>  Equivalent <F3> Combined <F4>  Equivalent <F3>
                                            --------   ------------ -------------  --------------- -------------  ---------------
Book Value per Share:
  December 31, 1994                         $  24.72      $ 28.26     $  24.39         $  21.17      $  23.56        $  20.45

Cash Dividends Declared per Share:
  Year ended December 31, 1994              $   1.12      $  0.35     $   1.12         $   0.97      $   1.12        $   0.97

Earnings per Share:
  Year ended December 31, 1994              $   3.74      $  1.65     $   3.47         $   3.01      $   3.26        $   2.83

Market Price per Share:
  At December 23, 1994 <F5>                 $  31.75      $ 22.25          n/a              n/a           n/a             n/a
  At April 4, 1995 <F5>                        37.25        29.25          n/a              n/a           n/a             n/a

- --------------------------
<F1>   Plains Spirit has a September 30 fiscal year-end.  For purposes of this table, Plains Spirit information at or for the year ended September 30, 1993 is reported as December 31, 1993 data. Plains Spirit information at or for the nine months ended June 30, 1994 is reported as September 30, 1994 data.

<F2>   Includes the effect of pro forma adjustments for Plains Spirit,
       UNSL, Wedge and ABNK, as appropriate. See "PRO FORMA FINANCIAL INFORMATION."

<F3>   Based on the pro forma combined per share amounts multiplied by .8681, an assumed Exchange Ratio determined by using an Average Mercantile Stock Price equal to $36.00. Further explanation of the assumptions used in the preparation of the pro forma combined consolidated financial statements is included in the notes to pro forma financial statements. See "PRO FORMA FINANCIAL INFORMATION."

<F4>   Includes the effect of pro forma adjustments for Plains Spirit,
       ABNK, UNSL, Wedge, CMB, TCB, Southwest and AmeriFirst, as appropriate. See "PRO FORMA FINANCIAL INFORMATION."

<F5>   The market price per share of MBI and Plains Spirit Common
       Stock was determined as of the last trading day preceding the public announcement of the proposed Merger and as of the latest available date prior to the filing of the Proxy Statement/Prospectus, based on the last sale price as reported on the NYSE Composite Tape and the Nasdaq National Market, respectively.

PRO FORMA COMBINED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

    The following unaudited pro forma combined consolidated balance sheet gives effect to the Merger, the acquisitions of UNSL and Wedge and the proposed acquisitions of CMB, TCB, Southwest and AmeriFirst as if each of the mergers was consummated on December 31, 1994.

    MBI acquired ABNK on April 30, 1992, which acquisition was accounted for under the purchase method of accounting.
Accordingly, the historical results of operations of MBI include the results of operations of ABNK from May 1, 1992 forward. The following pro forma combined consolidated income statements include the results of operations of ABNK from January 1, 1992 through the date of acquisition.

    The following pro forma combined consolidated income statements for the years ended December 31, 1994, 1993 and 1992 set forth the results of operations of MBI combined with the results of operations of Plains Spirit, UNSL, Wedge, CMB, TCB, Southwest and AmeriFirst as if the Merger, the acquisitions of UNSL and Wedge and the proposed acquisitions of CMB, TCB, Southwest and AmeriFirst had occurred as of the first day of the period presented. As stated above, the pro forma combined consolidated income statement for the year ended December 31, 1992 include the results of operations of ABNK from January 1, 1992 through the date of acquisition.

    The unaudited pro forma combined consolidated financial statements should be read in conjunction with the accompanying Notes to the Pro Forma Combined Consolidated Financial Statements and with the historical Financial Statements of Plains Spirit. These pro forma combined consolidated financial statements may not be indicative of the results of operations that actually would have occurred if the completed and proposed mergers had been consummated on the dates assumed above or of the results of operations that may be achieved in the future.

                                                   MERCANTILE BANCORPORATION INC.
                                           PRO FORMA COMBINED CONSOLIDATED BALANCE SHEET
                                                         DECEMBER 31, 1994
                                                            (THOUSANDS)
                                                            (UNAUDITED)

                                                                                                                    MBI, UNSL,
                                                                                                                      Wedge,
                                                                  MBI                                              Plains Spirit
                                                              UNSL, Wedge                                           Pro Forma
                                                               Pro Forma          Plains      Plains Spirit          Combined
                                          MBI                Combined<F1>,<F2>    Spirit      Adjustments<F3>      Consolidated
                                      -----------            --------             ------      -----------          ------------
ASSETS
  Cash and due from banks             $   683,259            $   693,731          $  4,906    $ (19,725)<F4>        $   647,287
                                                                                                (31,625)<F7>
  Due from banks -
    interest bearing                          234                 28,433                --           --                  28,433
  Federal funds sold and
    repurchase agreements                 112,514                112,514               400           --                 112,914
  Investments in debt and equity
    securities
      Trading                              14,299                 14,299                --           --                  14,299
      Available-for-sale                  269,232                323,799            93,893           --                 417,692
      Held-to-maturity                  2,750,244              2,783,927            81,122           --               2,865,049
                                      -----------            -----------          --------    ---------             -----------
        Total                           3,033,775              3,122,025           175,015           --               3,297,040
  Loans and leases                      8,114,845              8,685,101           249,396           --               8,934,497
  Reserve for possible
    loan losses                          (170,940)              (178,607)           (1,956)          --                (180,563)
                                      -----------            -----------          --------    ---------             -----------
      Net Loans and Leases              7,943,905              8,506,494           247,440           --               8,753,934
  Other assets                            468,107                482,647            10,918       54,077 <F4>            503,488
                                                                                                  9,923 <F5>
                                                                                                (54,077)<F6>




                                      -----------            -----------          --------    ---------             -----------
        Total Assets                  $12,241,794            $12,945,844          $438,679    $ (41,427)            $13,343,096
                                      ===========            ===========          ========    =========             ===========



                                                                                                  Central
                                                                                                  Mortgage           All Entities
                                                                                               TCB, Southwest         Pro Forma
                                        Central                                Southwest and   and AmeriFirst          Combined
                                        Mortgage                 TCB            AmeriFirst      Adjustments<F1>      Consolidated
                                      -----------            -----------       -------------   ------------          ------------

ASSETS
  Cash and due from banks               $ 27,756             $   47,691           $ 13,438    $  (4,634)<F7)        $   731,538

  Due from banks -
    interest bearing                       1,947                    300              3,641           --                  34,321
  Federal funds sold and
    repurchase agreements                 15,575                    175              8,100           --                 136,764
  Investments in debt and equity
    securities
      Trading                                 --                     --                 --           --                  14,299
      Available-for-sale                  33,764                115,423             44,773           --                 611,652
      Held-to-maturity                   159,564                482,552             19,978           --               3,527,143
                                        --------             ----------           --------    ---------             -----------
        Total                            193,328                597,975             64,751           --               4,153,094
  Loans and leases                       390,701                705,807            242,835           --              10,273,840
  Reserve for possible
    loan losses                           (7,989)                (9,967)            (2,124)          --                (200,643)
                                        --------             ----------           --------    ---------             -----------
      Net Loans and Leases               382,712                695,840            240,711           --              10,073,197
  Other assets                            28,718                 55,081              9,207       84,908 <F8>            596,494
                                                                                                (84,908)<F9>
                                                                                                 52,285 <F10>
                                                                                                (52,285)<F11>
                                                                                                 29,018 <F13>
                                                                                                (29,018)<F14>

                                        --------             ----------           --------    ---------             -----------
        Total Assets                    $650,036             $1,397,062           $339,848    $  (4,634)            $15,725,408
                                        ========             ==========           ========    =========             ===========


                                                   MERCANTILE BANCORPORATION INC.
                                          PRO FORMA COMBINED CONSOLIDATED BALANCE SHEET
                                                         DECEMBER 31, 1994
                                                            (THOUSANDS)
                                                            (UNAUDITED)



                                                                                                                    MBI, UNSL,
                                                                                                                      Wedge,
                                                                  MBI                                              Plains Spirit
                                                              UNSL, Wedge                                           Pro Forma
                                                               Pro Forma          Plains      Plains Spirit          Combined
                                          MBI                Combined<F1>,<F2>    Spirit      Adjustments<F3>      Consolidated
                                      -----------            --------             ------      -----------          ------------
LIABILITIES
  Deposits
    Non-interest bearing              $ 1,529,052            $ 1,553,193          $  5,762    $                     $ 1,558,955
    Interest bearing                    7,305,672              7,815,112           260,060                            8,075,172
    Foreign                               219,135                219,135                --                              219,135
                                      -----------            -----------          --------    --------              -----------
      Total Deposits                    9,053,859              9,587,440           265,822          --                9,853,262
  Federal funds purchased and
   repurchase agreements                1,382,519              1,396,499                --                            1,396,499
  Other borrowings                        587,525                692,097           110,900                              802,997
  Other liabilities                       149,641                156,618             7,880                              164,498
                                      -----------            -----------          --------    --------              -----------
      Total Liabilities                11,173,544             11,832,654           384,602          --               12,217,256

SHAREHOLDERS' EQUITY
  Preferred stock                              --                     --                                                     --

  Common stock                            216,506                229,246                20       7,000 <F4>             236,246
                                                                                                   (20)<F6>




  Capital surplus                         170,083                169,142            23,092      37,275 <F4>             206,417
                                                                                               (23,092)<F6>




  Retained earnings                       684,615                717,756            30,965     (30,965)<F6>             717,756







  Treasury stock                           (2,954)                (2,954)                      (31,625)<F7>             (34,579)
                                      -----------            -----------          --------    --------              -----------
      Total Shareholders' Equity        1,068,250              1,113,190            54,077     (41,427)               1,125,840
                                      -----------            -----------          --------    --------              -----------
      Total Liabilities and
       Shareholders' Equity           $12,241,794            $12,945,844          $438,679    $(41,427)             $13,343,096
                                      ===========            ===========          ========    ========              ===========


                                                                                                  Central
                                                                                                  Mortgage           All Entities
                                                                                               TCB, Southwest         Pro Forma
                                        Central                                Southwest and   and AmeriFirst          Combined
                                        Mortgage                 TCB            AmeriFirst      Adjustments<F1>      Consolidated
                                      -----------            -----------       -------------   ------------          ------------


LIABILITIES
  Deposits
    Non-interest bearing                $ 78,664             $  142,151           $ 94,716    $                     $ 1,874,486
    Interest bearing                     487,322              1,036,263            193,860                            9,792,617
    Foreign                                   --                     --                 --                              219,135
                                        --------             ----------           --------    --------              -----------
      Total Deposits                     565,986              1,178,414            288,576          --               11,886,238
  Federal funds purchased and
   repurchase agreements                  20,446                 92,459             12,793                            1,522,197
  Other borrowings                         4,022                 29,168              5,536                              841,723
  Other liabilities                        7,297                 12,113              3,925                              187,833
                                        --------             ----------           --------    --------              -----------
      Total Liabilities                  597,751              1,312,154            310,830          --               14,437,991

SHAREHOLDERS' EQUITY
  Preferred stock                                                   148                         12,153 <F8>              12,153
                                                                                                  (148)<F9>
  Common stock                             4,284                    107              1,882      23,750 <F8>             279,368
                                                                                                  (107)<F9>
                                                                                                12,690 <F10>
                                                                                                (4,284)<F11>
                                                                                                 6,682 <F14>
                                                                                                (1,882)<F15>
  Capital surplus                         24,252                 21,186             10,769     (14,462)<F8>             213,598
                                                                                               (21,186)<F9>
                                                                                                15,674 <F10>
                                                                                               (24,252)<F11>
                                                                                                 5,969 <F13>
                                                                                               (10,769)<F14>
  Retained earnings                       23,921                 63,467             16,367      63,467 <F8>             821,511
                                                                                               (63,467)<F9>
                                                                                                23,921 <F10>
                                                                                               (23,921)<F11>
                                                                                                16,367 <F13>
                                                                                               (16,367)<F14>
                                                                                                   172 <F11>

  Treasury stock                            (172)                                               (4,634)<F7>             (39,213)
                                        --------             ----------           --------    --------              -----------
      Total Shareholders' Equity          52,285                 84,908             29,018      (4,634)               1,287,417
                                        --------             ----------           --------    --------              -----------
      Total Liabilities and
       Shareholders' Equity             $650,036             $1,397,062           $339,848    $ (4,634)             $15,725,408
                                        ========             ==========           ========    ========              ===========

See Notes to Pro Forma Combined Consolidated Financial Statements.

                                                  MERCANTILE BANCORPORATION INC.
                                         PRO FORMA COMBINED CONSOLIDATED INCOME STATEMENT
                                                FOR THE YEAR ENDED DECEMBER 31, 1994
                                                 (THOUSANDS EXCEPT PER SHARE DATA)
                                                            (UNAUDITED)

                                                                           MBI, UNSL,
                                                        MBI                  Wedge,
                                                    UNSL, Wedge           Plains Spirit                                 All Entities
                                                     Pro Forma              Pro Forma                                     Pro Forma
                                                     Combined     Plains    Combined                        Southwest      Combined
                                                     Consoli-     Spirit    Consoli-     Central               and         Consoli-
                                            MBI      dated<F2>    <F15>      dated       Mortgage    TCB    AmeriFirst     dated
                                        ----------  ----------    ------  -------------  --------  -------  ----------   -----------
Interest Income                         $  835,006  $  878,986    $24,807  $  903,793    $43,773   $87,549    $21,736    $1,056,851
Interest Expense                           324,343     346,422     12,271     358,693     18,700    39,835     10,121       427,349
                                        ----------  ----------    -------  ----------    -------   -------    -------    ----------

  Net Interest Income                      510,663     532,564     12,536     545,100     25,073    47,714     11,615       629,502
Provision for Possible Loan Losses          33,472      38,943        200      39,143      2,909     2,899       (123)       44,828
                                        ----------  ----------    -------  ----------    -------   -------    -------    ----------

  Net Interest Income after Provision
    for Possible Loan Losses               477,191     493,621     12,336     505,957     22,164    44,815     11,738       584,674
Other Income
  Trust                                     59,824      60,283         --      60,283         --       902         10        61,195
  Service charges                           57,593      59,546      2,191      61,737      3,092     6,110      1,120        72,059
  Credit card fees                          24,691      24,719         --      24,719         --        --         19        24,738
  Securities gains                             405         534        734       1,268        450     1,350         45         3,113
  Other                                     45,783      47,208        322      47,530      3,961     4,133        508        56,132
                                        ----------  ----------    -------  ----------    -------   -------    -------    ----------

    Total Other Income                     188,296     192,290      3,247     195,537      7,503    12,495      1,702       217,237
Other Expense
  Salaries and employee benefits           220,950     231,468      4,869     236,337     10,606    17,966      4,388       269,297
  Net occupancy and equipment               59,306      63,070      1,341      64,411      2,742     5,872        950        73,975
  Other                                    132,113     139,346      2,542     141,888      8,020    19,801      2,899       172,608
                                        ----------  ----------    -------  ----------    -------   -------    -------    ----------

    Total Other Expense                    412,369     433,884      8,752     442,636     21,368    43,639      8,237       515,880
                                        ----------  ----------    -------  ----------    -------   -------    -------    ----------

    Income Before Income Taxes             253,118     252,027      6,831     258,858      8,299    13,671      5,203       286,031
Income Taxes                                92,089      96,603      2,359      98,962      2,453     4,749      1,686       107,850
                                        ----------  ----------    -------  ----------    -------   -------    -------    ----------

    Net Income                          $  161,029  $  155,424    $ 4,472  $  159,896    $ 5,846   $ 8,922    $ 3,517    $  178,181
                                        ==========  ==========    =======  ==========    =======   =======    =======    ==========

Per Share Data
  Average Common Shares Outstanding     43,091,152  45,639,294             46,039,294                                    54,586,833
  Net Income                                 $3.74       $3.41                  $3.47                                         $3.26

See Notes to Pro Forma Combined Consolidated Financial Statements.

                                                  MERCANTILE BANCORPORATION INC.
                                         PRO FORMA COMBINED CONSOLIDATED INCOME STATEMENT
                                                FOR THE YEAR ENDED DECEMBER 31, 1993
                                                 (THOUSANDS EXCEPT PER SHARE DATA)
                                                            (UNAUDITED)

                                                                           MBI, UNSL,
                                                        MBI                  Wedge,
                                                    UNSL, Wedge           Plains Spirit                                 All Entities
                                                     Pro Forma              Pro Forma                                     Pro Forma
                                                     Combined     Plains    Combined                        Southwest      Combined
                                                     Consoli-     Spirit    Consoli-     Central               and         Consoli-
                                            MBI      dated<F2>    <F15>      dated       Mortgage    TCB    AmeriFirst     dated
                                        ----------  ----------    ------  -------------  --------  -------  ----------   -----------
Interest Income                         $  829,930  $  873,022    $23,774  $  896,796    $34,452   $79,266    $19,644    $1,030,158
Interest Expense                           328,734     348,310     11,569     359,879     14,194    33,912      9,241       417,226
                                        ----------  ----------    -------  ----------    -------   -------    -------    ----------

  Net Interest Income                      501,196     524,712     12,205     536,917     20,258    45,354     10,403       612,932
Provision for Possible Loan Losses          61,013      61,573        706      62,279        956     1,224        124        64,583
                                        ----------  ----------    -------  ----------    -------   -------    -------    ----------

  Net Interest Income after Provision
    for Possible Loan Losses               440,183     463,139     11,499     474,638     19,302    44,130     10,279       548,349
Other Income
  Trust                                     61,138      61,547         --      61,547         --       793         --        62,340
  Service charges                           58,511      60,719      1,921      62,640      2,254     5,471      1,062        71,427
  Credit card fees                          24,060      24,060         --      24,060         --        --         --        24,060
  Securities gains                           3,742       3,937      1,477       5,414         --     1,379         --         6,793
  Other                                     51,707      54,916        360      55,276      3,615     3,892        425        63,208
                                        ----------  ----------    -------  ----------    -------   -------    -------    ----------

    Total Other Income                     199,158     205,179      3,758     208,937      5,869    11,535      1,487       227,828
Other Expense
  Salaries and employee benefits           215,333     225,614      4,656     230,270      9,161    15,730      4,129       259,290
  Net occupancy and equipment               62,638      64,497      1,248      65,745      2,162     5,075        915        73,897
  Other                                    166,938     172,462      2,626     175,088      6,805    14,233      2,776       198,902
                                        ----------  ----------    -------  ----------    -------   -------    -------    ----------

    Total Other Expense                    444,909     462,573      8,530     471,103     18,128    35,038      7,820       532,089
                                        ----------  ----------    -------  ----------    -------   -------    -------    ----------

    Income Before Income Taxes             194,432     205,745      6,727     212,472      7,043    20,627      3,946       244,088
Income Taxes                                75,568      79,081      2,459      81,540      1,913     5,438      1,343        90,234
                                        ----------  ----------    -------  ----------    -------   -------    -------    ----------
    Net Income Before Change in
    Accounting Principle                $  118,864  $  126,664    $ 4,268  $  130,932    $ 5,130   $15,189    $ 2,603    $  153,854
                                        ==========  ==========    =======  ==========    =======   =======    =======    ==========

Per Share Data
  Average Common Shares Outstanding     42,439,298  44,997,436             45,397,436                                    53,602,821
  Net Income Before Change in
    Accounting Principle                     $2.80       $2.81                  $2.88                                         $2.87

See Notes to Pro Forma Combined Consolidated Financial Statements.

                                                  MERCANTILE BANCORPORATION INC.
                                         PRO FORMA COMBINED CONSOLIDATED INCOME STATEMENT
                                                FOR THE YEAR ENDED DECEMBER 31, 1992
                                               (THOUSANDS EXCEPT FOR PER SHARE DATA)
                                                            (UNAUDITED)

                                                                            MBI, UNSL,
                                                      MBI, UNSL,           Wedge, ABNK,
                                                     Wedge, ABNK          Plains Spirit                                 All Entities
                                                      Pro Forma             Pro Forma                                     Pro Forma
                                                      Combined    Plains    Combined                        Southwest      Combined
                                                      Consoli-    Spirit    Consoli-     Central               and         Consoli-
                                            MBI    dated<F2><F12> <F15>      dated       Mortgage    TCB    AmeriFirst     dated
                                        ---------- -------------- ------  -------------  --------  -------  ----------   -----------
Interest Income                         $  873,447  $  950,658    $26,962  $  977,620    $28,577   $77,188    $21,160    $1,104,545

Interest Expense                           417,358     459,299     16,385     475,684     13,616    35,761     11,259       536,320
                                        ----------  ----------    -------  ----------    -------   -------    -------    ----------

  Net Interest Income                      456,089     491,359     10,577     501,936     14,961    41,427      9,901       568,225
Provision for Possible Loan Losses          74,579      76,979        583      77,562        913     2,086        309        80,870
                                        ----------  ----------    -------  ----------    -------   -------    -------    ----------

  Net Interest Income after Provision
    for Possible Loan Losses               381,510     414,380      9,994     424,374     14,048    39,341      9,592       487,355
Other Income
  Trust                                     57,501      58,558         --      58,558         --       686         --        59,244
  Service charges                           55,399      59,678      1,280      60,958      1,559     4,804      1,025        68,346
  Credit card fees                          21,487      21,574         --      21,574         --        --         --        21,574
  Securities gains                           5,518       5,957        477       6,434         --     2,634         10         9,078
  Other                                     44,039      48,100        139      48,239      3,233     2,114        458        54,044
                                        ----------  ----------    -------  ----------    -------   -------    -------    ----------

      Total Other Income                   183,944     193,867      1,896     195,763      4,792    10,238      1,493       212,286
Other Expense
  Salaries and employee benefits           192,015     208,858      3,880     212,738      7,617    13,596      3,902       237,853
  Net occupancy and equipment               55,588      59,299        927      60,226      1,630     4,308        902        67,066
  Other                                    170,465     181,344      2,604     183,948      4,607    13,336      2,928       204,819
                                        ----------  ----------    -------  ----------    -------   -------    -------    ----------

      Total Other Expense                  418,068     449,501      7,411     456,912     13,854    31,240      7,732       509,738
                                        ----------  ----------    -------  ----------    -------   -------    -------    ----------

      Income Before Income Taxes           147,386     158,746      4,479     163,225      4,986    18,339      3,353       189,903
Income Taxes                                52,346      55,829      1,718      57,547      1,245     4,941      1,165        64,898
                                        ----------  ----------    -------  ----------    -------   -------    -------    ----------

      Net Income Before Change in
       Accounting Principle             $   95,040  $  102,917    $ 2,761  $  105,678    $ 3,741   $13,398    $ 2,188    $  125,005
                                        ==========  ==========    =======  ==========    =======   =======    =======    ==========

Per Share Data
  Average Common Shares Outstanding     39,492,237  42,774,654             43,174,654                                    50,610,039
  Net Income Before Change in
    Accounting Principle                     $2.36       $2.36                  $2.40                                         $2.43



See Notes to Pro Forma Combined Consolidated Financial Statements.

                         MERCANTILE BANCORPORATION INC.
          NOTES TO PRO FORMA COMBINED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)


(1) The acquisitions of Southwest, TCB, UNSL, Wedge, Central Mortgage and AmeriFirst will be accounted for as poolings-of-interests.

(2) The acquisition of Wedge and UNSL closed on January 3, 1995 and are not included in the first column representing MBI's reported results.

(3) The proposed Merger with Plains Spirit will be accounted for as a purchase transaction. Purchase accounting adjustments are considered immaterial to the balance sheet and income statements of the pro forma combined entity.

(4) Purchase entry with consideration of $64 million consisting of cash and 1,400,000 shares of MBI Common Stock at $31.625 per share, which was the closing price on December 22, 1994, the day preceding the execution of the Merger Agreement.

(5) The pro forma excess of cost over fair value of net assets acquired ("goodwill") is $9,923,000 as of December 31, 1994.
        This amount will vary depending on final purchase price adjustments and adjustments to equity of Plains Spirit for income, dividends and FAS No. 115 prior to the Closing Date. See footnote 3 above.

(6)     Elimination of MBI's investment in Plains Spirit.

(7) As part of an ongoing stock repurchase program, MBI will repurchase 1,132,000 shares of its own common stock in the open market. Assumed weighted average price of $32.03 per share.

(8) Acquisition of TCB with 4,750,000 shares of MBI Common Stock. In addition, MBI will assume, through an exchange, the outstanding, non-convertible preferred stock of TCB, amounting to $12,153,000.

(9)     Elimination of MBI's investment in TCB.

(10) Acquisition of Central Mortgage with 2,537,952 shares of MBI Common Stock, based on exchange ratio of .5970 of a share of MBI Common Stock per share of Central Mortgage Common Stock.

(11)    Elimination of MBI's investment in Central Mortgage.

(12) The acquisition of ABNK by MBI, on April 30, 1992, was accounted for as a purchase transaction. The MBI historical financial data includes ABNK from the date of acquisition. The results of operations of ABNK were included in the MBI pro forma combined income statement from January 1, 1992.

(13) Acquisition of Southwest with 675,000 shares of MBI Common Stock, and AmeriFirst with 661,385 shares of MBI Common Stock.

(14)    Elimination of MBI's investment in Southwest and AmeriFirst.

(15) Plains Spirit's fiscal year end is September 30, so those amounts are used for the December 31, 1994, 1993 and 1992 income statements.

                INFORMATION REGARDING PLAINS SPIRIT
                -----------------------------------

BUSINESS

     Plains Spirit is a savings bank holding company organized in 1991 and incorporated under the laws of the State of Delaware. Substantially all of Plains Spirit's assets are held by, and operations conducted through, First Federal and its subsidiaries. As of December 31, 1994, Plains Spirit reported total consolidated stockholders' equity of $54.1 million, book value per share of $28.55, and net income for the three months ended December 31, 1994 of $1.1 million, or $0.56 per share.

     First Federal, a federally chartered stock savings bank, is headquartered in Davenport, Iowa. Originally organized in 1933, First Federal is the second largest thrift institution headquartered in Iowa. First Federal serves the Quad Cities area of Iowa and Illinois and Muscatine County, Iowa through five full service offices located in Davenport, Bettendorf and Muscatine, Iowa and one loan origination office in Rock Island, Illinois.

     First Federal continues its tradition of a community-oriented financial institution offering a variety of financial services to meet the needs of the communities it serves. The principal business of First Federal consists of attracting deposits from the general public and using these deposits, together with borrowings and other funds, primarily to originate loans secured by first mortgages on owner-occupied, one- to four-family residences located in First Federal's primary market area. Additionally, First Federal also originates consumer loans, multi-family and commercial real estate loans and residential construction loans. First Federal, on a limited basis, may make commercial real estate construction loans or land acquisition and development loans. First Federal also acquires funds from the Federal Home Loan Bank of Des Moines ("FHLB Des Moines"), manages a portfolio of mortgage-backed securities and collateralized mortgage obligations, services first mortgage loans for others, and through its wholly-owned subsidiary, First Federal engages in real estate appraisal and insurance activities and owns an interest in a real estate development joint venture.

     First Federal is a member of the Federal Home Loan Bank ("FHLB") System and is subject to regulation, examination and supervision by the OTS, the FDIC and to certain limited regulation by the Federal Reserve Board. First Federal's deposits are insured by the FDIC through the SAIF, and First Federal is a member of the FHLB Des Moines.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

     The following sections present an analysis of the consolidated financial condition of Plains Spirit and its subsidiaries at September 30, 1994 and 1993 and the consolidated results of operations for the years ended September 30, 1994, 1993 and 1992. This review should be read in conjunction with the consolidated financial statements, notes to consolidated financial statements and other financial data presented elsewhere in this Proxy Statement/Prospectus.

RESULTS OF OPERATIONS

     NET INTEREST INCOME. Net interest income is First Federal's principal source of recurring earnings. Net interest income represents the difference between income on interest-earning assets and expense on interest-bearing liabilities. Net interest income is impacted by the volume of average interest-earning assets and interest-bearing liabilities, the general level of interest rates and other factors.

     During fiscal 1994, net interest income increased $331,000, from $12.2 million to $12.5 million. The increase in net interest income was the result of a higher level of earnings assets and lower rates paid on liabilities. The average balance of interest-earnings assets increased to $360.3 million in 1994 from $320.7 million during the prior fiscal year. During fiscal 1994 the ratio of interest-earning assets to interest-bearing liabilities declined to 116.64% from 117.95% due to the stock repurchase program designed to increase First Federal's return on equity.

     First Federal utilized its high level of capital to increase the amount of interest-earnings assets by purchasing mortgage related securities during fiscal 1994. However, the yield on such assets typically is less than the yield from loans held in First Federal's portfolio. For fiscal 1994, the average yield on interest-earning assets was 6.89%, down from 7.41% in 1993. The yield on loans decreased to 8.00% from 8.33% due to the favorable rates during the first six months of the fiscal year. The yield on remaining interest-earning assets increased from 5.04% to 5.20%. The general level of interest rates increased in fiscal 1994 due to aggressive Federal Reserve Board action. However, due to the lagging effect of interest rate changes, the costs of interest-bearing liabilities decreased 29 basis points to 3.97% from 4.26%. The net interest margin declined to 3.48% in 1994 from 3.81% in 1993.

     During fiscal 1993, net interest income increased $1.6 million, from $10.6 million for the year ended September 30, 1992 to $12.2 million. The increase in net interest income resulted from the generally lower interest rate environment and the very steep yield curve in effect throughout the fiscal year. Although total interest-earning assets declined in fiscal 1993, the ratio of interest-earning assets over interest-bearing liabilities increased, thereby contributing to the higher net interest income.

     The combination of lower levels of market interest rates and a $3.1 million increase in First Federal's excess of average interest-earning assets over average interest-bearing liabilities increased First Federal's net interest margin to 3.81% during the fiscal year ended September 30, 1993, compared to 3.18% during the prior year. The lower levels of market interest rates during 1993 reduced the yields earned on First Federal's earning assets by 71 basis points, from 8.12% during 1992 to 7.41% during 1993. The costs of interest-bearing liabilities decreased at an even faster rate during 1993 than did the yields on earning assets. During 1993, the cost of interest-bearing liabilities decreased by 146 basis points, from 5.72% during 1992 to 4.26% during 1993.

     The following table sets forth interest income from average interest-earning assets, expressed in dollars and average yields, and interest expense on average interest-bearing liabilities, expressed in dollars and average rates. Interest income from loans includes the accretion of net deferred loan origination and commitment fees and unearned discounts. Interest income from investment and mortgage related securities includes the accretion/amortization of unearned discounts/premiums. Average balances for 1994 and 1993 are daily average balances and average balances for 1992 are monthly average balances. All balances include non-accruing loans.

                                                                        Year Ended September 30,
                                     ------------------------------------------------------------------------------------------
                                                   1994                           1993                           1992
                                     -----------------------------    ----------------------------    -------------------------
                                                                         (dollars in thousands)

                                     Average                Yield/    Average               Yield/    Average            Yield/
                                     Balance     Interest    Rate     Balance    Interest    Rate     Balance   Interest  Rate
                                     ------------------------------------------------------------------------------------------
Interest-earning assets:
  Real estate loans                 $206,567     $16,286     7.88%    $219,928    $18,047     8.21%   $214,641  $19,378   9.03%
  Consumer loans                      10,762       1,091    10.14       11,264      1,218    10.81      14,101    1,688  11.97
                                    --------     -------    -----     --------    -------    -----    --------  -------  -----
    Total Loans                      217,329      17,377     8.00      231,192     19,265     8.33     228,742   21,066   9.21

  Mortgage-backed securities          46,479       2,120     4.56       29,634      1,635     5.52      22,449    1,541   6.86
  Investment securities               93,370       5,196     5.57       51,412      2,609     5.07      53,843    3,412   6.34
  Other                                3,123         114     3.65        8,435        265     3.14      27,023      943   3.49
                                    --------     -------     ----     --------    -------     ----    --------  -------   ----
    Total interest-earning
      assets                        $360,301     $24,807     6.89%    $320,673    $23,774     7.41%   $332,057  $26,962   8.12%
                                    ========     =======     ====     ========    =======     ====    ========  =======   ====

Interest-bearing liabilities
  Savings deposits                   250,833       9,485     3.78      256,832     10,788     4.20     276,632   15,444   5.58
  FHLB advances                       56,858       2,729     4.80       15,032        781     5.20       9,385      917   9.77
  Securities sold under agreements
    to repurchase                      1,206          57     4.73           --         --       --         362       24   6.63
                                    --------     -------     ----     --------    -------     ----    --------  -------   ----
  Total interest-bearing
    liabilities                     $308,897     $12,271     3.97%    $271,864    $11,569     4.26%   $286,379  $16,385   5.72%
                                    ========     =======     ====     ========    =======     ====    ========  =======   ====

Net interest income                              $12,536                          $12,205                       $ 10,577
                                                 =======                          =======                       ========

Interest rate spread                                         2.92%                            3.15%                       2.40%
                                                             ====                             ====                        ====

Net interest margin
  (Net interest income divided by
  average interest-earning assets)                           3.48%                            3.81%                       3.18%
                                                             ====                             ====                        ====

      The following table represents the dollar amount of changes in interest income and interest expense for major components of
interest-earnings assets and interest-bearing liabilities.   The
table distinguishes between the changes related to average outstanding balances (changes in volume while holding the initial rate constant) and the changes related to average interest rates (changes in average rates while holding the initial balance
constant).   Changes attributable to both volume and rates have
been allocated proportionally.

                                                                     YEAR ENDED SEPTEMBER 30
                                               -------------------------------------------------------------------
                                                     1994 Versus 1993                      1993 Versus 1992
                                               ---------------------------           -----------------------------
                                               Increase (Decrease)                   Increase (Decrease)
                                                 due to:                               due to:
                                                Volume    Rates     Total            Volume     Rates       Total
                                                ------    -----     -----            ------     -----       -----
                                                                        (dollars in thousands)
Interest earning assets:
  Loans receivable                             $(1,586)   $(302)   $(1,888)          $  222    $(2,023)    $(1,801)
  Mortgage-backed securities                       494       (9)       485              430       (336)         94
  Investment securities                          2,513       74      2,587             (414)      (389)       (803)
  Other                                           (244)      93       (151)            (513)      (165)       (678)
                                               -------    -----    -------           ------    -------     -------

    Total interest-earning assets                1,177     (144)     1,033             (275)    (2,913)     (3,188)
                                               -------    -----    -------           ------    -------     -------

Interest-bearing liabilities:
  Savings deposits                                (977)    (326)    (1,303)          (1,558)    (3,098)     (4,656)
  FHLB advances and
    other borrowings                             1,890      115      2,005              313       (473)       (160)

  Total interest-bearing liabilities               913     (211)       702           (1,245)    (3,571)     (4,816)
                                               -------    -----    -------           ------    -------     -------

  Net interest income                          $   264    $  67    $   331           $  970    $   658     $ 1,628
                                               =======    =====    =======           ======    =======     =======


      ALLOWANCE FOR LOAN LOSSES. The allowance for loan losses is established through a provision for loan losses based on management's evaluation of the risk inherent in its loan portfolio and changes in the nature and volume of its loan activity. This evaluation, which includes a review of all loans of which full collectibility may not be reasonably assured, considers among other matters, the estimated net realizable value of the underlying collateral, economic conditions, historical loan loss experience and other factors that warrant recognition in providing for an adequate loan allowance. Although management believes it uses the best information available to make such determination, the possibility exists that abrupt changes in such estimates, appraisals and evaluations might be required because of changing economic conditions and the economic prospects of borrowers.

      First Federal's ratio of gross nonperforming assets to total assets was 0.73%, 1.94% and 0.25% at September 30, 1994, 1993 and
1992, respectively. For the fiscal years ended September 30, 1994, 1993 and 1992, the ratio of net charge-offs to average loans outstanding was 0.03%, 0.02% and 0.10%, respectively.

      First Federal had allowances for loan losses of $1.9 million, $1.8 million and $1.1 million at September 30, 1994, 1993 and 1992, respectively. Chargeoffs against the allowance for losses totaled $106,000 in fiscal 1994, $57,000 in fiscal 1993 and $283,000 in fiscal
1992. The total allowance at September 30, 1994 included $1.7 million of general reserves.

      Management is of the opinion that the allowance for loan losses at September 30, 1994, which represents 61.0% of total nonperforming assets, is adequate to meet potential losses in the portfolio. It must be understood, however, that there are inherent risks and uncertainties related to the operation of a financial institution. By necessity, Plains Spirit's Consolidated Financial Statements are dependent upon estimates, appraisals and evaluations of loans. Therefore, the possibility exists that abrupt changes in such estimates, appraisals and evaluations might be required because of changing economic conditions and the economic prospects of borrowers.

      The following table sets forth an analysis of First Federal's allowance for loan losses at the dates indicated.

                                                                        YEAR ENDED SEPTEMBER 30
                                                      ------------------------------------------------------------
                                                          1994         1993        1992        1991         1990
                                                          ----         ----        ----        ----         ----
                                                                           (dollars in thousands)

Balance at beginning of year                          $   1,777    $   1,115    $    773    $     898    $   1,016
                                                      =========    =========    ========    =========    =========

Chargeoffs:
  Real estate loans                                          (7)         (14)       (134)        (158)        (442)
  Consumer loans                                            (99)         (43)       (149)        (125)        (187)
                                                      ---------    ---------    --------    ---------    ---------
      Total                                                (106)         (57)       (283)        (283)        (629)
                                                      ---------    ---------    --------    ---------    ---------

Recoveries:
  Real estate loans                                          19           11           1           45           35
  Consumer loans                                             13            2          41           42           49
                                                      ---------    ---------    --------    ---------    ---------
      Total                                                  32           13          42           87           84
                                                      ---------    ---------    --------    ---------    ---------

Net Charge-offs                                             (74)         (44)       (241)        (196)        (545)
Provision for losses                                        200          706         583           71          427
                                                      ---------    ---------    --------    ---------    ---------

Balance at end of year                                $   1,903    $   1,777    $  1,115    $     773    $     898
                                                      =========    =========    ========    =========    =========

Average loans outstanding                             $ 217,329    $ 231,192    $228,742    $ 230,696    $ 245,463
                                                      =========    =========    ========    =========    =========

Ratio of net charge-offs
  to average loans outstanding                             0.03%        0.02%       0.10%        0.08%        0.22%
                                                           =====        =====       =====        =====        =====

     NON-INTEREST INCOME. First Federal continues to derive increasing amounts of income from its mortgage-banking activities. Loan fees and service charges during fiscal 1994 were approximately the same as the $1.4 million recorded in fiscal 1993. The heavy volume of loan closings resulted from continued high levels of mortgage activity and greater market share penetration during fiscal 1994. Within First Federal's asset/liability management process, most fixed-rate mortgages are sold into the secondary market. During fiscal 1994 gains from the sale of new loan originations amounted to $734,000. This is approximately one-half the $1.5 million recorded in fiscal 1993.
Higher interest rates throughout the year reduced the gains from sale. The level of future sales and gains is dependent upon the levels and compositions of loan originations and the general levels of market interest rates. Due to these factors, gains recognized upon the sales of loans are subject to fluctuations from period to period.

     The secondary market activity associated with First Federal's fixed-rate mortgage loan production enhances fee income from mortgage servicing for others. During 1994, total loans serviced for others increased to $206.6 million from $124.2 million as of September 30, 1993. This increased portfolio provided servicing fee income of $515,000 for fiscal 1994 compared to $254,000 in fiscal 1993. In addition to loan servicing fee income, First Federal derives a certain amount of its interest income from this operation as a result of the use of the related cash balances.

     Income from transaction and other account-related fees increased to $324,000 in fiscal 1994, compared to the fiscal 1993 amount of $264,000. Other income during fiscal 1994 decreased $40,000 to $335,000 as compared to $375,000 in fiscal 1993. During fiscal 1993, the final disbursement from the prepaid FSLIC Secondary Reserve was distributed. The disbursement of $196,000 was recognized during First Federal's second quarter of fiscal 1993. In fiscal 1994, a lot sale within a First Federal subsidiary resulted in $36,000 of additional income.

     The high quality of First Federal's loan portfolio reflects in its low foreclosed assets level and corresponding loss on disposition of those assets. During the fiscal year ended September 30, 1994, First Federal's losses on real estate operations, net totaled $13,000 down $2,000 from the prior year.

     Total non-interest income increased during the fiscal year ended September 30, 1993 to $3.8 million, a $1.9 million increase from the $1.9 million during fiscal 1992. Gains from the sale of mortgage originations totaled $1.5 million, an increase of $1.0 million compared to fiscal 1992. Loan fees and service charges from the loan origination process totaled $1.4 million in fiscal 1993, an increase of $407,000 from fiscal 1992. During fiscal 1993, loan originations totaled $152.9 million. The increase in loan originations accounted for the substantial increase in loan fees and charges. Loan servicing income accounted for $254,000 during fiscal 1993, an increase of $168,000 over fiscal 1992, reflecting First Federal's plan to increase its portfolio of loans serviced for others. At September 30, 1993, loans serviced for the benefit of others totaled $124.2 million, compared to $42.4 million at September 30, 1992. In addition, First Federal derives non-interest income from retail banking fees and other sources of income. For fiscal 1993, other fees and charges totaled $264,000, an increase of $66,000 from the fiscal 1992 total of $198,000. In fiscal 1993, real estate operations, net, including real estate owned dispositions, totaled a negative $15,000, a decrease of $7,000 from fiscal 1992.

     NON-INTEREST EXPENSE. First Federal's non-interest expense totaled $8.8 million and $8.5 million for the fiscal years ended September 30, 1994 and 1993, respectively. The 2.6% increase in fiscal 1994 over 1993 compared to a 15% increase in fiscal 1993 over 1992 reflects
First Federal's attention to controlling expenses.

     Compensation expense increased $213,000 in 1994 over 1993 due to salary adjustments and a higher charge for a deferred retirement benefit. As of September 30, 1994, First Federal had 118 full-time equivalent employees compared to 116 such employees at September 30, 1993. Occupancy and furniture, equipment and data processing collectively totaled $1.3 million and $1.2 million for fiscal years 1994 and 1993, respectively. Although First Federal's deposits increased in fiscal 1994, Federal insurance of accounts premiums decreased due to the assessment being calculated on a lagging basis. Future increases are anticipated because of the higher level of deposits. For 1994, First Federal's premium was the lowest rate permitted under current FDIC regulations. Other loan expense decreased $126,000 in fiscal 1994 from $629,000 during the prior year. This decrease results from the lower utilization of third-parties in the loan origination process. Other expenses increased $58,000 during the year due to higher advertising and promotional expenses.

     During the fiscal year ended September 30, 1993, First Federal's non-interest expense totaled $8.5 million, an increase of $1.1 million over fiscal 1992. The 15% increase in fiscal 1993 was attributable to an increased mortgage banking enterprise and increased retail operation. During the fiscal year ended September 30, 1993, First
Federal opened two new facilities; a new retail branch located in the Cub Food Store in Davenport and, a loan production office located in Rock Island, Illinois, First Federal's first office in the state. Compensation and employee benefits increased $776,000 to $4.7 million in fiscal 1993 compared to fiscal 1992. The increase was principally related to increased staff levels for First Federal's operations as well as higher commissions paid to its loan originators, all of whom are incentive-based paid. Expenses for furniture, equipment and data processing increased $321,000 in fiscal 1993 over fiscal 1992, primarily as a result of increased lease expenses and associated equipment for the new offices. Federal deposit insurance premiums increased by $25,000 reflecting the final distribution of the prepaid secondary reserve. Other loan expense totaled $629,000 for fiscal 1993, an increase of $85,000 over fiscal 1992. Third party expenses related to higher levels of loan originations caused the increase. Other non-interest expense decreased $88,000 to $1.4 million in fiscal 1993 from fiscal 1992.

LENDING ACTIVITIES

     First Federal is primarily a consumer-oriented financial services organization. First Federal's principal business is obtaining funds in the form of deposits and borrowings and investing those funds in various types of loans. The origination of single-family home mortgage loans is First Federal's primary lending activity. Each loan originated for the purpose of acquiring, constructing or refinancing a single-family residence is secured by a first mortgage on the acquired, constructed or refinanced property. First Federal offers fixed-rate and adjustable-rate mortgage loans with terms ranging from one to 30 years, including traditional single-family home mortgage loans with terms of either 15 or 30 years. The relative customer demand for adjustable-rate and fixed-rate loans varies considerably, depending on such factors as the level of interest rates, expectations regarding future interest rates and the relationship between long-term and short-term interest rates.

     Loan originations are generated by First Federal's marketing efforts, its present customers, walk-in customers and referrals from real estate brokers and builders. First Federal employs a system of internal controls designed to maintain the quality of its loan portfolio. Loan commitments of up to $500,000 must be approved at various levels of authority, depending on the type and amount of the loan. Loan commitments of more than $500,000 but less than $1,000,000 must be approved by a committee comprised of officers of First Federal. Loan commitments between $1,000,000 and $1,500,000 must be approved by at least two directors in addition to an authorized officer. Commitments over $1,500,000 require approval by the full Board of Directors or Interim Board Action Committee.

     SINGLE-FAMILY HOME MORTGAGE LOANS. First Federal originated $125.9 million, $139.5 million and $104.6 million of single-family home mortgage loans (including all one- to four-family loans) during the fiscal years ended September 30, 1994, 1993 and 1992, respectively. Approximately $37.2 million, or 29.5%, of fiscal 1994 single-family loan originations were adjustable-rate loans ("ARMS"), compared to $32.8 million, or 23.5%, of fiscal 1993 loan originations and $11.2 million, or 10.7%, of fiscal 1992 loan originations. Substantially all of First Federal's fixed-rate single-family loan originations met, or exceeded, FHLMC and FNMA underwriting guidelines and substantially all of such loans with terms in excess of 15 years have been sold.

     During fiscal year 1994, First Federal purchased $19.1 million of single-family loans through its ongoing correspondent loan arrangements with other banks and mortgage originators, compared to $1.8 million in the prior fiscal year. These loans are underwritten to the same standards as First Federal's own originations and such loans with terms in excess of 15 years have been sold with servicing rights retained. The majority of purchased loans are located outside First Federal's traditional market of the Quad Cities, but within eastern Iowa.

     First Federal's written underwriting guidelines for single-family home mortgage loans meet, and in some instances exceed, FHLMC and FNMA underwriting guidelines. In underwriting single-family home mortgage loans, First Federal evaluates both the borrower's ability to make monthly payments and the value of the property securing the loan.
Potential borrowers are qualified for fixed-rate loans based upon the stated interest rate of the loan. On ARM loans, the borrower is qualified on either the starting interest rate or an assumed higher interest rate, depending on the loan-to-value ratio, frequency of interest rate adjustment and the existence of interest rate adjustment caps. First Federal does not make single-family mortgage loans in excess of $600,000. Generally, the limit for loans with an initial loan-to-value ratio of more than 80% to 90% is $250,000, and loans with an initial loan-to-value ratio of more than 90% are limited to the FHLMC or FNMA limit.

     In fiscal 1994, 78% of all owner-occupied, single-family home mortgage loans originated by First Federal had loan-to-value ratios of 80% or less. The remainder of First Federal's loans had loan-to-value ratios in excess of 80% but not higher than 95%. (Loan-to-value ratio is the ratio that the original principal amount of a loan bears to the appraised value of the mortgaged property or, in the case of purchase money mortgages, the lower of the appraised value of the property or the purchase price of the property securing the loan.) Generally, that portion of a loan in excess of 80% value is insured by a private mortgage insurance company on the amount in excess of 75% of the value of the underlying property. First Federal requires a lower loan-to-value ratio for non-owner-occupied loans. In addition, all home mortgage loans originated by First Federal are subject to prescribed requirements for title insurance or an opinion of counsel, and fire and casualty insurance, as well as flood insurance where appropriate.

     First Federal issues commitments as to the interest rate and points to be charged on the loan based upon the prevailing interest rate and points in effect on the date the borrower elects to "lock-in" the interest rate and points. At September 30, 1994, First Federal had commitments to originate loans totaling $10.5 million, commitments to purchase newly originated loans of $2.5 million and a master loan commitment to sell loans totaling $28.1 million. Commitments to originate loans, which may be disbursed subject to certain limitations, extend over varying periods of time, with substantially all of such funds expected to be disbursed within a three month period.

     First Federal's largest lending relationship, including commitments outstanding, with a single borrower at September 30, 1994, was $3.5 million, which was approximately $2.3 million below the limit prescribed by the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA").

     CONSTRUCTION LOANS. First Federal also originates loans to finance the construction of single-family residences as well as multi-family dwellings. In response to market demand First Federal has increased its activity in this type of lending. Construction loans are generally provided in conjunction with permanent financing, whether First Federal provided or from another source. On a limited and select basis, First Federal will provide financing on spec homes to residential builders.

     First Federal originated approximately $17.0 million, $6.0 million and $4.1 million of construction loans during the fiscal years ended September 30, 1994, 1993 and 1992, respectively. Construction loans are made to individuals who intend to occupy the premises upon
completion of construction or to builders.   Construction loans to
individuals are structured for up to a 30 year term with a 12 month
construction phase.   Upon completion of the construction phase, these
loans continue as permanent loans of First Federal. Builder construction loans are generally fixed-rate loans for up to 12 months. Loan proceeds are disbursed in increments as construction progresses and as inspections warrant. Construction loans for multi-family dwellings are generally structured as construction/permanent loans for up to a 15 year term with a 12 month construction period. Interest rates for these loans are adjustable based on a spread over the prime rate during the construction period and either fixed or adjustable at the time the loan becomes a permanent loan. Of the construction loans originated in fiscal 1994, $8.0 million were for commercial properties with the remainder for single-family residences.

     CONSUMER LOANS. First Federal offers a variety of consumer loans, including home equity and home improvement loans and loans secured by savings deposits. First Federal originates substantially all of its consumer loans in its market area. Home equity and home improvement loans are secured by a mortgage on the borrower's home. On a limited basis, First Federal makes unsecured loans, student loans, and manufactured home loans. First Federal does not originate consumer loans on an indirect basis.

     The underwriting standards employed by First Federal for consumer loans include a determination of the applicant's payment history on other debts and an assessment of the ability to meet existing obligations and payments on the proposed loan. Although creditworthiness of the applicant is a primary consideration, the underwriting process also includes a comparison of the value of the security, if any, in relation to the proposed loan amount.

     At September 30, 1994, First Federal's consumer loan portfolio totaled approximately $11.8 million, or 4.9% of First Federal's total loan portfolio. Home equity and home improvement loans totaled $8.5 million at September 30, 1994, representing 72.2% of First Federal's consumer loan portfolio. The remaining balance of consumer loans, or approximately $3.3 million, consisted primarily of manufactured home loans.

     MULTI-FAMILY AND COMMERCIAL REAL ESTATE LOANS. Multi-family and commercial real estate loans are generally originated in amounts of up to 75% of the appraised value of the property securing the loan. Additionally, First Federal normally requires net operating income to debt service of at least 1.25 for loans secured by multi-family residential property and at least 1.30 for loans secured by commercial real estate unless other compensating factors are present. The other terms of multi-family and commercial real estate loans are negotiated on a case by case basis. During fiscal year 1994, First Federal originated 34 loans secured by commercial real estate, excluding construction loans of this type. Of the originations, 20 loans totaling $4.9 million were for multi-family dwellings and 14 loans totaling $11.8 million were for commercial properties and office buildings.

     First Federal's multi-family and commercial real estate loan portfolio includes loans secured by apartment buildings, office buildings, retail stores, warehouses and other properties. First Federal has begun commercial real estate lending on a select basis in properties outside First Federal's primary market area. During fiscal year 1994, including construction loans, First Federal originated $12.4 million of multi-family and commercial real estate loans outstate (within Iowa but outside of Scott County, Iowa) or out-of-state. At September 30, 1994, First Federal's loan portfolio of permanent and construction loans included $20.9 million of multi-family and commercial real estate loans in outstate or out-of-state locations.

     LOAN PORTFOLIO COMPOSITION. The following table sets forth information concerning the composition of First Federal's loan portfolio, including loans held for sale, in dollar amounts and in percentages (before deductions for loans in process, deferred fees and discounts and allowance for loan losses) as of the dates indicated.

                                                                             At September 30
                                    -----------------------------------------------------------------------------------------------
                                           1994              1993                1992                1991                1990
                                    ----------------   ----------------    ----------------    ----------------    ----------------
                                     Amount  Percent    Amount  Percent     Amount  Percent     Amount  Percent     Amount  Percent
                                    -------  -------   -------  -------    -------  -------    -------  -------    -------  -------
                                                                          (dollars in thousands)
Real Estate Loans:
  Single family                     $186,134   76.74%  $191,294   84.10%   $202,889   83.19%   $175,005   79.60%   $190,166   80.09%
  Multi-family and commercial         30,826   12.71     19,979    8.78      24,874   10.20      27,092   12.32      25,523   10.75
  Construction or development         13,772    5.68      5,467    2.40       3,487    1.43       1,607     .73       2,412    1.02
                                    --------  ------   --------  ------    --------  ------    --------  ------    --------  ------
     Total real estate loans         230,732   95.13    216,740   95.28     231,250   94.82     203,704   92.65     218,101   91.86
                                    --------  ------   --------  ------    --------  ------    --------  ------    --------  ------

Consumer Loans:
  Home equity                          7,938    3.27      5,322    2.34       4,815    1.97       5,220    2.37       4,073    1.72
  Manufactured housing                 2,626    1.08      3,880    1.71       5,320    2.18       6,973    3.17       8,718    3.67
  Home improvement                       595     .25        972     .43       1,624    0.67       2,462    1.12       2,884    1.21
  Deposit account                        569     .24        523     .23         856    0.35       1,001    0.46         789    0.33
  Other                                   83     .03         25     .01          18    0.01         503    0.23       2,866    1.21
                                    --------  ------   --------  ------    --------  ------    --------  ------    --------  ------
     Total consumer loans             11,811    4.87     10,722    4.72      12,633    5.18      16,159    7.35      19,330    8.14
                                    --------  ------   --------  ------    --------  ------    --------  ------    --------  ------
     Total loans                     242,543  100.00%   227,462  100.00%    243,883  100.00%    219,863  100.00%    237,431  100.00%
                                    --------  ======   --------  ======    --------  ======    --------  ======    --------  ======

Less:
  Loans in process                     4,243              2,312               1,836                 882               1,427
  Deferred fees and discounts            639                665                 544                 611                 360
  Allowance for loan losses            1,903              1,777               1,115                 773                 898
                                    --------           --------            --------            --------            --------
     Total loans, net               $235,758           $222,708            $240,388            $217,597            $234,746
                                    ========           ========            ========            ========            ========

   LOAN ACTIVITY. The following table sets forth single-family, multi-family, commercial real estate and consumer loan origination, purchase, sale and repayment activities for the periods indicated.

                                                                       YEAR ENDED SEPTEMBER 30
                                                                ----------------------------------------
                                                                  1994            1993            1992
                                                                  ----            ----            ----
                                                                          (dollars in thousands)
Loans originated by type:
   Adjustable-rate:
   Real estate:
         Single-family                                          $ 37,153        $ 32,806        $ 11,190
         Multi-family and Commercial                               5,671           1,667           1,416
         Construction or development                               1,231              --             400
                                                                --------        --------        --------
      Total adjustable-rate originated                            44,055          34,473          13,006

   Fixed Rate:
   Real estate:
         Single-family                                            88,746         106,669          93,396
         Multi-family and Commercial                              10,991           1,845             740
         Construction or development                              15,720           6,029           3,719
         Consumer                                                  8,313           3,886           3,608
                                                                --------        --------        --------
      Total fixed-rate originated                                123,770         118,429         101,463
                                                                --------        --------        --------
      Total loans originated                                     167,825         152,902         114,469

Loans purchased:
         Real estate loans                                        19,085           1,750           2,992
                                                                --------        --------        --------
      Total loans purchased                                       19,085           1,750           2,992

Loans sold or exchanged:
         Real estate loans sold                                  105,893          99,897          32,856
         Real estate loans exchanged
           for mortgage-backed securities                          4,200              --              --
                                                                --------        --------        --------
      Total loans sold or exchanged                              110,093          99,897          32,856

Principal repayments                                              61,736          71,176          60,585
                                                                --------        --------        --------
      Total reductions                                           171,829         171,073          93,441
                                                                --------        --------        --------
      Net increase (decrease)                                   $ 15,081        $(16,421)       $ 24,020
                                                                ========        ========        ========

     LOAN REPAYMENT SCHEDULE. The following table sets forth the contractual maturity of First Federal's loan portfolio, including
loans held for sale, at September 30, 1994.   Adjustable-rate loans in
the amount of $130 million are included in their respective maturity date categories rather than the dates at which they reprice. The schedule does not reflect the effects of possible prepayments. Management expects prepayments will cause actual maturities to be shorter.

                                                  LOAN PORTFOLIO

      Due During                           Multi-family     Construction
     Years ending                              and               or
     September 30,        Single-family     Commercial       Development   Consumer       Total
     -------------        -------------     ----------       -----------   --------       -----
                                           (dollars in thousands)

     1995                   $    568         $     3           $13,684      $ 1,181      $ 15,436
     1996                        434              --                88          576         1,098
     1997                        820           1,501                --        1,372         3,693
     1998 and 1999             3,747           1,355                --        3,552         8,654
     2000 to  2004            20,246           9,722                --        3,171        33,139
     2005 to  2019            84,303          18,029                --        1,954       104,286
     2020 and beyond          76,016             216                --            5        76,237
                            --------         -------           -------      -------      --------

     Total                  $186,134         $30,826           $13,772      $11,811      $242,543
                            ========         =======           =======      =======      ========

     As of September 30, 1994, the total amount of loans due after September 30, 1995 which had predetermined interest rates was $111.3 million, while the total amount of loans due after such date which had floating, adjustable or renegotiable interest rates was $115.8 million.

     ASSET QUALITY. Federal regulations provide for the classification of loans and other assets, such as debt and equity securities considered by the OTS to be of lesser quality, as "substandard," "doubtful" or "loss." An asset is considered "substandard" if it is inadequately protected by the current net worth and paying capacity of the obligor or the collateral pledged, if any. "Substandard" assets include those characterized by the "distinct possibility" that the insured institution will sustain "some loss" if the deficiencies are not corrected. Assets classified as "doubtful" have all of the weaknesses inherent in those classified "substandard," with the added characteristic that the weakness present makes "collection or liquidation in full," on the basis of currently existing facts, conditions and values, "highly questionable and improbable." Assets classified as "loss" are those considered "uncollectible" and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. Assets which do not currently expose the insured institution to sufficient risk to warrant classification in one of the aforementioned categories but possess weaknesses are required to be designated "special mention" by management.

     Each insured institution classifies its own assets. For assets classified "substandard" or "doubtful," the insured institution is required to establish prudent general allowances for losses based on the assets classified and the overall quality of the asset portfolio. The allowance must be established in accordance with generally accepted accounting principles ("GAAP") and, more specifically, the Financial Accounting Standards Board's ("FASB") Statement of Financial Accounting Standards No. 5, Accounting for Contingencies ("FAS 5") and Statement of Financial Accounting Standards No. 114, Accounting by Creditors for Impairment of a Loan ("FAS 114"). If an asset is classified as "loss," then the institution must establish specific loss reserves of 100% of the amounts so classified or must charge-off such amounts. These specific loss reserves must be established in accordance with GAAP. Although the establishment of the reserves and allowances reduces GAAP capital, the savings institution can, subject to limitation, include general valuation allowances in the determination of its risk-based capital, but not its core capital or tangible capital, for purposes of the OTS capital standards. A savings institution's determination as to the classification of its assets and the amount of its valuation allowance is subject to review by the OTS, which may order the establishment of additional general valuation allowances or specific loss reserves.

     First Federal has implemented comprehensive internal asset review systems and loan loss allowance methodologies which are designed to provide for early detection of problem assets and adequate general loss allowances for the duration of each portfolio's life. As required by law, First Federal's asset classification methodology provides for the classification of loans as special mention, substandard, doubtful or loss. Specific loss reserves are provided as needed for assets classified as loss at 100% of the amount so
classified.   Any such loan is charged-off when it is no longer deemed
collectible. Although this system will not eliminate future losses due to unanticipated declines in the real estate market or economic downturns, it should provide for timely identification of those losses.

     Residential property loans are considered by First Federal to be delinquent when any payment of principal and/or interest is past due. While in a majority of cases First Federal is able to work out a satisfactory repayment schedule with a delinquent borrower, First Federal will undertake foreclosure proceedings if the delinquency is not satisfactorily resolved.

     First Federal's procedures regarding delinquent loans are designed to assist borrowers in meeting their contractual obligations with First Federal. First Federal customarily mails a first notice of past due payment to the borrower,with late charges assessed in accordance with First Federal policy, 16 days after the due date. First
Federal's collection group attempts to make telephone contact with borrowers usually 21 days after the payment due date. In certain cases, First Federal recommends that the borrower seek credit counseling assistance and may grant forbearance if First Federal determines that the borrower is likely to correct loan delinquencies within a reasonable period of time. When a loan becomes more than 90 days past due, First Federal categorizes the loan as nonaccrual and generally provides an allowance for the loss of uncollected interest. Although these past due loans may remain on an accrual status, First Federal generally does not recognize interest as income until collected. At September 30, 1994, First Federal had no loans categorized as nonaccrual where interest income continues to be accrued.

     Gross nonaccrual loans decreased to $3.1 million as of September 30, 1994 from $6.4 million at September 30, 1993. The decrease is due to the resolution of two loans with apartment complexes as security. The apartment complexes were sold and the loans were assumed by the new owner. First Federal did not recognize any loss nor was it required to set up any reserves as a result of the resolution of the problem loans.

     The largest nonaccrual loan at September 30, 1994, in the amount of $2.6 million, is to a partnership and secured by three mobile home parks located in the Quad Cities area. The partnership ceased making payments on the loan effective with the April 1, 1993 payment and has filed Chapter 11 bankruptcy in the United States Bankruptcy Court for the Central District of Illinois. The partnership is facing a potential environmental issue regarding soil contamination from leaking fuel lines. Although First Federal cannot guarantee no loss will occur on this loan, it believes that, based on available information, First Federal's general reserves are adequate to absorb any loss thereby not significantly impacting future earnings.

     Real property which First Federal acquires as a result of foreclosure proceedings is classified as "real estate owned" until it is sold or otherwise disposed of. Generally, First Federal is able to dispose of a substantial portion of this type of real estate and other repossessed assets during each year. At September 30, 1994, First Federal did not hold any real estate or other repossessed assets. During fiscal 1994, First Federal disposed of $139,000 of real estate and repossessed assets, recognizing a net gain of approximately $5,000 from the sales.

         The following table sets forth information concerning the nonperforming assets of the First Federal at the dates indicated.

                                                                   AT SEPTEMBER 30
                                                 ----------------------------------------------------
                                                  1994        1993       1992        1991       1990
                                                  ----        ----       ----        ----       ----
                                                                 (dollars in thousands)
Nonaccrual loans:
  Real estate loans:
      Single-family                              $  455      $  540      $657        $320       $686
      Multi-family and commercial                 2,564       5,469        --          43         43
    Construction or development                      --         400        --          --        156
    Consumer                                         99          31        35          85        217
                                                  -----       -----      ----        ----       ----

    Total gross nonaccrual loans                  3,118       6,440       692         448      1,102

Past due loans:
  Not classfied as nonaccrual                        --          --        --          --         --

Foreclosed assets:
  Real estate acquired:
    Single-family                                    --           6       118         162        843
    Multi-family and commercial                      --          --        --          --      2,715
    Construction or development                      --          --        --          99        747
  Consumer                                           --          --        19          71        132
                                                   ----        ----      ----         ---      -----
    Total real estate and other assets               --           6       137         332      4,437
                                                   ----        ----      ----         ---      -----
    Total gross nonperforming assets              3,118       6,446       829         780      5,539
Less allowance for losses                         1,903       1,777     1,125         773        898
                                                  -----       -----     -----         ---      -----
    Total net nonperforming assets                1,215       4,669      (296)          7      4,641
                                                  -----       -----     ------        ---      -----

Restructured real estate loans:
  Single-family                                   1,021       1,225       110          69        435
  Multi-family and commercial                        --          --        --          --         --
  Manufactured housing                              113          73        36          21         67
                                                 ------      ------     -----         ---     ------
    Total restructured loans                      1,134       1,298       146          90        502
                                                 ------      ------     -----         ---     ------
Total net nonperforming assets and
  restructured loans                             $2,349      $5,967     $(150)        $97     $5,143
                                                 ======      ------     ======        ===     ======
Ratio of gross nonperforming assets
  to total assets                                  0.73%       1.94%     0.25%       0.24%      1.74%

Ratio of gross nonperforming assets
  to total loans and REO                           1.32        2.89      0.36        0.36       2.32

Allowance coverage of gross
  nonaccrual loans                                61.03       27.57    162.72      172.54      81.49

Ratio of net nonperforming assets and
  restructured loans to total assets
                                                   0.55        1.80     -0.04        0.03       1.66

         The following table sets forth information concerning
the breakdown of allowance for loan losses.
                                                                                              Percent of
                                                                                               Loans In
                                              Specific        General           Total         Category to
                                              Valuation      Allowance        Allowance       Total Loans
                                              ---------      ---------        ---------       -----------
                                                                   (dollars in thousands)
At September 30, 1994
- ---------------------
Real estate - mortgage                        $     43       $    635         $    678           89.45%
Real estate - construction                          --             38               38            5.68
Consumer                                           129             39              168            4.87
Unallocated                                         --          1,019            1,019              --
                                              --------       --------         --------        --------
          Total                               $    172       $  1,731         $  1,903          100.00%
                                              ========       ========         ========        ========

At September 30, 1993
- ---------------------
Real estate - mortgage                        $     51       $    578         $    629           92.88%
Real estate - construction                          --             14               14            2.40
Consumer                                           145             43              188            4.72
Unallocated                                         --            946              946              --
                                              --------       --------         --------        --------
          Total                               $    196       $  1,581         $  1,777          100.00%
                                              ========       ========         ========        ========

At September 30, 1992
- ---------------------
Real estate - mortgage                        $     75       $    569         $    644           93.39%
Real estate - construction                          --              9                9            1.43
Consumer                                           149             63              212            5.18
Unallocated                                         --            250              250              --
                                              --------       --------         --------        --------
          Total                               $    224       $    891         $  1,115          100.00%
                                              ========       ========         ========        ========

At September 30, 1991
- ---------------------
Real estate - mortgage                        $     97       $    323         $    420           91.37%
Real estate - construction                          --             --               --            0.71
Consumer                                           180            173              353            7.92
Unallocated                                         --             --               --              --
                                              --------       --------         --------        --------
          Total                               $    277       $    496         $    773          100.00%
                                              ========       ========         ========        ========

At September 30, 1990
- ---------------------
Real estate - mortgage                        $     52       $    180         $    242           90.97%
Real estate - construction                          --             --               --            1.00
Consumer                                           188            468              656            8.03
Unallocated                                         --             --               --              --
                                              --------       --------         --------        --------
          Total                               $    250       $    648         $    898          100.00%
                                              ========       ========         ========        ========

      The following table discloses the gross interest income for nonaccrual and restructured loans that would have been recorded if the nonaccrual and restructured loans had been current in accordance with their original terms and had been outstanding throughout the 12 months ended September 30, 1994 or since origination, and the amount of interest income on those loans that was included in net income for the fiscal year.

                                                                    YEAR ENDED SEPTEMBER 30, 1994
                                                                    -----------------------------
                                                                       (dollars in thousands)
                  Nonaccrual loans:
                     Real estate loans:
                        Single-family                                          $    18
                        Multi-family and commercial                                251
                        Construction or development                                 --
                     Consumer                                                        4
                                                                               -------
                          Nonaccrual interest income                               273

                  Restructured real estate loans:
                     Single-family                                                  83
                                                                               -------

                          Total interest income under
                          original terms                                       $   356
                                                                               =======

                          Interest included in net income                      $    79
                                                                               =======

MORTGAGE-BACKED AND INVESTMENT SECURITIES

     Mortgage-backed securities ("MBSs") and collateralized mortgage obligations ("CMOs") constitute the second largest category of First Federal's assets, totaling $167.7 million at September 30, 1994. The fair value of the MBS portfolio consist of FHLMC, $13.3 million, FNMA, $30.0 million and GNMA, $8.9 million. Of the CMOs held at September 30, 1994, those issued with collateral of the federally chartered agencies totaled $58.4 million, with $57.1 million issued by private concerns.

     First Federal has purchased MBSs and CMOs to supplement loan originations and to augment asset/liability management. MBSs with adjustable rates or estimated maturities of ten years or less from the date of purchase total $48.5 million. At September 30, 1994, First Federal did not have any commitments to purchase additional MBSs or CMOs.

     Federal savings institutions have the authority to purchase various types of investments, including United States Treasury obligations and securities of Federal agencies, federal funds, securities purchased under agreements to sell ("Repos"), commercial paper, banker's acceptances and corporate bonds. FIRREA provides that no savings institution may invest in corporate debt securities not rated, at the time of purchase, in one of the four highest rating categories by a nationally recognized rating organization.

     First Federal's investment portfolio is determined by First Federal's Asset/Liability Committee and takes into consideration interest rate risk, liquidity needs and the profitability of short-term investment opportunities. The current conditions within the financial markets have resulted in First Federal maintaining its investment portfolio in securities to meet the demands of loan origination and the regulations concerning liquidity.

     The following table sets forth the composition of First
Federal's investment portfolio at the dates indicated.
                                                                                       AT SEPTEMBER 30
                                                                  ----------------------------------------------------------
                                                                         1994                1993               1992
                                                                  ------------------- ------------------- ------------------
                                                                    Book     Percent    Book     Percent    Book    Percent
                                                                    Value   Of Total    Value   Of Total    Value  Of Total
                                                                    -----   --------    -----   --------    -----  --------
                                                                                      (dollars in thousands)
Interest-earning deposits with banks                              $   2,314    62.30% $  4,174     73.71% $ 18,100    80.80%
Federal funds sold                                                    1,400    37.70     1,489     26.29     4,300    19.20
                                                                  ---------   ------  --------    ------  --------   ------

   Total                                                          $   3,714   100.00% $  5,663    100.00% $ 22,400   100.00%
                                                                  =========   ======  ========    ======  ========   ======

Investment securities:
   Collateralized mortgage obligations                            $ 115,452    91.93% $ 55,479     92.08% $ 43,053    71.99%
   U.S. government securities                                         4,500     3.58     2,000      3.32    11,994    20.06
   Corporate debt securities                                             --     0.00        --      0.00       200     0.33
   Marketable securities, mutual funds                                   --     0.00        --      0.00     2,173     3.64
   FHLB stock, at cost                                                5,638     4.49     2,769      4.60     2,382     3.98
                                                                  ---------   ------  --------    ------  --------   ------

     Total investment securities                                  $ 125,590   100.00% $ 60,248    100.00% $ 59,802   100.00%
                                                                  =========   ======  ========    ======  ========   ======

     The following table sets forth certain information regarding the carrying value, fair value, weighted average yields and contractual maturities of First Federal's investment securities at September 30, 1994.

                                 One to Five Years   Five to 10 Years  More than 10 Years        Total Investment Securities
                                -------------------  ----------------- ------------------ ------------------------------------------

Securities Held To Maturity              Annualized         Annualized         Annualized                                 Annualized
                                          Weighted           Weighted           Weighted     Average                       Weighted
                                Amortized  Average Amortized  Average Amortized  Average     Life in   Amortized    Fair    Average
                                  Cost    Yield<F1>  Cost    Yield<F1>  Cost    Yield<F1> Years<F2><F3>  Cost      Value   Yield<F1>
                                  ----    ---------  ----    ---------  ----    --------- -------------  ----      -----   ---------
                                                                         (dollars in thousands)
CMOs with agency collateral
   Fixed rate                   $ 3,253    4.78%   $ 1,055    5.32%   $ 26,834   6.24%       21.2      $ 31,142  $ 30,374   6.06%
CMOs with non-agency collateral
   Fixed rate                        --      --         --      --      39,065   6.94        27.2        39,065    37,427   6.94
U.S government agency             4,500    6.08         --      --          --     --         4.3         4,500     4,386   6.08
FHLB stock, at cost                  --      --         --      --       5,638   8.50          --         5,638     5,638   8.50
                                -------    ----    -------    ----    --------   ----        ----      --------  --------   ----
   Total held for investment      7,753    5.53%     1,055    5.32%     71,537   6.80%       23.3        80,345    77,825   6.66%
                                -------            -------            --------                         --------  --------

Securities Available for Sale            Annualized         Annualized         Annualized                                 Annualized
                                          Weighted           Weighted           Weighted     Average                       Weighted
                                Amortized  Average Amortized  Average Amortized  Average     Life in   Amortized    Fair    Average
                                  Cost    Yield<F1>  Cost    Yield<F1>  Cost    Yield<F1> Years<F2><F3>  Cost      Value   Yield<F1>
                                  ----    ---------  ----    ---------  ----    --------- -------------  ----      -----   ---------
                                                                         (dollars in thousands)
CMOs with agency collateral
   Floating rate                $   808    5.41%   $    --      --    $  6,131   5.30%       22.7      $  6,939  $  6,762   5.31%
   Fixed rate                        --      --      2,044    5.81%     19,575   6.42        23.2        21,619    20,501   6.36
CMOs with non-agency collateral
   Fixed rate                        --      --         --      --      19,331   6.46        29.8        19,331    17,982   6.46
Net unrealized holding (loss)
   for securities                    (1)     --        (84)     --      (2,559)    --          --        (2,644)       --     --
                                -------    ----    -------    ----    --------   ----        ----      --------  --------   ----
   Total available for sale         807    5.41      1,960    5.81      42,478   6.28        27.3        45,245    45,245   6.25
                                -------    ----    -------    ----    --------   ----        ----      --------  --------   ----

   Grand total                  $ 8,560    5.52%   $ 3,015    5.64%   $114,015   6.61%       24.8      $125,590  $123,070   6.51%
                                =======            =======            ========                         ========  ========

- ------------------------------
<F1>    The annualized weighted average yield for securities available for sale is based on amortized cost.

<F2>    FHLB Des Moines stock is excluded in the calculation.

<F3>    The weighted average life in years is based on contractual maturity without regard for individual tranche's performance assuming certain prepayment rates.
        Management believes actual average life in years will be less than stated herein.

     The following table sets forth certain information regarding the amortized cost, fair value, weighted average yields and contractual maturities of First Federal's mortgage-backed securities at September 30, 1994.

                   One to Three Years Three to Five Years  Five to 10 Years  More than 10 Years   Total Mortgage-Backed Securities
                   ------------------ -------------------  ----------------  ------------------   --------------------------------
                            Annualized         Annualized         Annualized         Annualized                           Annualized
                             Weighted           Weighted           Weighted           Weighted   Average                   Weighted
                   Amortized  Average Amortized  Average Amortized  Average Amortized  Average   Life in  Amortized  Fair   Average
                     Cost    Yield<F1>  Cost    Yield<F1>  Cost    Yield<F1>  Cost    Yield<F1> Years<F2>   Cost    Value  Yield<F1>
                     ----    ---------  ----    ---------  ----    ---------  ----    --------- ---------   ----    -----  ---------
                                                                (dollars in thousands)
FHLMC certificates  $ 2,592    7.96%    $ 544     4.60%      --         --  $ 10,461    5.90%     18.4    $13,597  $13,341   6.24%
FHMA certificates        --      --        --       --       --         --    30,839    4.52      27.9     30,839   30,012   4.52
GHMA certificates        --      --        --       --       --         --     9,130    5.81      27.8      9,130    8,918   5.81
Net unrealized
   holding (loss)
   for securities         7      --        (4)      --       --         --    (1,298)     --        --     (1,295)      --     --
                    -------    ----     -----     ----     ----       ----  --------    ----      ----    -------  -------   ----
                    $ 2,599    7.96%    $ 540     4.60%      --         --  $ 49,132    5.04%     25.9    $52,271  $52,271   5.18%
                    =======             =====                               ========                      =======  =======

- ------------------------------
<F1>    The annualized weighted average yield is based on amortized cost.

<F2>    The weighted average life in years is based on contractual maturity without regard for individual pool's performance assuming certain prepayment rates.
        Management believes actual average life in years will be less than stated herein.

LIQUIDITY AND CAPITAL RESOURCES

     First Federal's primary sources of funds are deposits, amortization and prepayment of loan principal, including MBSs and CMOs, sales of mortgage loans, sales or maturities of investment securities, net interest income and borrowings from the FHLB Des Moines. While scheduled loan repayments and maturing investments are relatively predictable, deposit flows and early loan repayments are more influenced by interest rates, general economic conditions and competition. First Federal attempts to price its products to meet its asset/liability objectives, consistent with local market conditions.

     The standard measure of liquidity in the thrift industry is the ratio of cash and eligible investments, as defined by regulation, to the sum of net withdrawable savings and borrowings due within one year. The OTS has established the current minimum liquid asset ratio requirement at 5%. First Federal, as a component of its overall asset/liability management strategy, maintains qualifying liquid assets at levels in excess of those required. For the measurement period ending September
30, 1994 and 1993, First Federal's liquidity ratio was 5.37% and 7.73%, respectively. For the fiscal years ended September 30, 1994 and 1993, First Federal's average liquidity ratios were 6.54% and 9.43% respectively.

     Loan principal repayments totaled $61.7 million during fiscal 1994, representing a decrease of $9.4 million, or 13.3%, compared to fiscal 1993. The decrease was due to higher interest rates which resulted in a slowdown in mortgage loan turnover and refinances during the year.

     Sale of mortgage loans totaled $105.9 million in fiscal 1994, compared to $99.9 million sold in fiscal 1993. The increase in sales continues the strategy of building the loans serviced for others retaining the servicing fee. First Federal sells substantially all of its fixed-rate mortgage originations, servicing retained, consistent with its asset/liability management strategy.

     Customer deposits increased $3.8 million, or 1.5%, to $253.6 million at September 30, 1994 compared to $249.8 million at September 30, 1993. First Federal's borrowings totaled $112.7 million at September 30, 1994 representing an increase of $90.2 million from September 30, 1993. The source of the increase in borrowing was the FHLB Des Moines.

     During the 12 months ended September 30, 1994, stockholders' equity decreased by $775,000 or 1.4%. The decrease reflected total earnings of $4.47 million, issuance of common shares under the stock option plan offset by open-market purchases of outstanding common stock which combined totaled a decrease of $1.898 million, dividends paid to stockholders totaling $947,000 and the net unrealized holding loss for securities classified as available for sale, net of tax in the amount of $2.4 million.

     On March 18, 1994, Plains Spirit announced its intention to repurchase up to five percent of its outstanding common shares in the open market. During the period from March 29, 1994 to August 5, 1994, 98,700 shares were purchased at an average cost of $23.61 per share.

     Plains Spirit has retained 276,700 shares of common stock as treasury shares for general corporate use, including the issuance of shares in connection with the exercise of stock options.

     At September 30, 1994, First Federal had outstanding mortgage loan commitments, excluding undisbursed portions of loans in process, of $10.5 million compared to $14.8 million at September 30, 1993. At September 30, 1994, First Federal also had master commitments to sell newly originated mortgage loans of $28.1 million and commitments to purchase newly originated mortgage loans of approximately $2.5 million.

SOURCES OF FUNDS

     DEPOSITS. Deposits are the principal source of funds used by First Federal in its lending and investment activities. At September 30, 1994, deposits totaled $253.6 million, an increase of $3.8 million, or 1.5%, from September 30, 1993. First Federal also derives funds from operations, repayments of earning assets, sales of loans and borrowings from the FHLB Des Moines.

     Deposits at September 30, 1994 included $78.6 million of demand accounts versus $87.2 million at September 30, 1993. The remaining deposits were time deposits with maturities of up to 60 months. The various interest rates paid on time deposits are summarized as follows:
                                                                   YEAR ENDED SEPTEMBER 30
                                                                 ---------------------------
                           Percent Range                           1994               1993
                           -------------                         --------           --------
                                                                  (dollars in thousands)
                           2.00 - 2.99%                          $      4           $     --
                           3.00 - 3.99%                            44,547             85,501
                           4.00 - 4.99%                            69,295             29,061
                           5.00 - 5.99%                            50,611             25,834
                           6.00 - 6.99%                             8,038             12,732
                           7.00 - 7.99%                             1,889              6,346
                           8.00 - 8.99%                               653              3,160
                                                                 --------           --------
                                                                 $175,037           $162,634
                                                                 ========           ========

     First Federal offers a variety of deposit accounts of varying interest rates and terms. First Federal's deposits consist of passbook accounts, NOW and non-interest checking accounts, certificate accounts and individual retirement accounts. First Federal relies on its branch network, advertising programs, the quality and efficiency of its service, and its pricing policies to attract deposits. First Federal primarily solicits deposits from its market area, and does actively solicit deposits from brokers. The flow of deposits is influenced significantly by general economic conditions, changes in money market and prevailing interest rates and competition.

     The following table sets forth information relating to First
Federal's deposit flows for each of the periods indicated.

                                            YEAR ENDED SEPTEMBER 30
                                    ---------------------------------------
                                      1994           1993           1992
                                    ---------      ---------      ---------
                                              (dollars in thousands)
    Opening balance                 $ 249,834      $ 266,632      $ 279,749
    Net withdrawals                    (5,638)       (26,120)       (27,863)
    Interest credited                   9,430          9,322         14,746
                                    ---------      ---------      ---------

    Ending balance                  $ 253,626      $ 249,834      $ 266,632
                                    =========      =========      =========

    Net increase (decrease)         $   3,792      $ (16,798)     $ (13,117)
                                    =========      =========      =========

    Percent increase (decrease)         1.52%         (6.30%)        (4.69%)
                                    =========      =========      =========

     The following table sets forth the average amount of and the average rate paid on each of the following deposit categories at the dates indicated. Average balances shown for 1994 and 1993 are daily averages while 1992 is based on the month-end averages.


                                    - 84 -

                                                                      YEAR ENDED SEPTEMBER 30
                                                ---------------------------------------------------------------------
                                                       1994                     1993                    1992
                                                --------------------      ------------------      -------------------
                                                            Weighted                Weighted                 Weighted
                                                Average      Average      Average    Average      Average     Average
                                                Balance       Rate        Balance     Rate        Balance      Rate
                                                -------       ----        -------     ----        -------      ----
                                                                        (dollars in thousands)
Non-interest bearing demand deposits . . . .    $  5,063      0.00%      $  3,635      0.00%      $  2,635     0.00%
Interest bearing checking. . . . . . . . . .      14,067      2.10         13,815      2.21         10,181     3.32
Money market accounts. . . . . . . . . . . .      44,519      2.90         39,726      3.21         21,504     4.19
Savings deposits . . . . . . . . . . . . . .      22,274      2.49         25,562      3.00         21,973     3.65
Time deposits. . . . . . . . . . . . . . . .     164,910      4.45        174,094      4.85        220,339     6.08
                                                --------      ----       --------      ----       --------     ----

                                                $250,833      3.78%      $256,832      4.20%      $276,632     5.58%
                                                ========                 ========                 ========

The following table sets forth the amount of First Federal's certificates of deposits by time remaining until maturity as of September 30, 1994.

                                             3 Months        Over 3 to       Over 6 to         Over
                                              Or Less        6 Months        12 Months       12 Months       Total
                                              -------        --------        ---------       ---------       -----
                                                                     (dollars in thousands)
Certificates of deposits:
   less than $100,000. . . . . . . . . . . .  $36,749         $31,965         $45,532         $50,408       $164,654
   $100,000 and greater. . . . . . . . . . .    1,884           1,855           2,184           4,460         10,383
                                              -------         -------         -------         -------       --------

                                              $38,633         $33,820         $47,716         $54,868       $175,037
                                              =======         =======         =======         =======       ========

     At the time of its conversion to a stock institution, eligible account holders of First Federal were granted priority in the unlikely event of First Federal's complete liquidation through the establishment of a liquidation account equal to First Federal's net worth on a GAAP basis at September 30, 1991. If such a complete liquidation were to occur at some time in the future, an eligible deposit account holder who had continued to maintain his or her deposit account would be entitled to receive a distribution from this liquidation account, in the proportionate amount of the then current adjusted balance for deposit accounts, before any distribution would be made to First Federal's stockholders. The liquidation account established by the First Federal at the time of conversion was approximately $27.9 million. At September 30, 1994, it had been reduced to approximately $3.98 million.

     BORROWINGS. The FHLB System provides credit for savings institutions and certain other member financial institutions. First Federal is a member of the FHLB Des Moines and is required to own stock in the FHLB
Des Moines. First Federal obtains advances from the FHLB Des Moines upon the security of its capital stock of the FHLB Des Moines and certain of its mortgage loans. Such advances are made pursuant to several different credit programs, each of which has its own interest rate and range of maturity. At September 30, 1994, First Federal's FHLB Des Moines advances totaled $112.7 million, the highest level of borrowings during the fiscal year, representing 30.0% of total liabilities. During fiscal year 1994, First Federal's average borrowing from the FHLB Des Moines totaled $56.9 million at a weighted average rate of 4.80%.

     The following table sets forth certain information regarding borrowed funds at the dates and for the periods indicated.

                                    - 85 -

                                                                   AT OR FOR THE YEAR ENDED
                                                                         SEPTEMBER 30
                                                             -----------------------------------
                                                             1994            1993           1992
                                                             ----            ----           ----
                                                                     (dollars in thousands)
FHLB advances:
  Average balance outstanding                              $ 56,858        $15,032        $ 9,347
  Maximum amount outstanding at any
    month-end during the period                             112,750         22,500         13,000
  Balance outstanding at end of period                      112,750         22,500         13,000
  Weighted average interest rate:
    During the period                                          4.80%          5.20%          9.81%
    At end of period                                           5.32           4.53           8.31

Reverse repurchase agreements:
  Average balance outstanding                              $  1,206        $    --        $   362
  Maximum amount outstanding at any
    month-end during the period                               3,133             --             --
  Balance outstanding at end of period                           --             --             --
  Weighted average interest rate:
    During the period                                          4.73%            --           6.63%
    At end of period                                             --             --             --

Total borrowings:
  Average balance outstanding                              $ 58,064        $15,032        $ 9,709
  Maximum amount outstanding at any
    month-end during the period                             112,750         22,500         13,000
  Balance outstanding at end of period                      112,750         22,500         13,000

  Weighted average interest rate:
    During the period                                          4.80%          5.20%          9.69%
    At end of period                                           5.32           4.53           8.31

PROVISION FOR INCOME TAXES

     Plains Spirit files a consolidated federal income tax return with its subsidiaries and computes its income tax provision or benefit on a consolidated basis. Plains Spirit and First Federal's subsidiary file an Iowa corporation tax return whereas First Federal files an Iowa franchise tax return. The provisions presented in the Consolidated Statements of Income include the federal income tax provision and the State of Iowa corporate and franchise taxes. For the fiscal year ended September 30, 1994, First Federal's provision for taxes as a percentage of pretax earnings was 34.5%, compared to 36.6% in fiscal 1993 and 38.4% in fiscal 1992.

CUMULATIVE EFFECT OF AN ACCOUNTING CHANGE

     In May, 1993, the FASB issued Statement of Financial Accounting Standard No. 115 ("FAS 115") effective for fiscal years beginning after December 15, 1993. Plains Spirit adopted FAS 115 with its fiscal year beginning October 1, 1993. FAS 115 addresses accounting and reporting for investments in equity securities that have readily determinable fair values and for all investments in debt securities. Such securities would be classified as held for trading, available for sale or held to maturity. Securities held to maturity are stated at cost, adjusted for amortization of premiums and accretion of discounts by a method which approximates the effective interest method. Plains Spirit has adequate liquidity and capital, and it is management's intention to hold such assets to maturity. Securities held for trading would be carried at fair value with the adjustment, if any, reflected in the statement of income. Securities classified as available for sale are carried at fair value, however, the adjustment is reflected, net of income tax effect, in stockholders' equity.

     In February, 1992, the FASB issued Statement of Financial Accounting Standards No. 109 ("FAS 109") which supersedes FAS 96. FAS 109 is effective for fiscal years beginning after December 15, 1992. The primary impact of FAS 109 is the requirement that First Federal recognize the deferred tax consequence of differences between the book and tax treatment of allowances for loan losses arising after December 31, 1987. During the second quarter of fiscal year ended September 30, 1993, First Federal adopted FAS 109 and recorded a $405,000 tax benefit relating to the adoption.

ASSET/LIABILITY MANAGEMENT

     Managing the mix of First Federal's assets and liabilities to reduce First Federal's interest margin exposure to fluctuations in interest rates has been and continues to be a primary business focus. Like many savings institutions, First Federal has had an excess of rate-sensitive liabilities over rate-sensitive assets measured on the basis of its cumulative one-year gap, the difference between interest-earning assets and interest-bearing liabilities, anticipated to mature or reprice within one year, based on certain assumptions. As of September 30, 1994, First Federal's calculated cumulative one-year gap was a negative 4.83%, as compared to a positive 14.52% at September 30, 1993 and a negative 1.58% at September 30, 1992. A negative gap will generally result in a reduced net interest margin in periods of rising interest rates, while lower interest rates will generally result in a higher net interest margin. First Federal's policy is to maintain its cumulative one-year gap within a range of negative 15% to positive 15%.

     In an attempt to effectively manage the mix of assets and liabilities, First Federal emphasizes single-family residential mortgages originated with adjustable interest rates or with terms of fifteen years or less. These types of loans tend to reprice more frequently and have shorter effective maturities than do longer term fixed-rate mortgages. However, First Federal may not always be able to originate mortgage loans of sufficient volume to meet its asset goals. Therefore, to supplement lending activities, First Federal will, from time to time, purchase collateralized mortgage obligation tranches with an average life in a range of 2 to 4 years based on prepayment expectations on the date of purchase. Additionally, First Federal may purchase adjustable-rate mortgage related securities in the secondary market.

     In response to customer demand, First Federal has continued to originate fixed-rate mortgage loans with terms greater than 15 years, but has sold substantially all of these loans in the secondary market in order to maintain its interest rate sensitivity. In selling these fixed-rate mortgage loans, First Federal has retained the servicing rights to some of these loans, which provide servicing fee income. For fiscal 1994, First Federal originated $44.0 million of adjustable-rate mortgage loans and $123.8 million of fixed-rate mortgage loans.

     A continuing goal of First Federal is its emphasis of low-rate long-term core deposits. These retail deposits are more attractive than wholesale borrowings or brokered deposits since they generally offer cost advantages and are less volatile in rising interest rate environments. At September 30, 1994, deposits totaled $253.6 million, of which $78.6 million consisted of consumer checking accounts, money market accounts, NOW accounts and passbook accounts, representing 31% of First Federal's total deposits.

     First Federal has utilized FHLB advances as a source of short and intermediate-term, fixed-rate funds for purposes of investing in assets. At September 30, 1994, FHLB advances totaled $112.75 million, or 30.8% of interest-bearing liabilities, compared to $22.5 million, or 8.3%, at the end of fiscal 1993.

     The following table below sets forth the repricing of First Federal's interest-earning assets and interest-bearing liabilities at September
30, 1994. The principal amount of each asset and liability is shown in the period in which it matures or reprices. Nonaccrual loans and undisbursed portions of construction loans are not included in amounts shown. Funds from loan principal payments and anticipated loan repayments are included in the period in which they are expected to be received. Based on available published statistics, average annual prepayment rates with respect to fixed-rate conventional single-family mortgages and mortgage-backed securities have been estimated at 10.5%.
For adjustable rate mortgages and mortgage-backed securities an average annual prepayment rate of 15% has been utilized. Annual prepayment rates for non-residential mortgage loans and consumer loans 10%. For
CMOs the weighted prepayment rate has been estimated at 9.6%. Passbook savings, money market accounts, consumer checking accounts and NOW accounts have been included in the various date categories based on First Federal's historic pattern of withdrawal rates.

                                                 AMOUNTS MATURING OR REPRICING
                                             Within       Over 1-3     Over 3-5     Over 5-10  Over 10-20   Over 20
                                            One Year       Years        Years         Years      Years       Years         Total
                                            --------      --------     --------     ---------  ----------   -------        -----
                                                                      (dollars in thousands)
Interest earning assets:
   Fixed 1-4, MBS, commercial
     and construction                       $ 24,259      $26,989      $19,229       $28,574    $ 13,878    $    405      $113,334
   Adj 1-4, MBS, commercial
     and construction                        114,380       32,598       16,724            --          --          --       163,702
   Consumer loans                              4,463        3,936        1,703         1,309         301          --        11,712
   Investment portfolio                       26,512       21,615       24,161        31,398      25,948          --       129,634
                                            --------     --------     --------       -------    --------    --------      --------

   Total                                     169,614       85,138       61,817        61,281      40,127         405       418,382
                                            --------     --------     --------       -------    --------    --------      --------

Interest-bearing liabilities:
   Savings deposits                          120,169       41,796       91,661            --          --          --       253,626
   FHLB advances and other                    70,150       42,600           --            --          --          --       112,750
                                            --------     --------     --------       -------    --------    --------      --------

  Total                                      190,319       84,396       91,661            --          --          --       366,376
                                            --------     --------     --------       -------    --------    --------      --------

Excess (Deficiency) of earning
  assets over (to) interest-bearing
  liabilities                               $(20,705)    $    742     $(29,844)      $61,281    $ 40,127    $    405      $ 52,006
                                            ========     ========     ========       =======    ========    ========      ========

Cumulative interest rate
  sensitivity gap                           $(20,705)    $(19,963)    $(49,807)      $11,474    $ 51,601    $ 52,006
                                            ========     ========     ========       =======    ========    ========

Cumulative rate sensitivity
  gap as percentage of assets
  as of September 30, 1994                     -4.83%       -4.66%      -11.62%         2.68%      12.04%      12.14%

RESULTS OF OPERATIONS (FIRST QUARTER COMPARISON)

     FINANCIAL CONDITION.  During the three months ended December 31,
1994, total assets increased by $10.2 million, from $428.5 million at September 30, 1994 to $438.7 million at December 31, 1994. Mortgage-backed securities declined $2.3 million from $52.3 million at September
30, 1994 to $50.0 million at December 31, 1994. Investments declined $600,000 from $125.6 million at September 30, 1994 to $125.0 million at December 31, 1994. Included in the decline in investments during the period is a reduction in CMOs of $3.9 million offset by an increase in liquidity qualifying and other investments of $3.9 million. The decline in mortgage-backed securities and CMOs was due to payments on existing holdings and the lack of purchase activity in mortgage-related securities reflecting the decision to reduce mortgage-related investments in connection with the announced business combination of Plains Spirit and MBI. Loans receivable and real estate loans held for sale increased $12.2 million during the period to $248.0 million from $235.8 million. The increase was due to an excess of loans closed and held in portfolio over loan repayments.

     Savings deposits increased $12.2 million from the September 30, 1994 total of $253.6 million to $265.8 million at December 31, 1994.
Increases in general market interest rates resulted in an inflow of certificates of deposit.

     Advances from the FHLB Des Moines decreased $1.9 million from the September 30, 1994 total of $112.8 million to $110.9 million at December 31, 1994. From time to time as market conditions warrant, First Federal utilizes borrowings under reverse repurchase agreements. As of December 31, 1994, First Federal had no such borrowings. Funds from advances and other borrowings are being invested in assets consistent with First Federal's asset/liability management policies.

     Stockholders' equity increased $900,000 from September 30, 1994 to $54.1 million at December 31, 1994. Plains Spirit paid a quarterly dividend of $0.14 per share on December 31, 1994.

     As of December 31, 1994, First Federal's liquidity, as defined by OTS regulations, totaled $19.9 million, or 5.8% of net withdrawable accounts and short-term borrowings compared to a required amount of $17.2 million, or 5.0%. Also, as of December 31, 1994, First Federal had commitments to fund loans and lines of credit of $14.1 million and $1.3 million, respectively. At December 31, 1994, First Federal had outstanding commitments of $552,000 to sell loans and $3.1 million to purchase loans. First Federal had no commitments to purchase investment securities.

     First Federal exceeded all of the OTS capital requirements at December 31, 1994. Actual capital ratios were: Tangible, 8.89% (1.50% required); Core Capital, 8.89% (3.00% required); and Risk-based Capital, 20.65% (8.00% required).

     RESULTS OF OPERATIONS. Plains Spirit recorded net income for the three months ended December 31, 1994 of $1.1 million or $0.56 per share, a decrease of $286,000, or $0.12 per share, over the three months ended December 31, 1993. For the three months ended December 31, 1993, net income totaled $1.4 million or $0.68 per share. The decrease in earnings was principally due to a decrease in non-interest income partially offset by an increase in net interest income, as more fully described below.

     Interest Income and Expense.  Interest income for the three months
     ---------------------------
ended December 31, 1994 totaled $7.7 million, an increase of approximately $2.0 million from the same period in 1993. Interest income increased due to greater average balances of interest-earning assets and an increase in average yield of 16 basis points due to the rising interest rate environment prevalent during the recent three month period. The larger balances reflect an increase in deposits as well as a full quarter's impact of the decision to increase Plains Spirit's leverage of existing equity by the use of FHLB advances.

     Interest expense for the three months ended December 31, 1994 and 1993 was $4.3 million and $2.6 million, respectively. The increase in interest expense was due to increases in both deposits and FHLB advances, and the increase in the average interest rate paid of 69 basis points reflected the rising interest rate environment.

     Net Interest Income.  The 16 basis point increase in average interest
     -------------------
yield, combined with the $105.9 million increase in the average balance of interest-earning assets, substantially offset by a 69 basis point increase in average rates paid on interest-bearing liabilities and a $105.7 million increase in the average balances of such liabilities, resulted in an increase of net interest income of $338,000, from $3.0 million to $3.3 million, for the three months ended December 31, 1994 as compared to the same period in 1993. Plains Spirit's interest rate spread and net interest margin decreased 53 and 61 basis points, respectively, during the comparable periods.

     The following table sets forth interest income from average interest-earning assets, expressed in dollars and average yields, and interest expense on average interest-bearing liabilities, expressed in dollars and average rates. Interest income from loans includes the accretion of net deferred loan origination and commitment fees and unearned discounts. Interest income from investment and mortgage-related securities includes the accretion/amortization of unearned discounts/premiums. All balances include non-accruing loans.

                                                                  THREE MONTHS ENDED DECEMBER 31
                                             ---------------------------------------------------------------------------

                                                          1994                                    1993
                                             ---------------------------------      ------------------------------------
                                                                     (dollars in thousands)

                                             Average                                Average
                                             Balance    Interest    Yield/Rate      Balance      Interest     Yield/Rate
                                             -------    --------    ----------      -------      --------     ----------
Interest-earning assets:
   Real estate loans                        $232,023     $4,535        7.82%       $202,176       $4,223         8.36%
   Consumer loans                             11,977        299        9.99          10,565          275        10.41
                                            --------     ------        ----        --------       ------        -----
      Total Loans                            244,000      4,834        7.92         212,741        4,498         8.46

   Mortgage-backed securities                 52,214        698        5.35          37,831          418         4.42
   Investment securities                     128,724      2,108        6.55          63,258          666         4.21
   Other interest-earning assets               1,156         15        5.19           6,315           46         2.91
                                            --------     ------        ----        --------       ------        -----
      Total interest-earning assets         $426,094     $7,655        7.19%        320,145       $5,628         7.03%
                                            ========     ======        ====        ========       ======        =====

Interest-bearing liabilities
   Savings deposits                         $260,346     $2,701        4.15%       $249,096       $2,401         3.86%
   FHLB advances                             113,675      1,623        5.71          19,250          234         4.86
                                            --------     ------        ----        --------       ------        -----
      Total interest-bearing liabilities    $374,021     $4,324        4.62%       $268,346       $2,635         3.93%
                                            ========     ======        ====        ========       ======        =====

Net interest income                                      $3,331                                   $2,993
                                                         ======                                   ======

Interest rate spread                                                   2.57%                                     3.10%
                                                                       ====                                     =====

Net interest margin                                       3.13%                                    3.74%
                                                         ======                                   ======

     The following table represents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. The table distinguishes between the changes related to average outstanding balances (changes in volume while holding the initial rate constant) and the changes related to average interest rates (changes in average rates while holding the initial balance constant). Changes due to both volume and rates have been allocated proportionally.



                                    - 90 -

                                                        Three Months Ended December 31
                                                    -----------------------------------
                                                               1994 Versus 1993
                                                      Increase (Decrease)
                                                             due to:
                                                    ----------------------
                                                      Volume        Rate          Total
                                                      ------        ----          -----
                                                           (dollars in thousands)

  Loans receivable                                   $   317       $   19        $  336
  Mortgage-backed securities                             231           49           280
  Investment securities                                1,093          349         1,442
  Other interest-earning assets                         (181)         150           (31)
                                                     -------       ------        ------

       Total interest-earning assets                   1,460          567         2,027
                                                     -------       ------        ------

  Interest-bearing liabilities:
    Savings deposits                                      73          227           300
    FHLB advances and other borrowings                 1,324           65         1,389
                                                     -------       ------        ------

       Total interest-bearing liabilities              1,397          292         1,689
                                                     -------       ------        ------

       Net interest income                           $    63       $  275        $  338
                                                     =======       ======        ======

     Provision for Loan Losses.  During the three months ended December
     -------------------------
31, 1994, First Federal added $60,000 of provisions for loan losses to its general valuation allowance. At December 31, 1994, total allowances for loan and real estate losses was $2.0 million, an increase of $53,000 from September 30, 1994. First Federal's gross non-performing assets represented 0.69% of total assets at December 31, 1994, compared to 0.73% at September 30, 1994.

     Non-Interest Income.  Total non-interest income was $552,000 and $1.5
     -------------------
million for the three months ended December 31, 1994 and 1993, respec-tively. There was a decrease of $329,000 between the two periods in loan fees and service charges due to a decrease in loan originations from $70 million for the three months ended December 31, 1993 to $25 million for the three months ended December 31, 1994. There was an increase of $41,000 in loan servicing fee income over the periods. The loan portfolio serviced for others was $208.3 million at December 31, 1994 versus $206.6 million at September 30, 1994, and $169.2 million at December 31, 1993.

     Other fees and charges totaled $96,000 for the three months ended December 31, 1994 versus $80,000 for the three months ended December 31, 1993. Increased activity in transaction accounts was principally responsible for the increased revenue, as well as higher fees for certain bank services.

     Gain on sale of interest earning assets between the three months ended December 31, 1994 and December 31, 1993 decreased from $654,000 to a loss of $5,000. The substantial decrease is attributable to both a decrease in sales of mortgage loans from $56.7 million in the three months ended December 31, 1993 to $6.9 million for the same period in 1994 and the delivery of closed loans into the secondary market where the mortgage rates delivered were below the current coupon.

     During the three months ended December 31, 1994, real estate operations, net, recorded a loss of $7,000 as compared to a gain of $4,000 during the three months ended December 31, 1993. The net expense for this activity reflects loan charge-offs and real estate disposition losses.

     Non-Interest Expense.  Compensation and benefits totaled $1.2
     --------------------
million for the three months ended December 31, 1994 versus $1.3 million for the three months ended December 31, 1993.

The decrease was primarily due to a decline in commissions paid to loan originators related to a decline in mortgage originations.

     Occupancy expense decreased $10,000 to $139,000 as compared to $149,000 for the three months ended December 31, 1994 and 1993, respectively. Decreased costs for utilities and maintenance/service agreements resulted in the change. The expense for furniture, equipment and data processing increased $24,000 for the three months ended December 31, 1994 versus 1993. The additional expenditures related to purchases of additional support equipment to meet the higher demands of bank products and services.

     The federal insurance premium remained stable at $152,000 for the three months ended December 31, 1994 from $153,000 for the three months ended December 31, 1993. Increases in deposit levels may result in higher insurance premiums effective at the next assessment measurement date.

     Other loan expense decreased to $74,000 from $187,000 for the three months ended December 31, 1994 over the 1993 period. The decrease resulted from the reduced loan origination volume in single-family residential loans.

     Other expense decreased from $343,000 for the three months ended December 31, 1993 to $337,000 for the comparable period in 1994. The decrease was due primarily to lower office supply and advertis-ing/promotional expenses.

     Provision for Income Taxes.  A decrease in income before income taxes
     --------------------------
for the three months ended December 31, 1994 compared to the three months ended December 31, 1993 resulted in lower tax provisions being recorded. For the three months ended December 31, 1994 the provision for income taxes totaled $580,000, a decrease of $162,000 from the provision for the three months ended December 31, 1993.

     ASSET QUALITY. First Federal's lending operations emphasizes first mortgages on single-family homes which historically have resulted in a low exposure to credit losses. First Federal's management believes that it has established prudent general allowances for losses based on its internal review of assets and the overall high quality of the asset portfolio.

     The following table sets forth information concerning the nonperforming assets of First Federal at the dates indicated.


                                    - 92 -

                                                  December 31, 1994   September 30, 1994
                                                  -----------------   ------------------
                                                          (dollars in thousands)
     Nonaccrual loans:
         Real estate loans                             $  2,939           $  3,019
         Consumer                                            75                 99
                                                       --------           --------
              Total gross nonaccrual loans                3,014              3,118

     Foreclosed assets:
         Real estate acquired                                --                 --
         Consumer                                            --                 --
                                                       --------           --------
              Total real estate and other                    --                 --
                                                       --------           --------

              Total gross nonperforming
               assets                                     3,014              3,118

     Less allowances for losses                           1,956              1,903
                                                       --------           --------
         Total net nonperforming
           assets                                         1,058              1,215
     Restructured loans                                   1,074              1,134
                                                       --------           --------
         Total net nonperforming assets
          and restructured loans                         $2,132             $2,349
                                                       ========           ========

     Ratio of gross nonperforming assets
      to total assets                                      0.69%              0.73%

     Ratio of gross nonperforming assets to total loans
      and REO                                              1.22               1.32

     Allowance coverage of gross
      nonperforming assets                                64.90              61.03

     Ratio of net nonperforming assets
      and restructured loans to
      total assets                                         0.49               0.55

     Previously, First Federal reported and discussed a nonperforming loan to a partnership secured by three mobile home parks located in the Quad Cities area with a loan balance of approximately $2.5 million. This loan continues in the process of bankruptcy proceedings. Although First Federal cannot guarantee no loss will occur on this loan, management believes that, based on available information, First Federal's general reserves are adequate to absorb any loss thereby not significantly impacting future earnings.

LEGAL PROCEEDINGS

     Although Plains Spirit and its subsidiaries are, from time to time, involved in various legal proceedings in the normal course of business, there are no material legal proceedings to which Plains Spirit, First Federal or its subsidiaries is a party, or to which any of their properties is subject.

COMPETITION

     Based on total assets at September 30, 1994, First Federal is the second largest savings institution headquartered in the State of Iowa. First Federal faces substantial competition both in attracting deposits and making real estate and other loans. Its most direct competition for deposits has historically come from other savings institutions, commercial banks and credit unions. Money market funds and full-service securities brokerage firms also provide competition in this area. First Federal's competition for loans comes principally from other savings institutions, commercial banks, mortgage banking companies, credit unions and other institutional lenders.

     The primary factors in competing for loans are the efficiency and quality of services provided to borrowers and real estate brokers and the interest rates and loan fees charged. First Federal competes for deposits by offering a variety of accounts at competitive rates through its branch locations.

     First Federal believes that its ability to continue to compete effectively would be affected by increased competition from other financial institutions for deposits and loans, including institutions located outside the State of Iowa.

     FIRREA restricts certain activities of savings institutions, particularly in the lending and investment areas as well as in deposit-gathering activities, in ways that could be viewed as restrictive on a savings institution's competitive posture. FIRREA has also increased the competition facing First Federal in several other ways. This legislation has, for the first time, authorized bank holding companies to acquire healthy savings institutions, subject to applicable standards for regulatory approval. In addition, savings institutions and savings and loan holding companies have authority to acquire ownership of commercial banks, subject to regulatory approval, and FIRREA also permits federal savings institutions to convert to the status of national banks. The general effect of these structural changes can be expected to increase competition for loans and deposits among adequately capitalized savings institutions and commercial banks. However, First Federal does not consider that the overall impact of FIRREA in these areas is materially adverse to its competitive situation.

PERSONNEL

     At September 30, 1994, Plains Spirit and its subsidiaries had 107 full-time and 22 part-time employees (118 full-time equivalents). The employees are not represented by a collective bargaining unit. Plains Spirit and its subsidiaries provide their employees with a comprehensive program of benefits, some of which are on a contributory basis, including comprehensive medical plans, life insurance, disability insurance and a shared-contribution savings investment plan. Plains Spirit and its subsidiaries consider their employee relations to be excellent.

PROPERTIES

     The following table sets forth information regarding First Federal's offices. The full service branch on Elmore Avenue, Davenport and the loan production office are leased facilities. All other facilities are owned by First Federal.

                                    - 94 -

                                                                                        NET BOOK VALUE AT
                  LOCATION                                        DATE ACQUIRED        SEPTEMBER 30, 1994
                  --------                                        -------------        ------------------
                  Main Office
                  131 West Third Street                               1965                $2,158,000
                  Davenport, IA

                  Full Service Branch Offices:
                  ---------------------------

                  4004 Northwest Boulevard                            1968                   274,000
                  Davenport, IA

                  2002 Spruce Hills Drive                             1971                   187,000
                  Bettendorf, IA

                  1800 Park Avenue                                    1988                   558,000
                  Muscatine, IA

                  3860 Elmore Avenue                                  1993                   149,000
                  Davenport, IA

                  Loan Production Office:
                  ----------------------

                  4102 Blackhawk Road                                 1993                     3,000
                  Rock Island, IL

     First Federal is also the owner of property at 53rd Street and Jersey Ridge Road in Davenport, with a net book value of $156,000 at September 30, 1994.

     First Federal's accounting, depositor and borrower customer information and activities are maintained on an on-line basis with an independent service bureau. The net book value of the data processing and computer equipment utilized by First Federal as of September 30, 1994 was approximately $310,000.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth as of [RECORD DATE] the number of
                                          -------------
shares of Plains Spirit Common Stock beneficially owned and the percentage of ownership of outstanding shares of Plains Spirit Common
Stock by (a) each director and certain executive officers of Plains
Spirit, (b) each person who is known by Plains Spirit to own beneficially more than 5% of such stock and (c) all directors and officers of Plains Spirit as a group:

                                    - 95 -

                                                                     Shares                      Percent
                                                                  Beneficially                      of
                             Name                                     Owned                       Class
                  -------------------------------------           ------------                   -------
                  Peter B. Cannell & Co., Inc.                     168,200<F1>                     8.88
                  919 Third Avenue
                  New York, New York  10022

                  John C. Shenk, Jr.                                 9,387<F2>                     0.50
                  Chairman of the Board

                  William L. Wilke                                  35,096<F2><F3>                 1.85
                  President, Chief Executive Officer
                   and Director

                  Thomas G. Getz                                    26,484<F2>                     1.40
                  Vice Chairman of the Board

                  Thomas W. Priester                                 7,701<F2><F4>                 0.41
                  Secretary and Director

                  J. Hobart Darbyshire                               5,852<F2><F4>                 0.31
                  Director

                  C. David Dick, O.D.                                9,277<F2><F4>                 0.49
                  Director

                  Thomas J. Lundeen                                 12,471<F2><F5>                 0.66
                  Director

                  Mark J. Hoffschneider                             20,497<F2><F6>                 1.08
                  Senior Vice President, Lending<F6>

                  James D. Van Hyfte                                20,831<F2><F7>                 1.09
                  Senior Vice President, Operations<F7>

                  Donald J. Brewer                                  18,630<F2><F8>                 0.98
                  Treasurer

                  All executive officers and directors             166,226<F9>                     8.61
                   as a group (ten persons)

- ------------------------------

<F1>    As reported by Peter B. Cannell & Co., Inc. ("Cannell"), a registered investment advisor, in its Schedule 13G for the year ended December 31, 1994. Cannell reported sole voting and dispositive power as to 168,200 shares and shared voting and dispositive power as to no shares.

<F2>    Includes shares held directly, including restricted shares, held in retirement accounts, held by certain family members or held by trusts of which the director or officer is a trustee or substantial beneficiary, over which shares the respective directors or officers may be deemed to have sole or shared voting or investment power.

<F3>    Includes 5,536 shares which Mr. Wilke has the right to purchase pursuant to stock options exercisable within 60 days.

<F4>    Includes 2,484 shares which the director has the right to purchase pursuant to stock options exercisable within 60 days.

<F5>    Includes 1,242 shares which Mr. Lundeen has the right to purchase pursuant to stock options exercisable within 60 days.

<F6>    Includes 4,780 shares which Mr. Hoffschneider has the right to purchase pursuant to stock options exercisable within 60 days. Mr. Hoffschneider is an officer of First Federal.

<F7>    Includes 8,280 shares which Mr. Van Hyfte has the right to purchase pursuant to stock options exercisable within 60 days. Mr. Van Hyfte is an officer of First Federal.

<F8>    Includes 8,280 shares which Mr. Brewer has the right to purchase pursuant to stock options exercisable within 60 days.

<F9>    Includes shares held directly, including restricted shares, held in retirement accounts, held by certain family members or held by trusts of which the director or officer is a trustee or substantial beneficiary, over which shares the respective directors or officers may be deemed to have sole or shared voting or investment power. Also includes 35,750 shares which all directors and executive officers as a group have the right to purchase pursuant to stock options exercisable within 60 days.

                 INFORMATION REGARDING MBI STOCK
                 -------------------------------

DESCRIPTION OF MBI COMMON STOCK AND ATTACHED PREFERRED SHARE PURCHASE RIGHTS

     GENERAL. MBI has authorized 5,000,000 shares of MBI Preferred Stock, no par value, and 100,000,000 shares of MBI Common Stock, $5.00 par value. At December 31, 1994, MBI had no issued and outstanding shares of MBI Preferred Stock and 43,207,524 shares of MBI Common Stock issued and outstanding. Under Missouri law, MBI's Board of Directors may generally approve the issuance of authorized shares of Preferred Stock and Common Stock without shareholder approval.

     MBI's Board of Directors is also authorized to fix the number of shares and determine the designation of any series of Preferred Stock and to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any series of MBI Preferred Stock. Except for the designation and reservation of (i) Series A Junior Participating Preferred Stock pursuant to MBI's Preferred Share Purchase Rights Plan described below and (ii) Series B-1 and Series B-2 Preferred Stock to be issued in connection with the acquisition of TCB, MBI's Board of Directors has not acted to designate or issue any shares of MBI Preferred Stock.

     The existence of a substantial number of unissued and unreserved shares of MBI Common Stock and undesignated shares of MBI Preferred Stock may enable the Board of Directors to issue shares to such persons and in such manner as may be deemed to have an anti-takeover effect.

     DIVIDENDS. The holders of MBI Common Stock are entitled to share ratably in dividends when, as and if declared by the Board of Directors from funds legally available therefor, after full cumulative dividends have been paid or declared, and funds sufficient for the payment thereof set apart, on all series of MBI Preferred Stock ranking superior as to dividends to MBI Common Stock.

     The Board of Directors of MBI intends to maintain its present policy of paying quarterly cash dividends on MBI Common Stock, when justified by the financial condition of MBI and its subsidiaries. The declaration and amount of future dividends will depend on circumstances existing at the time, including MBI's earnings, financial condition and capital requirements as well as regulatory limitations, note and indenture provisions and such other factors as the Board of Directors may deem relevant. The payment of dividends to MBI by subsidiary banks is subject to extensive regulation by various state and federal regulatory agencies. See "SUPERVISION AND REGULATION."

     VOTING RIGHTS. Each holder of MBI Common Stock has one vote for each share held on matters presented for consideration by the shareholders, except that, in the election of directors, such shareholders have cumulative voting rights which entitle each such shareholder to the number of votes which equals the number of shares held by the shareholder multiplied by the number of directors to be elected. All such cumulative votes may be cast for one candidate for election as a director or may be distributed among two or more candidates.

     PREEMPTIVE RIGHTS. The holders of MBI Common Stock have no preemptive right to acquire any additional unissued shares or treasury shares of MBI.

     LIQUIDATION RIGHTS. In the event of liquidation, dissolution or winding up of MBI, whether voluntary or involuntary, the holders of MBI Common Stock will be entitled to share ratably in any of its assets or funds that are available for distribution to its shareholders after the satisfaction of its liabilities (or after adequate provision is made therefor) and after preferences on any outstanding MBI Preferred Stock.

     ASSESSMENT AND REDEMPTION. Shares of MBI Common Stock are and will be, when issued, fully paid and nonassessable. Such shares do not have any redemption provisions.

     PREFERRED SHARE PURCHASE RIGHTS PLAN. One preferred share purchase right (a "Right") is attached to each share of MBI Common Stock. The Rights trade automatically with shares of MBI Common Stock, and become exercisable and will trade separately from the MBI Common Stock on the tenth day after public announcement that a person or group has acquired, or has the right to acquire, beneficial ownership of 20% or more of the outstanding shares of MBI Common Stock, or upon commencement or announcement of intent to make a tender offer for 20% or more of the outstanding shares of MBI Common Stock, in either case without prior written consent of the Board. When exercisable, each Right will entitle the holder to buy 1/100 of a share of MBI Series A Junior Participating Preferred Stock at an exercise price of $100 per Right. In the event a person or group acquires beneficial ownership of 20% or more of MBI Common Stock, holders of Rights (other than the acquiring person or group) may purchase MBI Common Stock having a market value of twice the then current exercise price of each Right. If MBI is acquired by any person or group after the Rights become exercisable, each Right will entitle its holder to purchase stock of the acquiring company having a market value of twice the current exercise price of each Right. The Rights are designed to protect the interests of MBI and its shareholders against coercive takeover tactics. The purpose of the Rights is to encourage potential acquirors to negotiate with MBI's Board of Directors prior to attempting a takeover and to give the Board leverage in negotiating on behalf of all shareholders the terms of any proposed takeover. The Rights may deter certain takeover proposals. The Rights, which can be redeemed by MBI's Board of Directors in certain circumstances, expire by their terms on June 3, 1998.

     CLASSIFICATION OF BOARD OF DIRECTORS. The Board of Directors of MBI is divided into three classes, and the directors are elected by classes to three-year terms, so that one of the three classes of the directors of MBI will be elected at each annual meeting of the shareholders.
While this provision promotes stability and continuity of the Board of Directors, classification of the Board of Directors may also have the effect of decreasing the number of directors that could otherwise be elected at each annual meeting of shareholders by a person who obtains a controlling interest in the MBI Common Stock and thereby could impede a change in control of MBI. Because fewer directors will be elected at each annual meeting, such classification also will reduce the effectiveness of cumulative voting as a means of establishing or increasing minority representation on the Board of Directors.

     OTHER MATTERS. MBI's Articles of Incorporation and By-Laws also contain provisions which: (i) require the affirmative vote of holders of at least 75% of the voting power of all of the outstanding shares of MBI entitled to vote in the election of directors to remove a director or directors without cause; (ii) require the affirmative vote of the holders of at least 75% of the voting power of all shares of the outstanding capital stock of MBI to approve certain "business combinations" with "interested parties" unless at least two-thirds of the Board of Directors first approves such business combinations; and
(iii) require an affirmative vote of at least 75% of the voting power of all shares of the outstanding capital stock of MBI for the amendment, alteration, change or repeal of any of the above provisions unless at least two-thirds of the Board of Directors first approves such an amendment, alteration, change or repeal. Such provisions may be deemed to have an anti-takeover effect.

RESTRICTIONS ON RESALE OF MBI STOCK BY AFFILIATES

     Under Rule 145 of the Securities Act, certain persons who receive MBI Common Stock pursuant to the Merger and who are deemed to be "affiliates" of Plains Spirit will be limited in their right to resell the stock so received. The term "affiliate" is defined to include any person who, directly or indirectly, controls, or is controlled by, or is under common control with Plains Spirit at the time the

Merger is submitted to a vote of the shareholders of Plains Spirit. Each affiliate of Plains Spirit (generally each director or executive officer of Plains Spirit and each stockholder who beneficially owns a substantial number of outstanding shares of Plains Spirit Common Stock) who desires to resell the MBI Common Stock received in the Merger must sell such stock either pursuant to an effective Registration Statement or in accordance with an applicable exemption, such as the applicable provisions of Rule 145(d) under the Securities Act.

     Rule 145(d) provides that persons deemed to be affiliates may resell their stock received in the Merger pursuant to certain of the requirements of Rule 144 under the Securities Act if such stock is sold within the first two years after the receipt thereof. After two years, if such person is not an affiliate of MBI and if MBI is current with respect to its required public filings, a former affiliate of Plains Spirit may freely resell the stock received in the Merger without limitation. After three years from the issuance of the stock, if such person is not an affiliate of MBI at the time of sale and for at least three months prior to such sale, such person may freely resell such stock, without limitation, regardless of the status of MBI's required public filings. The shares of MBI stock to be received by affiliates of Plains Spirit in the Merger will be legended as to the restrictions imposed upon resale of such stock.

COMPARISON OF THE RIGHTS OF SHAREHOLDERS OF MBI AND PLAINS SPIRIT

     MBI is incorporated under the laws of the State of Missouri. Plains Spirit is organized under the laws of the State of Delaware. The rights of MBI's shareholders are governed by MBI's Restated Articles of Incorporation and By-Laws and the Missouri Act. The rights of Plains Spirit's stockholders are governed by Plains Spirit's Certificate of Incorporation and By-Laws and by the Delaware Corporation Law. The rights of Plains Spirit stockholders who receive shares of MBI Common Stock in the Merger will thereafter be governed by MBI's Restated Articles of Incorporation and By-Laws and by the Missouri Act. The material rights of such stockholders, and, where applicable, the differences between the rights of MBI shareholders and Plains Spirit stockholders, are summarized below. The summary is qualified in its entirety by reference to the Missouri Act, the Delaware Corporation Law, the Restated Articles of Incorporation and the By-Laws of MBI and the Certificate of Incorporation and By-laws of Plains Spirit.

     PREFERRED SHARE PURCHASE RIGHTS PLAN. As described above under "- Preferred Share Purchase Rights Plan," MBI Common Stock has attached Rights, which may deter certain takeover proposals. Plains Spirit does not have a rights plan.

     SUPERMAJORITY PROVISIONS. MBI's Restated Articles of Incorporation and MBI's By-Laws contain provisions requiring a supermajority vote of the shareholders of MBI to approve certain proposals. Under both MBI's Restated Articles and By-Laws, removal by the shareholders of the entire Board of Directors or any individual director from office without cause requires the affirmative vote of not less than 75% of the total votes entitled to be voted at a meeting of shareholders called for the election of directors. Amendment by the shareholders of MBI's Restated Articles or By-Laws relating to (i) the number or qualification of directors; (ii) the classification of the Board of Directors; (iii) the filling of vacancies on the Board of Directors; or (iv) the removal of directors, requires the affirmative vote of not less than 75% of the total votes of MBI's then outstanding capital stock entitled to vote, voting together as a single class, unless such amendment has previously been expressly approved by at least 66 2/3% of the Board of Directors. The Restated Articles of MBI additionally provide that, in addition to any shareholder vote required under the Missouri Act, the affirmative vote of the holders of not less than 75% of the total votes to which all of the then outstanding shares of capital stock of MBI are entitled, voting together as a single class (the "Voting Stock"), shall be required for the approval of any Business Combination. A "Business Combination" is defined generally to include sales, exchanges, leases, transfers or other dispositions of assets, mergers or consolidations, issuances of securities, liquidations or dissolutions of MBI, reclassifications of securities or recapitalizations of MBI, involving MBI on the one hand, and an Interested Shareholder or an affiliate of an Interested Shareholder (as defined in MBI's Restated Articles) on the other hand. If, however, at least 66 2/3% of the Board of Directors of MBI approve the Business Combination, such Business Combination shall require only the vote of shareholders as provided by Missouri law or otherwise. The amendment of the provisions of MBI's Restated Articles relating to the approval of Business Combinations requires the affirmative vote of the holders of at least 75% of the Voting Stock unless such amendment has previously been approved by at least 66 2/3% of the Board of Directors.

     To the extent that a potential acquiror's strategy depends on the passage of proposals which require a supermajority vote of MBI's shareholders, such provisions requiring a supermajority vote may have the effect of discouraging takeover attempts that do not have Board approval by making passage of such proposals more difficult. Plains Spirit's Certificate of Incorporation includes provisions requiring a supermajority vote of stockholders with respect to certain items, as follows: the affirmative vote of 80% of the total outstanding shares of Plains Spirit Common Stock is required to (i) amend or repeal certain provisions of the Certificate of Incorporation of Plains Spirit relating to (A) amendments of such certificate, (B) Plains Spirit's internal affairs, (C) the structure of the board of directors, (D) amendments of Plains Spirit's By-Laws, (E) the approval of certain business combinations, (F) the approval of certain "greenmail" transactions and
(G) indemnification of directors; (ii) authorize, adopt or approve certain actions, including the removal of directors (but only for cause); (iii) adopt, amend or repeal any provision of the By-Laws of Plains Spirit; and (iv) to adopt certain business combination or "greenmail" transactions.

     The business combinations which require an affirmative vote of 80% of the outstanding shares of Plains Spirit Common Stock include the following:

                  (i) any merger of consolidation of Plains Spirit or any subsidiary with an "Interested Stockholder" or an "Affiliate" of an Interested Stockholder (each as defined in Plains Spirit's
     Certificate of Incorporation);

                  (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with an Interested Stockholder or any Affiliate of an Interested Stockholder of any assets of Plains Spirit or any subsidiary having an aggregate fair market value equal to or in excess of 25% or more of the combined assets of Plains Spirit and its subsidiaries;

                  (iii) the issuance or transfer by Plains Spirit or any subsidiary of any securities of Plains Spirit or any subsidiary to any Interested Stockholder or any Affiliate of an Interested Stockholder in exchange for cash, securities or other property having an aggregate fair market value equal to or in excess of 25% or more of the combined assets of Plains Spirit and its subsidiaries;

                  (iv) the adoption of any plan or proposal for the liquidation or dissolution of Plains Spirit proposed by or on behalf of any Interested Stockholder or any Affiliate of an Interested Stockholder;
     or

                  (v) any reclassification of securities, or recapitalization of Plains Spirit, or any merger or consolidation of Plains Spirit with any of its subsidiaries or any other transaction which has the effect of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of Plains Spirit or any subsidiary which is directly or indirectly owned by any Interested Stockholder or any Affiliate of an Interested Stockholder.

Such provisions are inapplicable if (i) with respect to a business combination that does not involve any cash or other consideration being received by the stockholders of Plains Spirit solely in their capacity as stockholders of Plains Spirit, such business combination shall have been approved by a majority of the disinterested directors of Plains Spirit, or (ii) in the case of any other business combination (A) such business combination shall have been approved by a majority of the disinterested directors of Plains Spirit and (B) certain fair price conditions set forth in Plains Spirit's Certificate of Incorporation are met.

     The "anti-greenmail" provisions of Plains Spirit's Certificate of Incorporation require the approval of the holders of at least 80% of the outstanding shares of Plains Spirit Common Stock not owned by an Interested Person (as defined in Plains Spirit's Certificate of Incorporation) for any direct or indirect purchase or other acquisition of Plains Spirit Common Stock by Plains Spirit from such Interested Person. Such provisions, however, are inapplicable to (i) self tender offers, (ii) purchases pursuant to an open market repurchase program approved by the disinterested members of the board of directors and
(iii) purchases approved by a majority of the board of directors, including a majority of the disinterested directors, and made at a price at or below the current market price per share of Plains Spirit Common Stock.

     VOTING FOR DIRECTORS. MBI's By-Laws provide for cumulative voting in the election of directors. Cumulative voting entitles each shareholder to cast an aggregate number of votes equal to the number of voting shares held, multiplied by the number of directors to be elected. Each shareholder may cast all such votes for one nominee or distribute them among two or more nominees, thus permitting holders of less than a majority of the outstanding shares of voting stock to achieve board representation. Plains Spirit's Articles of Incorporation and By-Laws do not provide for cumulative voting. In contrast to cumulative voting, under non-cumulative voting, holders of a majority of outstanding shares of voting stock may elect the entire Board of Directors, thereby precluding the election of any directors by the holders of less than a majority of the outstanding shares of voting stock.

     CLASSIFIED BOARD. As described under "- Classification of Board of Directors," the Board of Directors of MBI is divided into three classes of directors, with each class being elected to a staggered three-year term. By reducing the number of directors to be elected in any given year, the existence of a classified Board diminishes the benefits of the cumulative voting rights to minority shareholders. Plains Spirit also has a classified Board of Directors with three classes of directors.

     ACTION BY SHAREHOLDERS OR STOCKHOLDERS WITHOUT A MEETING. Under the Missouri Act and the Delaware Corporation Law, written action of stockholders is permitted unless the Articles or Certificate of Incorporation or By-Laws of the corporation provide otherwise. MBI's By-Laws provide that any action required to be taken at a meeting of the shareholders, or any action which may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the shareholders. Plains Spirit's Certificate of Incorporation provides that Plains Spirit stockholders may take action only at an annual or a special meeting of stockholders, and not by written consent.

     ANTI-TAKEOVER STATUTES. The Missouri Act contains certain provisions applicable to Missouri corporations such as MBI and Plains Spirit which may be deemed to have an anti-takeover effect. Such provisions include Missouri's business combination statute and the control share acquisition statute.

     The Missouri business combination statute protects domestic corporations from hostile takeovers by prohibiting certain transactions once an acquiror has gained control. The statute restricts certain "Business Combinations" between a corporation and an "Interested Shareholder" or affiliates of the Interested Shareholder for a period of five years unless certain conditions are met. A "Business Combination" includes a merger or consolidation, certain sales, leases, exchanges, pledges and similar dispositions of corporate assets or stock and certain reclassifications and recapitalizations. An "Interested Shareholder" includes any person or entity which beneficially owns or controls 20% or more of the outstanding voting shares of the corporation.

     During the initial five-year restricted period, no Business Combination may occur unless such Business Combination or the transaction in which an Interested Shareholder becomes "interested" is approved by the board of directors of the corporation. Business Combinations may occur during such five-year period if: (i) prior to the stock acquisition by the Interested Shareholder, the board of directors approves the transaction in which the Interested Shareholder became such or approves the Business Combination in question; (ii) the holders of a majority of the outstanding voting stock, other than stock owned by the Interested Shareholder, approve the Business Combination; or (iii) the Business Combination satisfies certain detailed fairness and procedural requirements.

     The Missouri Act exempts from its provisions: (i) corporations not having a class of voting stock registered under Section 12 of the Exchange Act; (ii) corporations which adopt provisions in their articles of incorporation or bylaws expressly electing not to be covered by the statute; and (iii) certain circumstances in which a shareholder inadvertently becomes an Interested Shareholder. MBI's Restated Articles of Incorporation and By-Laws do not "opt out" of the Missouri business combination statute.

     The Missouri Act also contains a "Control Share Acquisition Statute" which provides that an "Acquiring Person" who after any acquisition of shares of a publicly traded corporation has the voting power, when added to all shares of the same corporation previously owned or controlled by the Acquiring Person, to exercise or direct the exercise of: (i) 20% but less than 33 1/3%, (ii) 33 1/3% or more but less than a majority or (iii) a majority, of the voting power of outstanding stock of such corporation, must obtain shareholder approval for the purchase of the "Control Shares." If approval is not given, the Acquiring Person's shares lose the right to vote. The statute prohibits an Acquiring
Person from voting its shares unless certain disclosure requirements are met and the retention or restoration of voting rights is approved by both: (i) a majority of the outstanding voting stock, and (ii) a majority of the outstanding voting stock after exclusion of "Interested Shares." Interested Shares are defined as shares owned by the Acquiring Person, by directors who are also employees, and by officers of the corporation. Shareholders are given dissenters' rights with respect to the vote on Control Share Acquisitions and may demand payment of the fair value of their shares.

     A number of acquisitions of shares are deemed not to constitute Control Share Acquisitions, including good faith gifts, transfers pursuant to wills, purchases pursuant to an issuance by the corporation, mergers involving the corporation which satisfy the other requirements of the Missouri Act, transactions with a person who owned a majority of the voting power of the corporation within the prior year, or purchases from a person who has previously satisfied the provisions of the Control Share Acquisition Statute so long as the transaction does not result in the purchasing party having voting power after the purchase in a percentage range (such ranges are as set forth in the immediately preceding paragraph) beyond the range for which the selling party previously satisfied the provisions of the statute. Additionally, a corporation may exempt itself from application of the statute by inserting a provision in its articles of incorporation or bylaws expressly electing not to be covered by the statute. MBI's Restated Articles of Incorporation and By-Laws do not "opt out" of the Control Share Acquisition Statute.

     The Delaware Corporation Law applicable to Plains Spirit contains a business combination statute similar to that contained in the Missouri Act. Like the Missouri business combination statute, the

Delaware business combination statute generally prohibits a domestic corporation from engaging in mergers or other business combinations with Interested Persons (as defined in the Delaware Corporation Law) for a statutory time period. The prohibition can be avoided if the business combination is approved by the board of directors prior to the date on which the Interested Person acquires the requisite percentage of stock. The Missouri Act imposes a longer prohibition period on transactions with Interested Persons (five years) than the Delaware Corporation Law (three years), thereby potentially increasing the period during which a hostile takeover may be frustrated. In addition, the Delaware Corporation Law, unlike its Missouri counterpart, does not apply if the Interested Person obtains at least 85% of the corporation's voting stock upon consummation of the transactions which resulted in the stockholder becoming an Interested Person. Thus, a person acquiring at least 85% of the corporation's voting stock could circumvent the defensive provisions of the Delaware Corporation Law while being unable to do so under the Missouri Act. The Delaware Corporation Law does not contain a control share acquisition statute similar to that contained in the Missouri Act.

     DISSENTERS' RIGHTS. Under Section 351.455 of the Missouri Act, a shareholder of any corporation which is a party to a merger or consolidation, or which sells all or substantially all of its assets, has the right to dissent from such corporate action and to demand payment of the value of such shares. Under the Delaware Corporation Law, stockholders of Plains Spirit are entitled to appraisal rights upon the consolidation or merger of Plains Spirit which are similar but not identical to those under the Missouri Act. Specifically, the dissenters' rights provisions of the Missouri Act do not have an exception from the dissenters' rights provisions in circumstances in which the shareholder seeking to exercise such rights owns shares in a widely held, publicly traded corporation and is to receive, or continue to hold after the transaction under which such shareholder is seeking to exercise dissenters' rights, shares of a widely held, publicly traded corporation. In addition, the procedures and the filing deadlines applicable to dissenters' rights under the Missouri Act are somewhat different than those applicable in appraisal rights proceedings under the Delaware Corporation Law.

     SHAREHOLDERS' AND STOCKHOLDERS' RIGHT TO INSPECT. Under the Delaware Corporation Law, any stockholder may inspect the corporation's stock ledger, stockholder list and other books and records for any proper purpose. A "proper purpose" is defined as a purpose reasonably related to such person's interest as a stockholder. The Delaware Corporation
Law specifically provides that a stockholder may appoint an agent for the purpose of examining the stock ledger, list of stockholders or other books and records of the corporation. A stockholder may apply to the Delaware Court of Chancery to compel inspection in the event the stockholder's request to examine the books and records is refused. In general, the stockholder has the burden of proving an improper purpose where a stockholder requests to examine the stockholder ledger or stockholder list. The right of stockholders to inspect under the Missouri Act is generally similar to that of stockholders under the Delaware Corporation Law. Neither the Missouri Act nor Missouri case law, however, provides any specific guidance as to whether a shareholder may appoint an agent for the purpose of examining books and records or the extent to which a shareholder must have a "proper purpose." Accordingly, in comparison with the Delaware Corporation Law, in a given situation a Missouri shareholder may be provided with less guidance as to the scope of his or her ability to inspect the books and records of the corporation.

     SIZE OF BOARD OF DIRECTORS. As permitted under the Missouri Act, the number of directors on the Board of Directors of MBI is set forth in MBI's By-Laws which provide that the number of directors may be fixed from time to time at not less than 12 nor more than 24 by an amendment of the By-Laws or by a resolution of the Board of Directors, in either case, adopted by the vote or consent of at least 66 2/3% of the number of directors then authorized under the By-Laws. Similarly to the Missouri Act, the Delaware Corporation Law provides that a corporation may fix the number of directors in its Certificate of Incorporation or By-Laws. The Certificate of Incorporation of Plains Spirit provides that the number of directors shall be fixed exclusively by the Board of Directors of Plains Spirit pursuant to a resolution adopted by a majority of the whole board. The Board of Directors of Plains Spirit has fixed the number of directors at 7.

                       SUPERVISION AND REGULATION
                       --------------------------

GENERAL

     As a bank holding company, MBI is subject to regulation under the BHCA and its examination and reporting requirements. Under the BHCA, a bank holding company may not directly or indirectly acquire the ownership or control of more than 5% of the voting shares or substantially all of the assets of any company, including a bank or savings and loan association, without the prior approval of the Federal Reserve Board. In addition, bank holding companies are generally prohibited under the BHCA from engaging in nonbanking activities, subject to certain exceptions.

     As a savings and loan holding company, MBI is also subject to regulatory oversight by the OTS. As such, MBI is required to register and file reports with the OTS and is subject to regulation by the OTS. In addition, the OTS has enforcement authority over MBI which permits the OTS to restrict or prohibit activities that are determined to be a serious risk to its subsidiary savings association.

     MBI and its subsidiaries are subject to supervision and examination by applicable federal and state banking agencies. The earnings of MBI's subsidiaries, and therefore the earnings of MBI, are affected by general economic conditions, management policies and the legislative and governmental actions of various regulatory authorities, including the Federal Reserve Board, the FDIC, the OTS and the Comptroller of the Currency (the "Comptroller"). In addition, there are numerous governmental requirements and regulations that affect the activities of MBI and its subsidiaries.

CERTAIN TRANSACTIONS WITH AFFILIATES

     There are various legal restrictions on the extent to which a bank holding company and certain of its nonbank subsidiaries can borrow or otherwise obtain credit from its bank subsidiaries. In general, these restrictions require that any such extensions of credit must be on non-preferential terms and secured by designated amounts of specified collateral and be limited, as to any one of the holding company or such nonbank subsidiaries, to 10% of the lending bank's capital stock and surplus, and as to the holding company and all such nonbank subsidiaries in the aggregate, to 20% of such capital stock and surplus.

PAYMENT OF DIVIDENDS

     MBI is a legal entity separate and distinct from its banking and other subsidiaries. The principal source of MBI's revenues is dividends from its national and state banking subsidiaries. Various federal and state statutory provisions limit the amount of dividends the affiliate banks can pay to MBI without regulatory approval. The approval of the appropriate bank regulator is required for any dividend by a national bank or state member bank if the total of all dividends declared by the bank in any calendar year would exceed the total of its net profits, as defined by regulatory agencies, for such year combined with its retained net profits for the preceding two years. In addition, a national bank or a state member bank may not pay a dividend in an amount greater than its net profits then on hand. The payment of dividends by any affiliate bank may also be affected by other factors, such as the maintenance of adequate capital for such affiliate bank.

CAPITAL ADEQUACY

     The Federal Reserve Board has issued standards for measuring capital adequacy for bank holding companies. These standards are designed to provide risk-responsive capital guidelines and to incorporate a consistent framework for use by financial institutions operating in major international financial markets. The banking regulators have issued standards for banks that are similar to, but not identical with, the standards for bank holding companies.

     In general, the risk-related standards require banks and bank holding companies to maintain capital based on "risk adjusted" assets so that categories of assets with potentially higher credit risk will require more capital backing than categories with lower credit risk. In addition, banks and bank holding companies are required to maintain capital to support off-balance sheet activities such as loan commitments.

     The standards classify total capital for this risk-based measure into two tiers referred to as Tier 1 and Tier 2. Tier 1 capital consists of common shareholders' equity, certain non-cumulative and cumulative perpetual preferred stock, and minority interests in equity accounts of consolidated subsidiaries; Tier 2 capital consists of the allowance for loan and lease losses (within certain limits), perpetual preferred stock not included in Tier 1, hybrid capital instruments, term subordinated debt, and intermediate-term preferred stock. By December 31, 1992, bank holding companies were required to meet a minimum ratio of 8% of qualifying total capital to risk-adjusted assets, and a minimum ratio of 4% of qualifying Tier 1 capital to risk-adjusted assets. Capital that qualifies as Tier 2 capital is limited in amount to 100% of Tier 1 capital in testing compliance with the total risk-based capital minimum standards.

     In addition, the Federal Reserve Board has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio of Tier 1 capital to adjusted average total assets (the "leverage ratio") of 3% for bank holding companies that meet certain specified criteria, including having the highest regulatory rating. Other bank holding companies generally are required to maintain a leverage ratio of at least 3% plus 100 to 200 basis points. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above minimum supervisory levels, without significant reliance on intangible assets. Furthermore, the Federal Reserve Board has indicated that it may consider other indicia of capital strength in evaluating proposals for expansion or new activities.

     The federal bank regulatory agencies have issued various proposals to amend the risk-based capital guidelines for banks and bank holding companies. Under one proposal, banks would be required to give explicit consideration to interest rate risk as an element of capital adequacy by maintaining capital to compensate for such risk in an amount measured by the bank's exposure to interest rate risk in excess of a regulatory threshold. Another proposal would revise the treatment given to (i) low-level recourse arrangements to reduce the amount of capital required and (ii) certain direct credit substitutes provided by banking organizations to require that capital be maintained against the value of the assets enhanced or the loans protected. A proposal recently issued by the Federal Reserve Board and expected to be joined in by the other bank regulatory agencies increases the amount of capital required to be carried against certain long-term derivative contracts; in addition, the proposal recognizes the effect of certain bilateral netting arrangements in reducing potential future exposure under these contracts. MBI believes that these changes will not, if adopted, have a material effect on the company's compliance with capital adequacy requirements.

FDIC INSURANCE ASSESSMENTS

     The subsidiary banks of MBI are subject to FDIC deposit insurance assessments. The FDIC has adopted a risk-based premium schedule which has increased the assessment rates for most FDIC insured depository institutions. Under the new schedule, the annual premiums initially range from $.23 to $.31 for every $100 of deposits. Each financial institution is assigned to one of three capital groups--well capitalized, adequately capitalized or undercapitalized--and further assigned to one of three subgroups within a capital group, on the basis of supervisory evaluations by the institution's primary federal and, if applicable, state supervisors and on the basis of other information relevant to the institution's financial condition and the risk posed to the applicable insurance fund. The actual assessment rate applicable to a particular institution will, therefore, depend in part upon the risk assessment classification so assigned to the institution by the FDIC. See "- FIRREA and FDICIA."

     The legislation adopted in August, 1989 to provide for the resolution of insolvent savings associations also required the FDIC to establish separate deposit insurance funds -- the BIF for banks and the SAIF for savings associations. The law also requires the FDIC to set deposit insurance assessments at such levels as will cause the BIF and the SAIF to reach their "designated reserve ratios" of 1.25 percent of the deposits insured by them within a reasonable period of time. Due to the low costs of resolving bank insolvencies in the last few years, the BIF is expected to reach its designated reserve ratio in 1995. As a result, the FDIC recently proposed to lower deposit insurance assessment rates on banks by revising the range to $.04 to $.31 for every $100 of deposits. However, the balance in the SAIF is not expected to reach the designated reserve ratio until about the year 2002, as the law provides that a significant portion of the costs of resolving past insolvencies of savings associations must be paid from this source. Accordingly, it is likely that the SAIF rates will be significantly higher than the BIF rates in the future. Since MBI has acquired substantial amounts of SAIF-insured deposits during the years from 1989 to the present, and will acquire additional SAIF-insured deposits upon the acquisition of First Federal, it will be required to pay insurance assessments on these acquired deposits at rates significantly higher than the rates charged by the BIF until such time that the rates are equalized or the deposits are converted from the SAIF to the BIF. The latter cannot occur until the SAIF reaches the designated reserve ratio. MBI does not expect that such additional deposit insurance costs will have a significant, adverse effect on its earnings.

SUPPORT OF SUBSIDIARY BANKS

     Under Federal Reserve Board policy, MBI is expected to act as a source of financial strength to each subsidiary bank and to commit resources to support each of the subsidiaries in circumstances where it might not choose to do so absent such a policy. In addition, any capital loans by MBI to any of its subsidiaries would also be subordinate in right of payment to deposits and certain other indebtedness of such subsidiary. This support may be required at times when MBI may not find itself able to provide it.

     Consistent with this policy regarding bank holding companies serving as a source of financial strength for their subsidiary banks, the Federal Reserve Board has stated that, as a matter of prudent banking, a bank holding company generally should not maintain a rate of cash dividends unless its net income available to common shareholders has been sufficient to fully fund the dividends, and the prospective rate of earnings retention appears consistent with the bank holding company's capital needs, asset quality and overall financial condition.

FIRREA AND FDICIA

     The Financial Institutions Reform, Recovery, and Enforcement Act of 1989 ("FIRREA") contains a cross-guarantee provision which could result in insured depository institutions owned by MBI being assessed for losses incurred by the FDIC in connection with assistance provided to, or the failure of, any other insured depository institution owned by MBI. Under FIRREA, failure to meet the capital guidelines could subject a banking institution to a variety of enforcement remedies available to federal regulatory authorities, including the termination of deposit insurance by the FDIC.

     The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") made extensive changes to the federal banking laws. FDICIA instituted certain changes to the supervisory process, including provisions that mandate certain regulatory agency actions against undercapitalized institutions within specified time limits. FDICIA contains various other provisions that may affect the operations of banks and savings institutions.

     The prompt corrective action provision of FDICIA requires the federal banking regulators to assign each insured institution to one of five capital categories ("well capitalized," "adequately capitalized" or one of three "undercapitalized" categories) and to take progressively more restrictive actions based on the capital categorization, as specified below. Under FDICIA, capital requirements would include a leverage limit, a risk-based capital requirement and any other measure of capital deemed appropriate by the federal banking regulators for measuring the capital adequacy of an insured depository institution. All institutions, regardless of their capital levels, are restricted from making any capital distribution or paying any management fees that would cause the institution to fail to satisfy the minimum levels for any relevant capital measure. An institution that fails to meet the minimum level for any relevant capital measure (an "undercapitalized institution") may be: (i) subject to increased monitoring by the appropriate federal banking regulator; (ii) required to submit an acceptable capital restoration plan within 45 days; (iii) subject to asset growth limits; and (iv) required to obtain prior regulatory approval for acquisitions, branching and new lines of businesses. The capital restoration plan must include a guarantee by the institution's holding company (under which the holding company would be liable up to the lesser of 5% of the institution's total assets or the amount necessary to bring the institution into capital compliance as of the date it failed to comply with its capital restoration plan) that the institution will comply with the plan until it has been adequately capitalized on average for four consecutive quarters.

     The FDIC and the Federal Reserve Board adopted capital-related regulations under FDICIA. Under those regulations, a bank will be well capitalized if it: (i) had a risk-based capital ratio of 10% or greater; (ii) had a ratio of Tier 1 capital to risk-adjusted assets of 6% or greater; (iii) had a ratio of Tier 1 capital to adjusted total assets of 5% or greater; and (iv) was not subject to an order, written agreement, capital directive, or prompt corrective action directive to meet and maintain a specific capital level for any capital measure. An association will be adequately capitalized if it was not "well capitalized" and: (i) had a risk-based capital ratio of 8% or greater;
(ii) had a ratio of Tier 1 capital to risk-adjusted assets of 4% or greater; and (iii) had a ratio of Tier 1 capital to adjusted total assets of 4% or greater (except that certain associations rated "Composite 1" under the federal banking agencies' CAMEL rating system may be adequately capitalized if their ratios of core capital to adjusted total assets were 3% or greater).

     FDICIA also makes extensive changes in existing rules regarding audits, examinations and accounting. It generally requires annual on-site, full scope examinations by each bank's primary federal regulator. It also imposes new responsibilities on management, the independent audit committee and outside accountants to develop or approve reports regarding the effectiveness of internal controls, legal compliance and off-balance sheet liabilities and assets.

DEPOSITOR PREFERENCE STATUTE

     Legislation enacted in August 1993 provides a preference for deposits and certain claims for administrative expenses and employee compensation against an insured depository institution, such as Plains Spirit's and MBI's insured bank subsidiaries, in the liquidation or other resolution of such an institution by any receiver. Such obligations would be afforded priority over other general unsecured claims against such an institution, including federal funds and letters of credit, as well as any obligation to shareholders of such an institution in their capacity as such.

THE INTERSTATE BANKING AND COMMUNITY DEVELOPMENT LEGISLATION

     In September 1994, legislation was enacted that is expected to have a significant effect in restructuring the banking industry in the United States. The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 facilitates the interstate expansion and consolidation of banking organizations (i) by permitting bank holding companies that are adequately capitalized and managed, one year after enactment of the legislation, to acquire banks located in states outside their home states regardless of whether such acquisitions are authorized under the law of the host state, (ii) by permitting the interstate merger of banks after June 1, 1997, subject to the right of individual states to "opt in" or to "opt out" of this authority before that date, (iii) by permitting banks to establish new branches on an interstate basis provided that such action is specifically authorized by the law of the host state, (iv) by permitting foreign banks to establish, with approval of the regulators in the United States, branches outside their home states to the same extent that national or state banks located in the home state would be authorized to do so, and (v) by permitting, beginning September 29, 1995, banks to receive deposits, renew time deposits, close loans, service loans and receive payments on loans and other obligations as agent for any bank or thrift affiliate, whether the affiliate is located in the same state or a different state. One effect of this legislation will be to permit MBI to acquire banks located in any state and to permit bank holding companies located in any state to acquire banks and bank holding companies in Missouri. Overall, this legislation is likely to have the effects of increasing competition and promoting geographic diversification in the banking industry.

     The Riegle Community Development and Regulatory Improvement Act of 1994, also enacted in September, 1994, is intended to (i) increase the flow of loans to businesses in distressed communities by providing incentives to lenders to provide credit within those communities, (ii) remove impediments to the securitization of small business loans, (iii) provide for a reduction in paperwork and to streamline bank regulation through, for example, the coordination of examinations in a bank holding company context, a reduction in the number of currency transaction reports required, improvements to the National Flood Insurance Program that include enabling lenders to force place flood insurance, and (iv) increase the level of consumer protection provided to customers in banking transactions. MBI believes that these provisions of the new law will not have a material effect on its operation.

               RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS
               -----------------------------------------

     KPMG Peat Marwick LLP served as MBI's independent accountants for the year ended December 31, 1994 and continues to serve in such capacity. Services provided in connection with the audit function included examination of the annual consolidated financial statements, review and consultation regarding filings with the Securities and Exchange
Commission and other regulatory authorities and consultation on financial accounting and reporting matters.

     McGladrey & Pullen LLP served as Plains Spirit's independent accountants for the year ended September 30, 1994 and continues to serve in such capacity. Services provided in connection with the audit function included examination of the annual consolidated financial statements, review and consultation regarding filings with the Securities and Exchange Commission and other regulatory authorities and consultation on financial accounting and reporting matters. McGladrey & Pullen LLP intends to have a representative present at the Special Meeting to answer relevant questions regarding the Merger.

                             LEGAL MATTERS
                             -------------

     Certain legal matters will be passed upon for MBI by Thompson & Mitchell, St. Louis, Missouri and for Plains Spirit by Silver, Freedman & Taff, L.L.P. (a limited liability partnership including professional corporations), Washington, D.C.

                               EXPERTS
                               -------

     The consolidated financial statements of Mercantile Bancorporation Inc. as of December 31, 1994, 1993 and 1992, and for each of the years in the three-year period ended December 31, 1994, incorporated by reference in MBI's Annual Report on Form 10-K, have been incorporated by reference herein in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of Plains Spirit Financial Corporation as of September 30, 1994 and 1993 and for each of the years in the three-year period ended September 30, 1994 have been included herein in reliance upon the report of McGladrey & Pullen, LLP, independent certified public accountants, whose report is included herein, and upon the authority of such firm as experts in accounting and auditing.

                        OTHER MATTERS
                        -------------

     The Board of Directors of Plains Spirit, at the date hereof, is not aware of any business to be presented at the Special Meeting other than that referred to in the Notice of Special Meeting and discussed herein. If any other matter should properly come before the Special Meeting, the persons named as proxies will have discretionary authority to vote the shares represented by proxies in accordance with their discretion and judgment as to the best interests of Plains Spirit.

                     SHAREHOLDER PROPOSALS
                     ---------------------

     If the Merger is approved, the other conditions to the Merger are satisfied and the Merger is consummated, stockholders of Plains Spirit will become shareholders of MBI at the Effective Time. MBI shareholders may submit to MBI proposals for formal consideration at the 1996 annual meeting of MBI's shareholders and inclusion in MBI's proxy statement for such meeting. All such proposals to be considered for inclusion in MBI's Proxy Statement and proxy for the 1996 annual meeting must be received in writing by the Corporate Secretary at Mercantile Bancorporation Inc., P.O. Box 524, St. Louis, Missouri 63166-0524 by November 21, 1995.

     Plains Spirit will hold a 1996 Annual Meeting of Stockholders only if the Merger is not consummated before the time of such meeting, which is presently expected to be held in January 1996. In such event, any stockholder who wishes to present a proposal for inclusion in the proxy materials for the 1996 Annual Meeting of Stockholders must comply with the rules and regulations of the Commission then in effect. As disclosed in Plains Spirit's proxy statement for its 1995 Annual Meeting of Stockholders, any such proposal must be received by Plains Spirit not later than August 17, 1995.


                        CONSOLIDATED FINANCIAL STATEMENTS

                                    INDEX
                                    -----
                                                                       Page
                                                                       ----
INDEPENDENT AUDITOR'S REPORT                                            F-1

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
 DECEMBER 31, 1994 (UNAUDITED) AND
 SEPTEMBER 30, 1994 AND 1993                                            F-2

CONSOLIDATED STATEMENTS OF INCOME FOR THE
 THREE MONTHS ENDED DECEMBER 31, 1994 AND 1993
 (UNAUDITED) AND FOR THE YEARS ENDED
 SEPTEMBER 30, 1994, 1993 AND 1992                                      F-3

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS'
 EQUITY FOR THE THREE MONTHS ENDED DECEMBER 31, 1994
 (UNAUDITED) AND FOR THE YEARS ENDED
 SEPTEMBER 30, 1994, 1993 AND 1992                                      F-4

CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE
 THREE MONTHS ENDED DECEMBER 31, 1994 AND 1993
 (UNAUDITED) AND FOR THE YEARS ENDED
 SEPTEMBER 30, 1994, 1993 AND 1992                                      F-5 to F-6

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                              F-7 to F-29


              [letterhead of McGladrey & Pullen, LLP]

                    Independent Auditor's Report
                    ----------------------------

To the Board of Directors
Plains Spirit Financial Corporation
Davenport, Iowa


     We have audited the accompanying consolidated statements of financial condition of Plains Spirit Financial Corporation and subsidiaries as of September 30, 1994 and 1993, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended September 30, 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Plains Spirit Financial Corporation and subsidiaries as of September 30, 1994 and 1993, and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 1994 in conformity with generally accepted accounting principles.

     As described in Note 1 to the consolidated financial statements, the Company changed its method of accounting for investments in debt and equity securities in 1994 and income taxes in 1993.



                                                   /s/ McGladrey & Pullen



Davenport, Iowa
November 7, 1994


                                      PLAINS SPIRIT FINANCIAL CORPORATION

                                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                       DECEMBER 31, 1994 (UNAUDITED) AND
                                          SEPTEMBER 30, 1994 AND 1993
                                             (DOLLARS IN THOUSANDS)

                                                                                            September 30,
                                                                                      -------------------------
                                                        December 31, 1994               1994             1993
                                                        -----------------             --------         --------
                                                           (Unaudited)
ASSETS

Cash                                                         $  4,906                 $  2,314         $  4,174
Federal funds and others                                          400                    1,400            1,489
Investment securities                                         125,033                  125,590           60,248
Mortgage-backed securities                                     49,982                   52,271           34,560
Loans receivable, net                                         247,440                  234,674          210,088
Real estate loans held for sale                                   552                    1,084           12,620
Accrued interest receivable                                     2,354                    2,353            1,609
Real estate acquired in settlement of loans                        --                       --                6
Office premises and equipment                                   4,114                    4,149            4,356
Prepaid expenses and other assets                               3,898                    4,631            2,784
                                                             --------                 --------         --------

                                                             $438,679                 $428,466         $331,934
                                                             ========                 ========         ========


LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
    Deposits                                                 $265,822                 $253,626         $249,834
    Advances from Federal Home Loan Bank                      110,900                  112,750           22,500
    Advance payments by borrowers for taxes and insurance       2,429                    1,155            1,456
    Liability for checks issued                                 4,281                    3,747              550
    Accrued expenses and other liabilities                      1,170                    4,011            3,642
                                                             --------                 --------         --------
                Total liabilities                            $384,602                 $375,289         $277,982
                                                             --------                 --------         --------

Stockholders' equity:
    Serial preferred stock, par value $.01; authorized
      1,000,000 shares; no shares issued and outstanding     $     --                 $     --         $     --
    Common stock, par value $.01; authorized 5,000,000
      shares; issued and outstanding 1994, 1,881,990 shares;
      1993, 1,964,332                                              20                       20               20
    Additional paid-in capital                                 23,092                   22,698           22,437
    Retained earnings                                          33,707                   32,861           31,495
    Net unrealized holding (loss) for securities
      classified as available for sale, net of tax             (2,742)                  (2,402)              --
                                                             --------                 --------         --------
                Total stockholders' equity                   $ 54,077                 $ 53,177         $ 53,952
                                                             --------                 --------         --------

                                                             $438,679                 $428,466         $331,934
                                                             ========                 ========         ========


See Notes to Consolidated Financial Statements.

                                                PLAINS SPIRIT FINANCIAL CORPORATION

                                                 CONSOLIDATED STATEMENTS OF INCOME

                                     THREE MONTHS ENDED DECEMBER 31, 1994 AND 1993 (UNAUDITED)
                                         AND YEARS ENDED SEPTEMBER 30, 1994, 1993 AND 1992
                                            (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

                                                       Three Months
                                                           Ended
                                                       December 31,                          Years Ended September 30,
                                                -------------------------          -------------------------------------------
                                                  1994              1993             1994              1993              1992
                                                  ----              ----             ----              ----              ----
                                                        (unaudited)
Interest income:
  Interest on loans                             $ 4,834           $ 4,498          $17,377           $19,265           $21,066
  Interest on mortgage-backed
    securities                                      698               418            2,120             1,635             1,541
  Interest and dividends on
    investment securities                         2,108               666            5,196             2,609             3,412
  Other interest income                              15                46              114               265               943
                                                -------           -------          -------           -------           -------
      Total interest income                     $ 7,655           $ 5,628          $24,807           $23,774           $26,962
                                                -------           -------          -------           -------           -------

Interest expense:
  Interest on deposits                          $ 2,701           $ 2,401          $ 9,485           $10,788           $15,444
  Interest on advances from FHLB
    and other borrowings                          1,623               234            2,786               781               941
                                                -------           -------          -------           -------           -------
      Total interest expense                    $ 4,324           $ 2,635          $12,271           $11,569           $16,385
                                                -------           -------          -------           -------           -------

      Net interest income                       $ 3,331           $ 2,993          $12,536           $12,205           $10,577
Provision for possible loan losses                   60                40              200               706               583
                                                -------           -------          -------           -------           -------
      Net interest income after
       provision for possible
       loan losses                              $ 3,271           $ 2,953          $12,336           $11,499           $ 9,994
                                                -------           -------          -------           -------           -------

Other income (loss):
  Loan fees and service charges                 $   213           $   542          $ 1,352           $ 1,403           $   996
  Servicing fees                                    149               108              515               254                86
  Other fees and charges                             96                80              324               264               198
  Gain on sale of mortgage loans                     (5)              654              734             1,477               477
  Real estate operations, net                        (7)                4              (13)              (15)              (22)
  Other income                                      106               105              335               375               161
                                                -------           -------          -------           -------           -------
                                                $   552           $ 1,493          $ 3,247           $ 3,758           $ 1,896
                                                -------           -------          -------           -------           -------

Other expenses:
  Compensation and benefits                     $ 1,233           $ 1,302          $ 4,869           $ 4,656           $ 3,880
  Occupancy                                         139               149              602               568               461
  Furniture, equipment and data
    processing                                      198               174              739               680               466
  Federal insurance                                 152               153              607               623               598
  Other loan expense                                 74               187              503               629               544
  Other                                             337               343            1,432             1,374             1,462
                                                -------           -------          -------           -------           -------
                                                  2,133             2,308          $ 8,752           $ 8,530           $ 7,411
                                                -------           -------          -------           -------           -------

      Income before income taxes                $ 1,690             2,138          $ 6,831           $ 6,727           $ 4,479

Provision for income taxes                          580               742            2,359             2,459             1,718
                                                -------           -------          -------           -------           -------

Earnings before cumulative effect of
  change in accounting for income
  taxes                                           1,110             1,396            4,472             4,268             2,761

Cumulative effect of change in
  accounting for income taxes                        --                --               --               405                --
                                                -------           -------          -------           -------           -------

      Net income                                $ 1,110           $ 1,396          $ 4,472           $ 4,673           $ 2,761
                                                =======           =======          =======           =======           =======

Primary and fully diluted earnings
  per share:
Earnings before cumulative effect
  of change in accounting for
  income taxes                                  $   .56           $   .68          $  2.21           $  2.05           $  1.34
Cumulative effect of change in
  accounting for income taxes                        --                --               --               .19                --
                                                -------           -------          -------           -------           -------
Primary earnings per share                      $   .56               .68             2.21              2.24              1.34
                                                -------           -------          -------           -------           -------

Fully diluted earnings per share                $   .56           $   .68          $  2.21           $  2.24           $  1.34
Dividends declared per share                    $   .14               .10              .49               .30               .10


See Notes to Consolidated Financial Statements.

                                                PLAINS SPIRIT FINANCIAL CORPORATION

                                     CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                          THREE MONTHS ENDED DECEMBER 31, 1994 (UNAUDITED)
                                         AND YEARS ENDED SEPTEMBER 30, 1994, 1993 AND 1992

                                                                                             Net
                                                               Additional                Unrealized
                                                     Common      Paid-in     Retained      Holding
                                                      Stock      Capital     Earnings      (Loss)       Total
                                                    -------    ----------    --------    ----------    -------
                                                                      (dollars in thousands)

Balances, September 30, 1991                        $    --      $    --      $27,947     $    --      $27,947
    Net income                                           --           --        2,761          --        2,761
    Issuance of 2,070,000 shares of common stock         21       21,828           --          --       21,849
    Repurchase of 103,500 shares of common stock
      (held as treasury stock)                           (1)          --       (1,568)         --       (1,569)
    Dividends paid ($.10 per share)                      --           --         (204)         --         (204)
                                                    -------      -------      -------     -------      -------

Balances, September 30, 1992                        $    20      $21,828      $28,936     $    --      $50,784
    Net income                                           --           --        4,673          --        4,673
    Issuance of 72,332 shares of common stock            --          609           --          --          609
    Repurchase of 74,500 shares of common
      stock (held as treasury stock)                     --           --       (1,520)         --       (1,520)
    Dividends paid ($.30 per share)                      --           --         (594)         --         (594)
                                                    -------      -------      -------     -------      -------

Balances, September 30, 1993                        $    20      $22,437      $31,495     $    --      $53,952
    Net income                                           --           --        4,472          --        4,472
    Issuance of 16,358 shares of common stock            --          315           --          --          315
    Repurchase of 98,700 shares of common stock
      (held as treasury stock)                           --           --       (2,330)         --       (2,330)
    Dividends paid ($.49 per share)                      --           --         (947)         --         (947)
    Tax benefit of stock option exercise and
      RRP distribution                                   --          (54)         171          --          117
    Net unrealized holding (loss) for securities
      classified as available for sale, net of tax       --           --           --      (2,402)      (2,402)
                                                    -------      -------      -------     -------      -------

Balances, September 30, 1994                        $    20      $22,698      $32,861     $(2,402)     $53,177
    Net Income                                           --           --        1,110          --        1,110
    Issuance of 22,700 shares of common stock            --          269           --          --          269
    Dividends paid ($.14 per share)                      --           --         (264)         --         (264)
    Tax benefit of stock option exercise and
      RRP distribution                                   --          125           --          --          125
    Net unrealized holding (loss) for securities
      classified as available for sale, net of tax       --           --           --        (340)        (340)
                                                    -------      -------      -------     -------      -------

Balances, December 31, 1994 (Unaudited)             $    20      $23,092      $33,707     $(2,742)     $54,077
                                                    =======      =======      =======     =======      =======


See Notes to Consolidated Financial Statements.


                                      PLAINS SPIRIT FINANCIAL CORPORATION

                                       CONSOLIDATED STATEMENTS OF INCOME

                           THREE MONTHS ENDED DECEMBER 31, 1994 AND 1993 (UNAUDITED)
                               AND YEARS ENDED SEPTEMBER 30, 1994, 1993 AND 1992
                                  (DOLLARS IN THOUSAN'S EXCEPT PER SHARE DATA)

                                                     Three Months
                                                         Ended
                                                     December 31,                          Years Ended September 30,
                                               -------------------------         ----------------------------------------------
                                                 1994             1993              1994               1993              1992
                                                 ----             ----              ----               ----              ----
                                                      (unaudited)
CASH FLOWS FROM OPERATING
  ACTIVITIES
  Net income                                   $  1,110         $  1,396         $   4,472          $   4,673          $  2,761
  Adjustments to reconcile net income
     to net cash provided by (used in)
     operating activities:
     Depreciation                                   106              106               423                359               269
     Provision for loan and real estate
      owned losses                                   60               40               200                706               652
     Amortization of premiums and
      accretion of discounts on
      investment and mortgage-backed
      securities, net                               138              400             1,038                693               122
     Amortization of and decreases in
      purchased mortgage servicing
      rights                                         14               --                32                 --                --
     Income deferred                                 80               46               277                309               133
     Amortization of deferred income                (38)            (139)             (303)              (193)             (219)
     Proceeds from mortgage loans sold            6,928           57,309           106,627            101,374            33,333
     Mortgage loans purchased for
      resale                                     (1,533)          (1,536)          (10,250)              (550)               --
     Mortgage loans originated for
      resale                                     (5,061)         (50,008)          (88,307)          (104,841)          (39,228)
     (Gain)/loss on sale of mortgage loans            5             (654)             (734)            (1,477)             (477)
     Federal Home Loan Bank stock
      dividends                                      --               --                --               (166)             (221)
     Changes in assets and liabilities:
      (Increase) decrease in accrued
         interest receivable                         (1)              74              (744)                83               673
      (Increase) in prepaid expenses
         and other assets                           975            1,006              (239)            (2,053)             (101)
      Increase (decrease) in accrued
         expenses and other liabilities          (2,841)            (500)              369             (1,461)              (23)
                                               --------         --------         ---------          ---------          --------
              Net cash provided by (used
              in) operating activities         $    (58)        $  7,540         $  12,861          $  (2,544)         $ (2,326)
                                               --------         --------         ---------          ---------          --------

CASH FLOWS FROM INVESTING
  ACTIVITIES
  Proceeds from maturities of and
     principal repayments on
     investment securities:
      Held to maturity                         $  2,484         $ 14,841         $  27,437          $  32,890          $ 41,538
      Available for sale                          1,163               --            21,811                 --                --
  Purchase of investment securities:
      Held to maturity                           (3,328)         (21,277)          (76,294)           (48,108)          (26,939)
      Available for sale                             --               --           (41,687)                --                --
  Principal repayments on mortgage-
     backed securities                            1,832            2,775            10,023              7,952             4,768
  Purchase of mortgage-backed
     securities                                      --           (8,812)          (25,119)           (18,018)          (10,756)
  Purchase of mortgage loans                     (4,089)            (584)           (8,835)            (1,200)           (2,992)
  Purchases of mortgage servicing
     rights                                         (39)              --              (104)                --                --
  Loan originations and principal
     payment on loans, net                       (8,625)           8,497           (16,058)            23,399           (14,380)
  Proceeds from sales of real estate
     acquired in settlement of loans                 10               23               139                275               387
  Purchases of property and equipment               (41)            (105)             (216)              (518)             (507)
                                               --------         --------         ---------          ---------          --------
              Net cash (used in) investing
              activities                       $(10,633)        $ (4,642)        $(108,903)         $  (3,328)         $ (8,881)
                                               --------         --------         ---------          ---------          --------


See Notes to Consolidated Financial Statements



                                      PLAINS SPIRIT FINANCIAL CORPORATION

                                       CONSOLIDATED STATEMENTS OF INCOME

                           THREE MONTHS ENDED DECEMBER 31, 1994 AND 1993 (UNAUDITED)
                               AND YEARS ENDED SEPTEMBER 30, 1994, 1993 AND 1992
                                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

                                                     Three Months
                                                        Ended
                                                     December 31,                          Years Ended September 30,
                                               -------------------------         ------------------------------------------------
                                                 1994             1993              1994               1993              1992
                                                 ----             ----              ----               ----              ----
                                                      (unaudited)
CASH FLOWS FROM FINANCING
  ACTIVITIES
  Net increases in deposits                    $ 12,196         $ (1,794)        $   3,792          $ (16,798)         $ (13,117)
  Principal payments on reverse
     repurchase agreements                           --               --            (7,933)                --             (4,712)
  Proceeds from reverse repurchase
     agreements                                      --               --             7,933                 --                 --
  Payment on advances from Federal
     Home Loan Bank                             (85,350)          (4,000)         (217,350)           (20,000)            (2,000)
  Proceeds from Federal Home Loan Bank
     advances                                    83,500               --           307,600             29,500              7,000
  Increase in liability for checks issued           534              328             3,197                550                 --
  Net (decrease) in advance payments by
     borrowers for taxes and insurance            1,274            1,562              (301)               (95)               668
  Dividends paid to stockholders                   (264)            (196)             (947)              (594)              (204)
  Net proceeds from issuance of common                                                 432                609             21,849
     stock                                          393              224            (2,330)            (1,520)            (1,569)
                                               --------         --------         ---------          ---------          ---------
  Repurchase of common stock
         Net cash provided by (used in)
          financing activities                   12,283           (3,876)           94,093             (8,348)             7,915
                                               --------         --------         ---------          ---------          ---------

         Increase (decrease) in cash and cash
          equivalents                             1,592             (978)           (1,949)           (14,220)            (3,292)

Cash and cash equivalents:
  Beginning                                       3,714            4,174             5,663             19,883             23,175
                                               --------         --------         ---------          ---------          ---------

  Ending                                       $  5,306         $  3,196         $   3,714          $   5,663          $  19,883
                                               ========         ========         =========          =========          =========

SUPPLEMENTAL DISCLOSURES OF
  CASH FLOW INFORMATION
  Cash paid during the year for:
     Interest                                  $  3,927         $  2,327         $  12,101          $  12,180          $  18,209

     Income taxes                                     2               --             2,518              2,578              1,325

SUPPLEMENTAL SCHEDULE OF
  NONCASH INVESTING
  AND FINANCING ACTIVITIES
  Transfers from loans to real estate
     acquired through foreclosure                    10               41               133                182                408
  Loans originated from sale of real estate
     acquired in settlement of loans                 --               --                47                 29                 97
  Securities available for sale adjustment,
     net                                           (340)             315             2,402                 --                 --
  Mortgage-backed securities received in
     exchange for mortgage loans                     --               --             4,200                 --                 --

See Notes to Consolidated Financial Statements.

                        PLAINS SPIRIT FINANCIAL CORPORATION

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.   SIGNIFICANT ACCOUNTING POLICIES

          Principles of consolidation:

           The consolidated financial statements include the accounts of Plains Spirit Financial Corporation (Company) and its wholly-owned subsidiary, First Federal Savings Bank of Iowa and its subsidiary, S & L Service Corporation (collectively the "Bank"). All material intercompany accounts and transactions have been eliminated in consolidation.

       Investment securities and mortgage-backed securities:

           1993 and prior
           --------------

           Investment and mortgage-backed securities held for investment purposes are stated at cost, adjusted for amortization of premiums and accretion of discounts by a method which approximates the effective interest method.

           1994
           ----

           On May 31, 1993, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (FAS 115) effective for fiscal years beginning after December 15, 1993. Early adoption is permitted under certain conditions. The Company adopted FAS 115 with its fiscal year beginning October 1, 1993. FAS 115 addresses accounting and reporting for investments in equity securities that have readily determinable fair values and for all investments in debt securities. Such securities would be classified as held for trading, available for sale or held to maturity. Securities held to maturity are stated at cost, adjusted for amortization of premiums and accretion of discounts by a method which approximates the effective interest method. The Company has adequate liquidity and capital, and it is management's intention, to hold such assets to maturity. Securities held for trading would be carried at fair value with the adjustment, if any, reflected in the statement of income. Securities classified as available for sale are carried at fair value, however, the adjustment is reflected, net of income tax effect, in stockholders' equity.

       Loans receivable:

           Loans receivable are stated at unpaid principal balances, less loans in process, net deferred loan-origination fees and discounts, and allowances for loan losses.

           Loan origination fees received in conjunction with the origination or purchase of loans are deferred, along with certain specific direct costs of originating loans. Net fees on fixed-rate loans are amortized on a level-yield basis over the contractual lives of the loans as an adjustment to yield. Net fees on adjustable-rate loans are amortized by a method which approximates the effective interest method. Unamortized fees are recognized upon early repayment of the loans.

                        PLAINS SPIRIT FINANCIAL CORPORATION

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

           The allowance for loan losses is increased by charges to income and decreased by loan charge-offs. Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may effect the borrower's ability to repay, the estimated value of any underlying collateral and current economic conditions.

           Uncollected interest on loans which are 90 days past due is charged off, or an allowance is established based on management's periodic evaluation. The allowance is established by a charge to interest income equal to all interest previously accrued, and income is subsequently recognized only to the extent that cash payments are received until, in management's judgment, the borrower's ability to make periodic interest and principal payments is adequate to permit the loan to be returned to accrual status.

       Sales of loan originations:

           As part of its management of assets and liabilities, the Bank periodically sells whole and/or participating interests in real estate loans. Loans which are expected to be sold prior to maturity have been classified as held for sale in the statement of financial condition and are recorded at the lower of aggregate cost or market value by category. Gains or losses on such sales are recognized at the time of settlement. Loans sold are adjusted for any yield differential, servicing fees, and servicing cost applicable to future years.

       Real estate acquired in settlement of loans:

           Real estate acquired in settlement of loans is initially recorded at the lower of cost (loan value of real estate acquired in settlement of loans plus incidental expenses) or fair value. Based on periodic evaluations by management, the carrying values are reduced when they exceed fair value. Costs relating to the development and improvement of the property are capitalized, whereas those relating to holding the property are expensed.

       Office premises and equipment:

           Office premises and equipment are stated at cost less accumulated depreciation. The Company computes depreciation primarily by the straight-line method over the estimated useful life of the assets.

       Purchased mortgage servicing rights:

           Purchased mortgage servicing rights (PMSR) represent the cost of acquiring the right to service mortgage loans. These costs are initially capitalized and subsequently amortized in proportion to, and over the period of, estimated net loan servicing income. In accordance with Statement of Financial Accounting Standard No. 65, "Accounting for Certain Mortgage Banking Activities," the Bank capitalizes PMSR in connection with mortgage loans purchased.

                        PLAINS SPIRIT FINANCIAL CORPORATION

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       Deferred income taxes:

           The Company files a consolidated federal income tax return with its subsidiary. The Company's policy is to claim the maximum bad debt deduction allowed for the Bank. For qualified loans, the percentage of income method was used in the fiscal years ended September 30, 1994, 1993 and 1992.

           In February, 1992, the FASB issued Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes" (FAS
           109) effective for fiscal years beginning after December 15, 1992. FAS 109 requires a change from the deferred method of accounting for income taxes to the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. Under FAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

           Pursuant to the deferred method, which was applicable for the 1992 and prior fiscal years, deferred income taxes were recognized for income and expense items that were reported in different years for financial reporting purposes and income tax purposes using the tax rate applicable for the year of the calculation. Under the deferred method, deferred taxes were not adjusted for subsequent changes in tax rates.

           Effective October 1, 1992, the Company adopted FAS 109 and has reported the cumulative effect of that change in the method of accounting for income taxes in the fiscal year 1993 consolidated statement of income.

           The Company and each of its subsidiaries are parties to a tax sharing agreement which provides for calculation and payment by each party of its allocation of the tax liability of the parties.

       Cash and cash equivalents:

           Cash and cash equivalents include cash and amounts due from depository institutions including federal funds sold. For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments with original maturities of less than three months to be cash equivalents.

           Federal Reserve Board regulations require savings institutions to maintain noninterest-earning reserves against their transaction accounts, and certain money market deposit accounts. At September 30, 1994 the reserve requirement amounted to $548,000 and was exceeded by cash on hand.

                        PLAINS SPIRIT FINANCIAL CORPORATION

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       Reclassifications:

           Certain items in the financial statements as of and for the fiscal years ended September 30, 1993 and 1992 have been reclassified, with no effect on net income, to be consistent with the classifications adopted for the year ended September 30, 1994.


NOTE 2.   INVESTMENT SECURITIES

          Securities held to maturity as of September 30 1994:
                                                                   Gross             Gross
                                                   Amortized     Unrealized        Unrealized        Fair
                                                      Cost         Gains            (Losses)        Value
                                                   ---------     ----------        ----------       -----
                                                                    (dollars in thousands)
                    CMOs with Agency
                       Collateral:
                          Fixed rate               $31,142          $11             $  (779)       $30,374

                    CMOs with non-Agency
                       Collateral:
                          Fixed rate                39,065            3              (1,641)        37,427

                    U.S. government agency           4,500           --                (114)         4,386

                    FHLB stock, at cost              5,638           --                  --          5,638
                                                   -------          ---             -------        -------

                    Total held for investment      $80,345          $14             $(2,534)       $77,825
                                                   =======          ===             =======        =======


          Securities available for sale as of September 30 1994:

                    CMOs with Agency Collateral:
                          Floating rate            $ 6,939          $ 6             $  (183)       $ 6,762
                          Fixed rate                21,619           --              (1,118)        20,501

                    CMOs with non-Agency
                      Collateral:
                          Fixed rate                19,331           --              (1,349)        17,982
                                                   -------          ---             -------        -------

                    Total available for sale       $47,889          $ 6             $(2,650)       $45,245
                                                   =======          ===             =======        =======

                        PLAINS SPIRIT FINANCIAL CORPORATION

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          Securities held as of September 30 1993:
                                                                   Gross             Gross
                                                   Amortized     Unrealized        Unrealized        Fair
                                                      Cost         Gains            (Losses)        Value
                                                   ---------     ----------        ----------       -----
                                                                    (dollars in thousands)
            CMOs with Agency Collateral:
              Floating rate                        $ 14,441         $  50           $ (110)        $ 14,381
              Fixed rate                             30,955           338              (56)          31,237

            CMOs with non-Agency
              Collateral:
              Fixed rate                             10,083           130               --           10,213

            U.S. government agency                    2,000            53               --            2,053

            FHLB stock, at cost                       2,769            --               --            2,769
                                                   --------         -----           ------         --------

            Total                                  $ 60,248         $ 571           $ (166)        $ 60,653
                                                   ========         =====           ======         ========

          The Bank has pledged $33,476,000 of collateralized mortgage obligations as collateral for FHLB advances at September 30, 1994.

          Collateralized Mortgage Obligations at September 30, 1994 consisted of the following tranches:

                                                   Amortized         Fair
                                                      Cost          Value
                                                   ---------        -----
                                                    (dollars in thousands)
             Held to maturity:

                   Sequentials                     $24,520          $23,693
                   PAC                              36,245           35,159
                   TAC                               9,442            8,949
                                                   -------          -------

                Total                              $70,207          $67,801
                                                   =======          =======

             Available for sale:

                   Floaters                        $ 6,939          $ 6,761
                   Sequentials                      11,591           10,822
                   PAC                              23,797           22,451
                   TAC                               5,562            5,211
                                                   -------          -------

                Total                              $47,889          $45,245
                                                   =======          =======

          At dates reported there were no CMO investments of principal-only, interest-only or residual classes.

                        PLAINS SPIRIT FINANCIAL CORPORATION

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          The following table sets forth the contractual maturities of collateralized mortgage obligations and other interest-
          earning investments as of September 30, 1994.  Amounts shown are amortized costs.
                                                    1 to              5 to           Over
                                                   5 years          10 years       10 years        Total
                                                   -------          --------       --------        -----
                                                                    (dollars in thousands)
                CMOs                               $ 4,061          $ 3,099        $110,936       $118,096
                Agencies                             4,500               --              --          4,500
                                                   -------          -------        --------       --------

                   Total                           $ 8,561          $ 3,099        $110,936       $122,596
                                                   =======          =======        ========       ========

NOTE 3.   MORTGAGE-BACKED SECURITIES

          Mortgage-backed securities available for sale as of September 30, 1994 are summarized as follows:

                                                                   Gross             Gross
                                                   Amortized     Unrealized        Unrealized        Fair
                                                      Cost         Gains            (Losses)        Value
                                                   ---------     ----------        ----------       -----
                                                                    (dollars in thousands)
             GNMA certificates                     $  9,130         $  --           $  (212)       $  8,918
             FHLMC certificates                      13,597            45              (301)         13,341
             FNMA certificates                       30,839             5              (832)         30,012
                                                   --------         -----           -------        --------
                                                   $ 53,566         $  50           $(1,345)       $ 52,271
                                                   ========         =====           =======        ========

           Mortgage-backed securities held as of September 30, 1993 are summarized as follows:

             GNMA certificates                     $ 10,044         $ 347           $    --        $ 10,391
             FHLMC certificates                      12,427           229                (8)         12,648
             FNMA certificates                       12,089           208               (24)         12,273
                                                   --------         -----           -------        --------
                                                   $ 34,560         $ 784           $   (32)       $ 35,312
                                                   ========         =====           =======        ========

           At September 30, 1994 the Bank has pledged $29,803,000 of mortgage-backed securities as collateral for FHLB advances.

                        PLAINS SPIRIT FINANCIAL CORPORATION

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

           The following table sets forth the contractual maturities of mortgage-backed securities held as of September 30, 1994.
           Amounts shown are amortized costs.
                                                1 to          3 to         6 to         Over
                                               3 Years       5 Years     20 Years     20 Years      Total
                                               -------       -------     --------     --------      -----
                                                                  (dollars in thousands)
              FHLMC certificates               $ 2,592        $ 544      $ 2,836      $  7,625     $ 13,597
              FNMA certificates                     --           --        2,742        28,097       30,839
              GNMA certificates                     --           --           --         9,130        9,130
                                               -------        -----      -------      --------     --------
                         Total                 $ 2,592        $ 544      $ 5,578      $ 44,852     $ 53,566
                                               =======        =====      =======      ========     ========

NOTE 4.    LOANS

           Loans receivable which includes real estate loans held
           for sale at September 30 are summarized as follows:
                                                                                1994            1993
                                                                                ----            ----
                                                                               (dollars in thousands)
           First mortgage loans (principally
              conventional), principal balances:
              Secured by single family residences                             $186,134        $191,294
              Secured by other properties                                       30,826          19,979
              Construction loans                                                13,772           5,467
                                                                              --------        --------
                                                                               230,732         216,740
                                                                              --------        --------

           Consumer and other loans, principal
              balances:
              Home equity and second mortgage                                    7,938           5,322
              Manufactured housing                                               2,626           3,880
              Home improvement                                                     595             972
              Deposit account                                                      569             523
              Auto                                                                  79              16
              Student                                                                4               9
                                                                              --------        --------
                                                                                11,811          10,722
                                                                              --------        --------
           Less:
              Loans in process                                                  (4,243)         (2,312)
              Deferred fees and discounts                                         (639)           (665)
              Allowance for loan losses                                         (1,903)         (1,777)
                                                                              --------        --------
                                                                              $235,758        $222,708
                                                                              ========        ========

                        PLAINS SPIRIT FINANCIAL CORPORATION

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


          Included in the portfolio at September 30, 1994 are $130,019,000 of adjustable-rate loans ($92,175,000 at
          September 30, 1993), which adjust to various indices, subject to certain contractual limitations on adjustments, at specified intervals.

          Activity in the allowance for loan losses is summarized as follows for the years ended September 30:

                                                                     1994          1993          1992
                                                                     ----          ----          ----
                                                                          (dollars in thousands)
             Balance at beginning of year                           $1,777        $1,115        $  773
                   Provision charged to income                         200           706           583
                   Charge-offs                                        (106)          (57)         (283)
                   Recoveries                                           32            13            42
                                                                    ------        ------        ------
             Balance at end of year                                 $1,903        $1,777        $1,115
                                                                    ======        ======        ======


          The balance of nonaccrual loans at September 30, 1994 and 1993 was approximately $3,118,000 and $6,440,000, respectively.

          Foregone interest income on these loans was $273,000, $357,000 and $18,000 for the years ended September 30, 1994, 1993 and 1992, respectively.

          Mortgage loans serviced for others are not included in the accompanying consolidated statements of financial condition. The unpaid principal balances of these loans at September 30 are summarized as follows:

                                                                     1994          1993          1992
                                                                     ----          ----          ----
                                                                          (dollars in thousands)
                   Mortgage loan portfolios serviced
                      for:
                      Federal Home Loan Mortgage Corporation       $142,490      $109,481       $33,639
                      Federal National Mortgage Association          59,147         7,844            --
                      Other investors                                 4,913         6,839         8,797
                                                                   --------      --------       -------
                                                                   $206,550      $124,164       $42,436
                                                                   ========      ========       =======

                   Borrower's escrow balances on
                      mortgage loans serviced for others           $    557      $    519       $   186
                                                                   ========      ========       =======

                        PLAINS SPIRIT FINANCIAL CORPORATION

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          The Bank offers mortgage and consumer loans to its officers, directors and employees for the financing of their personal residences and other personal purposes. These loans are made in the ordinary course of business and are made on substantially the same terms prevailing at the time as comparable transactions with other customers. Management does not believe these loans involve more than the normal risk of collectibility or present other unfavorable features.

          The following is a reconciliation of loans outstanding in
          excess of $60,000 for executive officers and directors for the years ended September 30:
                                                                                1994            1993
                                                                                ----            ----
                                                                               (dollars in thousands)
             Balance at beginning of year                                     $   835         $   721
                New loans                                                          --             518
                Repayments                                                       (125)           (404)
                                                                              -------         -------
             Balance at end of year                                           $   710         $   835
                                                                              =======         =======

NOTE 5.   ACCRUED INTEREST RECEIVABLE

          Accrued interest receivable at September 30 is summarized as follows:
                                                                                1994            1993
                                                                                ----            ----
                                                                               (dollars in thousands)
                Investment securities                                         $   766         $   352
                Mortgage-backed securities                                        261             163
                Loans receivable                                                1,326           1,094
                                                                              -------         -------
                                                                              $ 2,353         $ 1,609
                                                                              =======         =======

NOTE 6.   OFFICE PREMISES AND EQUIPMENT

          Office premises and equipment at September 30 are summarized as follows:
                                                                                1994            1993
                                                                                ----            ----
                                                                               (dollars in thousands)
                   Land and buildings                                         $ 5,687         $ 5,677
                   Furniture and equipment                                      1,464           1,319
                                                                              -------         -------
                                                                                7,151           6,996
                   Less accumulated depreciation                               (3,002)         (2,640)
                                                                              -------         -------
                                                                              $ 4,149         $ 4,356
                                                                              =======         =======

                        PLAINS SPIRIT FINANCIAL CORPORATION

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 7.   DEPOSITS

          Deposits at September 30 are summarized as follows:
                                                        1994                             1993
                                                ---------------------            ---------------------
                                                            Weighted                         Weighted
                                                            Average                          Average
                                                Amount        Rate               Amount        Rate
                                                ------      --------             ------      --------
                                                               (dollars in thousands)
             Demand accounts:
                Non-interest bearing           $  4,326       0.00%             $  3,968       0.00%
                Checking                         13,568       2.25                14,861       2.25
                Money market                     41,744       2.83                42,113       3.10
                Savings                          18,951       2.47                26,258       3.00
                                               --------                         --------
                          Total demand           78,589       2.49%               87,200       2.78%
                                               --------                         --------
             Certificates of deposit:
                Within one year:
                   Six months                  $ 72,453       4.12              $ 78,847       3.99%
                   Others within one year        47,716       4.86                30,641       4.59
                One year to two years            27,711       4.77                34,497       5.17
                Two years to three years         14,085       5.04                 8,871       5.01
                Over three years                 13,072       5.33                 9,778       5.27
                                               --------                         --------
                                                175,037       4.59               162,634       4.49
                                               --------                         --------
                                               $253,626       3.94%             $249,834       3.89%
                                               ========                         ========

          The aggregate amount of jumbo certificates of deposit with a minimum denomination of $100,000 was approximately
          $5,082,000 and $7,644,000 at September 30, 1994 and 1993.

          At September 30, 1994, scheduled maturities of
          certificates of deposit are as follows:
                                                   0.00-        4.00-        6.00-        8.00-
                                                   3.99%        5.99%        7.99%        9.99%        Total
                                                   ------       ------       ------       ------      -------
                                                                     (dollars in thousands)
             Quarter ending:
                December 31, 1994                 $ 20,416     $ 16,600     $  1,419     $   198      $ 38,633
                March 31, 1995                      18,439       13,126        2,059         196        33,820
                June 30, 1995                        4,487       16,143        3,873         134        24,637
                September 30, 1995                     953       21,547          505          74        23,079
                December 31, 1995                      250        6,381          575           0         7,206
                March 31, 1996                           6        6,509           81          34         6,630
                June 30, 1996                            0        4,473        1,131           1         5,605
                September 30, 1996                       0        8,262            8           0         8,270
                December 31, 1996                        0        2,773            8           0         2,781
                March 31, 1997                           0        4,737           11           0         4,748
                June 30, 1997                            0        2,787           36           0         2,823
                September 30, 1997                       0        3,732            1           0         3,733
                Thereafter                               0       12,836          220          16        13,072
                                                  --------     --------     --------     -------      --------
                                                  $ 44,551     $119,906     $  9,927     $   653      $175,037
                                                  ========     ========     ========     =======      ========

          Eligible savings accounts are insured up to $100,000 by the Federal Deposit Insurance Corporation (FDIC) through its Savings Association Insurance Fund (SAIF).

                        PLAINS SPIRIT FINANCIAL CORPORATION

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


          Interest expense on deposits for the years ended September
          30 is summarized as follows:
                                                                     1994          1993          1992
                                                                     ----          ----          ----
                                                                          (dollars in thousands)
             Money market                                           $   652      $    732      $    901
             Passbook savings                                         1,191         1,309           802
             Checking                                                   296           305           338
             Certificates of deposit                                  7,346         8,442        13,403
                                                                    -------      --------      --------
                                                                    $ 9,485      $ 10,788      $ 15,444
                                                                    =======      ========      ========

NOTE 8.   FEDERAL HOME LOAN BANK ADVANCES

          Scheduled maturities by interest rate at September 30, 1994 are as follows:

                                                      4.00-          5.00-          6.00-
                                                      4.99%          5.99%          6.99%          Total
                                                      -----          -----          -----          -----
                                                                    (dollars in thousands)
             Within One Year                         $ 29,750       $ 40,400       $     --       $ 70,150
             Over 1-2 Years                               500          5,500         21,600         27,600
             Over 2-3 Years                            10,000             --          5,000         15,000
                                                     --------       --------       --------       --------
                                                     $ 40,250       $ 45,900       $ 26,600       $112,750
                                                     ========       ========       ========       ========

           Pursuant to collateral agreements with the Federal Home Loan Bank (FHLB), $57,100,000 of advances are secured by all stock in the FHLB and a blanket pledge on qualifying single-family first mortgage loans and $55,650,000 of advances are secured by a pool of mortgage-backed securities and collateralized mortgage obligations with amortized cost of $29,803,000 and $33,476,000, respectively.

           Interest expense on borrowed funds for the years ended
           September 30 is summarized as follows:
                                                                     1994          1993          1992
                                                                     ----          ----          ----
                                                                          (dollars in thousands)
                Fixed-coupon dollar reverse repurchase and other
                   repurchase agreements                            $    57      $    --       $    --
                Advances from the FHLB                                2,729          781           941
                                                                    -------      -------       -------
                                                                    $ 2,786      $   781       $   941
                                                                    =======      =======       =======

                        PLAINS SPIRIT FINANCIAL CORPORATION

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 9.   INCOME TAXES

          The Company and Bank file consolidated federal income tax returns on a fiscal-year basis. Under the existing provisions of the Internal Revenue Code and similar sections of the Iowa income tax law, the Bank is allowed a special bad debt deduction based on a percentage of taxable income (presently 8%) or on specified experience formulas. For qualified loans, the percentage of income method was used in the fiscal years ended September 30, 1994, 1993 and 1992.

          Income tax expense for the years ended September 30 is
          summarized as follows:
                                                                     1994          1993          1992
                                                                     ----          ----          ----
                                                                          (dollars in thousands)
                   Currently payable                                $ 2,227      $ 2,668       $ 1,619
                   Deferred                                             132         (209)           99
                                                                    -------      -------       -------
                                                                    $ 2,359      $ 2,459       $ 1,718
                                                                    =======      =======       =======

          The net deferred tax asset included the following major temporary differences at September 30:

                                                                                   1994          1993
                                                                                   ----          ----
                                                                                 (dollars in thousands)
             Change in tax accounting method for accrued
                   interest on savings deposit                                   $     --      $  (43)
             Federal Home Loan Bank stock dividends                                   363         363
             Depreciation                                                              80          99
             Provision for loan losses                                               (298)       (461)
             Delinquent interest reserve                                             (106)       (139)
             Loan origination fees, FASB 91                                          (235)       (196)
             Deferred income                                                          (17)        (59)
             Deferred compensation                                                   (287)       (196)
             Unrealized (loss) on securities available for sale                    (1,536)         --
                                                                                 --------      ------
                                                                                 $ (2,036)     $ (632)
                                                                                 ========      ======

             The net change in deferred income taxes is reflected in the financial statements for the years ended September 30 as follows:

                                                                                   1994          1993
                                                                                   ----          ----
                                                                                 (dollars in thousands)
             Provision for income taxes                                          $    132      $ (209)
             Unrealized (loss) on securities available
                for sale                                                           (1,536)         --
                                                                                 --------      ------
                                                                                 $ (1,404)     $ (209)
                                                                                 ========      ======

                        PLAINS SPIRIT FINANCIAL CORPORATION

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


           Retained earnings as of September 30, 1994 include approximately $12,500,000 for which no provision for income taxes has been made.

           The provision for income tax differed from the amounts
           computed by applying the U.S. federal income tax rates to
           income before income taxes as a result of the following:
                                                                     1994          1993          1992
                                                                     ----          ----          ----
                                                                          (dollars in thousands)
             Expected income tax expense at
                federal tax rate                                    $ 2,391      $ 2,287       $ 1,523
             State income taxes, net of
                federal income tax benefit                              222          222           148
             Other                                                     (254)         (50)           47
                                                                    -------      -------       -------
                      Provision for income
                          taxes                                     $ 2,359      $ 2,459       $ 1,718
                                                                    =======      =======       =======

NOTE 10.  EMPLOYEE BENEFITS

          The Bank has adopted a qualified tax-exempt thrift plan under Section 401(k) of the IRS Code (the 401(k) Plan). All employees who have completed one year of employment, during which they worked at least 1,000 hours, are eligible to participate. Under the savings plan, an eligible employee may defer up to 10% of current year's compensation up to a maximum of $9,240. The Bank currently provides a matching contribution up to a maximum of 5% of the participant's salary. In addition, the Bank may make, at the discretion of the Board of Directors, additional year-end supplemental contributions based upon the profit levels of the Bank. The Bank's contributions to the 401(k) Plan in 1994, 1993 and 1992 were $233,000,
          $200,000 and $142,000, respectively.

          The Bank has a cash bonus program for officers of Vice President and above. The award of a cash bonus is predicated on achieving certain performance goals for the Bank. The amount of the cash bonus varies by officer category and is calculated as a percentage of income before taxes and bonuses. The bonus expense for fiscal years ended September 30, 1994, 1993 and 1992 was $181,000, $186,000 and $104,000, respectively.

          The Company established a Recognition and Retention Plan
          (RRP) for key officers. Under the terms of the RRP, awards may be granted in the form of shares of common stock. The awards are subject to a vesting schedule over a five year period on a ratable basis. Distribution of vested awards are subject to certain conditions, one of which is continued service. For the fiscal years ended September 30, 1994 and 1993, vested awards, included in compensation expense, totaled $127,000 and $207,000, respectively.

                        PLAINS SPIRIT FINANCIAL CORPORATION

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


          The Company has also established a Stock Option and Incentive Plan (Stock Option Plan). The Stock Option Plan provides for up to 207,000 shares of common stock to be issued to participants. Under the terms of the Stock Option Plan, participants may include any employee of the Company or the Bank selected by a Committee of the Company's Board of Directors, each of whom shall be a Disinterested Person. The option price of any options granted may not be less than the fair market value of the common stock on the date of the grant. There were no grants of options during fiscal years ended September 30, 1994 and 1993.

          The following summarizes stock option transactions:
                                                               Number              Exercise
                                                             of Shares              Price
                    ----------------------------------------------------------------------------
                      Balance, March 11, 1992                       0                    $0.00
                         Granted                              201,618          $11.50 - $15.13
                         Exercised                                  0                    $0.00
                         Forfeited                                  0                    $0.00
                    ----------------------------------------------------------------------------
                      Balance, September 30, 1992             201,618          $11.50 - $15.13
                         Granted                                    0                    $0.00
                         Exercised                            (19,432)                  $11.50
                         Forfeited                                  0                    $0.00
                    ----------------------------------------------------------------------------
                      Balance, September 30, 1993             182,186          $11.50 - $15.13
                         Granted                                    0                    $0.00
                         Exercised                            (16,358)                  $11.50
                         Forfeited                                  0                    $0.00
                    ----------------------------------------------------------------------------
                      Balance, September 30, 1994             165,828          $11.50 - $15.13


NOTE 11.  FINANCIAL INSTITUTIONS REFORM, RECOVERY
          AND ENFORCEMENT ACT (FIRREA) OF 1989 AND
          FEDERAL DEPOSIT INSURANCE CORPORATION IMPROVEMENT
          ACT (FDICIA) OF 1991

          FIRREA was signed into law on August 9, 1989; regulations for savings institutions' minimum-capital requirements went into effect on December 7, 1989. In addition to the capital requirements, FIRREA includes provisions for changes in the federal regulatory structure for institutions, including a new deposit insurance system, increased deposit insurance premiums, and restricted investment activities with respect to non-investment-grade corporate debt and certain other investments. FIRREA also increases the required ratio of housing-related assets needed to qualify as a savings institution. The regulations require institutions to have minimum regulatory tangible capital equal to 1.5% of total assets, 3% core capital ratio, and for December 31, 1990 a 7.2% risk-based capital ratio. The risk-based capital-ratio requirement increased to 8% on December 31, 1992. At September 30, 1994, the Bank exceeded all three of the aforementioned capital requirements.

                        PLAINS SPIRIT FINANCIAL CORPORATION

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


          FDICIA, which was signed by the President on December 19, 1991, results in extensive changes to the federal banking laws. The primary purpose of the law is to authorize additional borrowings by the FDIC in order to provide funds for the resolution of failing financial institutions. FDICIA institutes certain changes to the supervisory process and contains various provisions that may affect the operations of depository institutions as the Bank.

NOTE 12.  FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET
          RISK AND COMMITMENTS AND CONTINGENCIES

          The Bank is also a party to financial instruments with off-balance sheet risk including commitments to extend credit, purchase and/or sale of loans and purchase of investment securities. Management assesses the risk related to these instruments for potential loss. At September 30, 1994 and 1993 the Bank had classified real estate loans as held for sale in the amount of $1,084,000 and $12,620,000 (market values of $1,096,000 and $13,005,000), respectively.

          In the normal course of business, there are outstanding various commitments and contingent liabilities, such as commitments to disburse loan funds, which are not reflected in the accompanying financial statements. The Bank does not anticipate any material losses as a result of these transactions.

          In addition to undisbursed loan funds, outstanding mortgage loan commitments at September 30, 1994, amounted to $10,500,000 at interest rates ranging from 5.000% to 9.750%. Within six months, the Bank assumes these loan commitments will be disbursed. All loans have yields which approximate the market rate at September 30, 1994. The Bank also has outstanding master loan commitments to sell newly originated mortgage loans of approximately $28,110,000 and commitments to purchase newly originated mortgage loans of approximately $2,530,000 at September 30, 1994.


NOTE 13.  CONCENTRATION OF CREDIT RISK

          The Bank generally originates single-family residential loans within its primary lending area. The Bank's underwriting policies require such loans to be made 80% or less loan-to-value, based upon appraised values, unless private mortgage insurance is obtained. These loans are collateralized by the underlying properties. The Bank also originates consumer loans which may be unsecured, may be secured by underlying collateral or may be guaranteed.


NOTE 14.  STOCKHOLDERS' EQUITY

          At the time of conversion from a mutual to a stock savings bank in March 1992, the Bank established a liquidation account of $27,912,000. The liquidation account is maintained for the benefit of eligible account holders who continue to maintain their deposit account at the Bank after the conversion. The liquidation account will be reduced annually to the extent that

                        PLAINS SPIRIT FINANCIAL CORPORATION

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



          eligible account holders have reduced their qualifying deposits. Subsequent increases will not restore an eligible account holder's interest in the liquidation account. Only in the unlikely event of a complete liquidation of the Bank would each eligible account holder be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held. At September 30, 1994, the balance of the liquidation account had been reduced to $3,980,000.

          Regulations require the Company's subsidiary bank to meet three separate statutory capital requirements. As of September 30, 1994, they are a tangible capital requirement of 1.50% and a core capital requirement of 3.00% of adjusted total assets, as well as a risk-based capital requirement of 8.00% of risk-weighted assets.

          The following is a reconciliation of the Company's
          consolidated stockholders' equity for financial reporting
          purposes to the Bank's tangible, core and risk-based capital available to meet its regulatory requirements:
                                                                                   1994          1993
                                                                                   ----          ----
                                                                                 (dollars in thousands)
           Plains Spirit Financial Corporation
           stockholders' equity as reported in the
           accompanying financial statements                                     $ 53,177      $ 53,952

           Less:       Capitalization of parent company                            14,707        11,868
                       Phase-out of investment in
                       nonincludable subsidiary                                       214           249
                                                                                 --------      --------
                          Tangible capital/Core capital                            38,256        41,835

           Plus:       General loss reserves                                        1,731         1,581
           Less:       Assets required to be deducted                                 156            --
                                                                                 --------      --------
                       Risk-based capital                                        $ 39,831      $ 43,416
                                                                                 ========      ========


                                    F-22

                    PLAINS SPIRIT FINANCIAL CORPORATION

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



          The following presents the Bank's capital levels and ratios relative to its minimum capital requirements as a percent of regulatory assets for the category as of September 30:


                                                                       1994                             1993
                                                             -------------------------         -----------------------

                                                                              Percent                         Percent
                                                             Amount          of Assets         Amount        of Assets
                                                             ------          ---------         ------        ---------
                                                                               (dollars in thousands)

             Tangible capital                               $ 38,256            8.93%         $ 41,835         12.60%
             Tangible capital requirements                     6,416            1.50             4,972          1.50
                                                            --------           -----          --------         -----

                   Excess                                    $31,840            7.43%          $36,863         11.10%
                                                            ========           =====          ========         =====

             Core capital                                     38,256            8.93            41,835         12.60
             Core capital requirement                         12,832            3.00             9,944          3.00
                                                            --------           -----          --------         -----

                   Excess                                    $25,424            5.93%          $31,891          9.60%
                                                            ========           =====          ========         =====

             Risk-based capital                               39,831           20.10            43,416         26.85
             Risk-based capital requirement                   15,851            8.00            12,933          8.00
                                                            --------           -----          --------         -----

                   Excess                                    $23,980           12.10%          $30,483         18.85%
                                                            ========           =====          ========         =====

          Effective January 1, 1994, the Office of Thrift Supervision (OTS) adopted a final rule that adds interest rate risk to the risk-based capital requirement for thrift institutions. Those institutions with a greater than normal interest rate exposure must take a deduction from the total capital available to meet their risk-based capital requirement. That deduction is equal to one-half of the difference between the institution's actual measured exposure and the normal level of exposure. The institution's actual measured interest rate risk is expressed as the change that occurs in its net portfolio value (NPV) as a result of a hypothetical 200 basis point increase or decrease in interest rates (whichever leads to a lower NPV) divided by the estimated economic value of its assets. An above normal decline in NPV is one that exceeds 2 percent of an institution's assets expressed in terms of economic value. The OTS, through the use of its computer model, will calculate changes in each institution's NPV based on financial data the institution submits in its Thrift Financial Report. OTS will then advise each institution of its interest rate risk capital requirement.

          Effective October 13, 1994, the OTS waived the interest rate risk capital deduction until OTS publishes the process under which institutions may appeal such capital deduction. The Bank believes it can currently meet its risk-based capital requirement after taking into account the expected new interest rate risk requirement.

          Current regulations allow the Bank to pay dividends on its stock if its regulatory capital would not thereby be reduced below the amount then required for the aforementioned liquidation

                    PLAINS SPIRIT FINANCIAL CORPORATION

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          account. Also capital distribution regulations limit the Bank's ability to make capital distributions which include dividends, stock redemptions, and repurchases, cash-out mergers, interest payments on certain convertible debt and other transactions charged to the capital account based on their capital level and supervisory condition. Federal regulations also preclude any repurchase of the stock of the Bank for three years after conversion except for purchases of qualifying shares of a director and repurchases pursuant to an offer made on a pro rata basis to all stockholders and with prior approval of the OTS or pursuant to an open-market stock repurchase program with certain regulatory criteria.

          The Bank is a tier one savings institution. A tier one savings institution has pro forma capital ratios, after any proposed capital distributions equal to or greater than its fully phased in capital requirement. The Bank is allowed, after advance notice to the OTS, to distribute up to 100 percent of net income earned to the date of distribution during the calendar year plus one-half of any capital, in excess of its fully phased-in requirement, that existed as of the beginning of the year. The Bank may also pay dividends in excess of the above specified limits upon notice to the OTS.

NOTE 15.  EARNINGS PER SHARE

                                                                         1994                  1993                1992
                                                                         ----                  ----                ----
                                                                          (dollars in thousands except per share data)

  Primary:
     Earnings before cumulative effect of
        accounting change                                              $ 4,472               $ 4,268             $ 2,761
     Cumulative effect of an accounting change                              --                   405                  --
                                                                       -------               -------             -------

        Net earnings applicable to common stock and common
          stock equivalents                                            $ 4,472               $ 4,673             $ 2,761
                                                                       =======               =======             =======

     Average number of common shares outstanding                         1,942                 1,991               2,060
     Common stock equivalents on stock options                              85                    95                  --
                                                                       -------               -------             -------
        Total                                                            2,027                 2,086               2,060
                                                                       =======               =======             =======

  Primary earnings per common share:
     Earnings before
        cumulative effect of an accounting change                      $  2.21               $  2.05             $  1.34
     Cumulative effect of an accounting change                              --                   .19                  --
                                                                       -------               -------             -------

        Primary earnings per share                                     $  2.21               $  2.24             $  1.34
                                                                       =======               =======             =======

        Fully diluted earnings per share                               $  2.21               $  2.24             $  1.34
                                                                       =======               =======             =======

                    PLAINS SPIRIT FINANCIAL CORPORATION

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16.  FAIR VALUES OF FINANCIAL INSTRUMENTS

          Fair value of the Bank's financial instruments are summarized as follows:

                                                                    Amortized               Fair
                                                                       Cost                 Value
                                                                    ---------               -----
                                                                         (dollars in thousands)
          At September 30, 1994:

             Assets:

                Cash and short-term investments                     $  3,714               $  3,714
                Investment securities                                128,234                123,070
                Mortgage-backed securities                            53,566                 52,271
                Loans receivable                                     234,674                222,968
                Loans receivable available for sale                    1,084                  1,096

             Liabilities:

                Deposits:
                   Demand deposits and savings accounts               78,589                 78,589
                   Certificate of deposit                            175,037                174,843
                FHLB advances                                        112,750                111,385

          At September 30, 1993:

             Assets:

                Cash and short-term investments                     $  5,663               $  5,663
                Investment securities                                 60,248                 60,653
                Mortgage-backed securities                            34,560                 35,312
                Loans receivable                                     210,088                231,753
                Loans receivable available for sale                   12,620                 13,005

             Liabilities:

                Deposits:
                   Demand deposits and savings accounts               87,186                 87,186
                   Certificate of deposit                            162,648                163,991
                FHLB advances                                         22,500                 22,780


                    PLAINS SPIRIT FINANCIAL CORPORATION

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          The fair value of cash and short-term investments approximates the carrying value. The fair values of loans receivable available for sale and loans receivable held in portfolio are based on current market prices and market assumptions for securities backed by similar loan types. The fair values of investment and mortgage-backed securities are based on the quoted market prices.

          The fair value of demand deposits and savings accounts approximates the carrying value. The fair value of certificates of deposit is estimated using the Bank's rates offered for deposits of like remaining terms as of September 30, 1994. The fair value of FHLB advances is estimated based on rates for borrowings with similar remaining terms.

          Off-balance items consists of loan commitments and servicing rights. Loan commitments of $10,500,000 have fair value approximately equal to aggregate loan commitments. The Bank services $206,550,000 of loans for third parties. The fair value of the servicing rights approximates $3,025,000. The fair value of servicing rights is based on comparable market value of similar loan portfolios.


NOTE 17.  PARENT ONLY CONDENSED FINANCIAL INFORMATION

                                             STATEMENTS OF FINANCIAL CONDITION
                                                SEPTEMBER 30, 1994 AND 1993

                                                                        1994                    1993
                                                                      --------                --------
                                                                           (dollars in thousands)

                                ASSETS
Cash                                                                  $ 14,091                $ 11,346
Investment in subsidiary                                                38,469                  42,084
Accounts receivable and other assets                                       874                     827
                                                                      --------                --------
                                                                        53,434                  54,257
                                                                      ========                ========

  LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
   Accrued expense                                                         257                     305
                                                                      --------                --------

Stockholders' equity:
   Serial preferred stock, par value $.01; authorized
       1,000,000 shares; no shares issued and outstanding                   --                      --
   Common stock, par value $.01; authorized 5,000,000
       shares; issued and outstanding 1994, 1,881,990 shares;
       1993, 1,964,332                                                      20                      20
   Additional paid-in capital                                           22,698                  22,437
   Retained earnings                                                    32,861                  31,495
   Net unrealized holding (loss) for securities
       classified as available for sale, net of tax                     (2,402)                     --
                                                                      --------                --------

                Total stockholders' equity                              53,177                  53,952
                                                                      --------                --------
                                                                      $ 53,434                $ 54,257
                                                                      ========                ========

                    PLAINS SPIRIT FINANCIAL CORPORATION

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                                   STATEMENTS OF INCOME
                                       YEARS ENDED SEPTEMBER 30, 1994, 1993 AND 1992

                                                                       1994                1993              1992
                                                                     --------            --------          --------
                                                                                  (dollars in thousands)
Income:
   Interest income                                                   $   355             $   320           $    --
   Other income                                                           36                  27                --
                                                                     -------             -------           -------

       Total Income                                                      391                 347                --
                                                                     -------             -------           -------

Expenses:
   Compensation and benefits                                             160                 534               141
   Other                                                                 276                 233                73
                                                                     -------             -------           -------

       Total expenses                                                    436                 767               214
                                                                     -------             -------           -------

       (Loss) before income taxes and equity in
          undistributed earnings of subsidiary                           (45)               (420)             (214)

Provision for income taxes (benefit)                                      --                (168)              (96)
                                                                     -------             -------           -------

       (Loss) before equity in
          undistributed earnings of subsidiary                           (45)               (252)             (118)

Equity in undistributed earnings of subsidiary                         4,517               4,925             2,879
                                                                     -------             -------           -------

       Net income                                                    $ 4,472             $ 4,673           $ 2,761
                                                                     =======             =======           =======

                    PLAINS SPIRIT FINANCIAL CORPORATION

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                  STATEMENTS OF CASH FLOW
                                       YEARS ENDED SEPTEMBER 30, 1994, 1993 AND 1992


                                                                       1994                1993              1992
                                                                     --------            --------          --------
                                                                                  (dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES

Net income                                                           $  4,472            $  4,673          $  2,761
Adjustments to reconcile net income
   to net cash provided by operating
   activities:
   Equity in undistributed earnings of subsidiary                      (4,517)             (4,925)           (2,879)
   Depreciation                                                             1                   1                --
   (Increase) in other assets                                             (48)               (732)              (96)
   Increase to accrued expenses                                           (48)                131               174
                                                                     --------            --------          --------

                Net cash (used in)
                operating activities                                     (140)               (852)              (40)
                                                                     --------            --------          --------

CASH FLOWS FROM INVESTING ACTIVITIES

   Investment in subsidiary                                                --                  --           (40,005)
   Dividends received from subsidiary                                   5,730               2,846             1,756
                                                                     --------            --------          --------

                Net cash provided by (used in) investing
                activities                                              5,730               2,846           (38,249)
                                                                     --------            --------          --------

CASH FLOWS FROM FINANCING ACTIVITIES

   Contribution of capital                                                 --                  --            29,071
   Dividends paid to stockholders                                        (947)               (594)             (204)
   Net proceeds from issuance of common stock                             432                 609            21,848
   Repurchase of common stock                                          (2,330)             (1,520)           (1,569)
                                                                     --------            --------          --------

                Net cash (used in) financing
                activities                                             (2,845)             (1,505)           49,146
                                                                     --------            --------          --------

                Increase in cash and cash equivalents                   2,745                 489            10,857

   Cash and cash equivalents:
       Beginning                                                       11,346              10,857                --
                                                                     --------            --------          --------

       Ending                                                        $ 14,091            $ 11,346          $ 10,857
                                                                     ========            ========          ========

                    PLAINS SPIRIT FINANCIAL CORPORATION

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18.   SUPPLEMENTAL DATA (UNAUDITED)

The following table presents summarized data for each of the four quarters in the years ended September 30, 1994, 1993 and 1992.

                                                  Fourth             Third             Second             First
                                                  ------             -----             ------             -----

                                                                    (dollars in thousands
                                                                    except per share data)
1994
- ----

Total interest income                            $ 7,288            $ 6,368            $ 5,523           $ 5,628
Total interest expense                             3,861              3,184              2,591             2,635
Net income                                         1,093              1,116                867             1,396
Earnings per share                                  0.56               0.55               0.42              0.68


1993
- ----

Total interest income                              5,513              5,985              6,009             6,276
Total interest expense                             2,729              2,812              2,833             3,195
Net income before cumulative
  effect of an accounting change                     982              1,099              1,068             1,119
Cumulative effect of an
  accounting change                                   --                 --                 --               405
Net income                                           982              1,099              1,068             1,524
Earnings per share:
 Earnings per share before cumulative
  effect of an accounting change                    0.48               0.53               0.50              0.54
 Cumulative effect of an
  accounting change                                   --                 --                 --              0.19
 Net income                                         0.48               0.53               0.50              0.73


1992
- ----

Total interest income                              6,701              6,789              6,628             6,844
Total interest expense                             3,569              3,919              4,209             4,688
Net income                                         1,003                672                640               446
Earnings per share                                  0.49               0.32               0.31              0.22

NOTE 19.   QUARTERLY INFORMATION

In the opinion of management, the unaudited consolidated financial statements for the Company as of December 31, 1994 and 1993 contain all adjustments (all of which were normal recurring accruals) necessary for a fair presentation. The results of operations for the interim periods are not necessarily indicative of the results which may be expected for an entire year.

===============================================================================

                   AGREEMENT AND PLAN OF MERGER


                              between


                MERCANTILE BANCORPORATION INC. and

              MERCANTILE BANCORPORATION INC. OF IOWA

                            as Buyers,


                                and


                PLAINS SPIRIT FINANCIAL CORPORATION

                             as Seller


                    ----------------------------

                      Dated December 23, 1994


===============================================================================



                                    A

                         TABLE OF CONTENTS                     Page

ARTICLE I     THE MERGER . . . . . . . . . . . . . . . . . . . .  2

     1.01.    The Merger . . . . . . . . . . . . . . . . . . . .  2
     1.02.    Closing. . . . . . . . . . . . . . . . . . . . . .  2
     1.03.    Effective Time . . . . . . . . . . . . . . . . . .  2
     1.04.    Additional Actions . . . . . . . . . . . . . . . .  3
     1.05.    Articles of Incorporation and Bylaws . . . . . . .  3
     1.06.    Boards of Directors and Officers . . . . . . . . .  4
     1.07.    Conversion of Securities . . . . . . . . . . . . .  4
     1.08.    Conversion Election Procedures.. . . . . . . . . .  6
     1.09.    Exchange Procedures. . . . . . . . . . . . . . . . 13
     1.10.    No Fractional Shares . . . . . . . . . . . . . . . 17
     1.11.    Closing of Stock Transfer Books. . . . . . . . . . 18
     1.12.    Anti-Dilution Adjustments. . . . . . . . . . . . . 18
     1.13.    Reservation of Right to Revise Transaction . . . . 18

ARTICLE II    REPRESENTATIONS, WARRANTIES AND COVENANTS OF
     SELLER. . . . . . . . . . . . . . . . . . . . . . . . . . . 19

     2.01.    Organization and Authority . . . . . . . . . . . . 19
     2.02.    Subsidiaries . . . . . . . . . . . . . . . . . . . 20
     2.03.    Capitalization . . . . . . . . . . . . . . . . . . 21
     2.04.    Authorization. . . . . . . . . . . . . . . . . . . 22
     2.05.    Seller Financial Statements. . . . . . . . . . . . 25
     2.06.    Seller Reports . . . . . . . . . . . . . . . . . . 25
     2.07.    Title to and Condition of Assets . . . . . . . . . 26
     2.08.    Real Property. . . . . . . . . . . . . . . . . . . 27
     2.09.    Taxes. . . . . . . . . . . . . . . . . . . . . . . 29
     2.10.    Material Adverse Change. . . . . . . . . . . . . . 31
     2.11.    Loans, Commitments and Contracts . . . . . . . . . 31
     2.12.    Absence of Defaults. . . . . . . . . . . . . . . . 36
     2.13.    Litigation and Other Proceedings . . . . . . . . . 37
     2.14.    Directors' and Officers' Insurance . . . . . . . . 38
     2.15.    Compliance with Laws . . . . . . . . . . . . . . . 38
     2.16.    Labor. . . . . . . . . . . . . . . . . . . . . . . 42
     2.17.    Material Interests of Certain Persons. . . . . . . 42
     2.18.    Allowance for Loan and Lease Losses; Non-
              Performing Assets. . . . . . . . . . . . . . . . . 43
     2.19.    Employee Benefit Plans . . . . . . . . . . . . . . 44
     2.20.    Conduct of Seller to Date. . . . . . . . . . . . . 48
     2.21.    Absence of Undisclosed Liabilities . . . . . . . . 50
     2.22.    Proxy Statement, etc.. . . . . . . . . . . . . . . 51
     2.23.    Registration Obligations . . . . . . . . . . . . . 52
     2.25.    Brokers and Finders. . . . . . . . . . . . . . . . 52
     2.26.    Interest Rate Risk Management Instruments. . . . . 53
     2.27.    Accuracy of Information. . . . . . . . . . . . . . 53

ARTICLE III   REPRESENTATIONS, WARRANTIES AND COVENANTS OF
     BUYERS. . . . . . . . . . . . . . . . . . . . . . . . . . . 54

     3.01.    Organization and Authority . . . . . . . . . . . . 54
     3.02.    Capitalization of Mercantile . . . . . . . . . . . 54
     3.03.    Authorization. . . . . . . . . . . . . . . . . . . 57


                                    A-i

                                                               Page
                                                               ----

     3.04.    Mercantile Financial Statements. . . . . . . . . . 59
     3.05.    Mercantile Reports . . . . . . . . . . . . . . . . 60
     3.06.    Material Adverse Change. . . . . . . . . . . . . . 60
     3.07.    Legal Proceedings or Other Adverse Facts . . . . . 61
     3.08.    Registration Statement, etc. . . . . . . . . . . . 61
     3.09.    Brokers and Finders. . . . . . . . . . . . . . . . 62
     3.10.    Accuracy of Information. . . . . . . . . . . . . . 62
     3.11.    Tax and Regulatory Matters . . . . . . . . . . . . 62
     3.12.    Compliance with Laws . . . . . . . . . . . . . . . 63

ARTICLE IV    CONDUCT OF BUSINESSES PRIOR TO THE EFFECTIVE
     TIME. . . . . . . . . . . . . . . . . . . . . . . . . . . . 63

     4.01.    Conduct of Businesses Prior to the Effective
              Time . . . . . . . . . . . . . . . . . . . . . . . 63
     4.02.    Forbearances of Seller . . . . . . . . . . . . . . 64
     4.03.    Forbearances of Buyers . . . . . . . . . . . . . . 69

ARTICLE V     ADDITIONAL AGREEMENTS. . . . . . . . . . . . . . . 70

     5.01.    Access and Information . . . . . . . . . . . . . . 70
     5.02.    Registration Statement; Regulatory Matters . . . . 73
     5.03.    Stockholder Approval . . . . . . . . . . . . . . . 74
     5.04.    Current Information. . . . . . . . . . . . . . . . 74
     5.05.    Agreements of Affiliates . . . . . . . . . . . . . 75
     5.06.    Expenses . . . . . . . . . . . . . . . . . . . . . 76
     5.07.    Miscellaneous Agreements and Consents. . . . . . . 76
     5.08.    Employee Agreements and Benefits . . . . . . . . . 77
     5.09.    Employee Stock Options . . . . . . . . . . . . . . 78
     5.10.    Press Releases . . . . . . . . . . . . . . . . . . 80
     5.11.    State Takeover Statutes. . . . . . . . . . . . . . 80
     5.12.    Directors' and Officers' Indemnification . . . . . 80
     5.13.    Tax Opinion Certificates . . . . . . . . . . . . . 81

ARTICLE VI    CONDITIONS . . . . . . . . . . . . . . . . . . . . 81

     6.01.    Conditions to Each Party's Obligation To Effect
              the Merger . . . . . . . . . . . . . . . . . . . . 81
     6.02.    Conditions to Obligations of Seller To Effect
              the Merger . . . . . . . . . . . . . . . . . . . . 82
     6.03.    Conditions to Obligations of Buyers To Effect
              the Merger . . . . . . . . . . . . . . . . . . . . 84

ARTICLE VII   TERMINATION, AMENDMENT AND WAIVER. . . . . . . . . 85

     7.01.    Termination. . . . . . . . . . . . . . . . . . . . 85
     7.02.    Effect of Termination. . . . . . . . . . . . . . . 88
     7.03.    Amendment. . . . . . . . . . . . . . . . . . . . . 88
     7.04.    Waiver . . . . . . . . . . . . . . . . . . . . . . 89

                                    A-ii

                                                               Page
                                                               ----

ARTICLE VIII  GENERAL PROVISIONS . . . . . . . . . . . . . . . . 89

     8.01.    Non-Survival of Representations, Warranties and
              Agreements . . . . . . . . . . . . . . . . . . . . 89
     8.02.    Indemnification. . . . . . . . . . . . . . . . . . 90
     8.03.    No Assignment; Successors and Assigns. . . . . . . 91
     8.04.    No Implied Waiver. . . . . . . . . . . . . . . . . 91
     8.05.    Headings . . . . . . . . . . . . . . . . . . . . . 91
     8.06.    Entire Agreement . . . . . . . . . . . . . . . . . 91
     8.07.    Counterparts . . . . . . . . . . . . . . . . . . . 92
     8.08.    Notices. . . . . . . . . . . . . . . . . . . . . . 92
     8.09.    Severability . . . . . . . . . . . . . . . . . . . 94
     8.10.    Governing Law. . . . . . . . . . . . . . . . . . . 94

Exhibit A      Stockholder Tax Certificate
Exhibit B      Form of Affiliate Agreement
Exhibit C      Officer/Director Tax Certificate
Exhibit D      Form of Opinion of Counsel at Mercantile
Exhibit E      Form of Opinion of Counsel of Seller



                                    A-iii

                   AGREEMENT AND PLAN OF MERGER
                   ----------------------------

          This AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into on December 23, 1994 by and between MERCANTILE BANCORPORATION INC., a Missouri corporation
("Mercantile"), MERCANTILE BANCORPORATION INC. OF IOWA, an Iowa corporation ("Merger Sub" and, collectively with Mercantile, the "Buyers") and PLAINS SPIRIT FINANCIAL CORPORATION, a Delaware corporation ("Seller").

                       W I T N E S S E T H:
                       - - - - - - - - - -

          WHEREAS, Merger Sub is a wholly owned subsidiary of Mercantile, and each of Mercantile and Merger Sub is a registered bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHCA"); and
          WHEREAS, Seller is a registered savings and loan holding company under the Home Owners' Loan Act, as amended (the "HOLA");
and
          WHEREAS, the respective Boards of Directors of Seller and Merger Sub and the Executive Committee of the Board of Directors of Mercantile have approved the merger (the "Merger") of Seller with and into Merger Sub pursuant to the terms and subject to the conditions of this Agreement; and
          WHEREAS, the parties desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated by this Agreement.
          NOW THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, the parties agree as follows:


                                    A-1

                             ARTICLE I
                             ---------

                            THE MERGER

          1.01.   The Merger.  (a)  Subject to the terms and
                  ----------
conditions of this Agreement, Seller shall be merged with and into
Merger Sub in accordance with Section 490.1106 of the Iowa Business
Corporation Act (the "Iowa Act") and the Delaware General
Corporation Law (the "DGCL") and the separate corporate existence of Seller shall cease.  Merger Sub shall be the surviving
corporation of the Merger (sometimes referred to herein as the
"Surviving Corporation") and shall continue to be governed by the laws of the State of Iowa.
          1.02.   Closing.  The closing (the "Closing") of the
                  -------
Merger shall take place at 10:00 a.m., local time, on the date that the Effective Time (as defined in Section 1.03) occurs (the
"Closing Date"), or at such other time, and at such place, as
Buyers and Seller shall agree.
          1.03.   Effective Time.  The Merger shall become
                  --------------
effective on the date and at the time (the "Effective Time") on which a duly certified, executed and acknowledged copy of the
Articles of Merger in respect of the Merger is filed with the
Secretary of State of the State of Iowa in such form as required by, and in accordance with, the relevant provisions of the Iowa
Act.  Unless otherwise mutually agreed in writing by Buyers and
Seller, subject to the terms and conditions of this Agreement, the
Effective Time shall occur on such date as Buyers shall notify
Seller in writing (such notice to be at least five business days in advance of the Effective Time) but (i) not earlier than the

                                    A-2

satisfaction of all conditions set forth in Section 6.01(a) and
6.01(b) (the "Approval Date") and (ii) not later than the first business day of the first full calendar month commencing at least five business days after the Approval Date.  As soon as practicable following the Effective Time, Buyers and Seller shall cause the
Articles of Merger to be delivered for filing and recordation with appropriate state or local officials in the State of Delaware in accordance with the DGCL.
          1.04.   Additional Actions.  If, at any time after the
                  ------------------
Effective Time, Buyers or the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights,
properties or assets of Seller or Merger Sub or (b) otherwise carry out the purposes of this Agreement, Seller and Merger Sub and each of their respective officers and directors, shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances and to do all acts necessary or desirable to vest, perfect or confirm title and possession to such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of Seller or otherwise to take any and all such action.
          1.05.   Articles of Incorporation and Bylaws.  The
                  ------------------------------------
Articles of Incorporation and Bylaws of Merger Sub in effect

                                    A-3

immediately prior to the Effective Time shall be the Articles of
Incorporation and Bylaws of the Surviving Corporation following the
Merger until otherwise amended or repealed.
          1.06.   Boards of Directors and Officers.  At the
                  --------------------------------
Effective Time, the directors and officers of Merger Sub
immediately prior to the Effective Time shall be directors and officers, respectively, of the Surviving Corporation following the
Merger and such directors and officers shall hold office in
accordance with the Surviving Corporation's Bylaws and applicable law.
          1.07.   Conversion of Securities.  At the Effective Time,
                  ------------------------
by virtue of the Merger and without any action on the part of
Buyers, Seller or the holder of any of the following securities:
                  (a)     Each share of the common stock, $1.00 par
value, of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall remain outstanding and shall be unchanged after the Merger and shall thereafter constitute all of the issued and outstanding capital stock of the Surviving
Corporation; and
                  (b)     Subject to Sections 1.08(f) and 1.10
hereof, each share of the common stock, $0.01 par value ("Seller
Common Stock"), of Seller issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and each such share shall be converted into and become the right to receive either:

                                    A-4

                          (i)   the right to receive an amount in
          cash equal to $31.25 per share (the "Cash Distribution");
          or
                  (ii)    the right to receive such number of shares
          (or fraction thereof) of common stock of Mercantile,
          $5.00 par value, with associated "Rights" under the
          "Rights Agreement" (as those terms are defined in Section
          3.03 hereof) (collectively, Mercantile Common Stock"), as
          shall equal the quotient of (A) the Cash Distribution and
          (B) the Average Mercantile Stock Price (the "Stock
          Distribution"),
as the holder thereof shall elect or be deemed to have elected as provided in Section 1.08 of this Agreement (the aggregate of the
Cash Distributions and the Stock Distributions payable or issuable pursuant to the Merger is sometimes hereinafter referred to as the
"Merger Consideration"); provided, however, that any shares of
                         --------  -------
Seller Common Stock held by Seller or any of its wholly owned
"Subsidiaries" (as defined in Rule 1-02 of Regulation S-X
promulgated by the Securities and Exchange Commission (the "SEC")),
or Buyers or any of their wholly owned Subsidiaries, in each case other than in a fiduciary capacity or as a result of debts
previously contracted shall be cancelled and shall not be exchanged for the Merger Consideration.
          The "Average Mercantile Stock Price" means the average
(rounded to the nearest whole cent) of the closing stock price of one share of Mercantile Common Stock on The New York Stock Exchange
("NYSE") -- Composite Transaction List for the ten (10) consecutive

                                    A-5

trading days ending on and including the date of the later of (i)
the approval of the Merger by the Federal Reserve Board or (ii) the
approval of the Merger by the Office of Thrift Supervision (the
"OTS"), or in the absence thereof, as reported in The Wall Street
                                                  ---------------
Journal.
- -------
          1.08.   Conversion Election Procedures.
                  ------------------------------
                  (a)     Concurrently with the mailing of the
"Proxy Statement" (as defined in Section 2.22 of this Agreement, including the prospectus contained in the "Registration Statement"
(also as defined in Section 2.22 of this Agreement)) to the
stockholders of Seller, Buyers shall cause the "Exchange Agent" (as defined below) to mail to each holder of record of Seller Common
Stock a form of election (an "Election Form") on which such holder shall make the election as provided for in Section 1.08(b) of this
Agreement.  Each Election Form provided to a holder of 1% or more of the Seller Common Stock shall incorporate a certificate
substantially in the form of Exhibit A hereto (the
"Certification").  Buyers shall cause an Election Form and other appropriate materials for purposes of making the election provided for in Section 1.08(b) of this Agreement to be sent to each holder of Seller Common Stock who Seller advises Buyers has become a holder after the record date of the special meeting of stockholders called to vote upon this Agreement and the Merger.  "Exchange
Agent" means KeyCorp Shareholders Services, Inc., or such other bank or trust company or affiliate thereof selected by Buyers and reasonably acceptable to Seller to effect the exchange of

                                    A-6

certificates formerly representing shares of Seller Common Stock
(the "Certificates") for the Merger Consideration.
                  (b)     Each Election Form shall specify the
amount of Merger Consideration receivable for each share of Seller
Common Stock in the Cash Distribution and the Stock Distribution and shall permit a holder to elect to receive, as provided in
Section 1.07 of this Agreement, (i) the Cash Distribution (in which case, such holder's shares shall be deemed to be and shall be referred to herein as "Cash Election Shares") or (ii) the Stock
Distribution (in which case, such holder's shares shall be deemed to be and shall be referred to herein as "Stock Election Shares").
                  (c)     Any shares of Seller Common Stock with
respect to which the holder thereof shall not, as of the "Election
Deadline" (as defined below), have made an election to receive either the Cash Distribution or the Stock Distribution (such holder's shares being deemed to be and shall be referred to herein as "No Election Shares") by submission to the Exchange Agent of an effective, properly completed Election Form shall be deemed to be Cash Election Shares, except as set forth in Section 1.08(f) of this Agreement. Any holder of 1% or more of the Seller Common
Stock (determined as of the Closing Date) that shall not, on or before the Election Date, have delivered to the Exchange Agent a properly executed Certification (or such other representations as Thompson & Mitchell, in its sole discretion, shall deem acceptable) shall be deemed to have made a timely election to receive the Cash
Distribution, and all shares of Seller Common Stock held by such holder shall be deemed to be Cash Election Shares for all purposes

                                    A-7

of this Agreement, including Section 1.08(f). (The parties acknowledge that the foregoing sentence will preclude a holder that acquires additional shares of Seller Common Stock and becomes a holder of 1% or more of such shares after the Election Deadline from receiving the Stock Distribution.) "Election Deadline" means
5:00 p.m., local time, on the date of the special meeting of stockholders called to vote upon this Agreement and the Merger.
                  (d)     For purposes of Section 1.08(f) of this
Agreement, any shares ("Option Shares") of Seller Common Stock that are subject to outstanding "Seller Employee Stock Options" (as defined below) shall be deemed to be Stock Election Shares and such Option Shares shall not be subject to pro rata reduction, if required, of the Stock Distribution issuable in conversion of Stock
Election Shares as set forth in Section 1.08(f) of this Agreement.
                  (e)     Any election for purposes of Section
1.08(b) of this Agreement shall be effective only if the Exchange
Agent shall have received a properly completed Election Form by the Election Deadline. Any Election Form may be revoked or changed by the person submitting such Election Form or any other person to whom the subject shares are subsequently transferred by written notice by such person to the Exchange Agent provided such notice is received by the Exchange Agent at or prior to the Election
Deadline. All Election Forms shall be deemed to be revoked if the Exchange Agent is notified in writing by either Buyers or Seller that this Agreement has been terminated in accordance with its terms. The Exchange Agent shall have reasonable discretion to determine when any election, modification or revocation is received

                                    A-8

and whether any such election, modification or revocation is effective, consistent with the duty of the Exchange Agent to give effect to such elections, modifications or revocations to the maximum extent possible.
                  (f)     As soon as practicable after the Election
Deadline, Buyers shall cause the Exchange Agent to allocate among the holders of Seller Common Stock the rights to receive the Cash
Distribution or the Stock Distribution pursuant to the Merger as follows:
                          (i)   if the number of shares of
          Mercantile Common Stock distributable in respect of the
          Stock Election Shares is less than the "Stock Conversion
          Number" (as defined below), then
                                (A)   all Stock Election Shares
                  will be converted into the right to receive the
                  Stock Distribution, and
                                (B)   all Cash Election Shares will
                  be converted into the right to receive the Cash
                  Distribution; provided, however, that if the
                                --------  -------
                  number of shares issuable to all holders of
                  Stock Election Shares is insufficient in the
                  reasonable judgment of Thompson & Mitchell to
                  allow it to render the opinion required by
                  Section 6.01(e) of this Agreement, then,
                  Thompson & Mitchell will advise the Exchange
                  Agent as soon as practicable on or after the
                  Closing Date as to the number of additional

                                    A-9

                  shares of Mercantile Common Stock that will be required to be issued as Stock Distribution in the Merger in order to allow Thompson & Mitchell to render such opinion in its reasonable judgment. Upon receipt of such advice, the Exchange Agent shall:
                                (1)   first, reallocate the Merger
                          Consideration payable to each holder of
                          No Election Shares pro rata (based upon
                          the number of No Election Shares owned by such holder as compared with the total number of No Election Shares owned by all holders) such that the holders of No
                          Election Shares will receive the number
                          of shares of Mercantile Common Stock as
                          Stock Distributions which in the
                          aggregate will be equal to the number of shares set forth in Thompson & Mitchell's notice to the Exchange Agent and will receive the balance of the Merger
                          Consideration due to them, if any, in
                          cash as Cash Distributions;
                                (2)   if the reallocation set forth
                          in the immediately preceding paragraph is not sufficient to allow the issuance of the number of shares of Mercantile Common
                          Stock set forth in Thompson & Mitchell's

                                    A-10

                          notice to the Exchange Agent, then,
                          reallocate the Merger Consideration
                          payable to each holder of Cash Election
                          Shares, other than No Election Shares,
                          pro rata (based upon the number of Cash
                          Election Shares, other than No Election
                          Shares, owned by such holder as compared with the total number of Cash Election
                          Shares, other than No Election Shares,
                          owned by all holder) such that the
                          holders of Cash Election Shares, other
                          than No Election Shares, will receive the number of shares of Mercantile Common
                          Stock as Stock Distributions which in the aggregate will be equal to the number of shares set forth in the Thompson &
                          Mitchell notice to the Exchange Agent
                          less the shares of Mercantile Common
                          Stock issuable pursuant to the
                          immediately preceding paragraph and will receive the balance of the Merger
                          Consideration, if any, due them as Cash
                          Distributions.
                          (ii)  if the number of shares of
          Mercantile Common Stock distributable in respect of the Stock Election Shares is greater than the Stock
          Conversion Number then:

                                    A-11

                                (A)   all Cash Election Shares will
                  be converted into the right to receive the Cash
                  Distribution;
                                (B)   the Exchange Agent will
                  reallocate the Merger Consideration payable to each holder of Stock Election Shares, other than Option Shares, pro rata (based upon the number of Stock Election Shares, other than Option
                  Shares, owned by such holder, as compared with the total number of Stock Election Shares, other than Option Shares, owned by all holders) such that the holders of the Stock Election Shares, including holders of Option Shares, will receive the number of shares of Mercantile Common Stock as Stock Distributions which in the aggregate will be equal to the Stock Conversion Number and will receive the balance of the Merger
                  Consideration due to them in cash as Cash
                  Distributions.
"Stock Conversion Number" means 1,400,000 shares of Mercantile
Common Stock.
                  (g)     The pro rata computations to be used by
the Exchange Agent shall be made by the Exchange Agent, in the reasonable exercise of its discretion.
                  (h)     Each separate entry on Seller's list of
stockholders shall be presumed to represent a separate and distinct holder of record of Seller Common Stock. Shares held of record by

                                    A-12

a bank, trust company, broker, dealer or other recognized nominee shall be deemed to be held by a single holder unless the nominee advises the Exchange Agent otherwise, in which case, each
beneficial owner will be treated as a separate holder and either directly or through such nominee may submit a separate Election
Form.
                  (i)     Any provisions of the preceding paragraphs
of this Section 1.08 to the contrary notwithstanding, if a holder of Seller Common Stock in two or more different names so certifies in writing on or before the Election Deadline, such stockholder may submit a single Election Form for all such shares subject to the certification and shall be treated for purposes of this Section
1.08 as a single holder.
          1.09.   Exchange Procedures.
                  -------------------
                  (a)     At the Effective Time, Mercantile shall
have granted the Exchange Agent the requisite power and authority to effect for Buyers the issuance of the number of shares of
Mercantile Common Stock to be issued in the Merger and the payment of the amount of cash to be paid in the Merger.
                  (b)     As soon as practicable after the Effective
Time, the Exchange Agent shall mail to each holder of record of shares of Seller Common Stock as of the Closing Date, a notice of the consummation of the Merger and a form of letter of transmittal pursuant to which each such holder shall transmit the Certificate or Certificates or, in lieu thereof, such evidence of lost, stolen or mutilated Certificate or Certificates and such surety bond or

                                    A-13

other security as the Exchange Agent may reasonably require. Such letters of transmittal shall specify that risk of loss and title to the Certificate or Certificates shall pass only upon delivery of such Certificate or Certificates to the Exchange Agent.
                  (c)     Subject to Section 1.11, after the
Effective Time, each holder of a Certificate that surrenders such Certificate or, in lieu thereof, the required documentation for a lost, stolen or mutilated Certificate (the "Required
Documentation") to the Exchange Agent will, upon acceptance thereof by the Exchange Agent, be entitled to a certificate or certificates representing the stock component of the Merger Consideration and/or a payment representing the cash component of the Merger
Consideration.
                  (d)     The Exchange Agent shall accept
Certificates or, in lieu thereof, the Required Documentation upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices. Certificates shall be appropriately endorsed or accompanied by such instruments of transfer as the Exchange Agent may reasonably require. If the tender of a Certificate or the Required Documentation is not in compliance with such reasonable terms and conditions, the Exchange
Agent shall promptly return the Certificate or Required
Documentation with instructions as to how to comply with such terms and conditions.
                  (e) Each outstanding Certificate shall until duly surrendered to the Exchange Agent be deemed to evidence

                                    A-14

ownership of the Merger Consideration into which the shares of Seller Common Stock represented by such Certificate shall have been converted pursuant to the Merger.
                  (f)     After the Effective Time, holders of
Certificates shall cease to have rights with respect to the shares of Seller Common Stock previously represented by such Certificates, and such holder's sole rights shall be to exchange such Certificates for the Merger Consideration issuable in the Merger.
After the Effective Time, there shall be no further transfer on the records of Seller of Certificates, and if such Certificates are presented to Seller for transfer, they shall be cancelled against delivery of the Merger Consideration issuable or payable in the Merger. Neither Buyer nor the Exchange Agent shall be obligated to deliver the Merger Consideration to which any holder of Seller
Common Stock is entitled as a result of the Merger until such holder surrenders the Certificates or furnishes the Required
Documentation as provided herein. No interest will be accrued or paid on the cash component of the Merger Consideration. No dividends or distributions declared after the Effective Time
(including any redemption by Mercantile of the Rights associated therewith) on the Mercantile Common Stock representing the stock component of the Merger Consideration will be remitted to any person entitled to receive the Merger Consideration under this Agreement until such person surrenders the Certificate or Certificates or furnishes the Required Documentation, at which time such dividends or distributions shall be remitted to such person, without interest and less any taxes that may have been imposed

                                    A-15

thereon. Certificates surrendered for exchange by any person constituting an "affiliate" of Seller for purposes of Rule 145 of the Securities Act of 1933, as amended (the "Securities Act"), shall not be exchanged for certificates representing Mercantile
Common Stock until Mercantile has received a written agreement from such person as specified in Section 5.05. Neither the Exchange
Agent nor any party to this Agreement nor any affiliate thereof shall be liable to any holder of shares of Seller Common Stock represented by any Certificate for any Merger Consideration issuable or payable in the Merger paid to a public official pursuant to applicable abandoned property, escheat or similar laws.
Buyers and the Exchange Agent shall be entitled to rely upon the stock transfer books of Seller to establish the identity of those persons entitled to Merger Consideration, specified in this Agreement, which books shall be conclusive with respect thereto.
In the event of a dispute with respect to ownership of the shares of Seller Common Stock represented by any Certificate, Buyers and the Exchange Agent shall be entitled to deposit any Merger
Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to shares of Mercantile Common Stock held by it pursuant to this Section 1.09 from time to time hereunder.
                  (g) No transfer taxes shall be payable by any of the holders of Seller Common Stock in respect to the issuance of certificates for Mercantile Common Stock and no expenses shall be

                                    A-16

imposed on such holders in connection with the conversion at the
Effective Time of shares of Seller Common Stock into shares of
Mercantile Common Stock and the cash consideration pursuant to the
Merger and the delivery of such shares of Mercantile Common Stock to the holders of Seller Common Stock, except that (i) if any certificate evidencing Mercantile Common Stock is to be issued in a name other than that in which the Certificate or Certificates surrendered shall have been registered, it shall be a condition to such issuance that the person requesting such issuance shall pay to
Buyers or the Exchange Agent any transfer taxes payable by reason thereof or of any prior transfer of such surrendered Certificate or
Certificates or establish to the satisfaction of Buyers or the
Exchange Agent that such taxes have been paid or are not payable, and (ii) nothing herein shall relieve any of the holders of Seller
Common Stock of any expenses associated with surrendering such holder's Certificate or Certificates to the Exchange Agent after the Effective Time.
          1.10.   No Fractional Shares.  Notwithstanding any other
                  --------------------
provision of this Agreement, neither certificates nor scrip for fractional shares of Mercantile Common Stock shall be issued in the
Merger.  Each holder who otherwise would have been entitled to a fraction of a share of Mercantile Common Stock shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the Average Mercantile Stock Price.
No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

                                    A-17

          1.11.   Closing of Stock Transfer Books.  The stock
                  -------------------------------
transfer books of Seller shall be closed at the end of business on the Business Day immediately preceding the Closing Date.  In the event of a transfer of ownership of Seller Common Stock which is not registered in the transfer records prior to the closing of such record books, the Merger Consideration issuable with respect to such stock may be delivered to the transferee, if the Certificate or Certificates representing such stock is presented to the
Exchange Agent accompanied by all documents required to evidence and effect such transfer and all applicable stock transfer taxes are paid.
          1.12.   Anti-Dilution Adjustments.  If, between the date
                  -------------------------
of this Agreement and the Effective Time, Mercantile shall declare a stock dividend, or make distributions upon, or subdivide, split up, reclassify or combine Mercantile Common Stock or declare a dividend or make a distribution on Mercantile Common Stock in any security convertible into Mercantile Common Stock, appropriate and proportional adjustment or adjustments will be made to the stock component of the Merger Consideration such that the stock
component, as adjusted, shall result in the issuance of that number of shares of Mercantile Common Stock or other securities as if the declaration or payment of such dividend, distribution, subdivision, split-up, reclassification or combination of such shares of
Mercantile Common Stock had a record or payment date therefor immediately after the Effective Time.
          1.13.   Reservation of Right to Revise Transaction.
                  ------------------------------------------
Buyers may at any time change the method of effecting the

                                    A-18

acquisition of Seller by Buyers (including without limitation the provisions of this Article I) if and to the extent Buyers deem such change to be desirable, including without limitation to provide for
(i) a merger of Merger Sub with and into Seller, in which Seller is the Surviving Corporation, or (ii) a merger of Seller directly into
Mercantile, in which Mercantile is the Surviving Corporation, provided, however, that no such change shall (A) alter or change
- --------  -------
the amount or kind of the Merger Consideration, (B) adversely affect the tax treatment to Seller stockholders as a result of receiving the Merger Consideration or (C) materially impede or delay receipt of any approval referred to in Section 6.01(b) or the consummation of the transactions contemplated by this Agreement.

                            ARTICLE II
                            ----------

        REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER

          As an inducement to Buyers to enter into and perform
their respective obligations under this Agreement, and
notwithstanding any examination, inspection, audit or any other investigation made by Buyers, Seller represents and warrants to and covenants with Buyers as follows:
          2.01.   Organization and Authority.  Seller is a
                  --------------------------
corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and has corporate power and
authority to own its properties and assets and to carry on its business as it is now being conducted, except where the failure to

                                    A-19

be so qualified would not have a material adverse effect on the
Condition (as defined below) of Seller and the Seller Subsidiaries taken as a whole.  Seller is registered as a savings and loan holding company with the OTS under the HOLA.  True and complete copies of the Certificate of Incorporation and Bylaws of Seller and
of the Charter and Bylaws of First Federal Savings Bank of Iowa,
its wholly owned, federally-chartered stock savings bank ("Bank"), each as in effect on the date of this Agreement, have been provided to Buyers.
          2.02.   Subsidiaries.
                  ------------
                  (a)     Schedule 2.02 sets forth, a complete and
                          -------------
correct list of all of Seller's Subsidiaries (each a "Seller
Subsidiary" and collectively the "Seller Subsidiaries"), all outstanding Equity Securities (as defined in Section 2.03) of each of which, except as set forth on Schedule 2.02, are owned directly
                                 -------------
or indirectly by Seller.  Except as set forth on Schedule 2.02, all
                                                 -------------
of the outstanding shares of capital stock of the Seller
Subsidiaries owned directly or indirectly by Seller are validly issued, fully paid and nonassessable and are owned free and clear of any lien, claim, charge, option, encumbrance, agreement,
mortgage, pledge, security interest or restriction (a "Lien") with respect thereto.  Each of the Seller Subsidiaries is a corporation or savings bank duly incorporated or organized and validly existing under the laws of its jurisdiction of incorporation or
organization, and has corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted.  Each of the Seller Subsidiaries is duly qualified

                                    A-20

to do business in each jurisdiction where its ownership or leasing of property or the conduct of its business requires it so to be qualified, except where the failure to so qualify would not have a material adverse effect on the financial condition, results of operations or business (collectively, the "Condition") of Seller and the Seller Subsidiaries, taken as a whole.  Except as set forth on Schedule 2.02, and except for shares of stock of the Federal
   -------------
Home Loan Bank of Des Moines (the "FHL Bank"), neither Seller nor any Seller Subsidiary owns beneficially, directly or indirectly, any shares of any class of Equity Securities or similar interests of any corporation, bank, business trust, association or
organization or any interest in a partnership or joint venture of any kind.
                  (b)     Bank is a stock savings bank chartered
under the HOLA.  The deposits of Bank are insured up to applicable limits by the Federal Deposit Insurance Corporation (the "FDIC")
through the Savings Association Insurance Fund ("SAIF").  Bank is
a member of the FHL Bank.  Bank is a "domestic building and loan association" as defined in Section 7701(a)(19) of the Internal
Revenue Code of 1986, as amended (the "Code").
          2.03.   Capitalization.  The authorized capital stock of
                  --------------
Seller consists of (i) 5,000,000 shares of Seller Common Stock, of which, as of November 30, 1994, 1,881,990 shares were issued and outstanding (excluding 276,700 shares of Seller Common Stock held as Treasury Shares) and (ii) 1,000,000 shares of Preferred Stock,
$0.01 par value, of which none were issued or outstanding as of that date.  As of November 30, 1994, Seller had reserved 269,100

                                    A-21

shares of Seller Common stock for issuance under Seller's stock option and incentive plans, a list of which is set forth on
Schedule 2.03 (the "Seller Stock Plans"), pursuant to which options
- -------------
("Seller Employee Stock Options") covering 165,828 shares of Seller
Common Stock were outstanding as of November 30, 1994.  Since
November 30, 1994, no Equity Securities of Seller have been issued, other than shares of Seller Common Stock which may have been issued upon the exercise of Seller Employee Stock Options.  "Equity
Securities" of an issuer means capital stock or other equity securities of such issuer, options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, shares of any capital stock or other Equity Securities of such issuer, or contracts, commitments, understandings or arrangements by which such issuer is or may become bound to issue additional shares of its capital stock or other Equity Securities of such issuer, or options, warrants, scrip or rights to purchase, acquire, subscribe to, calls on or commitments for any shares of its capital stock or other Equity Securities.  Except as set forth above, there are no other Equity Securities of Seller outstanding.  All of the issued and outstanding shares of Seller Common Stock are validly issued, fully paid, and nonassessable, and have not been issued in
violation of any preemptive right of any stockholder of Seller.
          2.04.   Authorization.
                  -------------
                  (a)     Seller has the corporate power and
authority to enter into this Agreement and, subject to the approval of this Agreement by the stockholders of Seller and Regulatory

                                    A-22

Authorities, to carry out its obligations hereunder. The only stockholder vote required for Seller to approve this Agreement is the affirmative vote of the holders of a majority of the outstanding shares of Seller Common Stock entitled to vote at a meeting called for such purpose. The execution, delivery and performance of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby in accordance with and subject to the terms of this Agreement have been duly authorized by the Board of Directors of Seller. Subject to the approval of Seller's stockholders and subject to the receipt of such approvals of the Regulatory Authorities (as defined in Section
2.06) as may be required by statute or regulation, this Agreement is a valid and binding obligation of Seller enforceable against Seller in accordance with its terms.
                  (b)     Neither the execution nor delivery nor
performance by Seller of this Agreement, nor the consummation by Seller of the transactions contemplated hereby, nor compliance by Seller with any of the provisions hereof, will (i) violate, conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any Lien upon any of the properties or assets of Seller or any of the Seller Subsidiaries under any of the terms, conditions or provisions of (x) its articles or certificate of incorporation or bylaws or (y) any note, bond, mortgage, indenture,

                                    A-23

deed of trust, license, lease, agreement or other instrument or obligation to which Seller or any of the Seller Subsidiaries is a party or by which it may be bound, or to which Seller or any of the Seller Subsidiaries or any of the properties or assets of Seller or any of the Seller Subsidiaries may be subject, or (ii) subject to compliance with the statutes and regulations referred to in subsection (c) of this Section 2.04 violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Seller or any of the Seller Subsidiaries or any of their respective properties or assets; other than violations, conflicts, breaches, defaults, terminations, accelerations or Liens which would not have a material adverse effect on the Condition of Seller and the Seller Subsidiaries, taken as a whole.
                  (c) Other than in connection or in compliance with the provisions of the Iowa Act and the DGCL, the Securities
Act of 1933 and the rules and regulations thereunder (the
"Securities Act"), the Securities Exchange Act of 1934 and the rules and regulations thereunder (the "Exchange Act"), the securities or blue sky laws of the various states or filings, consents, reviews, authorizations, approvals or exemptions required under the BHCA, the Federal Deposit Insurance Act, the HOLA and the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR
Act"), no notice to, filing with, exemption or review by, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Seller of the transactions contemplated by this Agreement.

                                    A-24

          2.05.   Seller Financial Statements.
                  ---------------------------
                  (a)     Attached hereto as Schedule 2.05(a) is a
                                             ----------------
copy of the Seller's Annual Report on Form 10-K for the year ended
September 30, 1994.
                  (b)     The financial statements contained in the
document referenced in Schedule 2.05(a) are referred to
                       ----------------
collectively as the "Seller Financial Statements."  The Seller
Financial Statements have been prepared in accordance with
generally accepted accounting principles ("GAAP") consistently applied during the periods involved, and present fairly the
consolidated financial positions of Seller and the Seller
Subsidiaries, at the dates thereof and the consolidated results of operations and cash flows of Seller and the Seller Subsidiaries for the periods stated therein.
                  (c)     Seller Subsidiaries have each prepared,
kept and maintained through the date hereof true, correct and complete financial and other books and records of their affairs which fairly reflect their respective financial conditions, results of operations, assets and operations.
          2.06.   Seller Reports.  Since January 1, 1991, each of
                  --------------
Seller and the Seller Subsidiaries has filed all material reports, registrations and statements, together with any required amendments thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K and proxy statements, (ii) OTS, (iii) the FHL Bank and the Federal Home Loan
Bank System (the "FHLBS"), (iv) the FDIC and (v) any other federal, state, municipal, local or foreign government, securities, banking,

                                    A-25

savings and loan, insurance and other governmental or regulatory authority and the agencies and staffs thereof (the entities in the foregoing clauses (i) through (v) being referred to herein
collectively as the "Regulatory Authorities" and individually as a
"Regulatory Authority").  All such reports and statements filed with any such Regulatory Authority are collectively referred to herein as the "Seller Reports."  As of each of their respective dates, the Seller Reports complied in all material respects with all the rules and regulations promulgated by the applicable
Regulatory Authority.  With respect to Seller Reports filed with the SEC, such reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements
therein, in light of the circumstances under which they were made, not misleading, and with respect to Seller Reports filed with other
Regulatory Authorities, there is no unresolved violation, criticism or exception by any Regulatory Authority with respect to any report or statement filed by, or any examinations of, Bank.
          2.07.   Title to and Condition of Assets.
                  --------------------------------
                  (a)     Except as may be reflected in the Seller
Financial Statements or as set forth on Schedule 2.07(a) and with
                                        ----------------
the exception of all "Real Property" (which is the subject of
Section 2.08 hereof), Seller or the Seller Subsidiaries has, and at the Closing Date will have, good and marketable title to its owned properties and assets, including, without limitation, those
reflected in the Seller Financial Statements (except those disposed of since the date thereof), free and clear of any Lien, except for

                                    A-26

Liens for (i) taxes, assessments or other governmental charges not yet delinquent and (ii) as set forth or described in the Seller
Financial Statements or any subsequent Seller financial statements filed with the SEC or delivered to Buyers prior to the Effective
Time.
                  (b)     No material properties or assets that are
reflected as owned by Seller or the Seller Subsidiaries in the
Seller Financial Statements as of September 30, 1994 have been sold, leased, transferred, assigned or otherwise disposed of since
September 30, 1994, except in the ordinary course of business or as set forth in Schedule 2.07(b) under the heading "Dispositions."
             ----------------
                  (c)     All furniture, fixtures, vehicles,
machinery and equipment and computer software owned or used by
Seller or the Seller Subsidiaries, including any such items leased as a lessee, (taken as a whole as to each of the foregoing with no single item deemed to be of material importance) are in good working order and free of known defects, subject only to normal wear and tear.  The operation by Seller or the Seller Subsidiaries of such properties and assets is in compliance in all material respects with all applicable laws, ordinances and rules and
regulations of any governmental authority having jurisdiction over such use.
          2.08.   Real Property.  Except as set forth in Schedule
                  -------------
2.08:
- ----
                  (a)     The legal description, or address or plat
in the case of joint venture properties, of each parcel of real property owned by Seller or any of the Seller Subsidiaries (other

                                    A-27

than real property acquired in foreclosure or in lieu of
foreclosure in the course of the collection of loans and being held by Seller or a Seller Subsidiary for disposition as required by law) is set forth in Schedule 2.08(a) under the heading "Owned Real
                     ----------------
Property" (such real property being herein referred to as the
"Owned Real Property").  The legal description, or address only for
Cub Store locations, of each parcel of real property leased by
Seller or any of the Seller Subsidiaries is also set forth in
Schedule 2.08(a) under the heading "Leased Real Property" (such
- ----------------
real property being herein referred to as the "Leased Real
Property").  Collectively, the Owned Real Property and the Leased
Real Property is herein referred to as the "Real Property."
                  (b)     There is no pending dispute involving
Seller or any of the Seller Subsidiaries as to the title of or the right to use any of the Real Property.
                  (c)     Neither Seller nor any of the Seller
Subsidiaries has any interest in any other real property except interests as a mortgagee, and except for any real property acquired in foreclosure or in lieu of foreclosure and being held for
disposition as required by law.
                  (d)     To the best knowledge of Seller, none of
the buildings, structures or other improvements located on the Real
Property encroaches upon or over any adjoining parcel of real estate or any easement or right-of-way or "setback" line in any material respect and all such buildings, structures and
improvements are in all material respects located and constructed

                                    A-28

in conformity with all applicable zoning ordinances and building codes.
                  (e)     None of the buildings, structures or
improvements located on the Owned Real Property are the subject of any official complaint or notice by any governmental authority of violation of any applicable zoning ordinance or building code and there is no zoning ordinance, building code, use or occupancy restriction or condemnation action or proceeding pending, or, to the best knowledge of Seller, threatened, with respect to any such building, structure or improvement.  To the best knowledge of
Seller, the Owned Real Property is in generally good condition, ordinary wear and tear excepted, and has been maintained in
accordance with reasonable and prudent business practices
applicable to like facilities.
                  (f)     Except as may be reflected in the Seller
Financial Statements or with respect to such easements, Liens, defects or encumbrances as do not individually or in the aggregate materially adversely affect the use or value of the parcel of Owned
Real Property, Seller and the Seller Subsidiaries have, and at the
Closing Date will have, good and marketable title to their
respective Owned Real Properties.
          2.09.   Taxes.  Seller and each Seller Subsidiary have
                  -----
timely filed or will timely (including extensions) file all
material tax returns required to be filed at or prior to the
Closing Date ("Seller Returns").  Each of Seller and the Seller
Subsidiaries has paid, or set up adequate reserves on the Seller
Financial Statements for the payment of, all taxes required to be

                                    A-29

paid in respect of the periods covered by such returns and has set up adequate reserves on the most recent Seller Financial Statements for the payment of all taxes anticipated to be payable in respect of all periods up to and including the latest period covered by such Seller Financial Statements.  Neither Seller nor any Seller
Subsidiary has any liability material to the Condition of Seller and the Seller Subsidiaries, taken as a whole, for any such taxes in excess of the amounts so paid or reserves so established and no material deficiencies for any tax, assessment or governmental charge have been proposed, asserted or assessed (tentatively or definitely) against any of Seller or any of the Seller Subsidiaries which would not be covered by existing reserves.  Except as set forth in Schedule 2.09, neither Seller nor any of the Seller
         -------------
Subsidiaries is delinquent in the payment of any tax, assessment or governmental charge, nor has it requested any extension of time within which to file any tax returns in respect of any fiscal year which have not since been filed and no requests for waivers of the time to assess any tax are pending.  The most recent federal and state income tax returns of Seller and the Seller Subsidiaries to have been audited by the Internal Revenue Service (the "IRS") or appropriate state tax authorities are the returns for 1982 which audits have been completed and settled.  There is no deficiency or refund litigation or, to the best of Seller's knowledge, matter in controversy with respect to Seller Returns.  Except as set forth on
Schedule 2.09, neither Seller nor any of the Seller Subsidiaries
- -------------
has extended or waived any statute of limitations on the assessment of any tax due that is currently in effect.

                                    A-30

          2.10.   Material Adverse Change.  Since September 30,
                  -----------------------
1994, there has been no material adverse change in the Condition of
Seller and the Seller Subsidiaries, taken as a whole, except as may have resulted or may result from changes to laws and regulations,
GAAP or regulatory accounting principles, or interpretations thereof, or changes in economic conditions, including interest rates, applicable to thrift institutions generally.
          2.11.   Loans, Commitments and Contracts.
                  --------------------------------
                  (a) Schedule 2.11(a) contains a complete and
                      ----------------
accurate listing as of the date hereof of all contracts entered into with respect to deposits of $500,000 or more, by account or other identifying number, and all loan agreements and commitments, notes, security agreements, repurchase agreements, bankers'
acceptances, outstanding letters of credit and commitments to issue letters of credit, participation agreements, and other documents relating to or involving extensions of credit and other commitments to extend credit by Seller or any of the Seller Subsidiaries with respect to any one entity or related group of entities in excess of
$500,000, to which any of the foregoing is a party or by which it is bound, by account or other identifying number, and, where applicable, such other information as shall be necessary to
identify any related group of entities.
                  (b)     Except for the contracts and agreements
required to be listed on Schedule 2.11(a) and except as set forth
                         ----------------
in Schedule 2.11(b) or any other Schedule to this Agreement, as of
   ----------------
the date hereof neither Seller nor any of the Seller Subsidiaries is a party to or is bound by any:

                                    A-31

                          (i)   agreement, contract, arrangement,
          understanding or commitment with any labor union;
                          (ii)  franchise or license agreement;
                          (iii) written employment, severance or
          termination pay, agency, consulting or similar agreement
          or commitment in respect of personal services;
                          (iv)  any material agreement, arrangement
          or commitment (A) not made in the ordinary course of
          business, or (B) pursuant to which Seller or any of the
          Seller Subsidiaries is or may become obligated to invest
          in or contribute to any Seller Subsidiary other than
          pursuant to Seller Employee Plans (as that term is
          defined in Section 2.19 hereof) and agreements relating
          to joint ventures or partnerships set forth in Schedule
                                                         --------
          2.02, true and complete copies of which have been
          ----
          furnished to Buyers;
                          (v)   any agreement, indenture or other
          instrument not disclosed in the Seller Financial
          Statements relating to the borrowing of money by Seller
          or any of the Seller Subsidiaries or the guarantee by
          Seller or any of the Seller Subsidiaries of any such
          obligation (other than trade payables or instruments
          related to transactions entered into in the ordinary
          course of business by Seller or any of the Seller
          Subsidiaries, such as deposits, Fed Funds borrowings, FHL
          Bank advances and repurchase and reverse repurchase
          agreements), other than such agreements, indentures or

                                    A-32

          instruments providing for annual payments of less than $50,000;
                          (vi)  any contract containing covenants
          which limit the ability of Seller or any of the Seller
          Subsidiaries to compete in any line of business or with any person or which involves any restrictions on the geographical area in which, or method by which, Seller or any of the Seller Subsidiaries may carry on their respective businesses (other that as may be required by law or any applicable Regulatory Authority);
                          (vii) any other contract or agreement
          which is a "material contract" within the meaning of Item
          601(b)(10) of Regulation S-K as promulgated by the SEC to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Seller
          Reports;
                          (viii)  any lease with annual rental
          payments aggregating $50,000 or more;
                          (ix)  loans or other obligations payable
          or owing to any officer, director or employee except (A) salaries, wages and directors' fees incurred and accrued in the ordinary course of business and (B) obligations due in respect of any depository accounts maintained by any of the foregoing at the Seller Subsidiaries in the ordinary course of business;
                          (x)   loans or debts payable or owing by
          any executive officer or director of Seller or any of the

                                    A-33

          Seller Subsidiaries or any other person or entity deemed
          an "executive officer" or a "related interest" of any of
          the foregoing, as such terms are defined in Regulation O
          of the Federal Reserve Board;
                          (xi)  other agreement, contract,
          arrangement, understanding or commitment involving an
          obligation by Seller or any of the Seller Subsidiaries of
          more than $50,000 and extending beyond six months from
          the date hereof that cannot be cancelled without cost or
          penalty upon notice of 30 days or less, other than
          contracts entered into in respect of deposits, loan
          agreements, and commitments, notes, security agreements,
          repurchase and reverse repurchase agreements, bankers'
          acceptances, outstanding letters of credit and
          commitments to issue letters of credit, participation
          agreements and other documents relating to transactions
          entered into by Seller or any of the Seller Subsidiaries
          in the ordinary course of business and not involving
          extensions of credit with respect to any one entity or
          related group of entities in excess of $250,000.
                  (c)     Seller and/or the Seller Subsidiaries
carry property, liability, products liability and other insurance coverage as set forth in Schedule 2.11(c) under the heading
                         ----------------
"Insurance."
                  (d)     True, correct and complete copies of the
agreements, contracts, leases, insurance policies and other
documents referred to in Schedules 2.11 (a), (b) and (c) have been
                         -------------------------------

                                    A-34

or shall be furnished or made available to Buyers at the offices of
Seller.
                  (e)     To the best knowledge of Seller, each of
the agreements, contracts, leases, insurance policies and other documents referred to in Schedules 2.11 (a), (b) and (c) is a
                         -------------------------------
valid, binding and enforceable obligation of the parties sought to be bound thereby, except as the enforceability thereof against the parties thereto (other than Seller or any of the Seller
Subsidiaries) may be limited by bankruptcy, insolvency,
reorganization, moratorium and other laws now or hereafter in effect relating to the enforcement of creditors' rights generally, and except that equitable principles may limit the right to obtain specific performance or other equitable remedies.
                  (f)     Schedule 2.11(f) under the heading "Loans"
                          ----------------
contains a true, correct and complete listing, as of the date of this Agreement, by account or other identifying number, of (i) all loans in excess of $100,000 of the Seller or any of the Seller
Subsidiaries which have been accelerated during the past twelve months, (ii) all loan commitments or lines of credit of Seller and any of the Seller Subsidiaries in excess of $100,000 which have been terminated by Seller or any of the Seller Subsidiaries during the past twelve months by reason of default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower, (iii) all loans, lines of credit and loan commitments in excess of $100,000 as to which
Seller or any of the Seller Subsidiaries has given written notice of its intent to terminate during the past twelve months, (iv) with

                                    A-35

respect to all loans in excess of $100,000 all notification letters and other written communications from Seller or any of the Seller
Subsidiaries to any of their respective borrowers, customers or other parties during the past twelve months wherein Seller or any of the Seller Subsidiaries has requested or demanded that actions be taken to correct existing defaults or facts or circumstances which may become defaults, (v) each borrower, customer, or other party which has notified Seller or any of the Seller Subsidiaries during the past twelve months of, or has asserted against Seller or any of the Seller Subsidiaries, in writing, any "lender liability"
or similar claim, and, to the best knowledge of Seller, each borrower, customer or other party which has given Seller or any of the Seller Subsidiaries any oral notification of, or orally
asserted against Seller or any of the Seller Subsidiaries, any such claim, and (vi) all loans in excess of $100,000 (A) that are contractually past due 90 days or more in the payment of principal and/or interest, (B) that are on non-accrual status, (C) where a reasonable doubt exists as to the timely future collectibility of principal and/or interest, whether or not interest is still
accruing or the loan is less than 90 days past due, (D) the
interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower's ability to pay in accordance with such initial terms, or (E) where a specific reserve allocation exists in connection therewith.
          2.12.   Absence of Defaults.  Neither Seller nor any of
                  -------------------
the Seller Subsidiaries is in violation of its charter documents or

                                    A-36

bylaws or in default under any material agreement, commitment, arrangement, lease, insurance policy, or other instrument, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that, with the lapse of time or giving of notice or both, would
constitute such a default, except, in all cases, where such default would not have a material adverse effect on the Condition of Seller and the Seller Subsidiaries, taken as a whole.
          2.13.   Litigation and Other Proceedings.  Except as set
                  --------------------------------
forth on Schedule 2.13, neither Seller nor any of the Seller
         -------------
Subsidiaries is a party to any pending or, to the best knowledge of
Seller, threatened claim, action, suit, investigation or
proceeding, or is subject to any order, judgment or decree, except for matters which, in the aggregate, will not have, or reasonably could not be expected to have, a material adverse effect on the
Condition of Seller and the Seller Subsidiaries, taken as a whole, or which purports or seeks to enjoin or restrain the transactions contemplated by this Agreement.  Without limiting the generality of the foregoing, there are no actions, suits or proceedings pending or, to the best knowledge of Seller, threatened against Seller or any of the Seller Subsidiaries or any of their respective officers or directors by any stockholder of Seller or any of the Seller
Subsidiaries (or any former stockholder of Seller or any of the
Seller Subsidiaries) or involving claims under the Securities Act, the Exchange Act, the Community Reinvestment Act of 1977, as
amended, or the fair lending laws.

                                    A-37

          2.14.   Directors' and Officers' Insurance.  Each of
                  ----------------------------------
Seller and the Seller Subsidiaries has taken or will take all requisite action (including without limitation the making of claims and the giving of notices) pursuant to its directors' and officers'
liability insurance policy or policies in order to preserve all rights thereunder with respect to all matters (other than matters arising in connection with this Agreement and the transactions contemplated hereby) occurring prior to the Effective Time that are known to Seller, except for such matters which, individually or in the aggregate, will not have and reasonably could not be expected to have a material adverse effect on the Condition of Seller and the Seller Subsidiaries, taken as a whole.  Set forth on Schedule
                                                         --------
2.14 is a list of all insurance policies maintained by or for the
- ----
benefit of Seller or its Subsidiaries as of the date hereof for their directors, officers, employees or agents.
          2.15.   Compliance with Laws.
                  --------------------
                  (a)  To the best knowledge of Seller, Seller and
each of the Seller Subsidiaries have all permits, licenses,
authorizations, orders and approvals of, and have made all filings, applications and registrations with, all Regulatory Authorities that are required in order to permit them to own or lease their respective properties and assets and to carry on their respective businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current; in each case except for permits, licenses,

                                    A-38

authorizations, orders, approvals, filings, applications and registrations the failure to have (or have made) would not have a material adverse effect on the Condition of Seller and the Seller
Subsidiaries, taken as a whole.
                  (b) (i) To the best knowledge of Seller, each of Seller and the Seller Subsidiaries has complied with all laws, regulations and orders (including without limitation zoning ordinances, building codes, the Employee Retirement Income Security
Act of 1974, as amended ("ERISA"), and securities, tax, environmental, civil rights, and occupational health and safety laws and regulations and including without limitation in the case of any Seller Subsidiary that is a bank or savings association, banking organization, banking corporation or trust company, all statutes, rules, regulations and policy statements pertaining to the conduct of a banking, deposit-taking, lending or related business, or to the exercise of trust powers) and governing instruments applicable to it and to the conduct of its business, except where such failure to comply would not have a material adverse effect on the Condition of Seller and the Seller
Subsidiaries, taken as a whole, and (ii) neither Seller nor any of the Seller Subsidiaries is in default under, and no event has occurred which, with the lapse of time or notice or both, could result in the default under, the terms of any judgment, order, writ, decree, permit, or license of any Regulatory Authority or court, whether federal, state, municipal, or local and whether at law or in equity, except where such default would not have a material adverse effect on the Condition of Seller and the Seller

                                    A-39

Subsidiaries, taken as a whole.  To the best knowledge of Seller, except as set forth in Schedule 2.15, neither Seller nor any of the
                       -------------
Seller Subsidiaries is subject to or reasonably likely to incur a liability as a result of its ownership, operation, or use of any
Property (as defined below) of Seller (whether directly or, to the best knowledge of Seller, as a consequence of such Property being part of the investment portfolio of Seller or any of the Seller
Subsidiaries) (A) that is contaminated by or contains any hazardous waste, toxic substance, or related materials, including without limitation asbestos, PCBs, pesticides, herbicides, and any other substance or waste that is hazardous to human health or the
environment (collectively, a "Toxic Substance"), or (B) on which any Toxic Substance has been stored, disposed of, placed, or used in the construction thereof; and which, in each case, reasonably could be expected to have a material adverse effect on the
Condition of Seller and the Seller Subsidiaries, taken as a whole.
"Property" shall include all property (real or personal, tangible or intangible) owned or controlled by Seller or any of the Seller
Subsidiaries, including without limitation property under
foreclosure, property held by Seller or any of the Seller
Subsidiaries in its capacity as a trustee and property in which any venture capital or similar unit of Seller or any of the Seller
Subsidiaries has an interest.  No claim, action, suit or proceeding is pending against Seller or any of the Seller Subsidiaries
relating to Property of Seller or any of the Seller Subsidiaries
before any court or other Regulatory Authority or arbitration tribunal relating to Toxic Substances, pollution or the

                                    A-40

environment, and there is no outstanding judgment, order, writ, injunction, decree or award against or affecting Seller or any of the Seller Subsidiaries with respect to the same.  Except for statutory or regulatory restrictions of general application, no
Regulatory Authority has placed any restriction on the business of
Seller or any of the Seller Subsidiaries which reasonably could be expected to have a material adverse effect on the Condition of
Seller and the Seller Subsidiaries, taken as a whole.
                  (c)     Since December 31, 1991, neither Seller
nor any of the Seller Subsidiaries has received any notification or communication which has not been resolved from any Regulatory
Authority (i) asserting that any Seller or any of the Seller
Subsidiaries is not in substantial compliance with any of the statutes, regulations or ordinances that such Regulatory Authority enforces, except with respect to matters which (A) are set forth on
Schedule 2.15(c) or in any writing previously furnished to Buyers
- ----------------
and (B) reasonably could not be expected to have a material adverse effect on the Condition of Seller and the Seller Subsidiaries,
taken as a whole, (ii) threatening to revoke any license,
franchise, permit or governmental authorization that is material to the Condition of Seller and the Seller Subsidiaries, taken as a whole, including without limitation such company's status as an insured depository institution under the Federal Deposit Insurance
Act, (iii) requiring or threatening to require Seller or any of the
Seller Subsidiaries, or indicating that Seller or any of the Seller
Subsidiaries may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other

                                    A-41

agreement restricting or limiting or purporting to direct, restrict or limit in any manner the operations of Seller or any of the
Seller Subsidiaries, including without limitation any restriction on the payment of dividends.  No such cease and desist order, agreement or memorandum of understanding or other agreement is currently in effect.
                  (d)     Neither Seller nor any of the Seller
Subsidiaries is required by Section 32 of the Federal Deposit
Insurance Act to give prior notice to any federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer.
          2.16.   Labor.  No work stoppage involving Seller or any
                  -----
of the Seller Subsidiaries is pending or, to the best knowledge of
Seller, threatened.  Neither Seller nor any of the Seller
Subsidiaries is involved in, or, to the best knowledge of Seller, threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding which reasonably could be expected to have a material adverse affect on the Condition of
Seller and the Seller Subsidiaries, taken as a whole.  None of the employees of Seller or the Seller Subsidiaries are represented by any labor union or any collective bargaining organization.
          2.17.   Material Interests of Certain Persons.  Except as
                  -------------------------------------
set forth in Seller's Proxy Statement for its 1994 Annual Meeting
of Stockholders, to the best knowledge of Seller, no officer or director of Seller or any Subsidiary of Seller, or any "associate"
(as such term is defined in Rule 14a-1 under the Exchange Act) of any such officer or director, has any interest in any contract or

                                    A-42

property (real or personal, tangible or intangible), used in, or pertaining to the business of, Seller or any of the Seller
Subsidiaries, which in the case of Seller is required to be
disclosed by Item 404 of Regulation S-K promulgated by the SEC or in the case of any of the Seller Subsidiaries would be required to be so disclosed if such Seller Subsidiary had a class of securities registered under Section 12 of the Exchange Act.
          2.18.   Allowance for Loan and Lease Losses; Non-
                  -----------------------------------------
Performing Assets.
- -----------------
                  (a)     Except as set forth in Schedule 2.18(a):
                                                 ----------------
(i) all of the accounts, notes, and other receivables which are reflected in the Seller Financial Statements as of September 30,
1994 were acquired in the ordinary course of business and, to the best knowledge of Seller, as of September 30, 1994, were
collectible in full in the ordinary course of business, except for possible loan and lease losses which are adequately provided for in the allowance for loan and lease losses in such Seller Financial
Statements and (ii) the collection experience of Seller and the
Seller Subsidiaries since September 30, 1994 to the date hereof has not been materially adverse to the credit and collection experience of the Seller and the Seller Subsidiaries, taken as a whole, in the year ended September 30, 1994.
                  (b)     The allowances for loan losses contained
in the Seller Financial Statements were established in accordance with the past practices and experiences of Seller and the Seller
Subsidiaries, and the allowance for loan and lease losses shown on the consolidated condensed balance sheet of Seller and the Seller

                                    A-43

Subsidiaries as of September 30, 1994 contained in the most recent
Seller Form 10-K were adequate in all material respects under the requirements of GAAP to provide for possible losses on loans and leases (including without limitation accrued interest receivable)
and credit commitments (including without limitation stand-by letters of credit) as of the date of such balance sheet.
                  (c)     Schedule 2.18(c) sets forth as of the date
                          ----------------
of this Agreement all assets classified as real estate acquired through foreclosure, including in-substance foreclosed real estate
("Non-Performing Assets").
                  (d)     The aggregate amount of all loans and
leases described in Section 2.11(f)(vi) (regardless of dollar amount) and all Non-Performing Assets pursuant to Section 2.18(c)
do not exceed one and one-half percent (1.5%) of (i) the gross amounts of all loans and leases on the books of Seller and the
Seller Subsidiaries, taken as a whole, plus (ii) the aggregate book value of all Non-Performing Assets.
          2.19.   Employee Benefit Plans.
                  ----------------------
                  (a)     Schedule 2.19(a) lists all pension,
                          ----------------
retirement, supplemental retirement, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, medical, disability, workers' compensation, vacation, group insurance, severance and other employee benefit, incentive and welfare policies, contracts, plans and arrangements, and all trust agreements related thereto, maintained by or contributed to by Seller or any of the Seller
Subsidiaries in respect of any of the present or former directors,

                                    A-44

officers, or other employees of and/or consultants to Seller or any of the Seller Subsidiaries (collectively, "Seller Employee Plans").
Seller has furnished Buyers with the following documents with respect to each Seller Employee Plan: (i) a true and complete copy of all written documents comprising such Seller Employee Plan
(including amendments and individual agreements relating thereto) or, if there is no such written document, an accurate and complete description of the Seller Employee Plan; (ii) the most recently filed Form 5500 or Form 5500-C (including all schedules thereto), if applicable; (iii) the most recent financial statements and actuarial reports, if any; (iv) the summary plan description currently in effect and all material modifications thereof, if any;
and (v) the most recent IRS determination letter, if any. Without limiting the generality of the foregoing, Seller has furnished
Buyers with true and complete copies of each form of stock option grant or stock option agreement that is outstanding under any stock option plan of Seller or any of the Seller Subsidiaries.
                  (b)     To the best knowledge of Seller, all
Seller Employee Plans have been maintained and operated in all material respects in accordance with their terms and the requirements of all applicable statutes, orders, rules and final regulations, including without limitation, to the extent applicable, the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Code. All contributions required to be made to Seller Employee Plans have been made.
                  (c)     With respect to each of the Seller
Employee Plans which is a pension plan (as defined in Section 3(2)

                                    A-45

of ERISA) (the "Pension Plans"):  (i) each Pension Plan which is intended to be "qualified" within the meaning of  Section 401(a) of the Code has been determined to be so qualified by the IRS and, to the knowledge of Seller, such determination letter may still be relied upon, and each related trust is exempt from taxation under
Section 501(a) of the Code; (ii) the present value of all benefits vested and all benefits accrued under each Pension Plan which is subject to Title IV of ERISA did not, in each case, as of the last applicable annual valuation date (as indicated on Schedule
                                                  --------
2.19(a)), exceed the value of the assets of the Pension Plan
- -------
allocable to such vested or accrued benefits; (iii) to the best knowledge of Seller, there has been no "prohibited transaction," as such term is defined in Section 4975 of the Code or Section 406 of
ERISA, which could subject any Pension Plan or associated trust, or, to the best knowledge of Seller, the Seller or any of the
Seller Subsidiaries, to any tax or penalty; (iv) except as set forth in Schedule 2.19(c), no Pension Plan or any trust created
         ----------------
thereunder has been terminated, nor to the best knowledge of Seller have there been any "reportable events" with respect to any Pension
Plan, as that term is defined in Section 4043 of ERISA since
January 1, 1987; and (v) no Pension Plan or any trust created thereunder has incurred any "accumulated funding deficiency", as such term is defined in Section 302 of ERISA (whether or not waived).  Except as set forth in Schedule 2.19(c), no Pension Plan
                                 ----------------
is a "multiemployer plan" as that term is defined in Section 3(37)
of ERISA.

                                    A-46

                  (d)     Except as set forth on Schedule 2.19(d),
                                                 ----------------
neither Seller nor any of the Seller Subsidiaries has any liability for any post-retirement health, medical or similar benefit of any kind whatsoever, except as required by statute or regulation.
                  (e)     Neither Seller nor any of the Seller
Subsidiaries has any material liability under ERISA or the Code as a result of its being a member of a group described in Sections
414(b), (c), (m) or (o) of the Code.
                  (f)     Except as set forth on Schedule 2.19(f),
                                                 ----------------
neither the execution nor delivery of this Agreement, nor the consummation of any of the transactions contemplated hereby, will
(i) result in any payment (including without limitation severance, unemployment compensation or golden parachute payment) becoming due to any director or employee of Seller or any of the Seller
Subsidiaries from any of such entities, (ii) increase any benefit otherwise payable under any of the Seller Employee Plans or (iii)
result in the acceleration of the time of payment of any such benefit.  Except as provided in the Plains Spirit Financial
Corporation 1991 Stock Option and Incentive Plan, no holder of an option to acquire stock of Seller has or will have at any time through the Effective Time the right to receive any cash or other payment (other than the issuance of stock of Seller) in exchange for or with respect to all or any portion of such option.  Seller shall use its best efforts to insure that no amounts paid or payable by Seller, the Seller Subsidiaries or Buyers to or with respect to any employee or former employee of Seller or any of the
Seller Subsidiaries will fail to be deductible for federal income

                                    A-47

tax purposes by reason of Section 280G of the Code.  No Seller
Employee Stock Option has an associated "Additional Option Right"
or similar "reload" feature.
          2.20.   Conduct of Seller to Date.  From and after
                  -------------------------
September 30, 1994 through the date of this Agreement, except as set forth on Schedule 2.20 or in the Seller Financial Statements:
             -------------
(i) Seller and the Seller Subsidiaries have conducted their
respective businesses in the ordinary and usual course consistent with past practices; (ii) neither Seller nor any of the Seller
Subsidiaries has issued, sold, granted, conferred or awarded any of its Equity Securities (except shares of Seller Common Stock upon exercise of Seller Employee Stock Options), or any corporate debt securities which would be classified under GAAP as long-term debt on the balance sheets of Seller or the Seller Subsidiaries; (iii)
Seller has not effected any stock split or adjusted, combined, reclassified or otherwise changed its capitalization; (iv) Seller has not declared, set aside or paid any dividend (other than its regular quarterly dividends) or other distribution in respect of its capital stock, or purchased, redeemed, retired, repurchased, or exchanged, or otherwise acquired or disposed of, directly or indirectly, any of its Equity Securities, whether pursuant to the terms of such Equity Securities or otherwise; (v) neither Seller nor any of the Seller Subsidiaries has incurred any obligation or liability (absolute or contingent), except liabilities incurred in the ordinary course of business, or subjected to Lien any of its assets or properties other than in the ordinary course of business consistent with past practice; (vi) neither Seller nor any of the

                                    A-48

Seller Subsidiaries has discharged or satisfied any Lien or paid any obligation or liability (absolute or contingent), other than in the ordinary course of business; (vii) neither Seller nor any of the Seller Subsidiaries has sold, assigned, transferred, leased, exchanged, or otherwise disposed of any of its properties or assets other than for a fair consideration in the ordinary course of business; (viii) except as required by contract or law, neither
Seller nor any of the Seller Subsidiaries has (A) increased the rate of compensation of, or paid any bonus to, any of its directors, officers, or other employees, except in accordance with existing policy, (B) entered into any new, or amended or supplemented any existing, employment, management, consulting, deferred compensation, severance, or other similar contract, (C) entered into, terminated, or substantially modified any of the Seller Employee Plans or (D) agreed to do any of the foregoing;
(ix) neither Seller nor any Seller Subsidiary has suffered any material damage, destruction, or loss, whether as the result of fire, explosion, earthquake, accident, casualty, labor trouble, requisition, or taking of property by any Regulatory Authority, flood, windstorm, embargo, riot, act of God or the enemy, or other casualty or event, and whether or not covered by insurance; (x) neither Seller nor any of the Seller Subsidiaries has cancelled or compromised any debt, except for debts charged off or compromised in accordance with the past practice of Seller and the Seller
Subsidiaries, and (xi) neither Seller nor any of the Seller
Subsidiaries has entered into any material transaction, contract or commitment outside the ordinary course of its business.

                                    A-49

          2.21.   Absence of Undisclosed Liabilities.  Except as
                  ----------------------------------
disclosed in Schedule 2.21 or in any other Schedule to this
             -------------
Agreement:
                  (a)     As of the date of this Agreement, neither
Seller nor any of the Seller Subsidiaries has any debts,
liabilities or obligations equal to or exceeding $10,000,
individually or $25,000 in the aggregate, whether accrued,
absolute, contingent or otherwise and whether due or to become due, which are required to be reflected in Seller's Financial Statements or the notes thereto in accordance with GAAP except:
                          (i)   liabilities and obligations
          reflected on the Seller Financial Statements;
                          (ii)  operating leases reflected on
          Schedule 2.11; and
          -------------
                          (iii)  debts, liabilities or obligations
          incurred since September 30, 1994 in the ordinary and
          usual course of their respective businesses, none of
          which are for breach of contract, breach of warranty,
          torts, infringements or lawsuits and none of which have
          a material adverse effect on the Condition of the Seller
          and the Seller Subsidiaries, taken as a whole.
                  (b)     To the best knowledge of the Seller,
neither Seller nor any of the Seller Subsidiaries was as of
September 30, 1994 and since such date to the date hereof has become a party to, any contract or agreement which affected, affects or may reasonably be expected to affect, materially and

                                    A-50

adversely, the Condition of the Seller and the Seller Subsidiaries,
taken as a whole.
          2.22.   Proxy Statement, etc.  None of the information
                  ---------------------
regarding Seller or any of the Seller Subsidiaries to be supplied by Seller for inclusion or included in (i) the Registration
Statement on Form S-4 to be filed with the SEC by Mercantile for the purpose of registering the shares of Mercantile Common Stock to be exchanged for shares of Seller Common Stock pursuant to the provisions of this Agreement (the "Registration Statement"), (ii)
the Proxy Statement to be mailed to Seller's stockholders in connection with the meeting to be called to consider the Merger
(the "Proxy Statement") or (iii) any other documents to be filed with any Regulatory Authority in connection with the transactions contemplated hereby will, at the respective times such documents are filed with any Regulatory Authority and, in the case of the
Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the meeting of Seller's
stockholders referred to in Section 5.03, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier
communication with respect to the solicitation of any proxy for such meeting.  All documents which Seller or any of the Seller
Subsidiaries is responsible for filing with any Regulatory

                                    A-51

Authority in connection with the Merger will comply as to form in all material respects with the provisions of applicable law.
          2.23.   Registration Obligations.  Except as set forth on
                  ------------------------
Schedule 2.23, neither Seller nor any of the Seller Subsidiaries is
- -------------
under any obligation, contingent or otherwise, which will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities
Act.
          2.24.   Tax and Regulatory Matters.  Neither Seller nor
                  --------------------------
any of the Seller Subsidiaries has taken or agreed to take any action or has any knowledge of any fact or circumstance that would
(i) prevent the transactions contemplated hereby from qualifying as a reorganization within the meaning of Section 368 of the Code or
(ii) materially impede or delay receipt of any approval referred to in Section 6.01(b) or the consummation of the transactions
contemplated by this Agreement.
          2.25.   Brokers and Finders.  Except for Kaplan
                  -------------------
Associates Inc., neither Seller nor any of the Seller Subsidiaries nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for
Seller or any of the Seller Subsidiaries in connection with this
Agreement or the transactions contemplated hereby.

                                    A-52

          2.26.   Interest Rate Risk Management Instruments.
                  -----------------------------------------
                  (a)     Set forth on Schedule 2.26(a) is a list as
                                       ----------------
of the date hereof of all interest rate swaps, caps, floors and option agreements and other interest rate risk management
arrangements to which Seller or any of the Seller Subsidiaries is a party or by which any of their properties or assets may be bound.
                  (b)     All such interest rate swaps, caps, floors
and option agreements and other interest rate risk management arrangements to which Seller or any of the Seller Subsidiaries is a party or by which any of their properties or assets may be bound were entered into in the ordinary course of business and, to the best knowledge of Seller, in accordance with prudent banking practice and applicable rules, regulations and policies of
Regulatory Authorities and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations and are in full force and effect.  Seller and each of the Seller Subsidiaries has duly performed in all material respects all of its obligations thereunder to the extent that such obligations to perform have accrued, and to the best knowledge of
Seller, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.
          2.27.   Accuracy of Information.  The statements
                  -----------------------
contained in this Agreement, the Schedules and any other written document executed and delivered by or on behalf of Seller pursuant to the terms of this Agreement are true and correct as of the date hereof or as of the date delivered in all material respects, and

                                    A-53

such statements and documents do not omit any material fact necessary to make the statements contained therein not misleading.

                            ARTICLE III
                            -----------

        REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYERS

          As an inducement to Seller to enter into and perform its
obligations under this Agreement, and notwithstanding any
examination, inspection, audit or other investigation made by
Seller, Buyers jointly and severally represent and warrant to and covenant with Seller as follows:
          3.01.   Organization and Authority.  Buyer and Merger Sub
                  --------------------------
are each corporations duly organized, validly existing and in good standing under the laws of the State of Missouri and the State of
Iowa, respectively, are each qualified to do business and are each in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted, except where the failure to be so qualified would not have a material adverse effect on the Condition of Mercantile and its Subsidiaries, taken as a whole.  Each of Mercantile and
Merger Sub is registered as a bank holding company with the Board of Governors of the Federal Reserve System (the "Federal Reserve
Board") under the BHCA.  True and complete copies of the Articles of Incorporation and Bylaws of Mercantile and Merger Sub, each in effect on the date of this Agreement, have been provided to Seller.
          3.02.   Capitalization of Mercantile.  The authorized
                  ----------------------------
capital stock of Mercantile consists of (i) 100,000,000 shares of

                                    A-54

Mercantile Common Stock, of which, as of November 30, 1994,
43,290,784 shares were issued and outstanding (including 93,500 shares repurchased since such date and placed in Treasury) and (ii)
5,000,000 shares of preferred stock, no par value ("Mercantile
Preferred Stock"), issuable in series, of which none are issued or outstanding. Mercantile has designated 1,000,000 shares of Mercantile Preferred Stock as "Series A Junior Participating
Preferred Stock" and has reserved such shares under a Rights
Agreement dated May 23, 1988 (the "Mercantile Rights Agreement"), between Mercantile and Mercantile Bank of St. Louis National
Association, as Rights Agent. As of December 15, 1994, Mercantile had reserved (i) 4,721,246 shares of Mercantile Common Stock for issuance upon the exercise of options ("Mercantile Employee Stock
Options") under the Mercantile stock option and incentive plans;
(ii) 970,000 shares of Mercantile Common Stock for issuance upon the acquisition of Wedge Bank pursuant to the Agreement and Plan of Reorganization dated as of July 6, 1994 between Mercantile,
Mercantile Bancorporation of Illinois Inc., Wedge Bank and The
Wedge Holding Company; (iii) 1,731,142 shares of Mercantile Common
Stock for issuance upon the acquisition of UNSL Financial Corp.
("UNSL") pursuant to the Agreement and Plan of Reorganization dated
July 12, 1994 between Mercantile, Ameribanc, Inc. ("Ameribanc") and
UNSL; (iv) 2,625,533 shares of Mercantile Common Stock for issuance upon the acquisition of Central Mortgage Bancshares, Inc. ("CMB") pursuant to the Amended and Restated Agreement and Plan of Reorganization dated November 1, 1994 by and between Mercantile,
Ameribanc and CMB; (v) 4,750,000 shares of Mercantile Common Stock

                                    A-55

for issuance upon the acquisition of TCBankshares, Inc. ("TCB") pursuant to the Agreement and Plan of Reorganization dated
December 2, 1994 by and between Mercantile and TCB; and (vi)
351,101 shares of Mercantile Common Stock for issuance upon conversion of Mercantile's 8% Subordinated Capital Convertible
Notes due 1995 (the "Convertible Notes").  In connection with the
TCB transaction, Mercantile will authorize the issuance of 5,306 shares of Preferred Stock, Series B-1, no par value, and 9,500 shares of Preferred Stock, Series B-2, no par value, in addition to the Mercantile Common Stock as aforesaid. From November 30, 1994 through the date of this Agreement, no Equity Securities of Mercantile have been issued excluding any shares of Mercantile
Common Stock which may have been issued upon exercise of Mercantile
Employee Stock Options or conversion of the Convertible Notes.
                  Mercantile continually evaluates possible acquisitions and may prior to the Effective Time enter into one or more agreements providing for, and may consummate, the acquisition by it of another bank, association, bank holding company, savings and loan holding company or other company (or the assets thereof) for consideration that may include Equity Securities. In addition, prior to the Effective Time, Mercantile may, depending on market conditions and other factors, otherwise determine to issue equity, equity-linked or other securities for financing purposes.
Notwithstanding the foregoing, Mercantile will not take any action that would (i) prevent the transactions contemplated hereby from qualifying as a reorganization within the meaning of Section 368 of the Code or (ii) materially impede or delay receipt of any approval

                                    A-56

referred to in Section 6.01(b) or the consummation of the
transactions contemplated by this Agreement.  Except as set forth above and except for securities to be issued in connection with
Mercantile's pending acquisitions of Wedge, UNSL, CMB and TCB, and except pursuant to the Mercantile Rights Agreement, there are no other Equity Securities of Mercantile outstanding.  All of the issued and outstanding shares of Mercantile Common Stock are validly issued, fully paid, and nonassessable, and have not been issued in violation of any preemptive right of any shareholder of
Mercantile.  At the Effective Time, the Mercantile Common Stock to
be issued in the Merger will be duly authorized, validly issued, fully paid and nonassessable, and will not be issued in violation of any preemptive right of any shareholder of Mercantile.
          3.03.   Authorization.
                  -------------
                  (a)     Mercantile and Merger Sub each have the
corporate power and authority to enter into this Agreement and to carry out their respective obligations hereunder.  The execution, delivery and performance of this Agreement by Mercantile and Merger
Sub and the consummation by Mercantile and Merger Sub of the transactions contemplated hereby have been duly authorized by all requisite corporate action of Mercantile and Merger Sub.  Subject to the receipt of such approvals of the Regulatory Authorities as may be required by statute or regulation, this Agreement is a valid and binding obligation of Mercantile and Merger Sub enforceable against each in accordance with its terms.
                  (b)     Neither the execution, delivery and
performance by Mercantile and Merger Sub of this Agreement, nor the

                                    A-57

consummation by Mercantile and Merger Sub of the transactions contemplated hereby, nor compliance by Mercantile and Merger Sub with any of the provisions hereof, will (i) violate, conflict with or result in a breach of any provisions of, or constitute a default
(or an event which, with notice or lapse of time or both, would constitute a default) or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any Lien upon any of the properties or assets of Mercantile or Merger
Sub under any of the terms, conditions or provisions of (x) their respective Articles of Incorporation or Bylaws, or (y) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Mercantile or Merger Sub is a party or by which they may be bound, or to which Mercantile or Merger Sub or any of their respective properties or assets may be subject, or (ii) subject to compliance with the statutes and regulations referred to in subsection (c) of this
Section 3.03, to the best knowledge of Buyers, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Mercantile or Merger Sub or any of their respective properties or assets; other than violations, conflicts, breaches, defaults, terminations, accelerations or Liens which would not have a material adverse effect on the Condition of Mercantile and its Subsidiaries, taken as a whole.
                  (c)     Other than in connection with or in
compliance with the provisions of the Iowa Act and the DGCL, the Securities Act, the Exchange Act, the securities or blue sky laws

                                    A-58

of the various states or filings, consents, reviews,
authorizations, approvals or exemptions required under the BHCA, the Federal Deposit Insurance Act, the HOLA and the HSR Act, or any
required approvals of any other Regulatory Authority, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Mercantile and Merger Sub of the transactions contemplated by this Agreement.
          3.04.   Mercantile Financial Statements.  The
                  -------------------------------
supplemental consolidated and parent company only balance sheets of
Mercantile and its Subsidiaries as of December 31, 1993, 1992 and
1991 and related supplemental consolidated and parent company only statements of income, changes in shareholders' equity and cash flows for each of the three years in the three-year period ended
December 31, 1993, together with the notes thereto, audited by KPMG
Peat Marwick LLP and included in Mercantile's current report on
Form 8-K dated June 17, 1994 as filed with the SEC, and the
unaudited consolidated balance sheets of Mercantile and its
Subsidiaries as of September 30, 1994 and the related unaudited consolidated statements of income and cash flows for the periods ended September 30, 1994 and 1993 included in the quarterly report on Form 10-Q as filed with the SEC (collectively, the "Mercantile
Financial Statements"), have been prepared in accordance with GAAP, present fairly the consolidated financial position of Mercantile and its Subsidiaries at the dates and the consolidated results of operations, changes in shareholders' equity and cash flows of
Mercantile and its Subsidiaries for the periods stated therein and

                                    A-59

are derived from the books and records of Mercantile and its
Subsidiaries, which are complete and accurate in all material respects and have been maintained in accordance with good business practices.  Neither Mercantile nor any of its Subsidiaries has any
material contingent liabilities that are not described in the
Mercantile Financial Statements.
          3.05.   Mercantile Reports.  Since January 1, 1991, each
                  ------------------
of Mercantile and its Subsidiaries has filed all reports,
registrations and statements, together with any required
amendments thereto, that it was required to file with any
Regulatory Authority.  All such reports and statements filed with any such Regulatory Authority are collectively referred to herein as the "Mercantile Reports."  As of its respective date, each
Mercantile Report complied in all material respects with all the rules and regulations promulgated by the applicable Regulatory
Authority and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
          3.06.   Material Adverse Change.  Since September 30,
                  -----------------------
1994, there has been no material adverse change in the Condition of
Mercantile and its Subsidiaries, taken as a whole, except as may have resulted or may result from changes to laws and regulations, or interpretations thereto, or changes in economic conditions, including interest rates, applicable to depository institutions generally.

                                    A-60

          3.07.   Legal Proceedings or Other Adverse Facts.  There
                  ----------------------------------------
is no legal action or other governmental proceeding or
investigation pending or, to the best knowledge of Buyers,
threatened against Mercantile or any of its Subsidiaries that could prevent or adversely affect in a material manner or seeks to prohibit the consummation of the transactions contemplated herein, nor is Mercantile or any of its Subsidiaries subject to any order of a court or governmental authority having any such effect.  To the best knowledge of Buyers, there is no other fact that could prevent or adversely affect the consummation of the transactions contemplated herein.
          3.08.   Registration Statement, etc.  None of the
                  ----------------------------
information regarding Mercantile or any of its Subsidiaries to be supplied by Buyers for inclusion or included in (i) the
Registration Statement, (ii) the Proxy Statement, or (iii) any
other documents to be filed with any Regulatory Authority in connection with the transactions contemplated hereby will, at the respective times such documents are filed with any Regulatory
Authority and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Proxy
Statement or any amendment thereof or supplement thereto, at the time of the meeting of stockholders referred to in Section 5.03, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any

                                    A-61

earlier communication with respect to the solicitation of any proxy for such meeting.  All documents which Mercantile or Merger Sub are responsible for filing with any Regulatory Authority in connection with the Merger will comply as to form in all material respects with the provisions of applicable law.
          3.09.   Brokers and Finders.  Neither Mercantile, Merger
                  -------------------
Sub nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for
Mercantile or Merger Sub in connection with this Agreement or the transactions contemplated hereby.
          3.10.   Accuracy of Information.  The statements
                  -----------------------
contained in this Agreement, the Schedules and in any other written document executed and delivered by or on behalf of Buyers pursuant to the terms of this Agreement are true and correct in all material respects, and such statements and documents do not omit any
material fact necessary to make the statements contained herein or therein not misleading.
          3.11.   Tax and Regulatory Matters.  Neither Mercantile
                  --------------------------
nor any of its Subsidiaries has taken or agreed to take any action or has any knowledge of any fact or circumstance that would (i)
prevent the transactions contemplated hereby from qualifying as a reorganization within the meaning of Section 368 of the Code or
(ii) materially impede or delay receipt of any approval referred to in Section 6.01(b) or the consummation of the transactions
contemplated by this Agreement.

                                    A-62

          3.12.   Compliance with Laws.  To the best knowledge of
                  --------------------
Mercantile, Mercantile and each of its Subsidiaries have all permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations with, all
Regulatory Authorities that are required in order to permit them to own or lease their respective properties and assets and to carry on their respective businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current; in each case except for permits,
licenses, authorizations, orders, approvals, filings, applications and registrations the failure to have (or have made) would not have a material adverse effect on the Condition of Mercantile and its
Subsidiaries, taken as a whole.

                            ARTICLE IV
                            ----------

         CONDUCT OF BUSINESSES PRIOR TO THE EFFECTIVE TIME

          4.01.   Conduct of Businesses Prior to the Effective
                  --------------------------------------------
Time.  During the period from the date of this Agreement to the
- ----
Effective Time, Seller shall, and shall cause each of the Seller
Subsidiaries to, conduct their respective businesses according to the ordinary and usual course consistent with past practices and shall, and shall cause each such Subsidiary to, use its best efforts to maintain and preserve its business organization,
employees and advantageous business relationships and retain the services of its officers and key employees.

                                    A-63

          4.02.   Forbearances of Seller.  Except as set forth in
                  ----------------------
Schedule 4.02 and except to the extent required by law, regulation
- -------------
or Regulatory Authority, or with the prior written consent of
Buyers, during the period from the date of this Agreement to the
Effective Time, Seller shall not and shall not permit any of the
Seller Subsidiaries to:
                  (a)     declare, set aside or pay any dividends or
other distributions, directly or indirectly, in respect of its capital stock (other than dividends from any of the Seller
Subsidiaries to Seller or to another of the  Seller Subsidiaries), except that Seller may declare and pay regular quarterly cash dividends of not more than $0.14 per share on the Seller Common
Stock, provided that Seller shall not declare or pay its regular
       --------
quarterly dividend for any quarter in which Seller stockholders will be entitled to receive a regular quarterly dividend on the shares of Mercantile Common Stock to be issued in the Merger;
                  (b)     enter into or amend any employment,
severance or similar agreement or arrangement with any director or officer or employee, or materially modify any of the Seller
Employee Plans or grant any salary or wage increase or materially increase any employee benefit (including incentive or bonus
payments), except (i) normal individual increases in compensation to employees consistent with past practice, (ii) as required by law or contract and (iii) such increases of which Seller notifies
Buyers in writing and which Buyers do not disapprove within 10 days of the receipt of such notice;

                                    A-64

                  (c) authorize, recommend, propose or announce an intention to authorize, so recommend or propose, or enter into an agreement in principle with respect to, any merger, consolidation or business combination (other than the Merger), any acquisition of a material amount of assets or securities, any disposition of a material amount of assets or securities or any release or relinquishment of any material contract rights;
                  (d)     propose or adopt any amendments to its
articles of incorporation, association or other charter document or bylaws;
                  (e) issue, sell, grant, confer or award any of its Equity Securities (except shares of Seller Common Stock issued upon exercise of Seller Employee Stock Options outstanding on the date of this Agreement) or effect any stock split or adjust, combine, reclassify or otherwise change its capitalization as it existed on the date of this Agreement;
                  (f) purchase, redeem, retire, repurchase, or exchange, or otherwise acquire or dispose of, directly or indirectly, any of its Equity Securities, whether pursuant to the terms of such Equity Securities or otherwise;
                  (g)     (i)  without first consulting with
Mercantile, enter into, renew or increase any loan or credit commitment (including stand-by letters of credit) to, or invest or agree to invest in any person or entity or modify any of the material provisions or renew or otherwise extend the maturity date of any existing loan or credit commitment (collectively, "Lend to") in an amount in excess of $250,000 or in any amount which, when

                                    A-65

aggregated with any and all loans or credit commitments of Seller and its Subsidiaries to such person or entity, would be in excess of $500,000, provided no such consultation shall be required in
             --------
respect of single-family residential loans or credits not exceeding
$500,000 that are saleable in recognized secondary markets pursuant to Seller's lending policies as in effect on the date hereof; (ii)
without first obtaining the written consent of Mercantile, Lend to any person or entity in an amount in excess of $500,000 or in any amount which, or when aggregated with any and all loans or credit commitments of Seller and its Subsidiaries to such person or entity, would be in excess of $1,000,000; (iii) Lend to any person other than in accordance with lending policies as in effect on the date hereof, provided that in the case of clauses (i) and (iii)
             --------
Seller or any of the Seller Subsidiaries may make any such loan in the event (A) Seller or any Seller Subsidiary has delivered to
Buyers or their designated representative a notice of its intention to make such loan and such information as Buyers or their
designated representative may reasonably require in respect thereof and (B) Buyers or their designated representative shall not have reasonably objected to such loan by giving written or facsimile notice of such objection within two business days following the delivery to Buyers or their designated representative of the notice of intention and information as aforesaid; or (iv) Lend to any person or entity any of the loans or other extensions of credit to which or investments in which are on a "watch list" or similar internal report of Seller or any of the Seller Subsidiaries (except those denoted "pass" thereon), in an amount in excess of $100,000;

                                    A-66

provided, however, that nothing in this paragraph shall prohibit
- --------  -------
Seller or any Seller Subsidiary from honoring any contractual obligation in existence on the date of this Agreement or, with respect to loans described in clause (i) above, making such loans after consulting with Buyers;
                  (h)     directly or indirectly (including through
its officers, directors, employees or other representatives) (i)
initiate, solicit or encourage any discussions, inquiries or proposals with any third party (other than Buyers) relating to the disposition of any significant portion of the business or assets of
Seller or any of the Seller Subsidiaries or the acquisition of
Equity Securities of Seller or any of the Seller Subsidiaries or
the merger of Seller or any of the Seller Subsidiaries with any person (other than Buyers) or any similar transaction (each such transaction being referred to herein as an "Acquisition
Transaction"), or (ii) provide any such person with information or assistance or negotiate with any such person with respect to an
Acquisition Transaction, and Seller shall promptly notify Buyers orally of all the relevant details relating to all inquiries, indications of interest and proposals which it may receive with respect to any Acquisition Transaction;
                  (i)     take any action that would (A) materially
impede or delay the consummation of the transactions contemplated by this Agreement or the ability of Buyers or Seller to obtain any approval of any Regulatory Authority required for the transactions contemplated by this Agreement or to perform its covenants and agreements under this Agreement or (B) prevent or impede the

                                    A-67

transactions contemplated hereby from qualifying as a
reorganization within the meaning of Section 368 of the Code;
                  (j)     other than in the ordinary course of
business consistent with past practice, incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity;
                  (k)     materially restructure or change its
investment securities portfolio, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, or execute individual investment transactions of greater than $1,000,000 for U.S. Treasury Securities and $500,000 for all
other investment instruments, provided that for purposes of this
                              --------
Subsection (k), such consent shall not be unreasonably withheld;
                  (l)     agree in writing or otherwise to take any
of the foregoing actions or engage in any activity, enter into any transaction or intentionally take or omit to take any other act which would make any of the representations and warranties in
Article II of this Agreement untrue or incorrect in any material respect if made anew after engaging in such activity, entering into such transaction, or taking or omitting such other act; or
                  (m)     enter into, increase or renew any loan or
credit commitment (including standby letters of credit) to any executive officer or director of Seller or any of the Seller
Subsidiaries, any Seller stockholder, or any entity controlled, directly or indirectly, by any of the foregoing or engage in any transaction with any of the foregoing which is of the type or

                                    A-68

nature sought to be regulated in 12 U.S.C. 371c and 12 U.S.C. 371c-
1, without first obtaining the prior written consent of Buyers, which consent shall not be unreasonably withheld.  For purposes of this subsection (m), "control" shall have the meaning associated with that tern under 12 U.S.C. 371c.
          4.03.   Forbearances of Buyers.  During the period from
                  ----------------------
the date of this Agreement to the Closing Date, Buyers shall not, and shall not permit any of their respective subsidiaries to, without the prior written consent of Seller, agree in writing or otherwise engage in any activity, enter into any transaction or take or omit to take any other action:
                  (a)     that would (i) materially impede or delay
the consummation of the transactions contemplated by this Agreement or the ability of Buyers or Seller to obtain any approval of any
Regulatory Authority required for the transactions contemplated by this Agreement or to perform its covenants and agreements under this Agreement or (ii) prevent the transactions contemplated hereby from qualifying as a reorganization within the meaning of Section
368 of the Code; or
                  (b)     which would make any of the
representations and warranties of Article III of this Agreement untrue or incorrect in any material respect if made anew after engaging in such activity, entering into such transaction, or taking or omitting such other action.

                                    A-69

                             ARTICLE V
                             ---------

                       ADDITIONAL AGREEMENTS

          5.01.   Access and Information.
                  ----------------------
                  (a)     Buyers and Seller shall each afford to the
other, and to the other's accountants, counsel and other
representatives, full access during normal business hours, during the period prior to the Effective Time, to all their respective properties, books, contracts, commitments and records and, during such period, each shall furnish promptly to the other (i) a copy of each report, schedule and other document filed or received by it during such period pursuant to the requirements of federal and state securities laws and (ii) all other information concerning its business, properties and personnel as the other may reasonably request.  Each party shall, and shall cause its advisors and representatives to, (A) hold confidential all information obtained in connection with any transaction contemplated hereby with respect to the other party and its Subsidiaries which is not otherwise public knowledge, (B) in the event of a termination of this
Agreement, return all documents (including copies thereof) obtained hereunder from the other party or any of its Subsidiaries to them and (C) use their respective best efforts to cause all of such party's confidential information obtained pursuant to this
Agreement or in connection with the negotiation of this Agreement to be treated as confidential and not use, or knowingly permit others to use, any such information unless such information becomes generally available to the public.

                                    A-70

                  (b) Buyers shall promptly following the date of this Agreement, commence its review of Seller and the Seller
Subsidiaries and their respective operations, business affairs, prospects and financial condition, including, without limitation, those matters which are the subject of the Seller's representations and warranties (the "Due Diligence Review"). Buyers shall conclude such review by not later than January 27, 1995 (the "Due Diligence
Review Period"), but the pendency of such Due Diligence Review shall not delay Mercantile's obligation pursuant to Section 5.02 of this Agreement to file a Registration Statement with the SEC and all other necessary applications and filings with the appropriate
Regulatory Authorities. Buyers shall advise Seller of any situation, event, circumstance or other matter which first comes to the attention of Buyers during the Due Diligence Review which could potentially result in the termination of this Agreement by Buyer pursuant to Section 7.01(d) hereof, or, if applicable, of notice to Seller as promptly as possible of the absence of any perceived impediment to the consummation of the Merger. Notwithstanding anything hereinabove contained or implied to the contrary, the Due
Diligence Review shall not limit, restrict or preclude Buyers, at any time or from time to time thereafter, from conducting further such reviews or from exercising any rights available to it hereunder as a result of the existence or occurrence prior to the Due Diligence Period of any event or condition which was not detected in the Due Diligence Review by Buyers and which constitutes a breach of any representation, warranty or agreement of Seller under this Agreement.

                                    A-71

                  (c) Seller shall promptly following the date of this Agreement, commence its review of Mercantile and its Subsidiaries and their respective operations, business affairs, prospects and financial condition, including, without limitation, those matters which are the subject of the Buyers' representations and warranties (the "Seller Due Diligence Review"). Seller shall conclude such review by not later than January 27, 1995 (the
"Seller Due Diligence Review Period"), but the pendency of such Seller Due Diligence Review shall not delay Mercantile's obligation pursuant to Section 5.02 of this Agreement to file a Registration
Statement with the SEC and all other necessary applications and filings with the appropriate Regulatory Authorities. Seller shall advise Mercantile of any situation, event, circumstance or other matter which first comes to the attention of Seller during the Seller Due Diligence Review which could potentially result in the termination of this Agreement by Seller pursuant to Section 7.01(e) hereof, or, if applicable, of notice to Mercantile as promptly as possible of the absence of any perceived impediment to the consummation of the Merger. Notwithstanding anything hereinabove contained or implied to the contrary, the Seller Due Diligence
Review shall not limit, restrict or preclude Seller, at any time or from time to time thereafter, from conducting further such reviews or from exercising any rights available to it hereunder as a result of the existence or occurrence prior to the Seller Due Diligence
Period of any event or condition which was not detected in the Seller Due Diligence Review by Seller and which constitutes a

                                    A-72

breach of any representation, warranty or agreement of Buyers under this Agreement.
          5.02.   Registration Statement; Regulatory Matters.
                  ------------------------------------------
                  (a)     Mercantile and Seller shall jointly
prepare and Mercantile shall file with the SEC as soon as is reasonably practicable the Registration Statement (or the
equivalent in the form of preliminary proxy materials) with respect to the shares of Mercantile Common Stock to be issued in the
Merger.  Mercantile shall prepare and, subject to the review and consent of Seller with respect to matters relating to Seller, use its best efforts to file as soon as is reasonably practicable an application for approval of the Merger with the Federal Reserve
Board and the OTS and shall use its best efforts to cause the
Registration Statement to become effective.  Mercantile shall also take any action required to be taken under any applicable state blue sky or securities laws in connection with the issuance of such shares, and Seller and the Seller Subsidiaries shall furnish
Mercantile all information concerning Seller and the Seller
Subsidiaries and the stockholders thereof as Mercantile may
reasonably request in connection with any such action.
                  (b)     Seller and Buyers shall cooperate and use
their respective best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Regulatory Authorities necessary to consummate the transactions contemplated by this
Agreement (including any requisite approval of the OTS under 12
C.F.R. Section 563b.3(i)) and, as and if directed by Mercantile, to

                                    A-73

consummate such other transactions by and among Mercantile's
Subsidiaries and the Seller Subsidiaries concurrently with or following the Effective Time,  provided that such actions do not
                               --------
(i) materially impede or delay the receipt of any approval referred to in Section 6.01(b) or the consummation of the transactions contemplated by this Agreement or (ii) result in Bank ceasing to continue as a separate stand-alone entity.
          5.03.   Stockholder Approval.  Seller shall call a
                  --------------------
meeting of its stockholders to be held as soon as practicable for the purpose of voting upon the Merger.  In connection with such meetings, Mercantile and Seller shall jointly prepare the Proxy
Statement (which shall be part of the Registration Statement to be filed with the SEC by Mercantile) and mail the same to the
stockholders of Seller.  The Board of Directors of Seller shall submit for approval of Seller's stockholders the matters to be voted upon at such meeting.  The Board of Directors of Seller hereby does and, subject to its fiduciary duties, upon written advice of counsel to Seller, which counsel shall be reasonably acceptable to Mercantile, will recommend this Agreement and the transactions contemplated hereby to stockholders of Seller and use its reasonable best efforts to obtain any vote of Seller's
stockholders necessary for the approval and adoption of this
Agreement.
          5.04.   Current Information.  During the period from the
                  -------------------
date of this Agreement to the Effective Time, each party shall promptly furnish the other with copies of all monthly and other interim financial statements as the same become available and shall

                                    A-74

cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of the other party.
Each party shall promptly notify the other party of the following events immediately upon learning of the occurrence thereof,
describing the same and, if applicable, the steps being taken by the affected party with respect thereto: (a)  an event which would cause any representation or warranty of such party or any Schedule, statement, report, notice, certificate or other writing furnished by such party to be untrue or misleading in any material respect,
(b) any material adverse change in its business, financial
condition or results of operations, (c) the issuance or
commencement of any governmental complaint, investigation or hearing (or any communication indicating that the same may be contemplated), or (d) the institution or threat of material
litigation involving such party, and shall keep the other party fully informed of such events.
          5.05.   Agreements of Affiliates.  Set forth as Schedule
                  ------------------------                --------
5.05 is a list (which includes individual and beneficial ownership)
- ----
of all persons whom Seller believes to be "affiliates" of Seller for purposes of Rule 145 under the Securities Act.  Seller shall use its best efforts to cause each person who is identified as an
"affiliate" to deliver to Mercantile, as of the date hereof, or as soon as practicable hereafter, a written agreement in substantially the form set forth as Exhibit B to this Agreement providing that
                      ---------
each such person will agree not to sell, pledge, transfer or otherwise dispose of any shares of Mercantile Common Stock to be received by such person in the Merger except in compliance with the

                                    A-75

applicable provisions of the Securities Act.  Prior to the
Effective Time, and via letter, Seller shall amend and supplement
Schedule 5.05 and use its best efforts to cause each additional
- -------------
person who is identified as an "affiliate" to execute a written agreement as set forth in this Section 5.05.
          5.06.   Expenses.  Each party hereto shall bear its own
                  --------
expenses incident to preparing, entering into and carrying out this
Agreement and to consummating the Merger, provided, however, that
                                          --------  -------
Buyers shall pay all printing and mailing expenses and filing fees associated with the Registration Statement, the Proxy Statement and regulatory applications.
          5.07.   Miscellaneous Agreements and Consents.  Subject
                  -------------------------------------
to the terms and conditions herein provided, each of the parties hereto agrees to use its respective best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and
regulations to consummate and make effective the transactions contemplated by this Agreement as expeditiously as possible, including without limitation using its respective best efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby.  Each party shall, and shall cause each of its respective subsidiaries to, use its best efforts to obtain consents of all third parties and Regulatory Authorities necessary or, in the opinion of Buyers, desirable for the
consummation of the transactions contemplated by this Agreement.

                                    A-76

          5.08.   Employee Agreements and Benefits.
                  --------------------------------
                  (a)     Following the Effective Time, Buyers shall
cause the Surviving Corporation to honor in accordance with their terms all employment, severance and other compensation contracts set forth on Schedule 5.08 between Seller, any of the Seller
             -------------
Subsidiaries, and any current or former director, officer, employee or agent thereof, and all provisions for vested benefits or other vested amounts earned or accrued through the Effective Time under the Seller Employee Plans.
                  (b)     Except as provided in Section 5.09, the
provisions of the Seller Stock Plans and of any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of Seller or any of the
Seller Subsidiaries shall be deleted and terminated as of the
Effective Time, and Seller shall ensure that following the
Effective Time no holder of Seller Employee Stock Options or any participant in any Seller Stock Plan shall have any right
thereunder to acquire any securities of Seller or any of the Seller
Subsidiaries.
                  (c)     Except as set forth in Section 5.08(b)
hereof, the Seller Employee Plans shall not be terminated by reason of the Merger but shall continue thereafter as plans of the
Surviving Corporation until such time as the employees of the
Seller and the Seller Subsidiaries are integrated into Mercantile's employee benefit plans that are available to other employees of
Mercantile and its Subsidiaries, subject to the terms and
conditions specified in such plans and to such changes therein as

                                    A-77

may be necessary to reflect the consummation of the Merger.
Mercantile shall take such steps as are necessary or required to integrate the employees of Seller and the Seller Subsidiaries in
Mercantile's employee benefit plans available to other employees of
Mercantile and its Subsidiaries as soon as practicable after the
Effective Time, with (i) full credit for prior service with Seller or any of the Seller Subsidiaries for purposes of vesting and eligibility for participation (but not benefit accruals under any defined benefit plan), and co-payments and deductibles, and (ii)
waiver of all waiting periods and pre-existing condition exclusions or penalties.
          5.09.   Employee Stock Options.
                  ----------------------
                  (a)     At the Effective Time, all rights with
respect to Seller Common Stock pursuant to Seller Employee Stock
Options that are outstanding at the Effective Time, whether or not then exercisable, shall be converted into and become rights with respect to Mercantile Common Stock, and Mercantile shall assume all
Seller Employee Stock Options in accordance with the terms of the
Seller Stock Plan under which it was issued and the Seller Employee
Stock Option Agreement by which it is evidenced.  From and after the Effective Time, (i) each Seller Employee Stock Option assumed by Mercantile shall be exercised solely for shares of Mercantile
Common Stock, (ii) the number of shares of Mercantile Common Stock subject to each Seller Employee Stock Option shall be equal to the number of shares of Seller Common Stock subject to such Seller
Employee Stock Option immediately prior to the Effective Time multiplied by the quotient determined pursuant to Section

                                    A-78

1.07(b)(ii) and (iii) the per share exercise price under each
Seller Employee Stock Option shall be adjusted by dividing the per share exercise price under such Seller Employee Stock Option by the quotient determined pursuant to Section 1.07(b)(ii) and rounding down to the nearest cent; provided, however, that the terms of each
                          --------  -------
Seller Employee Stock Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, recapitalization or other similar transaction subsequent to the Effective Time and shall be subject to the additional optionee rights specified in Section 13 of
Seller's 1991 Stock Option and Incentive Plan.  It is intended that the foregoing assumption shall be undertaken in a manner that will not constitute a "modification" as defined in the Code, as to any
Seller Employee Stock Option that is an "incentive stock option" as defined under the Code.
                  (b)     The shares of Mercantile Common Stock
covered by the stock options to be issued pursuant to Section
5.09(a) shall be covered by an effective registration statement filed on Form S-8 with the SEC and shall be duly authorized, validly issued and in compliance with all applicable federal and state securities laws, fully paid and nonassessable and not subject to or in violation of any preemptive rights.  Mercantile shall at and after the Effective Time have reserved sufficient shares of
Mercantile Common Stock for issuance with respect to such options.
Mercantile shall also take any action required to be taken under any applicable state blue sky or securities laws in connection with the issuance of such shares.

                                    A-79

          5.10.   Press Releases.  Except as may be required by
                  --------------
law, Seller and Mercantile shall consult and agree with each other as to the form and substance of any proposed press release relating to this Agreement or any of the transactions contemplated hereby.
          5.11.   State Takeover Statutes.  Seller will take all
                  -----------------------
steps necessary to exempt the transactions contemplated by this
Agreement and any agreement contemplated hereby from, and if necessary challenge the validity of, any applicable state takeover law.
          5.12.   Directors' and Officers' Indemnification.
                  ----------------------------------------
Mercantile agrees that the Merger shall not affect or diminish any of the duties and obligations of indemnification of the Seller or any of the Seller Subsidiaries existing as of the Effective Time in favor of employees, agents, directors or officers of Seller or any of the Seller Subsidiaries arising by virtue of its Articles of
Incorporation, Charter or Bylaws in the form in effect at the date of this Agreement or arising by operation of law or arising by virtue of any contract, resolution or other agreement or document existing at the date of this Agreement, and such duties and
obligations shall continue in full force and effect for so long as they would (but for the Merger) otherwise survive and continue in full force and effect.  To the extent that Seller's existing directors' and officers' liability insurance policy would provide coverage for any action or omission occurring prior to the
Effective Time, Seller agrees to give proper notice to the
insurance carrier and to Mercantile of a potential claim thereunder so as to preserve Seller's rights to such insurance coverage.

                                    A-80

Mercantile represents that the directors' and officers' liability insurance policy maintained by it provides for coverage of "prior acts" for directors and officers of entities acquired by Mercantile including Seller and the Seller Subsidiaries on and after the
Effective Time.
          5.13.   Tax Opinion Certificates.  Seller shall cause
                  ------------------------
such of its executive officers and/or directors as may reasonably requested by Thompson & Mitchell to timely execute and deliver to
Thompson & Mitchell certificates substantially in the form of
Exhibit C hereto.
- ---------

                            ARTICLE VI
                            ----------

                            CONDITIONS

          6.01.   Conditions to Each Party's Obligation To Effect
                  -----------------------------------------------
the Merger.  The respective obligations of each party to effect the
- ----------
Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following conditions:
                  (a)     This Agreement shall have received the
requisite approval of stockholders of Seller at the meeting of stockholders called pursuant to Section 5.03 of this Agreement.
                  (b)     All requisite approvals of this Agreement
and the transactions contemplated hereby shall have been received from the Regulatory Authorities, and all waiting periods after such approvals required by law or regulation have been satisfied.
                  (c)     The Registration Statement shall have been
declared effective and shall not be subject to a stop order or any threatened stop order.

                                    A-81

                  (d)     Neither Seller nor Buyers shall be subject
to any order, decree or injunction of a court or agency of
competent jurisdiction which enjoins or prohibits the consummation of the Merger.
                  (e)     Each of Buyers and Seller shall have
received from Thompson & Mitchell an opinion (which opinion shall not have been withdrawn at or prior to the Effective Time)
reasonably satisfactory in form and substance to it to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code and that no gain or loss will be
recognized by the stockholders of Seller to the extent they receive
Mercantile Common Stock in exchange for shares of Seller Common
Stock.
          6.02.   Conditions to Obligations of Seller To Effect the
                  -------------------------------------------------
Merger.  The obligations of Seller to effect the Merger shall be
- ------
subject to the fulfillment or waiver at or prior to the Effective
Time of the following additional conditions:
                  (a)     Representations and Warranties.  The
                          ------------------------------
representations and warranties of Buyers set forth in Article III of this Agreement shall be true and correct in all material
respects as of the date of this Agreement and as of the Effective
Time (as though made on and as of the Effective Time except (i) to the extent such representations and warranties are by their express provisions made as of a specified date, (ii) where the facts which caused the failure of any representation or warranty to be so true and correct have not resulted, and are not likely to result, in a material adverse effect on the Condition of Mercantile and its

                                    A-82

Subsidiaries taken as a whole (for purposes hereof changes to laws and regulations, generally accepted or regulatory accounting principles, or interpretations thereof, or changes in economic conditions, including interest rates applicable to commercial banking institutions generally shall not be taken into account) and
(iii) for the effect of transactions contemplated by this
Agreement) and Seller shall have received a certificate of the Vice
Chairman of Mercantile, signing solely in his capacity as an officer of Mercantile, to that effect.
                  (b)     Performance of Obligations.  Buyers shall
                          --------------------------
have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Effective
Time, and Seller shall have received a certificate of the Vice
Chairman of Mercantile, signing solely in his capacity as an officer of Mercantile, to that effect.
                  (c)     Permits, Authorizations, etc.  Buyers
                          -----------------------------
shall have obtained any and all material permits, authorizations, consents, waivers and approvals required for the lawful
consummation of the Merger.
                  (d)     No Material Adverse Change.  Since the
                          --------------------------
date of this Agreement, there shall have been no material adverse change to the Condition of Mercantile and its Subsidiaries, taken as a whole, except as may have resulted from changes to laws and regulations, generally accepted or regulatory accounting
principles, or interpretations thereof, or changes in economic conditions, including interest rates, applicable to commercial banking institutions generally.

                                    A-83

                  (e)     Opinion of Counsel.  Mercantile shall have
                          ------------------
delivered to Seller an opinion of Mercantile's counsel dated as of the Closing Date or a mutually agreeable earlier date in
substantially the form set forth as Exhibit D to this Agreement.
                                    ---------
          6.03.   Conditions to Obligations of Buyers To Effect the
                  -------------------------------------------------
Merger.  The obligations of Buyers to effect the Merger shall be
- ------
subject to the fulfillment or waiver at or prior to the Effective
Time of the following additional conditions:
                  (a)     Representations and Warranties.  The
                          ------------------------------
representations and warranties of Seller set forth in Article II of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time (as though made on and as of the Effective Time except (i) to the extent such representations and warranties are by their express provisions made as of a specific date, (ii) where the facts which caused the failure of any representation or warranty to be so true and correct have not resulted, and are not likely to result, in a material adverse effect on the Condition of Seller and its
Subsidiaries taken as a whole (for purposes hereof changes to laws and regulations, generally accepted or regulatory accounting principles, or interpretations thereof, or changes in economic conditions, including interest rates applicable to thrift
institutions generally shall not be taken into account) and (iii)
for the effect of transactions contemplated by this Agreement) and
Buyers shall have received a certificate of the President and the
Chief Financial Officer of Seller, acting solely in their
capacities as officers of Seller, to that effect.

                                    A-84

                  (b)     Performance of Obligations.  Seller shall
                          --------------------------
have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Effective
Time, and Buyers shall have received a certificate of the President and the Chief Financial Officer of Seller acting solely in their capacities as officers of Seller, to that effect.
                  (c)     Permits, Authorizations, etc.  Seller
                          -----------------------------
shall have obtained any and all material permits, authorizations, consents, waivers and approvals required for the lawful
consummation by it of the Merger.
                  (d)     No Material Adverse Change.  Since the
                          --------------------------
date of this Agreement, there shall have been no material adverse change to the Condition of Seller and the Seller Subsidiaries,
taken as a whole, except as may have resulted from changes to laws and regulations, generally accepted or regulatory accounting principles, or interpretations thereof, or changes in economic conditions, including interest rates, applicable to thrift
institutions generally.
                  (e)     Opinion of Counsel.  Seller shall have
                          ------------------
delivered to Buyers an opinion of Seller's counsel dated as of the
Closing Date or a mutually agreeable earlier date in substantially the form set forth as Exhibit E to this Agreement.
                      ---------

                            ARTICLE VII
                            -----------

                 TERMINATION, AMENDMENT AND WAIVER

          7.01.   Termination.  This Agreement may be terminated at
                  -----------
any time prior to the Effective Time, whether before or after approval by Seller stockholders:

                                    A-85

                  (a)     by mutual consent by the Executive
Committee of the Board of Directors of Mercantile and by the respective Boards of Directors of Seller and Merger Sub;
                  (b) by the Executive Committee of the Board of Directors of Mercantile or the respective Boards of Directors of either Seller or Merger Sub at any time after December 31, 1995 if the Merger shall not theretofore have been consummated (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein);
                  (c) by the Executive Committee of the Board of Directors of Mercantile or the respective Boards of Directors of either Seller or Merger Sub if (i) the Federal Reserve Board or the
OTS has denied approval of the Merger and such denial has become final and nonappealable or (ii) stockholders of Seller shall not have approved this Agreement at the meeting referred to in Section
5.03;
                  (d) by the Executive Committee of the Board of Directors of Mercantile or the Board of Directors of Merger Sub in the event (i) any situation, event, circumstance or other matter shall come to the attention of Mercantile or Merger Sub during the course of the Due Diligence Review conducted pursuant to Section
5.01(b) hereof which Mercantile or Merger Sub shall, in a good faith exercise of its reasonable discretion, believe either (A) to be inconsistent in any material and adverse respect with any of the representations or warranties of Seller, (B) to be of such significance as to materially and adversely affect the Condition of

                                    A-86

Seller and the Seller Subsidiaries, taken as a whole, or (C) to deviate materially and adversely from Seller's financial statements for the year ended September 30, 1994, and (ii) Mercantile or Merger Sub notifies Seller of such matters within five (5) business days after the end of the Due Diligence Review Period and such matters are not capable of being cured or have not been cured within thirty (30) days after written notice thereof to Seller; or
                  (e) by the Board of Directors of Seller in the event (i) any situation, event, circumstance or other matter shall come to the attention of Seller during the course of the Seller Due
Diligence Review conducted pursuant to Section 5.01(c) hereof which Seller shall, in a good faith exercise of its reasonable discretion, believe either (A) to be inconsistent in any material and adverse respect with any of the representations or warranties of Buyers, (B) to be of such significance as to materially and adversely affect the Condition of Mercantile and its Subsidiaries, taken as a whole, or (C) to deviate materially and adversely from Mercantile's financial statements for the year ended December 31, 1993, and (ii) Seller notifies Mercantile of such matters within five (5) business days after the end of the Seller Due Diligence
Review Period and such matters are not capable of being cured or have not been cured within thirty (30) days after written notice thereof to Mercantile; or
                  (f) by the Executive Committee of the Board of Directors of Mercantile or the Board of Directors of Merger Sub, on the one hand, or by the Board of Directors of Seller, on the other hand, in the event of a breach by the other party to this Agreement

                                    A-87

of any representation, warranty or agreement contained herein, or in the Stock Option Agreement of even date herewith between
Mercantile and Seller, which breach is not cured within 30 days after written notice thereof is given to the breaching party by the non-breaching party or is not waived by the non-breaching party during such period.
          7.02.   Effect of Termination.  In the event of
                  ---------------------
termination of this Agreement as provided in Section 7.01 hereof, this Agreement shall forthwith become void and there shall be no liability on the part of Buyers or Seller or their respective officers or directors except as set forth in the second sentence of
Section 5.01(a) and in Sections 5.06 and 8.02, and except that no termination of this Agreement pursuant to Section 7.01(f) shall relieve the breaching party of any liability to the non-breaching party hereto arising from the intentional, deliberate and willful non-performance of any covenant contained herein, after giving notice to such breaching party and an opportunity to cure as set forth in Section 7.01(e).
          7.03.   Amendment.  This Agreement and the Schedules
                  ---------
hereto may be amended by the parties hereto, by action taken by or on behalf of the Executive Committee of the Board of Directors of
Mercantile and the respective Boards of Directors of Merger Sub or
Seller, at any time before or after approval of this Agreement by the stockholders of Seller; provided, however, that (a) after any
                            --------  -------
such approval by the stockholders of Seller no such modification shall (i) alter or change the amount or kind of Merger
Consideration to be received by holders of Seller Common Stock as

                                    A-88

provided in this Agreement or (ii) adversely affect the tax
treatment to Seller stockholders as a result of the Merger
Consideration and (b) before the submission of this Agreement for approval by the stockholders of Seller, Buyers may make such amendments as are permitted by Section 1.13 and Seller's Board of
Directors shall approve those amendments specified in this clause
(b).  This Agreement may not be amended except by an instrument in writing signed on behalf of each of Buyers and Seller.
          7.04.   Waiver.  Any term, condition or provision of this
                  ------
Agreement may be waived in writing at any time by the party which is, or whose stockholders are, entitled to the benefits thereof.

                           ARTICLE VIII
                           ------------

                        GENERAL PROVISIONS

          8.01.   Non-Survival of Representations, Warranties and
                  -----------------------------------------------
Agreements.  No investigation by the parties hereto made heretofore
- ----------
or hereafter shall affect the representations and warranties of the parties which are contained herein and each such representation and warranty shall survive such investigation.  Except as set forth below in this Section 8.01, all representations, warranties and agreements in this Agreement of Buyers and Seller or in any
instrument delivered by Buyers or Seller pursuant to or in
connection with this Agreement shall expire at the Effective Time or upon termination of this Agreement in accordance with its terms.
In the event of consummation of the Merger, the agreements
contained in or referred to in Sections 5.02(b), 5.07, 5.08, 5.09 and 5.12 shall survive the Effective Time.  In the event of
termination of this Agreement in accordance with its terms, the

                                    A-89

agreements contained in or referred to in the second sentence of
Section 5.01, Section 5.06, Section 7.02 and Section 8.02 shall survive such termination.
          8.02.   Indemnification.  Buyers and Seller (hereinafter,
                  ---------------
in such capacity being referred to as the "Indemnifying Party")
agree to indemnify and hold harmless each other and their officers, directors and controlling persons (each such other party being hereinafter referred to, individually and/or collectively, as the
"Indemnified Party") against any and all losses, claims, damages or liabilities, joint or several, to which the Indemnified Party may become subject under the Securities Act, the Exchange Act or other federal or state law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof):  (a) arise primarily out of any information furnished to the Indemnified Party by the Indemnifying Party or are
based primarily upon any untrue statement or alleged untrue
statement of a material fact contained in the Registration
Statement as originally filed or in any amendment thereof, or in the Proxy Statement, or in any amendment thereof or supplement thereto, and provided for inclusion thereof by the Indemnifying
Party or (b) arise primarily out of or are based primarily upon the omission or alleged omission by the Indemnifying Party to state therein a material fact required to be stated therein or necessary to make the statements made therein not misleading, and agrees to reimburse each such Indemnified Party, as incurred, for any legal or other expenses reasonably incurred by them in connection with

                                    A-90

investigating or defending any such loss, claim, damage, liability or action.
          8.03.   No Assignment; Successors and Assigns.  This
                  -------------------------------------
Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but neither this Agreement nor any right or obligation set forth in any provision hereof may be transferred or assigned by any party hereto without the prior written consent of the other party, and any purported transfer or assignment in violation of this Section 8.03 shall be void and of no effect.  There shall not be any third party beneficiaries of any provisions hereof except for Sections 1.09,
5.08, 5.09, 5.12 and 8.02, which may be enforced against Buyers or
Seller by the parties therein identified.
          8.04.   No Implied Waiver.  No failure or delay on the
                  -----------------
part of either party hereto to exercise any right, power or
privilege hereunder or under any instrument executed pursuant hereto shall operate as a waiver nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
          8.05.   Headings.  Article, section, subsection and
                  --------
paragraph titles, captions and headings herein are inserted only as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or the intent or meaning of any provision hereof.
          8.06.   Entire Agreement.  This Agreement and the
                  ----------------
Exhibits, Appendices and Schedules hereto constitute the entire

                                    A-91

agreement between the parties with respect to the subject matter hereof, supersede all prior negotiations, representations,
warranties, commitments, offers, letters of interest or intent, proposal letters, contracts, writings or other agreements or understandings with respect thereto.  No waiver, and no
modification or amendment of any provision of this Agreement shall be effective unless specifically made in writing and duly signed by all parties thereto.
          The parties acknowledge that the Schedules referenced in
Article II are not included with this Agreement as of the date of this Agreement.  Seller shall provide such Schedules to Buyers by not later than ten business days after the date of this Agreement for review and consideration.  The obligations on the part of
Buyers under this Agreement are expressly conditioned upon, and subject to, acceptance by Buyers not later than the end of the fifth business day after the date of the actual delivery of the
Schedules to Buyers of the form and substance of the Schedules, in each case in the reasonable discretion of Buyers.
          8.07.   Counterparts.  This Agreement may be executed in
                  ------------
one or more counterparts, and any party to this Agreement may executed and deliver this Agreement by executing and delivering any of such counterparts, each of which when executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.
          8.08.   Notices. All notices and other communications
                  -------
hereunder shall be in writing and shall be deemed to be duly received (i) on the date given if delivered personally or (ii) upon

                                    A-92

confirmation of receipt, if by facsimile transmission or (iii) on the date received if mailed by registered or certified mail (return receipt requested), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
          (i)     if to Buyers:
                  Mercantile Bancorporation Inc.
                  Mercantile Tower
                  P.O. Box 524
                  St. Louis, Missouri 63166-0524
                  Attention:    Ralph W. Babb, Jr.
                                Vice Chairman
                  Telecopy:  (314) 425-8108

          Copies to:
                  Jon W. Bilstrom, Esq.
                  General Counsel
                  Mercantile Bancorporation Inc.
                  Mercantile Tower
                  P.O. Box 524
                  St. Louis, Missouri 63166-0524
                  Telecopy:  (314) 425-1386

          and
                  Thompson & Mitchell
                  One Mercantile Center
                  St. Louis, Missouri  63101
                  Attention:  Robert M. LaRose, Esq.
                  Telecopy:  (314) 342-1717

          (ii)    if to Seller:
                  Plains Spirit Financial Corporation
                  131 West Third Street
                  Davenport, Iowa 52801-1497
                  Attention:    William L. Wilke
                                President
                  Telecopy:  (319) 326-0538

          Copies to:
                  Silver, Freedman & Taff
                  1100 New York Avenue, Suite 700
                  Washington, D.C. 20005-3934
                  Attention:  David B. Myatt, Esq.
                               Barry P. Taff, Esq.
                  Telecopy:  (202) 682-0354


                                    A-93

          8.09.   Severability.  Any term, provision, covenant or
                  ------------
restriction contained in this Agreement held by a court or a
Regulatory Authority of competent jurisdiction to be invalid, void or unenforceable, shall be ineffective to the extent of such invalidity, voidness or unenforceability, but neither the remaining terms, provisions, covenants or restrictions contained in this
Agreement nor the validity or enforceability thereof in any other jurisdiction shall be affected or impaired thereby.  Any term, provision, covenant or restriction contained in this Agreement that is so found to be so broad as to be unenforceable shall be
interpreted to be as broad as is enforceable.
          8.10.   Governing Law. This Agreement shall be governed
                  -------------
by and controlled as to validity, enforcement, interpretation, effect and in all other respects by the internal laws of the State of Missouri applicable to contracts made in such state, except as otherwise specifically provided herein or as required by the DGCL.

                                    A-94

          IN WITNESS WHEREOF, Buyer and Seller have caused this
Agreement to be signed and, by such signature, acknowledged by their respective officers thereunto duly authorized, and such signatures to be attested to by their respective officers thereunto duly authorized, all as of the date first

                                    "BUYERS"

                                    MERCANTILE BANCORPORATION INC.



                                    By:  /s/ Ralph W. Babb, Jr.
                                        ---------------------------------------
                                        Ralph W. Babb, Jr.
                                        Vice Chairman


                                    MERCANTILE BANCORPORATION INC.
                                    OF IOWA



                                    By:  /s/ Ralph W. Babb, Jr.
                                        ---------------------------------------
                                        Ralph W. Babb, Jr.
                                        Chairman


                                    "SELLER"

                                    PLAINS SPIRIT FINANCIAL
                                    CORPORATION



                                    By:  /s/ William L. Wilke
                                        ---------------------------------------
                                        William L. Wilke
                                        President and Chief
                                        Executive Officer


                                    A-95

                            ANNEX B

     Following is the text of the statutory appraisal right as set forth in Section 262 of The General Corporation Law of the State of Delaware.

     Section  262.  APPRAISAL RIGHTS

          (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections
(b) and (c) of this section.  As used in this section, the word
"stockholder" means a holder of record of stock in a stock corporation and also a member of record of a non-stock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a non-stock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

          (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Sections 251, 252, 254, 257, 258, 263 or 264 of this title:

                 (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system on an interdealer quotation system by the National Association of Securities Dealers, Inc., or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

                 (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections
251, 252, 254, 257, 258 263 and 264 of this title to accept for such stock anything except:

                             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

                             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or held of record by more than 2,000 holders;

                             c.  Cash in lieu of fractional shares or
                   fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

                                    B-1

                             d.  Any combination of the shares of stock,
                   depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

                   (3)       In the event all of the stock of a subsidiary
Delaware corporation party to a merger effected under Section
253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

          (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

          (d)      Appraisal rights shall be perfected as follows:

                   (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with the provisions of this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

                   (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

          (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after

                                    B-2

the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

          (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by one or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

          (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings;
and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

          (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

          (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto.
Interest may be simple or compound, as the Court may direct.
Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock.
The Court's decree may be enforced as other

                                    B-3

decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any other state.

          (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all of the shares entitled to an appraisal.

          (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

          (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.


                                    B-4

                           ANNEX C
                           -------

            [Letterhead of Kaplan Associates, Inc.]

                     ____________, 1995


Board of Directors
Plains Spirit Financial Corporation
131 West Third Street
Davenport, Iowa  52801-1497

Members of the Board:

     You have requested our opinion as to the fairness from a financial point of view to the holders of the issued and outstanding shares of common stock ("Plains Spirit Common
Stock"), par value $0.01 per share, of Plains Spirit Financial
Corporation ("Plains Spirit") of the "Merger Consideration" (as defined hereinbelow) to be received for the issued and outstanding shares of Plains Spirit Common Stock pursuant to the Agreement and Plan of Merger (the "Agreement"), dated December
23, 1994, between Mercantile Bancorporation Inc. ("Mercantile") and Mercantile Bancorporation Inc. of Iowa ("Merger Sub" and collectively with Mercantile, "MBI"), and Plains Spirit providing for the merger (the "Merger") of Plains Spirit with and into Merger Sub. Such Merger shall qualify as a tax-free reorganization and, for financial reporting purposes, will be accounted for by MBI under the purchase method.

     Pursuant to the Agreement, each share of Plains Spirit Common
Stock shall be converted into and become the right to receive (i)
$31.25 per share of Plains Spirit Common Stock (the "Cash
Distribution"); or (ii) such number of shares (or fraction thereof) of common stock of Mercantile $5.00 par value, with associated rights ("Rights") under the "Rights Agreement" as such terms are defined in Section 3.03 of the Agreement)
(collectively, "Mercantile Common Stock"), as shall equal the quotient of (A) the Cash Distribution and (B) the "Average
Mercantile Stock Price" (as defined in Section 1.07 of the
Agreement (the "Stock Distribution") as the holder thereof shall elect or be deemed to have elected as provided in Section 1.08 of the Agreement (the aggregate of the Cash Distributions and Stock
Distributions payable or issuable pursuant to the Merger is referred to herein as the "Merger Consideration.") Except as otherwise provided in the Agreement, the maximum number of shares of Mercantile Common Stock issuable by Mercantile pursuant to the aggregate Stock Distributions described above is 1,400,000.

     As a condition to Mercantile's entering into the Agreement and in consideration thereof, Plains Spirit and Mercantile have entered into a Stock Option Agreement (the "Option Agreement") pursuant to which Plains Spirit has granted to Mercantile, on the terms and conditions set forth in the Option Agreement, an option entitling Mercantile to purchase up to 374,516 shares of Plains
Spirit Common Stock as of the date of execution of the Option
Agreement at a cash price per share for Plains Spirit Common stock of $24.00.

     As a further condition to Mercantile's entering into the Agreement and in consideration thereof, certain directors and stockholders of Plains Spirit have entered into Voting
Agreements, dated as of the date of the Agreement. Pursuant to such Voting Agreements, the respective directors and stockholders agreed to vote all of the shares of Plains Spirit Common Stock they now own or thereafter acquire, in favor of the Merger at the meeting of stockholders of Plains Spirit to be called for purposes of approving the Merger, and to not vote any

                                    C-1

Board of Directors
Plains Spirit Financial Corporation
- --------------------, 1995

such shares of Plains Spirit Common Stock in favor of any other merger or sale of all or substantially all the assets of Plains Spirit to any party other than Mercantile or its affiliates.

     Kaplan Associates, Inc. ("Kaplan Associates") is a financial advisory and consulting firm that specializes in the commercial banking, thrift and mortgage banking industries. As part of our financial advisory and consulting services, we are regularly engaged in the independent valuation of securities in connection with initial public offerings, private placements, merger and acquisition transactions and recapitalizations. Kaplan
Associates is familiar with Plains Spirit, having acted as its financial advisor in connection with, and having participated in, the negotiations leading to the Agreement.

     In arriving at the opinion set forth below, we have, among other things:

        1.    Reviewed Plains Spirit's Annual Reports, Forms
              10-K and related financial information for the three fiscal years ended September 30, 1994 and quarterly reports as filed on Form 10-Q for each of the first three fiscal quarters for the two years ended September
              30, 1994 and the quarter ended December 31, 1994, and monthly unaudited financial reports for the periods ended February 28, 1995;

        2. Reviewed Mercantile's Annual Reports, Forms 10-K and related financial information for the five fiscal years ended December 31, 1994 and quarterly reports as filed on Form 10-Q for each of the first three fiscal quarters for the two years ended December
              31, 1994;

        3. Reviewed the various other bank and thrift acquisitions that Mercantile has recently completed or has pending, including the acquisition of Wedge Bank (approximately
              $209.7 million in assets), the acquisition of UNSL
              Financial Corp. (approximately $440.4 million in assets), the acquisition of Central Mortgage Bancshares
              (approximately $629.1 million in assets), the acquisition of TCBankshares Inc. (approximately $1.3 billion in assets), the acquisition of Southwest Bancshares
              (approximately $174.1 million in assets) and the acquisition of AmeriFirst Bancorporation (approximately
              $164.1 million in assets);

        4. Conducted discussions with members of senior management of Plains Spirit and Mercantile concerning their respective financial conditions, businesses, assets, financial forecasts and prospects;

        5. Reviewed the historical common stock price performance of Plains Spirit and Mercantile on a daily, weekly and monthly basis;

        6. Reviewed the historical common stock trading volume of Plains Spirit and Mercantile;

        7.    Compared the results of operations of Plains
              Spirit and Mercantile with those of certain companies that we deemed relevant;

        8.    Analyzed the relative contribution of Plains
              Spirit to certain financial attributes of Mercantile, including, among other things, its assets, liabilities, equity and forecasted net income;

                                    C-2

Board of Directors
Plains Spirit Financial Corporation
- ----------------------, 1995

        9. Reviewed the Agreement and Stock Option Agreement and compared the proposed financial terms of the transaction contemplated by the Agreement with the financial terms of certain other transactions that we deemed to be relevant;

       10. Reviewed and evaluated other prior solicitations of interest in Plains Spirit; and

       11. Reviewed such other financial studies and analyses and performed such other investigations and took into account our experience in other transactions, knowledge of the commercial banking and thrift industries and general experience in securities valuations and our assessment of general economic, market and financial conditions and such other matters as we deemed necessary.

     In rendering this opinion, we have, with your consent, assumed and relied, without independent verification, upon the accuracy and completeness, in all material respects, of the financial and other information and the representations provided to us by Plains Spirit and Mercantile. We have also relied upon the management of Plains Spirit as to the reasonableness and achievability of the financial and operating forecasts (and the assumptions and bases therefor) provided to us. In that regard, we have assumed with consent that such forecasts, including without limitation, projections regarding underperforming and nonperforming assets, net charge-offs and the adequacy of reserves, reflect the best currently available estimates and judgments of Plains Spirit's management and that such projections and forecasts will be realized in the amounts and in the time periods currently estimated by the management of Plains Spirit.

     In addition, with your consent, we have not made an independent evaluation or appraisal of the assets of Plains
Spirit or Mercantile or any of its subsidiaries, nor have we been furnished with any such evaluations or appraisals. We have also assumed that there has been no material change in Plains Spirit's or Mercantile's assets, financial condition, results of operation, business or prospects since the date of the last financial statements made available to us by Plains Spirit and Mercantile, respectively. We have relied on advice of counsel to Plains Spirit as to all legal matters with respect to Plains
Spirit, Mercantile, the Board of Directors, the Merger, the
Agreement and the Option Agreement. This opinion is necessarily based upon economic, market, monetary and other conditions as they exist and can be evaluated at this time.

     As compensation for the financial advisory services provided to Plains Spirit in connection with the Merger, including providing this opinion, Plains Spirit agreed to pay Kaplan
Associates the fees and reimburse the expenses set forth in the engagement letter dated November 29, 1993 between Plains Spirit and Kaplan Associates. This opinion is furnished pursuant to such engagement letter and, except as provided therein, may not be used or referred to by Plains Spirit, or quoted or disclosed to any person in any manner without our prior written consent.


                                    C-3

Board of Directors
Plains Spirit Financial Corporation
- ----------------------, 1995

     Based upon and subject to the foregoing, and based upon such other matters as we considered relevant, we are of the opinion that, as of ____________, 1995, the Merger Consideration to be paid by Mercantile pursuant to the terms of the Agreement is fair to the stockholders of Plains Spirit from a financial point of view.

                                               Sincerely,



                                               KAPLAN ASSOCIATES, INC.



                                    C-4

PROXY             PLAINS SPIRIT FINANCIAL CORPORATION

                    SPECIAL MEETING OF STOCKHOLDERS
                     TO BE HELD ------------, 1995

The undersigned hereby appoints the Board of Directors of Plains
Spirit Financial Corporation (the "Company"), with full powers of substitution, to act as attorneys and proxies for the undersigned to vote all shares of capital stock of the Company which the undersigned is entitled to vote at the Special Meeting of Stockholders (the "Meeting") to be held at the main office of the Company, 131 West Third Street, Davenport, Iowa, on
- -----------------, 1995 at 1:30 p.m., and at any and all
adjournments and postponements thereof.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE
SPECIFIED, THIS PROXY WILL BE VOTED FOR THE MERGER AGREEMENT.  IF
ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY WILL
BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT.  AT
THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER
BUSINESS TO BE PRESENTED AT THE MEETING.

              (Continued and to be signed on reverse side)

The Board of Directors recommends a vote "FOR" the Merger
Agreement.

         Adoption and approval of the Agreement and Plan of Merger, dated as of December 23, 1994 (the "Merger
         Agreement"), and each of the transactions contemplated thereby, pursuant to which Plains Spirit will be merged with and into a wholly owned subsidiary of Mercantile
         Bancorporation Inc. ("MBI") and whereby, upon consummation of the merger, all shares of Plains Spirit
         Common Stock (other than shares held by holders of Plains Spirit Common Stock who perfect their appraisal rights) will be converted into either (i) the right to receive an amount in cash equal to $31.25 per share or
         (ii) the right to receive such number of shares (or fraction thereof) of MBI Common Stock, $5.00 par value, as determined by the election procedures and exchange ratio set forth in detail in the accompanying Proxy
         Statement/Prospectus, and subject to certain adjustments as provided in the Merger Agreement.

             / / FOR     / / AGAINST     / / ABSTAIN


In their discretion, the proxies are authorized to vote on any other business that may properly come before the Meeting or any adjournment or postponement thereof.


"PLEASE MARK INSIDE BLUE BLOXES SO
THAT DATA PROCESSING EQUIPMENT
WILL RECORD YOUR VOTES"



THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Should the undersigned be present and elect to vote at the Meeting or at any adjournments or postponements thereof, and after notification to the Secretary of the Company at the Meeting of the Stockholder's decision to terminate this proxy, then the power of such attorneys or proxies shall be deemed terminated and of no further force and effect. This proxy may also be revoked by filing a written notice of revocation with the Secretary of the Company or by duly executing a proxy bearing a later date.

The undersigned acknowledges receipt, from the Company, prior to the execution of this proxy, of notice of the Meeting and a Proxy
Statement/Prospectus dated ----------, 1995.


Dated:---------------------------------------, 1995



- ---------------------------------------------------
Signature of Stockholder



- ---------------------------------------------------
Signature of Stockholder

Please sign exactly as your name(s) appear(s) to the left. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If share are held jointly, each holder should sign.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE
ENCLOSED POSTAGE-PAID ENVELOPE.



                  ELECTION FORM FOR USE BY STOCKHOLDERS OF
                    PLAINS SPIRIT FINANCIAL CORPORATION

KeyCorp Shareholder Services, Inc.
Suite 2120
One Mercantile Center
St. Louis, Missouri  63101

Attention:  Rick Mitchell

Gentlemen:

     Pursuant to the terms of the Agreement and Plan of Merger (the
"Merger Agreement") by and among Plains Spirit Financial
Corporation ("Plains Spirit"), Mercantile Bancorporation Inc.
("Mercantile") and Mercantile Bancorporation Inc. of Iowa, a wholly owned subsidiary of Mercantile, the undersigned stockholder(s) of Plains Spirit elects the following alternative as to the category of consideration that the undersigned elects to receive in conversion of his or her shares of Plains Spirit
Common Stock upon consummation of the merger:

     [CHECK ONLY ONE OF THE BOXES TO INDICATE YOUR ELECTION]


/ /     (i)      STOCK ELECTION - shares of Mercantile Common Stock in
                 an amount per share equal to the quotient of $31.25 and
                 the Average Mercantile Stock Price in conversion of the
                 undersigned's shares of Plains Spirit Common Stock .
                 The "Average Mercantile Stock Price" means the average
                 (rounded to the nearest whole cent) of the closing
                 stock price of one share of Mercantile Common Stock on
                 The New York Stock Exchange - Composite Transaction
                 List for the ten consecutive trading days ending on and
                 including the date of the later of (i) the approval of
                 the merger by the Board of Governors of the Federal
                 Reserve System or (ii) the approval of the merger by
                 the Office of Thrift Supervision.

/ /     (ii)     CASH ELECTION - cash payment in an amount equal to
                 $31.25 per share in conversion of the undersigned's
                 shares of Plains Spirit Common Stock.

     The undersigned acknowledges that the deadline for filing this Election Form with Plains Spirit is by 5:00 p.m.,
- ----------------, 1995, the day of the Special Meeting of Stockholders of Plains Spirit called to consider and vote upon the Merger Agreement. Any stockholder who fails to deliver the Election Form to Plains Spirit by the deadline will be deemed to have elected the Cash Election but will be treated differently than other stockholders who have made a Cash Election by filing this Election Form. In addition, any holder of 1% or more of the Plains Spirit Common Stock that shall not have delivered to KeyCorp Shareholder Services, Inc., on or before 5:00 p.m. on
- ---------------, 1995, in properly executed form, the accompanying certification regarding certain tax matters, shall be deemed to have made a timely Cash Election. The undersigned further acknowledges that the election to receive the indicated category of consideration is subject to the limitations on the issuance of not more than 1,400,000 shares of Mercantile Common
Stock and not less than the number of shares of Mercantile Common
Stock necessary for the merger to quality as a tax-deferred reorganization for those stockholders who receive shares of Mercantile Common Stock in exchange for their shares of Plains
Spirit Common Stock.  See the section of the accompanying Proxy
Statement entitled "TERMS OF THE PROPOSED MERGER -- General
Description of the Merger" for a description of the situations in which the Exchange Agent may be required to pay to stockholders consideration other than from the elected category of consideration and the priorities governing such adjustments.

     Prior to 5:00 p.m. on ---------------, 1995, the undersigned may, at any time or from time to time, change his or her election by filing a new Election Form with Plains Spirit.

     Stockholders who have questions regarding the election process, and/or the tax consequences associated with such election process, should consult, at their own expense, their own tax, legal and investment advisors.


Dated:  ---------------, 1995





- ----------------------------------------------------------
                Signature of Stockholder




- ----------------------------------------------------------
                Signature of Stockholder

(To be signed by the holder(s) of record exactly as the name(s) of such holder(s) appears on the stock certificate. When signing as an attorney, executor, administrator, trustee or guardian, please give full title. All joint owners must sign.)

PLEASE RETURN USING ENCLOSED, PRE-PAID, PRE-ADDRESSED ENVELOPE.




                  [Plains Spirit Letterhead]

                      ------------, 1995


Dear Fellow Stockholder:

     In connection with the acquisition (the "Merger") of Plains
Spirit Financial Corporation, a Delaware corporation ("Plains
Spirit"), by Mercantile Bancorporation Inc., a Missouri corporation ("MBI"), Thompson & Mitchell, special counsel for MBI, has been requested to deliver a legal opinion, based upon certain representations that it receives from Plains Spirit, MBI and holders of 1% or more of Plains Spirit common stock who make a valid election to receive shares of MBI common stock as consideration in the Merger, to the effect that the acquisition will constitute a tax-free reorganization for federal income tax purposes with respect to shares of MBI common stock received in the Merger. It is intended that Plains Spirit stockholders who exchange their shares of Plains Spirit common stock solely for shares of MBI common stock will not recognize any gain or loss for federal income tax purposes. However, any cash received by a Plains Spirit stockholder in lieu of any fractional share interest or as cash consideration may give rise to taxable income.

     Attached is a copy of a certificate which addresses your
present plans and intentions concerning any MBI common stock you may acquire as a result of the proposed transaction.  EACH HOLDER
OF 1% OR MORE OF PLAINS SPIRIT COMMON STOCK WHO ELECTS TO RECEIVE
SHARES OF MBI COMMON STOCK IN EXCHANGE FOR HIS OR HER SHARES OF
PLAINS SPIRIT COMMON STOCK IN THE MERGER MUST EXECUTE AND RETURN
                                         ----
A PROPERLY EXECUTED CERTIFICATE TO KEYCORP SHAREHOLDER SERVICES,
INC., SUITE 2120, ONE MERCANTILE CENTER, ST. LOUIS, MISSOURI
63101, BY 5:00 P.M. ON -----------------, 1995.  ANY SUCH HOLDER
OF PLAINS SPIRIT COMMON STOCK WHO FAILS TO EXECUTE AND RETURN A
CERTIFICATE TO KEYCORP SHAREHOLDER SERVICES, INC. BY 5:00 P.M. ON
- ---------------, 1995, WILL BE DEEMED TO HAVE MADE AN ELECTION TO
RECEIVE THE CASH CONSIDERATION IN THE MERGER.  This Certificate,
which will be delivered to Thompson & Mitchell, will be relied on by Thompson & Mitchell when it gives the legal opinion described above.  Please note that the third paragraph of the certificate contains an agreement to notify Thompson & Mitchell if your plans or intentions change after the certificate is executed.

     Please read the certificate carefully. If you are able truthfully to make the statements contained in the certificate, please sign and date the certificate and return it to KeyCorp
Shareholder Services, Inc. by 5:00 p.m. on -------------------,
1995.

     If you have any questions regarding the enclosed certificate, please do not hesitate to call me. However, due to the individual nature of federal income tax consequences, stockholders are urged to consult their own tax advisor to determine the specific tax consequences of the proposed transaction to them. More detailed information is provided in the accompanying Proxy Statement/Prospectus.

                                   Sincerely,



                                   WILLIAM L. WILKE
                                   President and Chief Executive Officer



               STOCKHOLDER CERTIFICATE
               OF 1% OR MORE HOLDER OF
              PLAINS SPIRIT COMMON STOCK
              --------------------------

     The undersigned stockholder of Plains Spirit Financial
Corporation, a Delaware corporation ("Plains Spirit"),
- -----------------------------, a holder of --------- shares of
Plains Spirit common stock, par value $0.01 per share ("Plains
Spirit Common Stock"), HEREBY CERTIFIES that (a) I am familiar with the terms and conditions of the Agreement and Plan of Merger by and among Mercantile Bancorporation Inc., a Missouri corporation ("MBI"), Mercantile Bancorporation Inc. of Iowa, an
Iowa corporation ("MBI Iowa"), and Plains Spirit dated December
23, 1994, and (b) I am aware that (i) this Certificate will be relied on by Thompson & Mitchell, counsel for MBI, in rendering its opinion to Plains Spirit that the merger of Plains Spirit with and into MBI Iowa (the "Merger") will constitute a reorganization within the meaning of section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended, and (ii) the representations and undertaking recited herein will survive the Merger.

     The undersigned HEREBY FURTHER CERTIFIES that the undersigned has no plan, intention or arrangement (including any option or pledge) to sell, exchange or otherwise dispose of any of the MBI common stock, par value $5.00 per share ("MBI Common Stock"), to be received in the Merger, with the exception of any fractional share of MBI Common Stock to be exchanged for cash pursuant to the Merger.

     The undersigned HEREBY AGREES to immediately communicate in writing to Thompson & Mitchell at One Mercantile Center, Suite
3300, St. Louis, Missouri 63101, to the attention of Charles H.
Binger, any information that could indicate (i) any of the foregoing representations was inaccurate when made, or (ii) any of the foregoing representations would be inaccurate if it were made immediately before the Merger.

     IN WITNESS WHEREOF, the undersigned has executed this certificate, or caused this certificate to be executed by its duly authorized representative, this ----- day of
- ---------------, 1995.



                                   ------------------------------




                           PART II

           INFORMATION NOT REQUIRED IN THE PROSPECTUS
           ------------------------------------------

Item 20.  Indemnification of Officers and Directors
- ---------------------------------------------------

     Sections 351.355(1) and (2) of The General and Business
Corporation Law of the State of Missouri provide that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of an action or suit by or in the right of the corporation, the corporation may not indemnify such persons against judgments and fines and no person shall be indemnified as to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation, unless and only to the extent that the court in which the action or suit was brought determines upon application that such person is fairly and reasonably entitled to indemnity for proper expenses. Section 351.355(3) provides that, to the extent that a director, officer, employee or agent of the corporation has been successful in the defense of any such action, suit or proceeding or any claim, issue or matter therein, he shall be indemnified against expenses, including attorneys' fees, actually and reasonably incurred in connection with such action, suit or proceeding. Section 351.355(7) provides that a corporation may provide additional indemnification to any person indemnifiable under subsection (1) or (2), provided such additional indemnification is authorized by the corporation's articles of incorporation or an amendment thereto or by a shareholder-approved bylaw or agreement, and provided further that no person shall thereby be indemnified against conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct or which involved an accounting for profits pursuant to Section 16(b) of the Securities Exchange Act of 1934.

     Article 12 of the Restated Articles of Incorporation of the Registrant provides that the Registrant shall extend to its directors and executive officers the indemnification specified in subsections (1) and (2) and the additional indemnification authorized in subsection (7) and that it may extend to other officers, employees and agents such indemnification and additional indemnification.

     Pursuant to directors' and officers' liability insurance policies, with total annual limits of $30,000,000, the Registrant's directors and officers are insured, subject to the limits, retention, exceptions and other terms and conditions of such policy, against liability for any actual or alleged error, misstatement, misleading statement, act or omission, or neglect or breach of duty by the directors or officers of the Registrant, individually or collectively, or any matter claimed against them solely by reason of their being directors or officers of the Registrant.


                                    II-1

Item 21.  Exhibits and Financial Statement Schedules
- ----------------------------------------------------

     A.    Exhibits.  See Exhibit Index.
           ---------

     B.    Financial Statement Schedules.  Not Applicable.
           ------------------------------

     C.    Opinion of Financial Advisor.  See Annex C to the Proxy
           -----------------------------      -------
           Statement/Prospectus.


Item 22.  Undertakings
- ----------------------

     (1) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange
Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities
(other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (2) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of
1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities
Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3)     The undersigned Registrant hereby undertakes as follows:
that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (4) The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (3) immediately preceding, or
(ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415 (Section 230.415 of this chapter), will be filed as a part of an amendment to the Registration
Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one

                                    II-2

business day of receipt of such request and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in the documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (6) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration
Statement when it became effective.

     (7)     The undersigned Registrant hereby undertakes:

             (a) To file during any period in which offers and sales are being made, a post-effective amendment to this Registration Statement:

                     (i)        To include any prospectus required by
                                Section 10(a)(3) of the Securities Act of
                                1933;

                     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof), which individually or in the aggregate, represent a fundamental change in the information set forth in the Registration
                                Statement;

                   (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration
                                Statement or any material change to such information in the Registration Statement.

             (b) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


                                    II-3

                           SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on April 3, 1995.

                                  MERCANTILE BANCORPORATION INC.


                                  By  /s/ Thomas H. Jacobsen
                                    -------------------------------------------
                                      Thomas H. Jacobsen
                                      Chairman of the Board, President and
                                      Chief Executive Officer


                        POWER OF ATTORNEY

     We, the undersigned officers and directors of Mercantile
Bancorporation Inc., hereby severally and individually constitute and appoint Thomas H. Jacobsen and W. Randolph Adams, and each of them, the true and lawful attorneys and agents of each of us to execute in the name, place and stead of each of us (individually and in any capacity stated below) any and all amendments to this Registration Statement on Form S-4 and all instruments necessary or advisable in connection therewith and to file the same with the Securities and Exchange Commission, each of said attorneys and agents to have the power to act with or without the others and to have full power and authority to do and perform in the name and on behalf of each of the undersigned every act whatsoever necessary or advisable to be done in the premises as fully and to all intents and purposes as any of the undersigned might or could do in person, and we hereby ratify and confirm our signatures as they may be signed by our said attorneys and agents or each of them to any and all such amendments and instruments.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


             Signature                                       Title                               Date
             ---------                                       -----                               ----

/s/ Thomas H. Jacobsen
- ----------------------------------------             Chairman of the Board,                   April 3, 1995
Thomas H. Jacobsen                                   President, Chief Executive
Principal Executive Officer                          Officer and Director


/s/ W. Randolph Adams
- ----------------------------------------             Senior Executive Vice President and      April 3, 1995
W. Randolph Adams                                    Chief Financial Officer
Principal Financial Officer


/s/ Michael T. Normile
- ----------------------------------------             Senior Vice President - Finance          April 3, 1995
Michael T. Normile                                   and Control
Principal Accounting Officer


                                    II-4

             Signature                                       Title                               Date
             ---------                                       -----                               ----


/s/ Richard P. Conerly
- ----------------------------------------             Director                                 April 3, 1995
Richard P. Conerly


/s/ Harry M. Cornell, Jr.
- ----------------------------------------             Director                                 April 3, 1995
Harry M. Cornell, Jr.


/s/ Earl K. Dille
- ----------------------------------------             Director                                 April 3, 1995
Earl K. Dille


/s/ J. Cliff Eason
- ----------------------------------------             Director                                 April 3, 1995
J. Cliff Eason


/s/ Bernard A. Edison
- ----------------------------------------             Director                                 April 3, 1995
Bernard A. Edison


/s/ William A. Hall
- ----------------------------------------             Director                                 April 3, 1995
William A. Hall


/s/ Thomas A. Hays
- ----------------------------------------             Director                                 April 3, 1995
Thomas A. Hays


/s/ William G. Heckman
- ----------------------------------------             Director                                 April 3, 1995
William G. Heckman


/s/ James B. Malloy
- ----------------------------------------             Director                                 April 3, 1995
James B. Malloy


/s/ Charles H. Price II
- ----------------------------------------             Director                                 April 3, 1995
Charles H. Price II


/s/ Harvey Saligman
- ----------------------------------------             Director                                 April 3, 1995
Harvey Saligman


/s/ Craig D. Schnuck
- ----------------------------------------             Director                                 April 3, 1995
Craig D. Schnuck


                                    II-5

             Signature                                       Title                               Date
             ---------                                       -----                               ----



/s/ Robert W. Staley
- ----------------------------------------             Director                                 April 3, 1995
Robert W. Staley


/s/ Robert L. Stark
- ----------------------------------------             Director                                 April 3, 1995
Robert L. Stark


/s/ Patrick T. Stokes
- ----------------------------------------             Director                                 April 3, 1995
Patrick T. Stokes


/s/ Francis A. Stroble
- ----------------------------------------             Director                                 April 3, 1995
Francis A. Stroble


/s/ Joseph G. Werner
- ----------------------------------------             Director                                 April 3, 1995
Joseph G. Werner


/s/ John A. Wright
- ----------------------------------------             Director                                 April 3, 1995
John A. Wright

                                            EXHIBIT INDEX
Exhibit
Number                               Description                                             Page
- -------                              -----------                                             ----

 2.1      Agreement and Plan of Merger dated as of December 23, 1994 by and among MBI, MBII and Plains Spirit (included as Annex A to
                                                             -------
          this Registration Statement).

 2.2 Stock Option Agreement dated as of December 23, 1994 by and between MBI and Plains Spirit.

 2.3 Form of Voting Agreement dated as of December 23, 1994 by and between MBI and each of the directors of Plains Spirit.

 3.1 MBI's Restated Articles of Incorporation, as amended and currently in effect, filed as Exhibit 3.1 to MBI's Registration
          Statement No. 33-63196, are incorporated herein by reference.

 3.2      MBI's By-Laws, as amended and currently in effect, filed as
          Exhibit 3.2 to MBI's Registration Statement No. 33-57489, are incorporated herein by reference.

 4.1 Form of Indenture Regarding Subordinated Securities between MBI and The First National Bank of Chicago, Trustee, filed as
          Exhibit 4.1 to MBI's Report on Form 8-K dated September 24,
          1992, is incorporated herein by reference.

 4.2      Rights Agreement dated as of May 23, 1988 between MBI and
          Mercantile Bank, as Rights Agent (including as exhibits thereto the form of Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock and the form of Right Certificate), filed as Exhibits 1 and 2 to MBI's
          Registration Statement No. 0-6045 on Form 8-A, dated May 24,
          1988, is incorporated herein by reference.

 5.1 Opinion of Thompson & Mitchell as to the legality of the securities being registered.

 8.1 Opinion of Thompson & Mitchell regarding certain tax matters in the Merger.

10.1      The Mercantile Bancorporation Inc. 1987 Stock
          Option Plan, as amended, filed as Exhibit 10-
          3 to MBI's Report on Form 10-K for the year ended December 31, 1989 (File No. 1-11792), is incorporated herein by reference.

10.2      Retirement Plan for Directors of Mercantile
          Bancorporation Inc., filed as Exhibit 10-5 to
          MBI's Report on Form 10-K for the year ended
          December 31, 1989 (File No. 1-11792), is
          incorporated herein by reference.

10.3      The Mercantile Bancorporation Inc. Executive
          Incentive Compensation Plan, filed as
          Appendix C to MBI's definitive Proxy
          Statement for the 1994 Annual Meeting of
          Shareholders is incorporated herein by
          reference.

                           II-7

Exhibit
Number                               Description                                             Page
- -------                              -----------                                             ----


10.4      The Mercantile Bancorporation Inc. Employee
          Stock Purchase Plan, filed as Exhibit 10-7 to
          MBI's Report on Form 10-K for the year ended
          December 31, 1989 (File No. 1-11792), is
          incorporated herein by reference.

10.5      The Mercantile Bancorporation Inc. 1991
          Employee Incentive Plan, filed as Exhibit 10-
          7 to MBI's Report on Form 10-K for the year ended December 31, 1990 (File No. 1-11792), is incorporated herein by reference.

10.6      Amendment Number One to the Mercantile
          Bancorporation Inc. 1991 Employee Incentive
          Plan, filed as Exhibit 10-6 to MBI's Report on Form 10-K for the year ended December 31, 1994, is incorporated herein by reference.

10.7      The Mercantile Bancorporation Inc. 1994 Stock
          Incentive Plan, filed as Appendix B to MBI's definitive Proxy Statement for the 1994
          Annual Meeting of Shareholders, is
          incorporated herein by reference.

10.8      The Mercantile Bancorporation Inc. 1994 Stock
          Incentive Plan for Non-Employee Directors, filed as Appendix E to MBI's definitive Proxy
          Statement for the 1994 Annual Meeting of
          Shareholders, is incorporated herein by
          reference.

10.9      The Mercantile Bancorporation Inc. Voluntary
          Deferred Compensation Plan, filed as Appendix
          D to MBI's definitive Proxy Statement for the 1994 Annual Meeting of Shareholders, is incorporated herein by reference.

10.10     Form of Employment Agreement for Thomas H.
          Jacobsen, as amended, filed as Exhibit 10-8 to MBI's Report on Form 10-K for the year ended December 31, 1989 (File No. 1-11792), is incorporated herein by reference.

10.11     Form of Employment Agreement for Ralph W.
          Babb, Jr., John W. McClure, W. Randolph
          Adams, John Q. Arnold and Certain Other
          Executive Officers, as amended, filed as
          Exhibit 10-9 to MBI's Report on Form 10-K for the year ended December 31, 1989 (File No. 1-
          11792), is incorporated herein by reference.

10.12     Form of Change of Control Employment
          Agreement for Ralph W. Babb, Jr., John W.
          McClure, W. Randolph Adams, John Q. Arnold and Certain Other Executive Officers, filed as Exhibit 10-10 to MBI's Report on Form 10-K for the year ended December 31, 1989 (File
          No. 1-11792), is incorporated herein by
          reference.

10.13     Agreement and Plan of Reorganization dated
          August 17, 1993, by and among MBI and United
          Postal Bancorp, Inc., filed as Exhibit 2.1 to
          MBI's Registration Statement No. 33-50981, is incorporated herein by reference.

10.14     Amended and Restated Agreement and Plan of
          Reorganization dated as of December 2, 1994 by and among MBI and TCBankshares, Inc., filed as Exhibit 2.1 to MBI's Report on Form
          8-K dated December 21, 1994, is incorporated herein by reference.

                           II-8

Exhibit
Number                               Description                                             Page
- -------                              -----------                                             ----

10.15     The Mercantile Bancorporation Inc.
          Supplemental Retirement Plan, filed as
          Exhibit 10-12 to MBI's Report on Form 10-K for the year ended December 31, 1992 (File
          No. 1-11792), is incorporated herein by
          reference.

23.1 Consent of KPMG Peat Marwick LLP with regard to use of its report on MBI's financial statements.

23.2 Consent of McGladrey & Pullen, LLP with regard to the use of its report on Plains Spirit's financial statements.

23.3      Consent of Thompson & Mitchell (included in Exhibit 5.1).

23.4      Consent of Kaplan Associates, Inc.

24.1      Power of Attorney (included on signature page hereto).


                                    II-9